Reg. No. 333-82709


                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549
                        ____________________________


                             AMENDMENT NO. 2 TO


                                  FORM S-4
                           REGISTRATION STATEMENT
                      UNDER THE SECURITIES ACT OF 1933
                        ____________________________

                           UNION BANKSHARES, INC.
           (Exact name of registrant as specified in its charter)

            Vermont                        6022                 03-0283552
(State or other jurisdiction of  (Primary Standard          (I.R.S. Employer
 incorporation or organization)  Industrial Classification  Identification No.)
                                 Code Number)

         20 Main Street, P.O. Box 667, Morrisville, VT   05661-0667
                               (802) 888-6600
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Mr. Kenneth D. Gibbons
                    President and Chief Executive Officer
                           Union Bankshares, Inc.
                          20 Main St., P.O. Box 667
                         Morrisville, VT  05661-0667
                               (802) 888-6600
(Name, address, including zip code, and telephone number, including area code, of registrant's agent for service)
                        ____________________________
Copies to:
Denise J. Deschenes, Esq.              Edward R. Zuccaro, Esq.
Primmer & Piper, P.C                   Zuccaro, Willis & Bent
52 Summer St., PO Box 159              87 Main St., PO Box 97
St. Johnsbury, VT   05819              St. Johnsbury, VT 05819-0097
(802) 748-5061                         (802) 748-8958

Approximate date of commencement of proposed sale of securities to be public: As soon as practicable following the effective date of this registration statement.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

UNION BANKSHARES, INC.               CITIZENS SAVINGS BANK AND TRUST COMPANY
        [logo]                                       [logo]

                MERGER PROPOSED - YOUR VOTE IS VERY IMPORTANT


The Boards of Directors of Union Bankshares, Inc. and Citizens Savings Bank and Trust Company have agreed on a merger involving our companies. If the merger is completed, Citizens' shareholders will become shareholders of Union. Citizens will keep its separate banking charter and offices and Union will be the parent company for both Citizens and Unions current subsidiary , Union Bank.

In the merger, each share of Citizens common stock will be converted into
6.5217 shares of Union's common stock. Only whole shares of Union common stock will be issued; cash will be paid for any fractional shares. Each share of Union common stock will remain outstanding as a share of common stock in the combined company. Union will issue approximately 991,298 shares in the merger, based on Citizens shares outstanding on _________ __, 1999. These shares will represent approximately 33% of the outstanding Union common stock after the merger and existing Union shareholders will own approximately 67%. There is no established public trading market in the stock of Union or Citizens and we cannot say for certain whether a public trading market will develop in Union's stock after the merger. Based on the high and low trading prices of Union's common stock in trades occurring between the date we announced the merger (February 18, 1999) and the date of this joint proxy statement/prospectus, each share of Citizens common stock would be converted into Union common stock having a market value of between $______ and $_______. Because the conversion ratio is fixed and trading prices fluctuate, and because there is no established trading market in Union's stock, the value of the Union stock that Citizens shareholders will receive when the merger is completed may be higher or lower than these amounts.


We expect the merger to be a tax-free transaction for our shareholders, except for receipt by Citizens shareholders of cash instead of fractional shares of Union's common stock, or receipt of cash by Citizens shareholders who exercise dissenters rights of appraisal instead of participating in the merger.

We are asking shareholders of Citizens to approve the merger.


Because Union does not have enough available common stock to complete the merger, we are asking shareholders of Union to approve a charter amendment to increase the number of shares Union has authority to issue. But if that amendment is approved, it will take effect even if the merger with Citizens is not completed for any reason.


The dates, times and places of the meetings are:

      For Union shareholders:
            November __, 1999
            10:00 a.m., Eastern Time
            ________________
            Morrisville, Vermont 05661-0667

      For Citizens shareholders:
            November __, 1999
            10:00 a.m., Eastern Time
            ___________________
            St. Johnsbury, Vermont 05819-0219

This joint proxy statement/prospectus gives you detailed information about the merger we're proposing. We encourage you to read carefully this entire document, including the attachments and the risks explained under the heading "RISK FACTORS" on page __.

Your vote is very important. We cannot complete the merger unless the Citizens shareholders approve it and the Union shareholders approve the charter amendment.

We are very enthusiastic about this merger and join all the other members of each company's Board of Directors in our whole-hearted recommendation that you vote in favor of the proposals.

Kenneth D. Gibbons                           Jerry S. Rowe
President and Chief Executive                President and Chief Executive
Officer                                      Officer
Union Bankshares, Inc.                       Citizens Savings Bank and Trust
                                             Company

Neither the Securities and Exchange Commission nor any state securities regulators have approved Union's common stock to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The shares of Union common stock we are offering through this document are not savings or deposit accounts or other obligations of any bank, and they are not insured by the Federal Deposit Insurance Corporation, the Vermont Banking Commissioner, the Bank Insurance Fund or any other governmental agency.

This joint proxy statement/prospectus is dated __________, 1999, and was first mailed to shareholders on or about _________, 1999.

                                                      UNION BANKSHARES, INC.
                                                              [logo]

                          Notice of Special Meeting

                       to be held on November __, 1999

To the Shareholders of Union Bankshares, Inc.:


A special meeting of shareholders of Union Bankshares, Inc.("Union") will be held on ______________, November __, 1999, at 10:00 a.m., at
_________________________, Morrisville, Vermont for the following purposes:


      1. To approve an amendment to Section 7 of Union's Amended and Restated Articles of Association increasing the number of authorized shares of common stock, $2.00 par value per share, from 2,400,000 to 5,000,000 shares; and

      2. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

Only holders of record of Union common stock at the close of business on ______ __, 1999, will be entitled to vote at the meeting or any adjournment or postponement. A list of shareholders entitled to vote will be available for inspection by any Union shareholder during ordinary banking hours at Union's office at 20 Main Street in Morrisville, Vermont, beginning two business days after the date of this Notice, through the date of the meeting.

The proposed amendment to Union's Amended and Restated Articles of Association is necessary in order for Union to complete the proposed affiliation with Citizens Savings Bank and Trust Company ("Citizens"), under the terms of an Affiliation Agreement, dated as of February 16, 1999, between Union and Citizens and a related Agreement and Plan of Merger.
Those documents provide for a merger of Citizens with a temporary merger subsidiary of Union, with the result that Citizens will become a wholly-owned subsidiary of Union, and Union will become a two-bank holding company. If the amendment is approved and the proposed merger of Citizens with Union's merger subsidiary is completed, Union will issue approximately 991,298 of the newly authorized shares to Citizens shareholders in the merger, and the remainder of the authorized shares will be available for future issuance by Union from time to time. The proposed merger and amendment to Union's Amended and Restated Articles of Association are described in the attached joint proxy statement/prospectus.

If approved, the amendment will take effect even if the merger is terminated or abandoned for any reason.

Peter M. Haslam
Secretary

_____________, 1999

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Union meeting, please fill in, sign, date and return your proxy card in the enclosed envelope promptly. If for any reason you wish to revoke your proxy, you may do so at any time before it is voted at the meeting.

Your Board of Directors unanimously recommends a vote FOR the above matters.

                                     CITIZENS SAVINGS BANK AND TRUST COMPANY
                                                      [logo]

                          Notice of Special Meeting

                       to be held on November __, 1999

To the Shareholders of Citizens Savings Bank and Trust Company:


A special meeting of shareholders of Citizens Savings Bank and Trust Company ("Citizens") will be held on ____________, November __, 1999, at 10:00 a.m., at __________________________, St. Johnsbury, Vermont for the following purposes:


      1. To consider and vote upon a proposal to approve the merger of Citizens with a temporary merger subsidiary of Union Bankshares, Inc. ("Union"), under the terms contained in an Affiliation Agreement, dated as of February 16, 1999, between Citizens and Union, and a related Agreement and Plan of Merger between Citizens and Union's merger subsidiary, and joined in by Union, all as described in the attached joint proxy statement/prospectus; and

      2. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the meeting.

Only holders of record of Citizens common stock at the close of business on ______ __, 1999, will be entitled to vote at the meeting or any adjournment or postponement. A list of shareholders entitled to vote will be available for inspection by any Citizens shareholder during ordinary banking hours at Citizens' office at 364 Railroad Street in St. Johnsbury, Vermont, beginning two business days after the date of this Notice, through the date of the meeting.

If the merger is completed, Citizens will become a subsidiary of Union and Union will become a two-bank holding company for Citizens and Union Bank, headquartered in Morrisville, Vermont. The proposed merger and related matters are described in the attached joint proxy statement/prospectus.

Please do not send any of your Citizens stock certificates at this time.

If the merger is completed, a Citizens shareholder will have the right to dissent from the merger and to receive payment in cash for the value of his or her Citizens stock, provided such shareholder has (1) not voted such shares in favor of the merger and (2) delivered a written demand for payment to Citizens within five calendar days after the Citizens shareholder vote approving the merger. The value of the dissenter's Citizens common stock will be fixed by agreement between Citizens and the shareholder, subject to approval of the Vermont Commissioner of Banking, or if they fail to agree, the value will be established in a court proceeding. A Citizens shareholder wishing to exercise dissenters' rights of appraisal must follow the required procedures exactly. Shareholders should therefore carefully read the text of the Vermont dissenters' rights statute, 8 V.S.A. [Section] 1006, a copy of which is attached to the back of this joint proxy statement/prospectus as Appendix E.

Wendy McReynolds Somers
Clerk

_____________, 1999

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Citizens meeting, please fill in, sign, date and return your proxy card in the enclosed envelope promptly. If for any reason you wish to revoke your proxy, you may do so at any time before it is voted at the meeting.

Your Board of Directors unanimously recommends a vote FOR the above matters.

                              TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER                                  1


SUMMARY                                                                 3

RISK FACTORS                                                           11

STOCK PRICE AND DIVIDEND INFORMATION                                   14
  Stock Prices                                                         14
  Dividends                                                            15

UNAUDITED COMPARATIVE PER SHARE DATA                                   17

SELECTED FINANCIAL DATA                                                19

INFORMATION ABOUT THE MEETINGS AND VOTING                              23
  Matters Relating to the Special Meetings                             23
  Vote Necessary to Approve the Union and Citizens Proposals           26
  Other Business; Adjournments                                         28

THE MERGER                                                             28
  Structure of Transaction and Conversion of Citizens Stock            28
  Background of the Merger                                             30
  Union Board's Recommendation and Reasons for the Merger              35
  Opinion of Union's Financial Advisor                                 40
  Citizens Board's Recommendation and Reasons for the Merger           49
  Opinion of Citizens' Financial Advisor                               52
  Exchange of Certificates; Fractional Shares                          58
  Effective Time                                                       59
  Conditions to Completing the Merger; Regulatory Approvals            59
  Shareholder Agreements                                               61
  Amendment or Termination                                             61
  Termination Fees                                                     62
  Conduct of Business Pending the Merger                               62
  Management and Operations After the Merger                           63
  Employee Compensation and Benefits                                   64
  Interests of Certain Persons in the Merger                           65
  Material  Federal Income Tax Consequences                            66
  Accounting Treatment                                                 67
  Dissenters' Rights of Appraisal                                      68
  Resale of Union Common Stock                                         70
  No Solicitation                                                      71

  Expenses                                                             71

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS            72

INCREASE IN UNION'S AUTHORIZED COMMON STOCK                            79

INFORMATION ABOUT UNION                                                82
  Business and Properties                                              82
  Management's Discussion and Analysis of Financial Condition
   and Results of Operations                                           94
  Other Financial Considerations                                      103
  Year 2000                                                           111
  Directors and Management                                            113
  Share Ownership of Management and Principal Holders                 120

INFORMATION ABOUT CITIZENS                                            121
  Business and Properties                                             121
  Management's Discussion and Analysis of Financial
   Condition and Results of Operation                                 130
  Other Financial Considerations                                      138
  Year 2000                                                           140
  Directors and Management                                            142
  Share Ownership of Management and Principal Holders                 144

DESCRIPTION OF UNION'S COMMON STOCK                                   145
  Authorized Capital Stock                                            145
  Voting Rights                                                       146
  Dividends                                                           146
  Liquidation                                                         146
  Non-Assessable Shares                                               147
  No Conversion, Redemption or Preemptive Rights                      147
  No Preferential Rights                                              147
  Antitakeover Provisions                                             147

COMPARISON OF SHAREHOLDER RIGHTS                                      148

REGULATION AND SUPERVISION                                            157
  Bank Holding Companies                                              157
  Banks                                                               158
  Dividend Limitations                                                158
  Capital Requirements                                                159
  Community Reinvestment Act                                          161

  Deposit Insurance Premium Assessments                               161
  FDICIA Cross-Guarantees                                             161

LEGAL OPINION                                                         161

EXPERTS                                                               161

WHERE YOU CAN FIND MORE INFORMATION                                   162

A WARNING ABOUT FORWARD-LOOKING STATEMENTS                            162

OTHER MATTERS                                                         163


INDEX TO FINANCIAL STATEMENTS                                         F-1
APPENDIX A - Affiliation Agreement                                    A-1
APPENDIX B - Agreement and Plan of Merger                             B-1
APPENDIX C - Fairness Opinion of Bank Analysis Center, Inc.           C-1
APPENDIX D - Fairness Opinion of HAS Associates, Inc.                 D-1
APPENDIX E - Text of 8 V.S.A. Section 1006 (Dissenters'
             Rights of Appraisal)                                     E-1

                   QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  What is the purpose of this document?

A: This document serves as a joint proxy statement of both Union and Citizens and also as a prospectus of Union. If you are a Citizens shareholder, it's being provided to you: (1) as a Citizens proxy statement because the Citizens Board of Directors is soliciting your proxy for use at the special Citizens meeting to vote on the merger and (2) as a Union prospectus because Union is offering to convert your shares of Citizens common stock into Union common stock in the merger. If you are a Union shareholder, this document is being provided to you as a Union proxy statement because Union's Board of Directors is soliciting your proxy for use at the special Union meeting to vote on the proposed charter amendment increasing Union's authorized common stock, which is necessary to complete the merger.

Q:  Do I need to read the entire document, including the appendices?

A: Absolutely. Much of this joint proxy statement/prospectus summarizes information that is described in greater detail elsewhere in the document or in the appendices and financial statements. Each summary is qualified completely by reference to the full document being summarized. If there are any differences, the information in the document being summarized will control over the summary. To fully understand the merger and Union charter amendment and your rights as a shareholder, you should therefore read the entire document carefully, including the appendices and financial statements.

Q:  When and where are the shareholder meetings?

A: Each company's meeting will take place on ________, _______ __, 1999. The location of each meeting is listed on page ____.

Q:  What do I need to do now?

A: In order to assure that your vote is obtained, please fill in, sign, date and return your proxy as instructed on your proxy card even if you plan to attend the meeting in person.

Q:  What do I do if I want to change my vote?

A: Just send in a later-dated, signed proxy card to your company's Corporate Secretary before your meeting. Or, you can attend your meeting in person, inform the Secretary that you wish to revoke your returned proxy and vote by ballot or by later dated proxy at the meeting. You may also revoke your proxy by sending a written notice of revocation to your company's Secretary. Requests for a new proxy card and notices of revocation of previously given proxies should be sent to your company's Secretary at the address under "The Companies" in the SUMMARY section of this document on page ___. You may also request a new proxy card by phone, by calling the Secretary or President at (802) 888-6600 (for Union shareholders) or (802) 748-3131 (for Citizens shareholders).

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: If you are a Citizens shareholder and you do not provide your broker with instructions on how to vote your "street name" shares, your broker will not be permitted to vote them at the Citizens special meeting and you will, in effect, be voting against the merger. You should therefore be sure to provide your broker with instructions on how to vote your shares.

If you are a Union shareholder, your broker may vote your shares at the Union special meeting without voting instructions from you, although some brokers may decide to seek instructions because the vote indirectly relates to a merger. If your broker does not vote your Union shares, it will not affect the outcome of the vote (assuming a quorum is present at the meeting).

Q:  Should I send in my stock certificates now?

A: No. If the merger is completed, we will send Citizens shareholders written instructions for exchanging their share certificates. Union shareholders will keep their existing certificates.

Q:  What happens to my future dividends?

A: Former Citizens shareholders will no longer receive annual dividends from Citizens; rather, they will receive dividends from Union, on the same basis as other Union shareholders, under Union's dividend payment policies.

We expect no changes in Union's dividend policies before the merger and that Union will continue to pay quarterly cash dividends on its common stock after the merger. The payment of dividends by Union in the future, however, will depend on business conditions, Union's financial condition and earnings, and other factors that we cannot predict with certainty. To compare dividends paid by Union and Citizens, see page ___.

Q:  When do you expect the merger to be completed?

A: We are working towards completing the merger as quickly as possible. Before we can complete the merger we must obtain required shareholder and regulatory approvals. We hope to complete the merger during the fourth quarter of 1999. Our affiliation agreement permits either of us to terminate the transaction if the merger hasn't been completed on or before December 31, 1999.

Q:  Who do I call if I have questions about the meetings or the merger?

A: Union shareholders may call Kenneth D. Gibbons at (802)-888-6600. Citizens shareholders may call Jerry S. Rowe at (802) 748-3131.

                                   SUMMARY

This brief summary highlights selected information from the joint proxy statement/ prospectus. It does not contain all of the information that is important to you. We urge you to read carefully the entire joint proxy statement/prospectus, including its appendices and financial statements, to fully understand the proposed merger and charter amendment.


Our Companies (Pages __ and __)


Union Bankshares, Inc.
20 Main St., P.O. Box 667
Morrisville, VT  05661-0667
(802) 888-6600

Union is a one-bank holding company based in Morrisville, Vermont. Our only subsidiary is Union Bank, a Vermont commercial bank. We provide retail and commercial banking services and limited fiduciary services through Union Bank's eight offices throughout Vermont's Lamoille county and in the western portion of Caledonia county.

At June 30, 1999, our unaudited assets were $184.5 million, our deposits were $155.4 million and our shareholders' equity was $21.3 million.

Citizens Savings Bank & Trust Company
364 Railroad Street, P.O. Box 219
St. Johnsbury, Vermont   05819-0219
(802) 748-3131

Citizens is a commercial bank, based in St. Johnsbury, Vermont. We provide retail and commercial banking services and personal fiduciary services through our four banking offices in Vermont's Caledonia County.

At June 30, 1999, our unaudited assets were $104.0 million, our deposits were $91.7 million and our shareholders' equity was $10.6 million.


We are Proposing a Merger (Page __)


We've attached the Affiliation Agreement and the related Agreement and Plan of Merger to this document as Appendix A and Appendix B. Please read them carefully. They are the legal documents that govern the merger.

We propose a combination in which Citizens will become a subsidiary of Union, but will keep its separate name and banking franchise. Union will become a two-bank holding company that will own all the stock of Citizens and of Union Bank. Citizens' Board is asking the Citizens shareholders to approve the merger.

Because Union does not have enough shares available to issue in the merger, the Union Board is asking the Union shareholders to approve a charter amendment that would increase Union's available shares. The merger will be abandoned if the charter amendment is not approved. But if the amendment is approved, it will take effect even if the merger is not completed for any reason.


Each Citizens Share will be Converted into 6.5217 Union Shares
 (Pages __ and ___)


If the merger is completed:

* Citizens. Except for Citizens shareholders who exercise their dissenters' rights of appraisal, each share of Citizens common stock will be automatically converted into 6.5217 shares of Union common stock. The total number of shares you will have the right to receive will therefore be equal to the number of shares of Citizens common stock you own, multiplied by 6.5217. However, Union will only issue whole shares and will pay for any fractional share in cash, valued at $23 per share.

      Based on the high and low trading prices of Union's common stock in trades occurring between the date we announced the proposed merger (February 18, 1999) and the date of this joint proxy statement/prospectus, each share of Citizens common stock would be converted in the merger into Union common stock having a market value of approximately between $______ and $_______. Because the conversion ratio is fixed and market values fluctuate, and also because there is no established public trading market in Union's stock, the value of the Union stock received when the merger is completed may be higher or lower than these amounts.

      You will have to surrender your Citizens common stock certificates to receive new certificates representing Union common stock. You should not do so until you receive written instructions after we have completed the merger.

* Union. Each share of Union common stock will remain outstanding as one share of common stock of Union. You do not need to surrender your stock certificates or exchange them for new ones.

Our Financial Advisors Believe the Conversion Ratio is Fair to Shareholders
 (Pages __ and __)

Union. Bank Analysis Center, Inc. has delivered a written opinion to Union's Board that, as of the date of this joint proxy statement/prospectus, the conversion ratio is fair to the holders of Union common stock, from a financial point of view. We have attached Bank Analysis' opinion to this document as Appendix C. You should read it completely to understand the assumptions made, matters considered and limitations of the review undertaken by Bank Analysis in providing its opinion.

Citizens. HAS Associates, Inc. has delivered its written opinion to Citizens' Board that, as of the date of this joint proxy statement/prospectus, the conversion ratio is fair to the holders of Citizens common stock, from a financial point of view. We have attached HAS' opinion to this document as Appendix D. You should read it completely to understand the assumptions made, matters considered and limitations of the review undertaken by HAS in providing its opinion.

If we complete the merger, Union will pay to Bank Analysis a fee of $60,000,
and Citizens will pay to HAS a fee of approximately $80,000.   Each company
has also agreed to reimburse its financial advisor for certain out-of-pocket expenses such as for travel, telephone and photocopying.


Merger Generally Tax Free to Shareholders (Page __)


We have received a letter from our tax consultants, A.M. Peisch & Company, regarding the tax treatment of the merger. The information below is based on that opinion.

Citizens. We expect that for United States federal income tax purposes, the conversion of your Citizens common stock into shares of Union common stock generally will not cause you to recognize any gain or loss. You will, however, have to recognize gain or loss in connection with

*     any cash you receive instead of a fractional share; or

* if you exercise dissenters rights of appraisal, any cash you receive instead of Union common stock.

This tax treatment may not apply to every Citizens' shareholder.
Determining the actual tax consequences of the merger to you may be complicated and will depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the merger's tax consequences to you.

Union. Because your shares of Union common stock will remain unchanged, the merger will not cause you to recognize any gain or loss for purposes of the United States federal income tax.


Recent Per Share Trading Price and Dividend Information (Page __)

Union common stock and Citizens common stock is not traded on NASDAQ or listed on any stock exchange and no broker makes a market in the stock of our companies. From time to time our stock is traded in private transactions or through brokers, but price information is not publicly reported. The following is stock price information for recent trades that we are aware of, although it may not reflect actual market values:

                        No. Shares         Union
                          Traded      High        Low
                        ----------    ----        ---

Second Quarter, 1999      3,350      $22.00      $21.50
Third Quarter, 1999       _____      ______      ______

                        No. Shares        Citizens
                          Traded      High         Low
                        ----------    ----         ---

Second Quarter, 1999      1,516      $126.00      $60.00
Third Quarter, 1999       _____      _______      ______

The table below shows the stock prices and number of shares traded in the last trades that we are aware of that occurred before public announcement of the merger on February 18, 1999 and on ______________, 1999, the last day before we printed and mailed this document. The table also shows for the Citizens stock on those two dates "equivalent pro forma" information which represents the trading price of the Union stock that Citizens shareholders would receive in the merger, based on the 6.5217 conversion ratio.

                                    Stock Price per Share/
                                     No. of Shares Traded
                                      February 18, 1999
                                    ----------------------

Union common stock                    $23.00/600 shares
Citizens common stock                 $73.00/14 shares
Citizens equivalent pro forma         $120.65

                                    Stock Price per Share/
                                     No. of Shares Traded
                                      ____________, 1999
                                    ----------------------

Union common stock                    $_____/___ shares
Citizens common stock                 $_____/___ shares
Citizens equivalent pro forma         $______

Union has declared a dividend per share on its common stock of $0.22 for each of the first three quarters of 1999. Citizens has not declared any quarterly dividends during 1999, as its normal pattern is to declare one annual dividend in December. However, as agreed as part of the merger terms, Citizens has declared a one-time quarterly dividend of $________ per share payable to shareholders of record on October __, 1999.

Citizens Shareholders Have Appraisal Rights (Page __)


Citizens. Citizens shareholders are entitled to dissent from the merger if they follow certain procedures, and if the merger is completed. If you do so, you will have the right to be paid the value of your Citizens common stock in cash, as provided by Vermont banking laws. If you wish to dissent and exercise your appraisal rights it is important that you follow the required procedures exactly.

You should therefore carefully read the discussion of dissenters' rights on page __ of this document and the text of the Vermont dissenters' rights statute, which is attached as Appendix E.


Union. Vermont law does not provide Union shareholders with dissenters' appraisal rights in the merger or in connection with the proposed charter amendment.

Our Reasons for the Merger (Pages __ and ___)

Our companies are proposing to combine together into a two-bank holding company because we believe that we can create a stronger and more competitive company that will benefit our shareholders and customers alike. For instance, after approximately two full years of operations the combination of our businesses should help us to reduce duplicate costs by about $450,000 annually, before taxes. We are also hopeful that the combination of our companies will create opportunities to increase revenues by approximately $100,000 per year after two years of combined operations.




We Recommend that Our Shareholders Approve the Merger (Pages __ and __)


Union. Union's Board believes that the merger is fair to Union's shareholders and in your best interests. We also believe that it is desirable to have additional authorized but unissued shares available beyond the number necessary to complete the merger, to issue from time to time for other corporate purposes, such as stock splits, stock dividends, dividend reinvestment plans, stock-based compensation plans, raising additional capital and future acquisitions. The Board therefore unanimously recommends that you vote "FOR" the amendment to Union's corporate charter.

Citizens. Citizens' Board believes that the merger is fair to the Citizens shareholders and in your best interests, and therefore unanimously recommends that you vote "FOR" the merger.


The Merger Presents Some Risks to Our Shareholders (Page __)


The merger presents risks to our shareholders, which we urge you to consider carefully before deciding how to vote. We also want you to consider that this document contains certain forward-looking statements about possible or assumed future results of our operations and the performance of the combined company after the merger, which are inherently uncertain. For a discussion of these risks and factors that could affect our future results, we urge you to read carefully the information under "RISK FACTORS," beginning on page ___ and "A WARNING ABOUT FORWARD-LOOKING STATEMENTS" on page __.


Some Conditions Must be Satisfied Before we can Complete the Merger (Page __)


Completion of the merger depends on a number of conditions being met. These include:

*     approval of the merger by the Citizens shareholders;

*     approval of the charter amendment by the Union shareholders; and


*     receiving of regulatory approvals.

We have filed the required applications with federal and state regulatory authorities. As of the date of this document, we haven't received all of the required approvals. Although we expect to obtain the necessary approvals in a timely manner and without any adverse conditions, we cannot be certain when or if we will receive them, or whether the approvals will be conditioned in any material way.


Union and Citizens each have the right to choose to complete the merger even though a condition has not been satisfied, as long as the law permits it.
We cannot be certain when, or if, all of the conditions to the merger will be satisfied or waived, or that the merger will be completed.


Some Citizens' Directors and Officers Have Interests that Differ
From Your Interests (Page __)


Some of Citizens' directors and officers have interests in the merger that differ from, or are in addition to, their interests as Citizens shareholders.

For example, two directors of Citizens, Chairman of the Board Genevieve L. Hovey and her son, Franklin G. Hovey, II, have entered into a stock registration agreement with Union. That agreement gives the Hovey family the right to require Union to register for resale with the Securities and Exchange Commission and state securities regulators up to 150,000 shares of the Union common stock that they will hold after the merger, for the purpose of providing funds for payment of estate taxes. The 150,000 shares will represent approximately 4.95% of Union's outstanding common stock upon completion of the merger. Hovey family members and their related interests own approximately 52% of Citizens' outstanding common stock and, upon completion of the merger, will own approximately 17% of Union's outstanding common stock. Union estimates that the registration costs will be approximately $10,000 to $20,000. The large number of shares of Union common stock available for resale by the Hovey family under the registered resale offering could have the effect of depressing the price of Union's common stock, at the time of the resale, or before any sale by creating the perception that a large block of stock might be sold into the market at any time.

Union has also agreed to provide to directors' and officers' liability insurance coverage for Citizens' directors and officers and to indemnify them for losses relating to the conduct of their official duties, to the same extent as Union provides for its own officers and directors.

The members of our Boards of Directors knew about these additional interests and considered them when they approved the affiliation agreement and the merger.


Shared Responsibility for Management and Operations after the Merger (Page __) When the merger is completed:


* Union's Board will be expanded to add these three directors chosen by Citizens and approved by Union: Jerry S. Rowe, President and Chief Executive Officer of Citizens, Franklin G. Hovey, II and William T. Costa, Jr.;

* Citizens' Board will be expanded to add these two directors chosen by Union and approved by Citizens: Kenneth D. Gibbons, President and Chief Executive Officer of Union, and Cynthia D. Borck, Vice President of Union;

* Mr. Gibbons will remain President, Chief Executive Officer and a director of Union;

* Mr. Rowe will be appointed as a Vice President of Union and will also continue as President, Chief Executive Officer and a director of Citizens; and

* Citizens and Union Bank will continue to operate as separate banks, but will consolidate certain administrative, corporate and operational functions and eliminate duplicate systems and technologies in order to achieve greater efficiencies.


We Expect "Pooling of Interests" Accounting Treatment (Page __)


We expect the merger to qualify as a "pooling of interests." That means that, for consolidated accounting and financial reporting purposes, we will treat our companies as if they had always been one. We will not be required to complete the merger unless we receive a letter from our independent accountants telling us that the merger will qualify as a pooling of interests.

We May Decide Not to Complete the Merger (Page __)

We can agree at any time not to complete the merger. Also, either of us can decide, without the consent of the other, not to complete the merger in some circumstances if the party seeking to terminate is not itself in material breach of the merger terms. These circumstances will exist if:


* any government agency denies an approval we need to complete the merger, and that denial has become final and nonappealable;

* any of the conditions to the terminating party's obligations have not been met, such as failure of the Citizens shareholders to approve the merger or of the Union shareholders to approve the charter amendment; or

*     the merger has not been completed by December 31, 1999.

Citizens has agreed to pay Union a termination fee of $2 million, and Union has agreed to pay Citizens a termination fee of $1.25 million, if the merger is terminated due to the paying party's breach or wrongful termination.


We May Amend the Merger Terms or Waive Some Conditions (Page __)

We may agree to amend the merger terms, and each of us may waive our right to require the other party to adhere to the merger terms. However, we may not do so after Citizens' shareholders approve the merger, if the amendment or waiver reduces or changes the consideration that by Citizens shareholders will receive, unless they approve the amendment or waiver.

Union Will Become Subject to SEC Reporting Requirements and Will Apply to
 Trade its Stock on NASDAQ or AMEX (Pages __)


Union. In the past, Union has not been subject to the SEC's reporting requirements. Union's common stock is not actively traded and is not now listed on any exchange or traded on NASDAQ. Union has now become subject to the SEC's reporting requirements in connection with this proxy solicitation for the merger. Union also intends to apply to list its shares for trading on NASDAQ or AMEX, but we cannot be certain that our application will be successful. If our stock becomes listed, we would also be required to file various information and reports with the listing authority.

Citizens. Citizens is subject to reporting requirements comparable to those of the SEC, but as a bank it makes the required filings with the FDIC, its federal banking regulator. Citizen's common stock is not actively traded and is not listed on any exchange or traded on NASDAQ.

The Special Meetings (Page __)

Union. The Union special meeting will be held on _________, _______ __, 1999 at 10:00 a.m., local time at ____________, Morrisville, Vermont. At the meeting, you will be asked:

* to approve a charter amendment that would increase the total number of shares of common stock we have the right to issue from 2,400,000 to 5,000,000 shares; and

* to act on any other matters that may be submitted to a vote at the meeting.

Citizens. The Citizens special meeting will be held on _________, _______ __, 1999 at 10:00 a.m., local time, at __________, St. Johnsbury, Vermont. At the meeting, you will be asked:

*     to approve the merger; and

* to act on any other matters that may be submitted to a vote at the meeting.


Record Date for Voting; Votes Required to Approve the Transaction (Page __)


Union. You can vote at the Union special meeting if you owned Union common stock at the close of business on ______ __, 1999, the record date for the meeting. You can cast one vote for each share of Union common stock that you owned at that time. To approve the charter amendment there must be more shares of Union common stock voted at the meeting in favor of the amendment than shares voted against it.


Our directors and executive offices together own approximately ___% of our outstanding stock and they have agreed in writing to vote their shares in favor of the charter amendment.


Citizens. You can vote at the Citizens special meeting if you owned Citizens common stock at the close of business on ______ __, 1999, the record date for the meeting. You can cast one vote for each share of Citizens common stock that you owned at that time. To approve the merger, the holders of at least two-thirds of the outstanding shares of Citizens common stock must vote in favor of it.


Our directors and executive offices together own approximately ___% of our outstanding stock and they have agreed in writing to vote their shares in favor of the merger.


Union and Citizens. You may vote your shares in person by attending the meeting or by completing and mailing us your proxy if you are unable or do not wish to attend. You may revoke your proxy at any time before we take a vote at the meeting by sending a written notice revoking the proxy or sending a later-dated proxy to the Secretary of your company, or by attending the meeting and voting in person by ballot or later-dated proxy.

                                RISK FACTORS

The proposed merger presents material risks to the shareholders of Citizens and Union. We have summarized below material risks you should consider carefully before deciding how to vote at your special meeting.

Failure to achieve expected cost savings and incurring unanticipated merger-related costs could reduce our future earnings per share

It is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on our results of operations and financial condition. It is also possible that we have not correctly estimated the amount of our likely cost savings or the timetable for achieving them, the likely costs of integrating operations, and the incremental costs of operating as a combined company. If the expected savings are not realized or unexpected costs are incurred, our earnings per share could be lower than our forecast. This also means that Union's shareholders, who will experience some initial earnings per share dilution compared with the forecasted level Union could have achieved on its own, could experience greater initial dilution of earnings per share as a result of the merger than is now expected. See "THE MERGER -- Union Board's Recommendation and Reasons for the Merger."

If the merger is not completed, we will have incurred substantial expenses without realizing the expected benefits

We have each incurred substantial expenses relating to the proposed merger, and we will not derive any significant benefit from these expenditures if the merger is not completed. We expect to incur merger-related expenses of approximately $200,000 to $250,000 for Union and $125,000 to $150,000 for
Citizens. We cannot give any assurance that the merger will be completed, since completion is still subject to substantial conditions, including shareholder and regulatory approvals.

Failure of Citizens to achieve anticipated incremental revenue could adversely affect our financial performance

If Citizens' SBA and residential mortgage lending and trust business does not increase after the merger, we may fail to achieve anticipated incremental increase in revenues for the combined company at the expected levels or within the expected time frame. This could adversely affect our financial performance.

Despite our plan to integrate our data processing systems after the Year 2000 date changeover, Year 2000 computer issues may still disrupt our systems conversion and business operations generally

Assuming the merger is completed during 1999, we expect to integrate our data processing systems during the first quarter of the year 2000. Although this integration would take place after the Year 2000 date changeover, we could nevertheless experience problems or delays in the integration of our computer systems and other information technologies, as well as in our general banking operations, if we encounter unanticipated problems internally or with third party vendors and suppliers as a result of the Year 2000 date changeover.

Our performance may decline if key individuals leave Union or Citizens

After the merger, we will depend on the services of certain key personnel, including (for Union) President and Chief Executive Officer, Kenneth D. Gibbons, and (for Citizens) President and Chief Executive Officer, Jerry S. Rowe. The loss of the services of Messrs. Gibbons or Rowe could have a material adverse effect on the successful integration of our businesses and on our results of operations, as well as on the continuing success and development of our separate banking franchises.

Union common stock may be an illiquid investment because there is no public trading market in Union's common stock and a trading market may not develop in the future

There has never been a public trading market in Union's common stock and we cannot give any assurance that a public trading market for the Union common stock will develop after the merger or, if developed, that it will be sustained for any period of time. The absence of a public trading market means that an investment in Union common stock might be illiquid, with shareholders of Union potentially unable to sell their shares when they wish to do so, or at a price established by an independent public trading market.

Union's common stock may continue to be an illiquid investment following the merger, especially if we are not successful in obtaining a listing for our common stock on AMEX or NASDAQ

As required by our affiliation agreement, Union intends to file an application to list its common stock for trading on the American Stock Exchange (AMEX) or the NASDAQ Stock Market as soon as practicable following completion of the merger. However, we cannot give any assurance that our listing application will be successful and, even if successful, whether such a listing would have any effect on the development of a public trading market in our common stock. Whether AMEX or NASDAQ decides to accept the combined company's common stock for listing is a matter within its discretion and outside Union's control. Failure to obtain a listing would likely hinder development of a public trading market in our common stock.

The stock registration rights granted to the Hovey family could depress the market price of our common stock by creating the perception that a large block of stock might be sold into the market at any time

Union has granted to the Hovey family the right, in certain circumstances, to require Union to register for resale up to 150,000 shares (approximately 4.95%) of Union's common stock for estate settlement purposes. The existence of these registration rights could create the perception among potential purchasers and sellers of the combined company's common stock, that a large block of stock may be sold into the market at any time, resulting in a perceived over-supply of shares and downward pressure on Union's stock price. See "THE MERGER -- Interests of Certain Persons in the Merger."

The management teams of our companies do not have experience in integrating bank acquisitions

Neither Union nor Citizens has engaged in the past in any whole bank or material branch acquisitions. Therefore, our managements do not have experience in integrating and managing bank combinations, which could potentially make the consolidation of our businesses more difficult. The failure to successfully integrate our systems, operating procedures, support personnel and information technologies, or to integrate them in a timely fashion, could have a material adverse effect on our results of operations.

Citizens shareholders will lose their preemptive rights to buy additional shares because shareholders of the combined company do not have similar rights

Citizens' corporate charter gives shareholders the right to purchase additional shares of common stock, on a pro rata basis, if and when Citizens issues more shares. Shareholders of Union do not now, and will not following the merger, have any similar preemptive rights to purchase additional shares. Therefore, if the combined company issues more shares in the future, it may have the effect of diluting the percentage ownership of the shareholders of the combined company, including former Citizens shareholders. Moreover, if the proposed amendment to Union's charter is approved and the merger is completed, Union will have approximately 1,679,402 shares of authorized but unissued common stock remaining for future issuance. Those shares could be issued by the combined company's Board of Directors without first offering them to existing shareholders and, if permitted by law, without seeking a shareholder vote or other authorization.

                    STOCK PRICE AND DIVIDEND INFORMATION

Stock Prices

Neither the Union common stock nor the Citizens common stock is listed on any exchange or quoted on NASDAQ. No broker makes a market in either Union common stock or Citizens common stock, and trading in such stocks has been sporadic. The trades that have occurred cannot be characterized as an established public trading market. The Union and Citizens common stock is traded from time to time by holders in private transactions or through brokers, and information on bid and ask prices is not publicly reported. Therefore, the prices shown below reflect only the transactions known to managements of Union and Citizens. Due to the limited information available, the following data may not accurately reflect the actual market value of either the Union common stock or the Citizens common stock.

                                                     CITIZENS
                                      -----------------------------------
                                      No. of Shares       Stock Prices
                                          Traded        High         Low
                                      -------------     ----         ---

Year Ended December 31, 1997:
  First Quarter                              177      $ 43.00      $43.00
  Second Quarter                           4,161        45.00       45.00
  Third Quarter                           16,422        49.00       40.00
  Fourth Quarter                           2,440        58.00       50.00
Year Ended December 31, 1998:
  First Quarter                              381        59.00       58.00
  Second Quarter                             384        66.00       61.00
  Third Quarter                            1,329        90.00       53.00
  Fourth Quarter                           1,985        72.00       70.00
Year Ending December 31, 1999:
  First Quarter                              971        96.00       72.00
  Second Quarter                           1,516       126.00       60.00
  Third Quarter (through ______, 1999)

                                                        UNION
                                      -----------------------------------
                                      No. of Shares      Stock Prices(1)
                                        Traded (1)      High         Low
                                      -------------     ----         ---

Year Ended December 31, 1997:
  First Quarter                              100      $  8.88      $ 8.88
  Second Quarter                           4,150        11.25       10.00
  Third Quarter                            4,854        25.00       13.00
  Fourth Quarter                           2,120        18.00       16.75
Year Ended December 31, 1998:
  First Quarter                            1,130        18.50       18.00
  Second Quarter                             580        21.50       20.00
  Third Quarter                            1,800        24.00       22.00
  Fourth Quarter                           2,500        24.00       22.75
Year Ending December 31, 1999:
  First Quarter                              700        23.00       18.50
  Second Quarter                           3,350        22.00       21.50
  Third Quarter (through ______, 1999)

- -------------------

<F1>  Adjusted to reflect 2-for-1 stock split completed on June 6, 1997, effected in the form of a 100% stock dividend.

Union (through its subsidiary, Union Bank) and Citizens each act as their own transfer agent. Union Bank will continue to act as the transfer agent for Union after completion of the merger.

Dividends

In the past Union has ordinarily paid cash dividends quarterly, while Citizens has paid cash dividends annually. The following table shows quarterly dividends declared per share of Union common stock for the periods indicated. It also shows, solely for the purposes of comparison, the annual dividends declared by Citizens in the last two fiscal years, restated as though they had been declared in four equal quarterly amounts. Citizens ordinarily declares its annual dividend in December. Accordingly, no dividend is shown in the table below for the first three quarters of 1999.

                                            Union             Citizens
                                         Dividends (1)      Dividends (2)
                                         -------------      -------------

Year Ended December 31, 1997:
  First Quarter                             $0.175             $0.50
  Second Quarter                             0.175              0.50
  Third Quarter                              0.20               0.50
  Fourth Quarter                             0.20               0.50

Year Ended December 31, 1998:
  First Quarter                             $0.20              $0.5625
  Second Quarter                             0.20               0.5625
  Third Quarter                              0.20               0.5625
  Fourth Quarter                             0.22               0.5625



Year Ending December 31, 1999:
  First Quarter                             $0.22                   --
  Second Quarter                             0.22                   --
  Third Quarter                              0.22                   --

- -------------------

<F1>  Adjusted to reflect 2-for-1 stock split completed June 6, 1997, effected in the form of a 100% stock dividend.
<F2>  Adjusted to restate Citizens' annual dividends as substantially equal quarterly dividends, solely for purposes of comparison. The Citizens Board of Directors ordinarily declares an annual dividend in December of each year. Therefore, the table does not show any Citizens dividend for 1999.


The merger terms provide that unless the merger is completed on or before the record date for Union's regular dividend for the fourth quarter of 1999 (typically in October), Citizens may declare and pay a dividend to its shareholders equivalent to approximately one-fourth of its previous annual dividend. Citizens has therefore declared a one-time quarterly dividend of $______ per share, payable to shareholders of record on October __, 1999. Assuming the merger is completed, that quarterly dividend is the only one which will be paid to

Citizens shareholders by Citizens with respect to its first three quarters of 1999 earnings. However, it is expected that shareholders of Citizens will receive regular quarterly dividends as shareholders of the combined company beginning with the dividend for the first quarter of 2000, payable with respect to the earnings of the combined company for the fourth quarter of 1999.


The ability of Union and Citizens to pay dividends to their shareholders is subject to certain limitations under state and federal banking laws. See "REGULATION AND SUPERVISION."

If the merger is completed, the combined company will pay dividends at a rate to be determined by its Board of Directors. We cannot give you any assurance that our dividend policy will continue that of either Union or Citizens. Future dividends will depend upon business conditions, operating results, capital and reserve requirements and other relevant business considerations. Nevertheless, at this time we expect that the initial dividend rate after the merger will be equal to the current quarterly dividend rate of Union ($0.22 per share). After adjustment to give effect to the conversion ratio, that rate equates to a quarterly dividend of approximately $1.43 and an annual dividend of approximately $5.73, per share of Citizens common stock. See "UNAUDITED COMPARATIVE PER SHARE DATA."

                    UNAUDITED COMPARATIVE PER SHARE DATA

The following table shows information about our income per share, dividends per share and book value per share, and similar information reflecting the merger (which we refer to as "pro forma" information). In presenting the comparative pro forma information for certain time periods, we assumed that we had been merged throughout those periods.

We also assumed that we will treat our companies as if they had always been combined for accounting and financial reporting purposes (a method known as "pooling of interests" accounting). The information listed as "equivalent pro forma" was obtained by multiplying the pro forma amounts by the conversion ratio of 6.5217. We present this information to reflect the fact that Citizens shareholders will receive 6.5217 shares of Union's common stock for each share of Citizens common stock converted in the merger. We expect that we will incur one-time merger and integration charges as a result of combining our companies. We also expect that the merger will provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. See "THE MERGER -- Management and Operations after the Merger," " -- Union Board's Recommendation and Reasons for the Merger" and "-- Citizens Board's Recommendation and Reasons for the Merger." The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these expected expenses or benefits and, therefore, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during the periods shown.

The information in the following table is based on, and should be read together with:

* the Union and Citizens historical financial information that we've presented elsewhere in this document, beginning on page F-1; and

* the pro forma combined balance sheet, income statements and notes under "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS" beginning on page ___.

                                                  Historical                  Pro Forma (2)
                                            -----------------------      -----------------------
                                                                         Combined      Citizens
Per Common Share:                           Union (1)      Citizens      Company      Equivalent
- -----------------                           ---------      --------      --------     ----------

Basic Earnings(3)
Year-Ended
  December 31, 1996                          $ 1.49         $ 6.04        $ 1.31       $ 8.54
  December 31, 1997                            1.64           6.64          1.44         9.39
  December 31, 1998                            1.70           7.25          1.51         9.85
  For the six months ended June 30, 1999       0.75           3.20          0.67         4.37

Cash Dividend Declared (4)
Year-Ended
  December 31, 1996                          $ 0.69         $ 1.65        $ 0.69       $ 4.50
  December 31, 1997                            0.75           2.00          0.75         4.89
  December 31, 1998                            0.82           2.25          0.82         5.35
  For the six months ended June 30, 1999       0.44             --          0.44         2.87

Book Value (5)
As of:
  December 31, 1998                          $10.46         $68.99        $10.50       $68.48
  June 30, 1999                              $10.47         $70.03        $10.47       $68.28

- -------------------

<F1>  Adjusted to reflect a two-for-one stock split completed June 6, 1997, effected in the form of a 100% stock dividend.
<F2>  The combined company pro forma information in the table does not reflect anticipated merger and integration costs, or potential post-merger expense reductions or revenue enhancements. The Citizens equivalent pro forma amounts are computed by multiplying the related pro forma amounts for the combined company by 6.5217, to reflect the merger conversion ratio.
<F3>  Union has only an immaterial number of stock options outstanding and no other outstanding warrants or other rights or convertible securities which might result in future stock issuances. Citizens does not have outstanding any stock options or other warrants or rights or convertible securities which might result in future stock issuances. Therefore, the table does not include any computation of diluted earnings per share for Union, Citizens or the combined company.
<F4>  The combined company will pay dividends at a rate to be determined by its Board of Directors, but we expect the initial dividend rate will be the same as Union's current dividend rate. Therefore, pro forma cash dividends shown in the table for the combined company represent the historical cash dividends declared on Union common stock. See "STOCK PRICE AND DIVIDEND INFORMATION."
<F5>  The pro forma combined book value per share information as of June 30,
      1999 and December 31, 1998 is calculated by dividing the historical total shareholders' equity for Union and Citizens by the total pro forma common shares of the combined company, after giving effect to the merger conversion ratio. The pro forma combined book value per share is based upon total pro forma common shares outstanding of 3,029,438 at June 30, 1999 and 3,025,438 at December 31, 1998.
      Shareholders' equity includes unrealized gains and losses, net of applicable income taxes, on investment securities classified as "available for sale."

                           SELECTED FINANCIAL DATA

The following tables show summarized historical financial data for each of us and also show similar pro forma information for the combined company. The pro forma information reflects completion of the merger, using the pooling of interests method of accounting.

We expect that we will incur one-time merger and integration charges as a result of combining our companies. We also believe that the merger will likely provide the combined company with financial benefits that include reduced operating expenses and the opportunity to earn more revenue. See "THE MERGER -- Management and Operations After the Merger", "-- Union Board's Recommendations and Reasons for the Merger" and "-- Citizens Board's Recommendation and Reasons." The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, doesn't reflect these expected future expenses or benefits and, therefore, doesn't attempt to predict or suggest future results. It also doesn't necessarily reflect what the historical results of the combined company would have been had our companies been combined during the periods shown.

The information in the following tables for the six month period ended June 30, 1999 is based on unaudited historical financial information for Union and Citizens. The information for each of the five years ended December 31, 1998, 1997, 1996, 1995 and 1994 is based on audited historical financial information for Union and Citizens. Some of this audited financial information is included in this document, beginning on page F-1. The information in the following tables is based on, and should be read together with:

* the Union and Citizens historical financial information that we've presented elsewhere in this document, beginning on page F-1; and

* the pro forma combined balance sheet, income statements and notes under "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS" beginning on page ___.

             Selected Historical Financial Information of Union

                                 At or for the
                                  Six Months
                                 Ended June 30,                At or For The Years Ended December 31,
                                 --------------     ------------------------------------------------------------
                                      1999          1998          1997          1996          1995          1994
                                      ----          ----          ----          ----          ----          ----
                                  (Unaudited)              (dollars in thousands, except per share data)

Balance Sheet Data:
  Total assets                      $184,477      $191,162      $180,713      $168,043      $160,236      $144,840
  Investment securities
   available-for-sale                 39,432        38,411        28,012        28,186        23,404        12,587
  Loans, net of unearned
   income (1)                        128,952       133,439       134,140       124,039       120,581       115,869
  Allowance for loan losses           (1,836)       (1,805)       (1,794)       (1,850)       (1,753)       (1,396)
  Total nonperforming loans            2,044         1,401         2,765         2,512         2,041         1,882
  Total nonperforming assets           2,463         1,926         3,323         2,905         2,267         2,603
  Other real estate owned                419           525           558           393           226           721
  Deposits (1)                       155,397       162,517       156,797       146,033       139,209       126,072
  Borrowed funds                       4,925         4,538         1,636         1,693         1,747         1,797
  Shareholders' equity (2)            21,332        21,275        19,368        17,502        16,593        14,809

Income Statement Data:
  Net interest and dividend
   income                           $  4,480      $  8,953      $  8,685      $  8,403      $  8,608      $  7,745
  Provision for loan losses               63           100           125           300           450           200
  Noninterest income                     932         2,168         1,730         1,864         1,878         1,382
  Noninterest expense                  3,222         6,064         5,494         5,528         5,643         5,501
  Net income                           1,529         3,450         3,346         3,125         3,066         2,400

Per Common Share Data: (3)
  Net income (4)                    $   0.75      $   1.70      $   1.64      $   1.49      $   1.46      $   1.13
  Cash dividends paid                   0.44          0.82          0.75          0.69          0.62          0.55
  Book value (2)                       10.47         10.46          9.53          8.59          7.92          6.98

Selected Ratios:
  Return on average assets (5)          1.61%         1.90%         1.94%         1.89%         2.01%         1.70%
  Return on average equity (5)         14.37%        17.18%        18.33%        18.13%        19.53%        16.78%
  Dividend payout                      58.54%        48.28%        45.60%        46.27%        42.55%        48.68%
  Interest rate spread                  4.42%         4.64%         4.78%         4.87%         5.56%         5.80%
  Net interest margin                   5.20%         5.48%         5.58%         5.67%         6.33%         6.28%
  Operating expenses to
   average assets (5)                   3.40%         3.35%         3.18%         3.35%         3.70%         3.89%
  Average interest earning
   assets to average interest
   bearing liabilities                124.69%       124.66%       123.87%       122.32%       122.53%       117.35%

  Average shareholders' equity
   to average assets                   11.21%        11.14%        10.80%        10.55%        10.30%        10.07%

  Efficiency ratio                     55.61%        53.25%        51.70%        53.50%        53.03%        59.24%
  Tier 1 leverage capital ratio        11.26%        11.14%        10.93%        10.44%        10.24%        10.22%
  Tier 1 risk-based capital ratio      17.57%        17.09%        17.05%        16.41%        14.96%        14.16%
  Total risk-based capital ratio       18.92%        18.47%        18.30%        17.67%        15.99%        15.41%

Asset Quality Ratios:
  Non-performing loans to
   total loans                          1.59%         1.05%         2.06%         2.03%         1.69%         1.62%
  Non-performing assets to
   total assets                         1.34%         1.01%         1.84%         1.73%         1.41%         1.80%
  Allowance for loan losses to
   non-performing loans                89.82%       128.84%        64.88%        73.65%        85.89%        74.18%
  Allowance for loan losses as a
   percentage of loans                  1.42%         1.35%         1.34%         1.49%         1.45%         1.20%

- -------------------

<F1>  Reflects annual tax anticipation note repayments by muncipalities.
<F2>  Shareholders' equity includes unrealized gains or losses, net of applicable income taxes, on investment securities classified as "available-for-sale".
<F3>  Restated to reflect a two-for-one stock split completed on June 6,
      1997 and effected in the form of a 100% stock dividend.
<F4>  Computed using the weighted average number of shares outstanding for the period.
<F5>  Results for the six months ended June 30, 1999 are calculated on an annualized basis.

            Selected Historical Financial Information of Citizens

                                 At or for the
                                  Six Months
                                 Ended June 30,                At or For The Years Ended December 31,
                                 --------------     ------------------------------------------------------------
                                      1999          1998          1997          1996          1995          1994
                                      ----          ----          ----          ----          ----          ----
                                  (Unaudited)              (dollars in thousands, except per share data)

Balance Sheet Data:
  Total assets                      $104,001      $ 98,967      $ 92,567      $ 87,704      $ 86,910      $ 76,540
  Investment securities
   available-for-sale                 17,164        20,174        17,888        16,155        15,212        16,010
  Loans, net of unearned income       71,314        69,030        67,778        65,012        61,855        54,951
  Allowance for loan losses           (1,054)       (1,040)       (1,017)         (994)         (958)         (942)
  Total nonperforming loans              569         1,006         1,396         1,516           533           631
  Total nonperforming assets             569         1,006         1,506         1,557           533           631
  Other real estate owned                -0-           -0-           110            41           -0-           -0-
  Deposits                            91,681        86,402        82,432        78,386        78,176        67,673
  Borrowed funds                       1,434         1,546           -0-           -0-           -0-         1,100
  Shareholders' equity (1)            10,644        10,487         9,655         8,891         8,328         7,235

Income Statement Data:
  Net interest and dividend
   income                           $  2,162      $  4,420      $  4,199      $  3,888      $  3,577      $  3,467
  Provision for loan losses              125           300           300           280           180           290

  Noninterest income                     372           743           682           691           544           409
  Noninterest expense                  1,629         3,214         3,074         2,902         2,731         2,480

  Net income                             487         1,101         1,009           918           817           754

Per Common Share Data:
  Net income (2)                    $   3.20      $   7.25      $   6.64      $   6.04      $   5.38      $   4.96
  Cash dividends paid (4)                -0-          2.25          2.00          1.65          1.50          1.35
  Book value (1)                       70.03         68.99         63.52         58.49         54.79         47.60

Selected Ratios:
  Return on average assets (3)          1.00%         1.15%         1.12%         1.05%         1.00%         0.98%
  Return on average equity (3)          9.18%        10.72%        10.71%        10.54%        10.13%        10.42%
  Dividend payout (4)                    N/A         31.06%        30.13%        27.32%        27.91%        27.21%
  Interest rate spread                  3.97%         4.22%         4.26%         4.14%         4.01%         4.37%
  Net interest margin                   4.62%         4.86%         4.90%         4.73%         4.57%         5.03%
  Operating expenses to
   average assets (3)                   3.31%         3.36%         3.40%         3.33%         3.34%         3.24%
  Average interest earning assets
   to average interest bearing
   liabilities                        120.34%       117.00%       116.26%       114.98%       114.54%       122.26%

  Average shareholders' equity
   to average assets                   10.81%        10.73%        10.42%        10.00%         9.86%         9.46%

  Efficiency ratio                     64.37%        62.30%        63.00%        62.60%        65.60%        62.70%
  Tier 1 leverage capital ratio        11.07%        10.37%        10.23%        10.45%         9.66%        10.00%
  Tier 1 risk-based capital ratio      15.18%        14.77%        14.15%        13.81%        11.20%        11.20%
  Total risk-based capital ratio       16.44%        16.02%        15.40%        15.06%        12.45%        12.00%

Asset Quality Ratios:
  Non-performing loans to
   total loans                          0.80%         1.46%         2.06%         2.33%         0.86%         1.15%
  Non-performing assets to
   total assets                         0.55%         1.02%         1.63%         1.78%         0.61%         0.82%
  Allowance for loan losses to
   non-performing loans               185.24%       103.38%        72.85%        65.57%       179.74%       149.29%
  Allowance for loan losses
   as a percentage of loans             1.48%         1.51%         1.50%         1.53%         1.55%         1.71%

- -------------------

<F1>  Shareholders' equity includes unrealized gains or losses, net of applicable income taxes, on investment securities classified as "available-for-sale".
<F2>  Computed using the weighted average number of shares outstanding for the period.
<F3>  Results for the six months ended June 30, 1999 are calculated on an annualized basis.
<F4>  Citizens has historically declared annual cash dividends in December of each year. Accordingly, no dividend payout information is presented for the first quarter of 1999.

              Selected Pro Forma Combined Financial Information

                                     At or for the
                                      Six Months
                                     Ended June 30,                At or For The Years Ended December 31,
                                     --------------     ------------------------------------------------------------
                                          1999          1998          1997          1996          1995          1994
                                          ----          ----          ----          ----          ----          ----
                                      (Unaudited)              (dollars in thousands, except per share data)

Balance Sheet Data:
  Total assets                          $288,478      $290,129      $273,280      $255,747      $247,146      $221,380
  Investment securities
   available-for-sale                     56,596        58,585        45,900        44,341        38,616        28,597
  Loans, net of unearned income (1)      200,266       202,469       201,918       189,051       182,436       170,820
  Allowance for loan losses               (2,890)       (2,845)       (2,811)       (2,844)       (2,711)       (2,338)
  Total nonperforming loans                2,613         2,407         4,161         4,028         2,574         2,513
  Total nonperforming assets               3,032         2,932         4,829         4,462         2,800         3,234
  Other real estate owned                    419           525           668           434           226           721
  Deposits (1)                           247,048       248,919       239,229       224,419       217,385       193,745
  Borrowed funds                           6,359         6,084         1,636         1,693         1,747         2,897
  Shareholders' equity (2)(5)             31,794        31,762        29,023        26,393        24,921        22,044

Income Statement Data:
  Net interest and dividend
   income                               $  6,642      $ 13,373      $ 12,884      $ 12,291      $ 12,185      $ 11,212
  Provision for loan losses                  188           400           425           580           630           490

  Noninterest income                       1,304         2,911         2,412         2,555         2,422         1,791
  Noninterest expense                      4,851         9,278         8,568         8,430         8,374         7,981

  Net income                               2,016         4,551         4,355         4,043         3,883         3,154

Per Common Share Data: (3)
  Net income (4)(5)                     $   0.67      $   1.51      $   1.44      $   1.31      $   1.26      $   1.01
  Cash dividends paid (6)                   0.44          0.82          0.75          0.69          0.62          0.55
  Book value (2)(5)                       10.50         10.50          9.60          8.72          8.07          7.08

Selected Ratios:
  Return on average assets (7)              1.40%         1.64%         1.66%         1.60%         1.66%         1.45%
  Return on average equity (7)             12.65%        14.99%        15.73%        15.58%        16.34%        14.64%
  Dividend payout (6)                      65.99%        54.52%        52.07%        51.74%        49.33%        54.28%
  Interest rate spread                      4.27%         4.50%         4.61%         4.62%         5.00%         5.32%
  Net interest margin                       5.01%         5.28%         5.35%         5.35%         5.69%         5.84%
  Operating expenses to
   average assets (7)                       3.37%         3.35%         3.26%         3.34%         3.57%         3.66%
  Average interest earning
   assets to average interest
   bearing liabilities                    122.33%       121.87%       121.11%       119.66%       119.52%       119.05%

  Average shareholders' equity
   to average assets                       11.09%        10.96%        10.52%        10.29%        10.04%         9.88%

  Tier 1 leverage capital ratio            11.19%        10.87%        10.68%        10.45%        10.23%        10.11%
  Tier 1 risk-based capital ratio          16.69%        16.24%        15.95%        15.43%        14.09%        13.35%
  Total risk-based capital ratio           18.00%        17.57%        17.21%        16.68%        15.21%        14.68%

Asset Quality Ratios:
  Non-performing loans to total
   loans                                    1.31%         1.19%         2.06%         2.13%         1.41%         1.47%
  Non-performing assets to total
   assets                                   1.05%         1.01%         1.77%         1.74%         1.13%         1.46%
  Allowance for loan losses to
   non-performing loans                   110.60%       118.20%        67.56%        70.61%       105.32%        93.04%
  Allowance for loan losses
   as a percentage of loans                 1.44%         1.41%         1.39%         1.50%         1.49%         1.37%

- -------------------

<F1>  Reflects annual tax anticipation note repayments by municipalities.
<F2>  Shareholders' equity includes unrealized gains or losses, net of applicable income taxes, on investment securities classified as "available-for-sale".
<F3>  Adjusted to reflect a two-for-one stock split of Union's common stock, completed June 6, 1997 and effected in the form of a 100% stock dividend.
<F4>  Computed using the weighted average number of shares outstanding for the period.
<F5>  Reflects the balance of estimated one-time merger costs not yet incurred through June 30, 1999, of approximately $182,000.
<F6>  Pro forma dividends paid per share and the resulting pro forma dividend payout ratio for the combined company are based on Union's historical dividends paid per share.
<F7>  Results for the six months ended June 30, 1999 are calculated on an annualized basis.

                  INFORMATION ABOUT THE MEETINGS AND VOTING

Citizens' Board is using this document to solicit proxies from the holders of Citizens common stock for use at the Citizens special meeting. Union's Board is using this joint proxy statement/prospectus to solicit proxies from the holders of Union common stock for use at the Union special meeting. Union is also using this document to offer its common stock to the Citizens shareholders in the merger. We are first mailing this joint proxy statement/ prospectus and accompanying form of proxy to Union and Citizens shareholders on or about ________, 1999.

Matters Relating to the Special Meetings

                                          Union Meeting                           Citizens Meeting
- -------------------------------------------------------------------------------------------------------------------

Time and Place:                   November __, 1999                       November __, 1999
                                  10:00 a.m., Eastern Time                10:00 a.m., Eastern Time
                                  ___________________                     ___________________
                                  ___________________                     ___________________
                                  Morrisville, Vermont                    St. Johnsbury, Vermont
- -------------------------------------------------------------------------------------------------------------------
Purpose of the Meetings is to     1.  An amendment to Section             1.  The merger of Citizens and
Vote on the Following Items:          7 of Union's Amended and                Union Interim Bank, under the
                                      Restated Articles of                    terms in the affiliation agreement
                                      Association, described under            between Citizens and Union and the
                                      "INCREASE IN UNION'S                    related Agreement and Plan of
                                      AUTHORIZED COMMON STOCK"                Merger, described under "THE
                                      beginning on page ___; and              MERGER" beginning on page ___; and

                                  2.  any other matters that may          2.  any other matters that may
                                      properly come before the Union          properly come before the Citizens
                                      meeting, including approval of          meeting, including approval of any
                                      any adjournment of the meeting.         adjournment of the meeting.
- -------------------------------------------------------------------------------------------------------------------



Record Date:                      The record date for shares entitled     The record date for shares entitled
                                  to vote is ______ __, 1999.             to vote is ______ __, 1999.
- -------------------------------------------------------------------------------------------------------------------
Outstanding Shares Held on        As of ______ __, 1999, there were       As of ______ __, 1999, there were
Record Date:                      ____________ shares of Union common     152,000 shares of Citizens common
                                  stock outstanding.  Union has no        stock outstanding.  Citizens has no
                                  other authorized class of stock.        other authorized class of stock.
- -------------------------------------------------------------------------------------------------------------------
Shares Entitled to Vote:          Each share of Union common stock        Each share of Citizens common stock
                                  that you own on ______ __, 1999         that you own on ______ __, 1999
                                  entitles you to one vote.  Shares       entitles you to one vote.  A broker
                                  held for you by a broker "in street     may only vote shares held for you
                                  name" may be voted by the broker        "in street name" if the broker
                                  without instructions from you,          receives voting instructions from
                                  although some brokers may choose        you.  See " -- Broker Non-Votes" below.
                                  to seek instructions because the
                                  vote relates indirectly to a merger.    Citizens does not hold any shares
                                  See " -- Broker Non-Votes" below.       in its treasury.

                                  Shares held by Union in its treasury
                                  are not voted.  Treasury shares are
                                  shares that were outstanding at one
                                  time but were later reacquired by
                                  the company.

- -------------------------------------------------------------------------------------------------------------------



Quorum Requirement:               A quorum of shareholders is             A quorum of shareholders is necessary
                                  necessary to hold a valid meeting.      to hold a valid meeting.

                                  A quorum will exist if the holders      A quorum will exist if the holders of
                                  of at least a majority of Union's       at least a majority of Citizens'
                                  outstanding common stock are present    outstanding common stock are present
                                  in person at the meeting or are         in person at the meeting or are
                                  represented by proxy.  Abstentions      represented by proxy.  Abstentions
                                  and broker non-votes (if any) count     and broker "non-votes" count as
                                  as present for establishing a quorum.   present for establishing a quorum.
                                  Shares held by Union in its treasury    See " -- Broker Non-Votes" below.
                                  do not count toward a quorum.
- -------------------------------------------------------------------------------------------------------------------
Shares Beneficially Owned         As of the record date, the directors    As of the record date, the directors
by Union and Citizens Directors   and executive officers of Union owned   and executive officers of Citizens
and Executive Officers as of      beneficially ___________ shares of      owned beneficially ___________
the Record Date:                  Union common stock, including           shares of Citizens common stock.
                                  exercisable employee stock options.     There are no outstanding options to
                                  These shares represent in total         purchase Citizens common stock.
                                  approximately ___% of the voting        These shares represent in total
                                  power of Union's outstanding common     approximately ___% of the voting
                                  stock.                                  power of Citizens' outstanding
                                                                          common stock.
                                  These individuals have agreed in
                                  writing to vote in favor of the         These individuals have agreed in
                                  amendment to Union's Amended and        writing to vote in favor of the merger
                                  Restated Articles of Association.       and the affiliation agreement.
- -------------------------------------------------------------------------------------------------------------------

Broker Non-Votes. Under stock exchange rules, if your broker holds your shares in its name, your broker may vote your shares on the Union proposal without instructions from you but may not vote your shares on the Citizens proposal without instructions. This is because the Union proposal is considered "routine" and the Citizens proposal is considered "non-routine." A broker may be the nominee holder for several Citizens shareholders and it is possible that it would receive voting instructions from some, but not all, of those beneficial owners. If a broker returns a proxy on the Citizens proposal showing that it is voting fewer than all of the shares represented by the proxy, the shares not voted would be considered "broker non-votes." Because the affirmative vote of at least two-thirds of the outstanding Citizens' common stock is required to approve the merger, a broker non-vote would have the effect of a vote AGAINST the merger. It is therefore important that beneficial owners of Citizens common stock give voting instructions promptly to their brokers.

It is also possible that a broker would not vote Union shares without instructions from the beneficial owner, even though entitled to do so under applicable stock exchange rules, because the Union proposal relates indirectly to a merger. In that case, Union may have broker non-votes. Because the proposed amendment to Union's Amended and Restated Articles of Association will be approved if more votes are cast "for" the proposal than "against," broker non-votes will not have any effect on the outcome of the vote.

Vote Necessary to Approve the Union and Citizens Proposals

The following votes are required to approve the proposals:

              Union Proposal                                   Citizens Proposal
- ----------------------------------------------------------------------------------------------

Approval of the amendment to Section 7 of         Approval of the merger and the affiliation
Union's Amended and Restated Articles of          agreement requires the affirmative vote of
Association requires that more votes be cast      66 2/3% of all of the outstanding shares of
"for" the proposal than against it.               Citizens common stock.

Voting Instructions. You should indicate on your proxy card how you want your shares to be voted. If you submit your proxy but do not make specific choices, your proxy will follow the Board's recommendations and your shares will be voted:

                 Union                                               Citizens
- ---------------------------------------------------------------------------------------------

*     FOR" the amendment to Union's              *     "FOR" the merger with Union Interim
      Amended and Restated Articles of                 Bank under the terms in the affiliation
      Association increasing the authorized            agreement; and
      shares; and

                                                 *     in management's discretion, as to any
*     in management's discretion, as to any            other business as may properly come
      other business as may properly come              before the Citizens meeting, including
      before the Union meeting, including any          any proposal by the Citizens Board to
      proposal by the Union Board to adjourn           adjourn the meeting.
      the meeting.

Revoking Your Proxy. You may revoke your proxy before it is voted by doing any of the following:

*     submitting a new proxy with a later date

* notifying your company's Secretary in writing before the meeting that you have revoked your proxy. Here are the addresses to mail your notice:

      Union Shareholders:             Citizens Shareholders:
      Mr. Peter M. Haslam,            Ms. Wendy McReynolds Somers,
       Secretary                       Clerk/Secretary
      c/o Union Bankshares, Inc.      c/o Citizens Savings Bank and Trust Company
      20 Main Street                  364 Railroad Street
      P.O. Box 667                    P.O. Box 219
      Morrisville, VT  05661-0667     St. Johnsbury, VT  05819-0219

      You may also request another proxy card by writing to the above address or by calling your company at 802-888-6600 (for Union shareholders) or 802-748-3131 (for Citizens shareholders).

*     revoking your proxy orally or in writing at the meeting

*     voting in person, by ballot or by proxy, at the meeting.

Voting in person. If you plan to attend your company's special meeting and wish to vote in person, we will give you a ballot or proxy card at the meeting. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on August 11, 1999, the record date for voting.

Proxy Solicitation. We have agreed to share equally the cost of printing and mailing this document, but otherwise, we will pay our own costs of soliciting proxies. We will reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

In addition to this mailing, Union and Citizens directors, officers and employees may solicit proxies personally, by mail, or by telephone. The extent to which these proxy soliciting efforts will be necessary depends entirely upon how promptly proxies are submitted. You should, therefore, return your proxy by mail without delay.

Do not send in any stock certificates with your proxy cards. If the merger is approved and completed, the exchange agent designated by Union will mail transmittal forms with instructions for the surrender of stock certificates for Citizens common stock. It will not be necessary for Union shareholders to surrender their certificates.

Other Business; Adjournments

We are not aware at this time of any other business to be acted upon at either of the special meetings. Under the laws of Vermont, where Union and Citizens are incorporated, no business other than procedural matters may be raised at the special meetings unless proper written notice to the shareholders has been given. If, however, other matters are properly brought before either meeting, or any adjourned meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, including to adjourn the meeting.

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of shares representing a majority of the shares present in person or represented by proxy at the meeting, whether or not a quorum exists, without further notice, other than by an announcement made at the meeting. Neither company intends at this time to seek an adjournment of its special meeting.

                                 THE MERGER

Structure of Transaction and Conversion of Citizens Stock

Subject to the terms and conditions of the affiliation agreement and in accordance with Vermont banking and corporate laws, Citizens will merge with a temporary merger subsidiary of Union called "Union Interim Bank," with Citizens as the surviving corporation. When the merger takes effect:

* Citizens' Articles of Association and Bylaws will be automatically deemed amended to conform to Union Interim Bank's Articles of Association and Bylaws, but with the name "Citizens Savings Bank and Trust Company;

* Citizens common stock will be converted into Union common stock at the exchange ratio (6.5217), with former Citizens shareholders (other than those exercising dissenters' rights of appraisal) becoming Union shareholders;

* Union Interim Bank's common stock held by Union will be automatically converted into the same number of shares that Citizens had outstanding just before the effective time (152,000 shares); and

* Union will be a two-bank holding company, owning all the common stock of Citizens and of Union's existing subsidiary, Union Bank.

Conversion Ratio. At the effective time of the merger, each share of Citizens common stock outstanding (other than (1) shares as to which statutory dissenters' rights are exercised, and (2) shares held by Union, Union Bank or Citizens, unless the shares are held in trust for others or held as loan collateral) will be converted into a number of shares of Union common stock equal to the conversion ratio (6.5217), subject to customary antidilution adjustments described below.

Because :

*     the conversion ratio is fixed,
* there is no established public trading market in the common stock of either Union or Citizens that might help to establish a value for such stock at any point in time, and
* the price at which the common stock of Union or Citizens may trade prior to the effective time is subject to fluctuation,

the value of the shares of Union common stock that Citizens shareholders will receive in the merger, in absolute terms and relative to the value of the Citizens stock surrendered in the merger, may increase or decrease, both before and after the merger.

Each outstanding share of Citizens common stock owned by Union, Union Bank or Citizens (other than shares they hold in trust for others, or as loan collateral) will be canceled at the effective time of the merger and will cease to exist, and no Union common stock or other consideration will be delivered in exchange for such shares, other than payment of cash for fractional shares (described below) or for shares of dissenting shareholders who have exercised their statutory appraisal rights. See "-- Dissenters Rights of Appraisal."

No fractional shares of Union common stock will be issued in the merger to any Citizens shareholder. For each fractional share that would otherwise be issued, Union will pay cash in an amount equal to the fraction multiplied by $23, which was the trading price of Union's common stock in the last sale of which management of Union was aware before the affiliation agreement was signed. No interest will be paid or accrued on the cash payment.

Here is an example of how the conversion ratio would work for a hypothetical Citizens shareholder who owns 100 shares of stock:

Citizens stock multiplied by conversion ratio:

      100 shares   X   6.5217   =   652.17 shares

      Union stock to be issued (whole shares):   652 shares

      Fractional share payment:   .17   X   $23.00   =   $3.91

Each share of Union common stock issued and outstanding immediately before the merger takes effect will remain issued and outstanding.

Antidilution Adjustment. The affiliation agreement includes typical adjustments to the conversion ratio designed to protect the percentage of common stock of the combined company that the Citizens shareholders will receive when the merger is completed. Under these provisions, the conversion ratio would be proportionately adjusted if the outstanding shares of Citizens common stock or Union common stock were increased, decreased, changed into or exchanged for or into a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization.

Background of the Merger

Over the past several years, the Boards of Directors and managements of Union and Citizens have each considered a variety of strategic alternatives concerning the direction their institutions should take. In the case of Union, four options were available. They were:

*     remain independent and grow as an independent institution,

*     acquire,

*     be acquired, or

*     merge with another financial institution.

In October of 1997, Union's Board of Directors held a strategic planning retreat facilitated by a professional financial advisory firm experienced with the process of determining strategic alternatives.

After a series of discussions, Union's Board decided that Union should remain independent and continue to grow through additional branch locations and, if an appropriate match were found, to consider acquiring another bank. The Board asked Bank Analysis Center, Union's financial advisor, to further analyze the potential benefits of acquiring another bank and report back to the Board. In January, 1998, Bank Analysis presented its analysis to Union's Board and certain senior managers, which included an analysis of several possible acquisition candidates, including Citizens. Following the Union Board's and senior management's review of Bank Analysis' preliminary analysis, Bank Analysis was instructed to further analyze a potential acquisition of Citizens. Various Union Board discussions took place about a potential acquisition of Citizens during January, February and March of 1998 but the Board took no formal action. Bank Analysis presented its analysis of a possible acquisition of Citizens in which it expressed its view that certain financial and strategic benefits could accrue to Union as a result of a combination with Citizens.

In April of 1998, Union's Board authorized Kenneth D. Gibbons, President and Chief Executive Officer of Union, to meet informally with Jerry S. Rowe, President and Chief Executive Officer of Citizens, to begin exploring a potential affiliation of the two organizations.

Mr. Gibbons and Mr. Rowe knew each other reasonably well through their membership in the Vermont Bankers Association (VBA), where in April of 1998, Mr. Rowe served as immediate past Chairman and Mr. Gibbons as Chairman.
They had also served together on various VBA committees in the past and both were generally familiar with each other's bank and primary market areas.

In late April 1998, Mr. Gibbons and Mr. Rowe met briefly and informally and had a preliminary discussion of a potential affiliation of the two institutions. Mr. Gibbons and Mr. Rowe met again in May and in June to discuss, in general, the business philosophies of Union and Citizens, their complementary geographic and product franchises, and the rationale for a potential business combination between the two companies. It was apparent to Messrs. Gibbons and Rowe from these discussions that both Union and Citizens had strong local identities in their respective communities, and that they agreed on the value of avoiding disruption to the strong relationships that each had developed over the years with its customers and community. Consequently, Messrs. Gibbons and Rowe agreed that any transaction between the two companies would be most beneficial if structured in a manner that would enable Union and Citizens to draw upon the strengths of their individual organizations and to preserve Citizens' franchise value, local focus and management. In July, Mr. Rowe informed Mr. Gibbons that the Citizens Board would be willing to meet informally with Union's Board to explore a possible affiliation.

In early August 1998, Union's Board met and discussed further the merits of an affiliation with Citizens and reviewed various updated assumptions regarding pricing and updated acquisition scenarios prepared by Bank Analysis. The Board authorized Mr. Gibbons to retain legal and accounting advisors and to set up a joint meeting of the Citizens and Union Boards.

On August 26, a joint informational meeting of the Citizens and Union Boards of Directors was held in Berlin, Vermont. The purpose of this meeting was to assess preliminarily the compatibility of the business philosophies of the two Boards and to discuss informally the positive aspects of further considering an affiliation of the two companies. At this meeting no pricing was discussed and no decision was made by either side regarding any proposed transaction between the two companies.

During early September, the Boards of both companies met separately at their regularly scheduled meetings. At these meetings, the Union Board and the Citizens Board each concluded that discussions should continue, and each Board subsequently designated a committee to continue discussions for that purpose. Union's committee consisted of Mr. Gibbons and directors, Peter M. Haslam, Robert P. Rollins, and Union's Chairman of the Board, W. Arlen Smith. Citizens' committee consisted of Mr. Rowe and directors, J.R. Alexis Clouatre, Franklin G. Hovey II and Joseph M. Sherman.

On September 29, 1998, the Board committees of Union and Citizens met to evaluate a range of potential strategies, including the potential for growth and expansion into contiguous markets, some ranges of possible pricing or conversion ratio, and, in general and most important, how the two banks would continue to prosper and grow using their combined strengths. The committees also discussed potential staff changes and board composition, the timing and structure of a business combination, and how the two companies' customers and communities would likely perceive the combination.

In October, Mr. Rowe informed Mr. Gibbons that the Citizens Board had agreed to engage HAS Associates, Inc. as its financial advisor to assist them further in their analysis.

On November 25, 1998, the Citizens Board met with a representative of HAS to review and discuss the relevant issues related to a possible affiliation with Union. The issues included fiduciary responsibility to Citizens' shareholders and the interests of Citizens' employees, customers and the communities it serves. Union's and Citizens's financial performance were also reviewed. The Board and HAS also discussed possible transaction structure, pricing alternatives, comparable bank merger transactions and Union common stock trading history and valuations.

In late November 1998, Mr. Rowe contacted Mr. Gibbons and reported that his Board had requested that the committees of both banks meet again in joint session along with the financial advisors of each.

In early December, the Union Board met with its financial advisor, Bank Analysis, again to review various strategies regarding a potential affiliation with Citizens. Various topics were discussed, including an update on Citizens financial performance, negotiation items, due diligence requirements, updated financial impact on consolidated statements and a draft bid letter. The Union Board authorized the committee to continue discussions with Citizens.

On December 10, 1998, the Citizens Board met with its financial advisor, HAS, to discuss the possible terms and conditions of a business combination with Union. Issues discussed at that meeting included pricing, valuation of Union common stock, analysis of earnings, pro forma contribution of Citizens and Union to the combined company and other issues related to transaction structure.

On December 11, 1998, the Union and Citizens Board committees, with their respective financial advisors, met jointly to further discuss the potential affiliation of the two companies. Various topics were discussed, including staffing, timing, pricing and financial terms, but no firm agreements were reached or commitments made.

On December 16, 1998, the Union Board met to discuss the transaction in detail and to receive the report from its committee and Bank Analysis.
After much discussion about the financial impacts, cost savings and timing, the Union Board authorized Mr. Gibbons to enter into a confidentiality agreement for the purpose of sharing information necessary to discuss and further evaluate a transaction with Citizens. The Board also authorized the planning for due diligence activities and the drafting of a non-binding letter of intent to acquire Citizens. On December 21, 1998, Mr. Gibbons met with Union's legal counsel, accountants and financial advisor to discuss due diligence planning, the regulatory and shareholder approval process and related issues regarding the potential Citizens acquisition.

On December 23, 1998, the Citizens Board met with Citizens' legal counsel to review a proposed confidentiality agreement in favor of Citizens. The Citizens Board authorized Mr. Rowe to sign and deliver it to Union for signature. The Citizens Board also authorized retention of special counsel for the transaction, to work with local counsel.

On December 30, the Union Board held a special meeting to further review the transaction, approve the letter of intent and the Citizens confidentiality agreement with certain minor modifications. After considerable discussion, the Union Board also approved the proposed conversion ratio of 6.5217 shares of Union common stock for each share of Citizens common stock and voted
unanimously to move forward with the transaction.   The Board authorized Mr.
Gibbons to sign and deliver to Citizens the letter of intent and Citizens confidentiality agreement and to plan for due diligence activities.

On December 31, 1998, Mr. Gibbons delivered the letter of intent to Mr. Rowe. On January 5, 1999, the Citizens Board met with Citizens' legal counsel and financial advisor present. The Citizens Board reviewed and approved the changes to the confidentiality agreement requested by Union. The Citizens Board also reviewed and discussed Union's letter of intent. The Citizens Board authorized Mr. Rowe to execute the letter of intent with minor modifications.

On January 6, 1999, the Union Board met at its regularly scheduled meeting and unanimously approved minor changes to the letter of intent and confidentiality agreement in favor of Union and authorized Mr. Gibbons to sign them and deliver them, as modified. The Board also authorized legal counsel to begin drafting the affiliation agreement and related documents. Also on January 6, 1999, Mr. Gibbons executed the Citizens confidentiality agreement.

On January 7, 1999, Mr. Gibbons and Mr. Rowe met in Montpelier, Vermont to sign and exchange the letter of intent and Union confidentiality agreement. On that date, Mr. Gibbons and Mr. Rowe met with representatives of the Vermont Banking Department to advise them of the proposed affiliation and that Citizens and Union's subsidiary, Union Bank, would retain their separate, Vermont banking charters.

During the period of January 9 through 15, 1999, representatives of Union, and its legal and accounting advisors performed a due diligence review of Citizens. During the period of January 16 through 20 representatives of Citizens, and its financial, legal and accounting advisors performed a due diligence review of Union.

During January and early February, various drafts of a definitive agreement were circulated among the respective bank boards, legal counsel and financial advisors and the final terms negotiated. Both Union and Citizens scheduled separate board meetings during this time to act upon the various issues addressed in the definitive agreement, including the break-up fee, stock registration rights in favor of the Hovey family, indemnification and insurance for directors and officers, and other matters.

On January 20, 1999, the Union Board met to discuss the findings of management's due diligence review of Citizens. Following that report, the Board authorized management to continue the merger process and negotiation of a definitive agreement. On February 3, 1999, Union's Board met to review the terms of the draft affiliation agreement and related transaction documents and to discuss the status of negotiations with Citizens. On February 5, 1999, Bank Analysis furnished to the Union Board its preliminary opinion that the conversion ratio is fair to the shareholders of Union, from a financial point of view.

On February 8, 1999, the Citizens Board met with its financial advisor to further review a possible merger with Union and to discuss the results of Citizens due diligence of Union. HAS rendered an oral fairness opinion, subsequently confirmed in writing, that the proposed transaction is fair, from a financial point of view, to the shareholders of Citizens. The Board and HAS also discussed the next steps leading to the Citizens Board approval of a definitive agreement.

On February 12, 1999, the Citizens Board met to approve the proposed merger on the terms contained in the definitive agreement. Representatives of Citizens' legal counsel and financial advisor were also present. Legal counsel discussed the transaction documents, a copy of which had been previously provided to each Director. Counsel outlined the purpose of each document and the required regulatory approvals and securities registration filings, and responded to questions. HAS reiterated that the proposed conversion ratio is fair, from a financial point of view, to the shareholders of Citizens. The Citizens Board voted unanimously to enter into the proposed agreement with Union.

On February 16, 1999, a special board meeting of Union was held with all directors present, except for Mr. Rollins, who was traveling, for the purpose of considering and voting on the proposed affiliation with Citizens. Also present in person or by telephone conference were representatives of Union's financial, legal, and accounting advisors. Legal counsel discussed the transaction documents, a copy of which had been previously provided to each director. Counsel outlined the purpose of each document and the required regulatory approvals and securities registration filings, and responded to questions. A representative of Union's financial advisor, Bank Analysis, discussed Bank Analysis' preliminary written fairness opinion dated February 5, 1999 and reiterated the opinion that the proposed conversion ratio is fair, from a financial point of view, to the shareholders of Union. Union's accounting advisors discussed issues relating to the accounting treatment of the proposed acquisition, including issues relating to the pooling of interests accounting treatment. The board also discussed the expected benefits to accrue to

Union's shareholders, customers, communities and employees. Following its discussions, the Union Board approved the definitive agreement presented to the meeting and authorized Mr. Gibbons to execute the transaction documents and proceed with the required regulatory filings and securities registration. The Board also approved a proposed amendment to Union's Amended and Restated Articles of Association to increase the authorized shares of common stock from 2,400,000 to 5,000,000 and to recommend approval of the increase to Union's shareholders.

Later on February 16, 1999, Messrs. Gibbons and Rowe executed the transaction documents on behalf of their respective companies.

On February 18, 1999, both companies held separate employee meetings to announce the proposed affiliation of the two companies. Immediately following these meetings, press releases were distributed to the news media.

Union Board's Recommendation and Reasons for the Merger

General. The Board of Directors of Union believes that the proposed affiliation with Citizens is fair to, and in the best interests of, Union and its shareholders and has approved the affiliation agreement and the transactions called for in the agreement, including formation of the Union Interim Bank and its merger with Citizens. The Union Board unanimously recommends that Union's shareholders vote "FOR" the amendment to Union's Amended and Restated Articles of Association to provide the additional authorized shares of Union common stock needed to complete the merger and for issuance from time to time for other corporate purposes.

In reaching its decision to approve the affiliation agreement with Citizens and the related increase in Union's authorized shares of common stock, the Board consulted with Union management and Union's financial, legal and accounting advisors, and considered a number of factors, including those discussed below. The following discussion of the information and factors considered by the Union Board is not intended to be exhaustive, but includes all material factors considered by the Union Board.

* Community Bank Philosophy. Union's Board considered the fact that Union and Citizens share a strong focus on community banking and desire to further strengthen their ability to serve their local communities. Union's Board believes that the proposed structure of the affiliation, with Citizens and Union Bank operating as independent community banks under Union's holding company umbrella, will facilitate this community bank philosophy while also presenting the combined entity with valuable market opportunities. As a result of mergers among New England's regional banks and mergers among Vermont-based banks, as well as the consolidation of smaller financial institutions into the branch networks of such regional banks or large Vermont-based banks, customers of smaller financial institutions have sometimes been forced into banking relationships with a small number of large, centralized banking organizations.

      Union's Board believes that these centralized banking organizations have difficulty maintaining the close relationships that smaller financial institutions enjoy with the businesses and residents in the communities they serve. That is particularly the case with rural communities, such as those in northern Vermont, which are often viewed as marginal service territories by larger financial institutions. The Union Board's objective in retaining the separate bank charters of Union Bank and Citizens is not only to maintain, but to enhance, the ability of each individual bank to identify and satisfy its local community's banking needs. Union's Board believes that both banks benefit from a true community bank image in their respective markets, which is reinforced through the personalized products and services, knowledge of and involvement in the community, local decision-making and credit underwriting, and commitment to employees. By preserving the personalized approach to serving customers' financial needs, keeping the decision making at the local level, and maintaining close contacts with the community in general, the Union Board believes that both Union and Citizens have the opportunity to continue to fill an important niche in the market for financial services in northern Vermont.

* Enhanced Competitiveness. Union's Board believes the combined company will be a more effective competitor in the rapidly changing financial services industry. Union's Board expects that the combined company will provide a larger revenue base over which to spread needed expenditures on such items as management information systems and technological improvements and enhancements, regulatory compliance, improved financial products and services, and a more sophisticated marketing program, and will provide the opportunity to realize cost savings through consolidation of various "back office" functions and
      other economies of scale.   The Board expects that these cost savings
      will help to place the combined company in a stronger competitive position to meet the evolving financial needs of its customers. The Board also believes that the combined company will benefit from the sharing of expertise in various areas of banking operations that have been conducted successfully in the past by Union or Citizens, such as small business and residential mortgage lending, in the case of Union, and trust operations, in the case of Citizens. Union's Board views a strengthening of Union's competitive posture as especially important at this time in light of the fact that the Vermont banking and financial services industry is becoming increasingly concentrated and competitive and customers' financial needs and expectations are constantly evolving.

* Geographic and Economic Diversification. Union's Board believes that while there are many similarities in the market areas served by Union Bank and Citizens, the merger will nevertheless provide Union and Citizens with a measure of geographic and economic diversification. The banks currently serve contiguous markets in northern Vermont, but their customer bases differ. Union has been particularly strong in commercial, small business and municipal lending, while Citizens has concentrated to a greater degree than

      Union on services to individuals, including personal trust services. Such added diversity is expected to assist the combined company in addressing economic downturns in its constituent communities, decrease the reliance of Union and Citizens on certain industries, and enable the combined company to market its products and services to a greater variety of demographic groups. The Union Board also considered the fact that, due to Union's dominant position (in terms of percentage of financial institution deposits) in Lamoille county, further expansion of Union's deposit base would need to occur outside its existing market area. The affiliation with Citizens provides Union with a strong deposit base in a new, but contiguous market.

* Expected Consolidation Economies. Union's Board believes that the merger provides opportunities for earnings growth through economies of scale in certain non-customer functions. By eliminating redundant facilities and technology and consolidating functions over approximately a two year period, the Union Board anticipates that, beginning in the third full year after completion of the merger, the combined entity could realize annual pre-tax cost savings of approximately $450,000 ($297,000 after tax), net of incremental increased costs of combined operations. The areas contributing to these potential cost savings are expected to include management information systems; legal, accounting, and other professional services and activities, including audit and regulatory compliance; investor relations; marketing; investment management; asset-liability management; planning; and general corporate overhead.

* Expected Earnings Growth Through Revenue Enhancements. Union's Board considered that the complementary nature of the businesses of Union Bank and Citizens would provide opportunities to leverage the expertise of both banks to their mutual advantage, thereby increasing revenues in certain segments of their business. For example, the Board expects that Union's expertise in the areas of SBA and secondary market residential lending will assist Citizens in developing those segments of its business, which it has not previously emphasized. Union also offers "in house" merchant credit card servicing which could assist Citizens in cross-marketing to commercial customers in Citizens' market area. Union's Board also believes that the opportunity will exist for Union to further develop its trust business by utilizing the expertise of Citizens trust department personnel. Union's Board believes that annual revenue enhancements of approximately $100,000 from the merger are possible. Nevertheless, the Board believes the merger is advisable even without the generation of additional revenues, and gave primary consideration in its analysis to the expected annual cost savings that could result from the merger.


* Eventual Book Value and Earnings Accretion. Union's Board considered the pro forma financial effects of the merger, including the projected pro forma effect on Union's earnings per share and book value per share, by comparing the projected pro forma earnings per share and book value per share of the combined company with those of Union on a stand-alone basis. The Board considered that the merger, though initially dilutive to earnings per share, was projected to become accretive to earnings per share by the end of the third calendar year of operations. In particular, the Board noted that the initial projected dilution to earnings per share of $0.19, or 11.4%, by the end of the first year and $0.05, or 2.9%, by the end of the second year, were expected to be followed by accretion to earnings per share of $0.04, or 1.9%, by the end of the third calendar year of combined operations and $0.05, or 2.5%, by the end of the fourth year. The Board also considered that the projected level of book value dilution was slight and generally decreased over the four year forecast period, from $0.15, or 1.3%, at the end of the first calendar year of combined operations, $0.20, or 1.7%, by the end of the second year, $0.16, or 1.3%, by the end of the third year and decreasing to $0.12, or 0.9%, by the end of the fourth year. Union's Board, however, was mindful that the combined company's ability to achieve these results will depend on various factors, a number of which will be beyond
      Union's control, including the regulatory environment, economic conditions, unanticipated changes in business conditions and inflation, and that, therefore, it is not possible to predict with any certainty whether the combined company's actual results will differ materially from these estimates. See "A WARNING ABOUT FORWARD-LOOKING STATEMENTS."


* Combined Management. Union's Board believes that the senior management and boards of Union and Citizens share a compatible culture and that their managements possess complementary skills and expertise.

* Tax and Accounting Treatment of Merger. Union's Board considered the anticipated treatment of the merger as a tax-free reorganization for federal income tax purposes and as a pooling of interest for financial accounting purposes.

* Increased Trading Activity. Union's Board considered that the expanded shareholder base and increased number of shares outstanding could have the effect of increasing trading activity in Union's stock, thereby providing enhanced liquidity to Union's shareholders. The Board also viewed the expanded shareholder base and market capitalization as an opportunity to apply for listing of Union's common stock on AMEX or trading on NASDAQ, and the Union Board has undertaken in the affiliation agreement to seek such a listing as soon as practicable after the merger.

* Fairness Opinion. Union's Board also considered Bank Analysis' preliminary written opinion that the conversion ratio is fair to the Union shareholders from a financial point of view. Bank Analysis has confirmed its opinion as to the fairness of the conversion ratio in writing as of the date of this joint proxy statement/prospectus. See "-- Opinion of Union's Financial Advisor."

* Strong Capital Position. Union's Board considered that both Union and Citizens are, and the combined company would be, well-capitalized institutions under regulatory capital guidelines.

Union's Board did not identify any material disadvantages to the merger, although certain potentially negative considerations were identified and discussed. These included:

* Temporary Earnings Dilution. As noted above, Union's Board considered the fact that the merger will result on a pro forma basis in temporary earnings dilution and that the full amount of annual cost savings cannot be realized immediately, but would be phased in over the first two years of combined operations, with resulting earnings accretion expected to occur beginning in the third year.

* Temporary Book Value Dilution. Also as noted above, Union's Board considered the temporary book value dilution projected to result during the first three years after the merger.

* Citizens Loan Loss Reserves. Union's Board considered the adequacy of Citizens' loan loss reserves in light of Union management's due diligence review of Citizens' loan portfolio, which concluded that overall Citizens' loan "mix" and quality appeared acceptable. In particular, the Board considered that: auto dealer floor plan financing, which had contributed significantly to loan losses in previous years, had been reduced in recent periods; the overall loan delinquency ratio was improving; and the reserve for bad debts was
      believed to be adequate.   See "Citizens Management's Discussion and
      Analysis of Financial Condition and Results of Operations -- Allowance for Loan Losses and Non-Performing Assets."

* Ongoing Bank Regulatory Compliance. Union's Board considered the fact that maintaining Citizens as a separate charter would result in an increased regulatory compliance burden, due to the fact that it would continue to be subject to separate examination and supervision by the Vermont Banking Commissioner and the FDIC.

* Other Regulatory and Legal Compliance. Union's Board considered that, as a result of the merger, Union will become subject to the SEC's reporting requirements, and will be required to file periodic reports, proxy statements and other information with the SEC. Union will also be required to file various reports and information with AMEX or NASDAQ, on an on-going basis, if its application to list Union's common stock is successful. The Board considered the additional operating costs, estimated at approximately $30,000 per year, and management burden that these changes would entail.

* Management Resources and Experience. Union considered the additional demand on Union's management resources likely to result from the merger and integration of operations. In addition, Union's Board considered the fact that the managements of Union and Citizens do not have experience in integrating banking operations, as neither company has previously acquired a bank or any material bank branches.

In reaching its decision to approve and recommend the merger, Union's Board did not assign relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

After careful study and evaluation of financial, market and other factors, including the factors described above, and after consultation with its financial, accounting and legal advisors, Union's Board has concluded that the merger will provide Union with increased financial and operational resources and greater opportunity and flexibility for expansion and diversification. The Board believes the merger is in the best interests of Union and its shareholders, and unanimously recommends that Union's shareholders approve the proposed increase in Union's authorized common stock, which is necessary to complete the merger.

Opinion of Union's Financial Advisor

In November, 1997, the Board of Directors of Union retained Bank Analysis Center, Inc. as its financial advisor to assist the Board in its strategic planning and consideration of various strategic alternatives, including the possibility of growth through acquisition. The Union Board retained Bank Analysis based on Bank Analysis' qualifications and experience in the financial analysis of banking and financial service firms and its knowledge of the New England banking industry. Bank Analysis has previously performed assignments for Union including strategic analysis and stock valuation.

As a result of the strategic planning process which began in the late fall of 1997 and extended into the first quarter of 1998, Union's Board determined that Union should consider acquiring another bank. Bank Analysis assisted the Board in identifying potential acquisition candidates.
Citizens emerged from this process as the most likely candidate for a variety of financial and nonfinancial reasons. Union's management commenced preliminary discussions with Citizens in April, 1998, culminating with the vote of Union's Board in December, 1998 to approve in principle an acquisition of Citizens, and the subsequent vote of the Board on February 16, 1999, approving the specific terms of the merger and the affiliation agreement, including the conversion ratio of 6.5217.

In December, 1998, the Union Board formally engaged Bank Analysis to act as its financial advisor in connection with the possible acquisition of Citizens, including for the purpose of advising with respect to the conversion ratio and rendering an opinion as to the fairness, from a financial point of view, of the conversion ratio eventually negotiated with Citizens. To assist Union's Board in making its decision to pursue an acquisition of Citizens in December, 1998, Bank Analysis made an oral presentation to the Board of the principal parameters of the financial attributes of fairness based on a range of valuations of Citizens stock and associated conversion ratios for Union common stock. This presentation included consideration of several acquisition scenarios based on a 100% stock-for-stock exchange as well as an exchange for 50% stock and 50% cash. The Union Board concluded at the December, 1998 meeting that the transaction should be structured as a stock-for-stock exchange. Following further negotiations between Union and Citizens during December, 1998 through early February, 1999 and determination of a proposed conversion ratio of 6.5217 on February 5, 1999, Bank Analysis delivered its written preliminary opinion to the Union Board that the conversion ratio is fair, from a financial point of view, to the shareholders of Union. Bank Analysis orally reiterated its opinion as to the fairness of the conversion ratio at the meeting of Union's Board on February 16, 1999, at which the final merger terms were approved by the Union Board.

Bank Analysis has updated its February 5, 1999 fairness opinion to the date of this joint proxy statement/ prospectus. In connection with that update, Bank Analysis has considered the final 1998 audited results of operations for Union and Citizens and first quarter, 1999 unaudited results of operations for both companies, and has reviewed the assumptions on which its February 5 fairness opinion was based. Based on its evaluation of such updated financial information, Bank Analysis has affirmed its February 5, 1999 preliminary fairness opinion.

The full text of Bank Analysis' fairness opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken by Bank Analysis, is attached to this joint proxy statement/prospectus as Appendix C and is incorporated herein by reference. Union shareholders are urged to read the opinion in its entirety. Bank Analysis' opinion is directed only to the fairness of the conversion ratio from a financial point of view, and does not constitute a recommendation to any Union shareholder on how such shareholder should vote at the Union special meeting or as to any other matter. The summary of Bank Analysis' opinion, which is included in this joint proxy statement/prospectus, is qualified in its entirety by reference to the full text of the opinion.

The financial analysis of Bank Analysis, described below, including any pro forma measures of book value per share, dividends per share, earnings per share or the financial terms of other bank transactions, are not intended to be indications of value or an estimate of the current or future price of the common stock of Union, Citizens or the combined company. The sole purpose of the following description of the valuation methodologies utilized by Bank Analysis is to provide a summary of the financial information relied upon by Bank Analysis in providing its opinion that the conversion ratio is fair, from a financial point of view, to the shareholders of Union, and for no other purpose.

As the basis for its opinion, Bank Analysis:

*     reviewed the affiliation agreement and its exhibits;
* reviewed publicly available business and financial information for Union and Citizens;
* prepared financial projections for Union and Citizens for the years 1999-2002, which it discussed with management of Union;

* reviewed certain internal financial information and 1999 budget information for Union and for Citizens prepared by the respective managements of Union and Citizens;
* reviewed the historical price and trading volume of Union and Citizens common stock;
* held discussions with the senior management of Union and Citizens concerning the past, current and projected operations and financial results of Union and Citizens;
* performed a limited review of certain internal information about the assets, liabilities and business of Citizens;
* reviewed the current conditions of the Vermont economy in general and the market area served by Union and Citizens;
* reviewed financial models relating to bank acquisitions as deemed necessary by Bank Analysis;
*     reviewed the reported terms of recent bank acquisitions;
* utilized such other measures of financial and nonfinancial analysis as deemed necessary by Bank Analysis with respect to this transaction (see below).

In connection with its financial analysis, Bank Analysis assumed and relied upon the accuracy and completeness of publicly available information about Union and Citizens. Bank Analysis does not assume any responsibility for the independent verification of such information or for any independent valuation or appraisal of any of the assets or liabilities of Union or Citizens. Bank Analysis has assumed the reasonableness and achievability of all financial forecasts or budget information prepared by management of Union or Citizens, as the case may be, and has assumed that all forecasts represent the most likely future performance of Union and Citizens.
However, Bank Analysis does not express any opinion on the achievability of any such forecasts. In rendering its opinion, Bank Analysis also considered general economic, market and financial conditions, relied upon its experience in other merger transactions, and its familiarity with the banking industry.

In connection with its analysis and in formulating its projections for the combined company, Bank Analysis made certain assumptions with respect to banking industry performance, general business and economic conditions and the future performance of Union and Citizens. These included anticipated expense savings from consolidation of approximately $450,000 ($297,000 after taxes), fully realized by the end of the second full year of combined operations; generation of $100,000 incremental annual income, primarily through increased lending and trust operations, beginning in the first year of combined operations; and other factors, many of which are beyond the control of management of either Union or Citizens. In formulating its projections, Bank Analysis relied on Union's 1999 budget information, prepared by Union management and, for years after 1999, developed a series of forecasts which it reviewed with management of Union. With respect to Citizens, Bank Analysis utilized December 31, 1998 financial data and developed a similar series of forecasts. In formulating its projections for Citizens, Bank Analysis has also given consideration to the results of its limited review of certain internal information about the assets, liabilities and business of Citizens, which review did not indicate the existence of any material adverse conditions or the expectation of the development of such material adverse conditions, which would materially impact the financial condition of

Citizens. The forecasts for Union and Citizens reflected growth rates for loans, deposits, income and expenses which were consistent with their recent historical growth rates in these categories.

Readers are cautioned that any estimates or projections which are referred to in Bank Analysis' analyses are not necessarily indicative of actual values or predictive of future results or values, which may vary significantly from those set forth. To the extent the following description of the Bank Analysis valuation methodologies includes financial projections and other forward-looking statements, readers are advised of the substantial uncertainties inherent in statements. See "A WARNING ABOUT FORWARD-LOOKING STATEMENTS" and "RISK FACTORS".

The following is a summary of the material analyses utilized by Bank Analysis in rendering its fairness opinion. As a summary, it does not purport to be a complete and comprehensive description of all the analyses performed, or an enumeration of all the matters considered by Bank Analysis. The preparation of a fairness opinion is a complicated process, involving a judgment of the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to a summary description. In arriving at its fairness opinion, Bank Analysis did not attribute any particular weight to any one specific analysis or factor, and made qualitative as well as quantitative judgments as to the significance of each analysis and factor. Bank Analysis believes that its analysis must be considered as a whole and that attributing undue weight to any single analysis or factor considered could create a misleading or incomplete view of the process leading to the formation of its opinion.

In reaching its conclusion that the conversion ratio is fair, from a financial point of view, to Union's shareholders, Bank Analysis evaluated the conversion ratio under the following four methodologies:

*     the operating performance and financial condition of Citizens;
* the relative contribution of Union and Citizens to the future operating performance of the combined company;
*     the financial effects on Union from the acquisition of Citizens; and
*     the financial terms of comparable transactions.

The results of each of Bank Analysis' evaluation methodologies, which support Bank Analysis' fairness opinion, are summarized below.

Relative Operating Performance and Financial Condition of Citizens. Bank Analysis compared the financial condition and financial operating performance of Citizens with similarly sized banking institutions in Vermont with total assets less than $100 million as of the year ended December 31, 1998. In addition to Citizens, there were seven such institutions (Bank of Woodstock, Brattleboro Savings & Loan Association, First Brandon National Bank, First National Bank of Orwell, Randolph National Bank, Wells River Savings Bank and Woodstock National Bank). Listed below are the results of this comparison and Citizens' ranking.

                                                                   Citizens
                                                                   Ranking
                                                     Peer Group   1=lowest
PERFORMANCE CATEGORY                       Citizens    Average    8=highest
- --------------------                       --------  ----------   ---------

Profitability
  Net Income After Tax / Average Assets      1.15%        .79%       7th
  Net Interest Margin                        4.92%       4.69%       6th
  Non-Interest Income / Average Assets        .77%        .57%       8th

Asset Quality
  Non-Performing Assets / Assets              1.0%        1.0%       4th
  Loss Reserves / Non-Performing Loans        103%        106%       5th

Leverage
  Tier 1 Leverage Ratio                      10.4%        9.5%       6th

Liquidity
  Loans / Total Deposits                       80%         80%       5th

Expense Control
  Efficiency Ratio                           62.3%       73.4%       7th

Source:  FDIC Reports of Condition and Income for the year ended December
         31, 1998.

The overall condition and operating performance of Citizens compared favorably relative to its indicated peer group. In five out of eight indices Citizens performed in the upper quartile; in seven out of eight indices, Citizens performed in the upper half.

Contribution of Union and Citizens to Future Operating Performance of the Combined Company. Bank Analysis reviewed and compared the relative pro forma contributions of Union and Citizens to the combined company based on selected historical balance sheet and income statement data for the year ended December 31, 1998. The results of that comparison are shown in the following table:

                                                                                       PRO FORMA
       CATEGORY                        UNION                  CITIZENS                 COMBINED
       --------                  -------------------     -------------------      ------------------
(dollars in thousands)           Amount      Percent     Amount      Percent      Amount     Percent
                                 ------      -------     ------      -------      ------     -------

Total Assets                    $191,162      65.9%      $98,967      34.1%      $290,129      100%
Loans                           $133,439      65.9%      $68,914      34.1%      $202,353      100%
Deposits                        $162,516      65.3%      $86,402      34.7%      $248,918      100%
Total Equity                    $ 21,274      67.0%      $10,488      33.0%      $ 31,762      100%
Non-Int. Expenses               $  6,064      65.4%      $ 3,214      34.6%      $  9,278      100%
Net Income After Tax            $  3,449      75.8%      $ 1,102      24.2%      $  4,551      100%
Shares (year end)              2,034,140                 152,000
Conversion ratio                                          6.5217
Shares outstanding/issued      2,034,140      67.2%      991,298      32.8%     3,025,438      100%
                              outstanding                issued

Source: FDIC Reports of Condition and Income for the year ended December 31, 1998 and Bank Analysis analysis of data.

The results of this contribution analysis indicated that in all categories except net income, the pro forma contribution of financial resources of Citizens to the combined company was approximately equivalent or greater than the percentage ownership in the combined company that Citizens shareholders would acquire, based on the conversion ratio.

In analyzing the relative pro forma contributions of Union and Citizens to the net income of the combined company, Bank Analysis considered that Union was the highest performing financial institution in Vermont based on profitability for the year ended December 31, 1998. During that period, there were twenty-six financial institutions headquartered in Vermont. Using return on average assets as a standard (net income after tax as a percentage of total average assets), the average for all institutions headquartered in Vermont was 1.20%. Union ranked first with a return on average assets of 1.91%, while Citizens ranked 12th, with a return on average assets of 1.15%. Accordingly, Bank Analysis considered it unreasonable to expect that Citizens' income contribution would be proportional to the percentage of ownership of the combined company that Citizen shareholders would derive under the conversion ratio. Instead, Bank Analysis considered pro forma expected contribution of Citizens to the earnings of the combined company as a more appropriate measure of comparison.

Based on a comparison of financial projections for the years 1999-2002 for Union alone and for the combined company, by the end of the third full year of combined operations, Citizens' contribution to the pro forma projected net income of the combined company would exceed the ownership percentage of Citizens shareholders in the combined company. The results of this comparison are shown in the table below:

                                             ACTUAL PRO FORMA PROJECTED COMBINED
CONTRIBUTION ANALYSIS               1998        1999        2000        2001        2002
- ---------------------               ----        ----        ----        ----        ----
                                                   (dollars in thousands)

Combined Company Pro Forma
 Net Income                        $4,551      $4,443      $5,117      $5,616      $5,901
Union (Alone) Pro Forma Net
 Income                            $3,450      $3,374      $3,546      $3,706      $3,873
Net Income Attributed to
 Acquisition of Citizens            1,101      $1,069      $1,571      $1,910      $2,028
Percent of Combined Company
 Net Income                          24.2%       24.1%       30.7%       34.0%       34.4%
Citizens Percentage Ownership of
 Combined Company                    32.8%       32.8%       32.8%       32.8%       32.8%

Source: Pro forma projections for Union for 1999-2002 and for the combined company for 1999-2000 are based on projections prepared by Bank Analysis and reviewed with the management of Union.

Impact on Union from the Acquisition of Citizens. Bank Analysis considered the pro forma effect on Union's earnings per share and book value per share from the acquisition of Citizens at the conversion ratio. The following table shows that the merger is expected initially to have a pro forma dilutive impact on both earnings per share and book value per share, compared with the pro forma forecasted level Union may achieve on a stand-alone basis. However, the table also shows accretion to earnings per share, at higher levels than Union could have achieved on a stand-alone basis, by the end of the third year of combined operations. In addition, the analysis shows that the slight dilution to book value per share resulting from the merger declines during the period of the forecast, with slight accretion to book value per share projected by the end of the fourth year of combined operations. Book value per share is initially slightly dilutive, but this dilutive effect steadily decreases over the period of the forecast. The dilutive effects in the initial years generally reflect the one-time costs of the proposed transaction and the time period required to generate the savings from eliminating duplicate operating costs. The accretive effects generally reflect the realization of anticipated expense synergies and incremental fee and interest income.

                                    ACTUAL                               PRO FORMA FORECAST
                                  -----------     ----------------------------------------------------------------
                                                                                                          Compound
                                     1998           1999          2000          2001          2002        Growth %
                                     ----           ----          ----          ----          ----        --------
UNION ALONE
- -----------
(BASE FORECAST)                                    (dollars in thousands, except per share data)
- ------------------------------------------------------------------------------------------------------------------

Net Income After Tax              $     3,449     $   3,374     $   3,546     $   3,706     $   3,873       2.9%
Total Equity                      $    21,274     $  22,851     $  24,366     $  25,837     $  27,254       6.4%
Total Assets                      $   191,162     $ 198,515     $ 206,105     $ 213,964     $ 222,102       3.8%

Book value per share              $     10.46     $   11.21     $   11.95     $   12.68     $   13.37       6.3%
Earnings per share                $      1.70     $    1.66     $    1.74     $    1.82     $    1.90       2.9%
Tier 1 Leverage                         11.13%        11.51%        11.82%        12.08%        12.27%
Shares (year-end)*                  2,034,140     2,038,140     2,038,140     2,038,140     2,038,140
Shares (average outstanding)        2,030,862     2,037,140     2,038,140     2,038,140     2,038,140
Market Price / Share              $     23.00
Market Price / Book                       220%
Market Price as X EPS                    13.5
Dividend per Share                $      0.82     $    0.90     $    1.00     $    1.10     $    1.20     10.0%
Total Dividends Paid                              $   1,838     $   2,031     $   2,235     $   2,456
COMBINED COMPANY
Net Income After Tax              $     4,552     $   4,433     $   5,118     $   5,615     $   5,902      6.7%
Total Equity                      $    31,763     $  33,513     $  35,611     $  37,905     $  40,157      6.0%
Total Assets                      $   290,129     $ 303,219     $ 315,674     $ 328,922     $ 342,766      4.3%
Book Value Per Share              $     10.51     $   11.06     $   11.76     $   12.51     $   13.26      5.8%
Earnings Per Share                $      1.51     $    1.47     $    1.69     $    1.85     $    1.95      6.6%
Tier 1 Leverage Ratio                   10.95%        11.05%        11.28%        11.52%        11.71%
Shares (year-end)*                  3,025,438     3,029,438     3,029,438     3,029,438     3,029,438
Shares (average outstanding)        3,022,160     3,029,438     3,029,438     3,029,438     3,029,438
Total Dividends Paid                              $   2,733     $   3,019     $   3,321     $   3,650
TRANSACTION TERMS
Exchange Value/Citizens' Book
 Value                                    217%
Total Value                       $22,800,000
Price Per Share                   $     150.0
X 1998 Earnings Per Share                20.7X
Conversion Ratio                       6.5217
Shares to be issued                   991,298

(DILUTION) / ACCRETION &
 CAPITAL ADEQUACY**
Book value per share              $     10.51     $   11.06     $   11.76     $   12.51     $   13.26
  (Dilution)/Accretion $          $      0.05     $   (0.15)    $   (0.20)       ($0.16)    $   (0.12)
  (Dilution)/Accretion %                  0.5%         -1.3%         -1.7%         -1.3%         -0.9%
Earnings per share                $      1.51     $    1.47     $    1.69     $    1.85     $    1.95
  (Dilution)/Accretion $          $     (0.19)    $   (0.19)    $   (0.05)    $    0.04     $    0.05
  (Dilution)/Accretion %                -11.3%        -11.4%         -2.9%          1.9%          2.5%
      Tier 1 Leverage                   10.95%        11.05%        11.28%        11.52%        11.72%

- --------------------

<F*>  Outstanding shares for years 1999 through 2002 include 4,000 shares of
      Union common stock issued in March 1999 upon the exercise of employee stock options.
<F**> Compares the pro forma book value per share and earnings per share of the combined company with the forecasted book value per share and earnings per share of Union alone, if the merger were not completed.

The results of the above analysis suggest that the pro forma combined effects of the acquisition have the potential for accretive impact to Union's earnings per share by the end of the third full year of combined operations, and to book value per share over the longer term. In addition, the combined company pro forma capital position shows that it will be a well-capitalized institution, which will exceed all regulatory minimums.

Comparable Transactions. Bank Analysis also reviewed the financial terms of reported acquisition transactions for the period 1996-1998 involving other New England financial institutions. Although no transaction can be said to be truly comparable to the Union-Citizens merger due to numerous variables, including differences in the financial history and characteristics of the companies involved and the liquidity of their stock, differences in the markets in which they operate and their market shares and differences in their banking operations, such comparisons may sometimes provide useful information. However, any such comparisons must be evaluated as only part of Bank Analysis' overall analysis and in conjunction with other methodologies, and should not be given undue weight or consideration.

The following table shows the results of Bank Analysis' comparison of three selected pricing measures for the Union-Citizens merger with merger transactions involving New England financial institutions announced during 1996-1998:

                        NEW ENGLAND BANK MERGER/ACQUISITION TRANSACTIONS SUMMARY
                                       (CT, ME, MA, RI, VT, NH)
- --------------------------------------------------------------------------------------------------------
              Number of          Total Value of          Average       Average Price/        Average
 Period      Transactions         Transactions          Price/Book        Earnings        Price/Deposits
                              (dollars in millions)
- -------      ------------     ---------------------     ----------     --------------     --------------

  1996            22                 $2,393                175%            15.3X              16.9%
  1997            28                 $2,423                194%            18.2X              23.3%
  1998            15                 $1,619                252%            25.6X              31.3%

Union/
Citizens                             $ 22.8                217%            20.7X              26.4%

The table shows a general trend of increasing prices over the 1996-1998 period under each of the three measures. The financial terms of Union's acquisition of Citizens are comparable to the overall levels for transactions in New England during 1998.

Compensation of Bank Analysis. Under an agreement dated December 11, 1998, Union will pay Bank Analysis an advisory fee of $60,000 for its services in connection with the merger. Through the date of this joint proxy statement/prospectus, Union has made interim payments to Bank Analysis of $10,000 which will be credited against the fee. Union has also agreed to reimburse Bank Analysis for reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Bank Analysis and its respective officers and employees against certain expenses and liabilities. Bank Analysis has performed services for Union in the past and has received compensation for such services, including $16,766 paid in the past two years for assistance with general strategic planning.

Citizens Board's Recommendation and Reasons for the Merger

General. The Board of Directors of Citizens believes the proposed affiliation with Union is in the best interest of Citizens and its shareholders and has approved the affiliation agreement and the transactions called for in the agreement, including the merger of Citizens and Union Interim Bank. The Citizens Board also believes that the affiliation agreement and merger are in the best interests of Citizens' customers, employees and other constituencies. The Citizens directors unanimously recommend that Citizens' shareholders vote "FOR" the affiliation agreement and the transactions contemplated in the agreement, including the merger with Union Interim Bank.

The Citizens Board conducted strategic planning sessions in 1997 and 1998 to evaluate the pros and cons of remaining independent, affiliating with a community bank holding company or selling out to a larger organization. The focal point of these strategic discussions was what would be in the best interests of the shareholders, customers, and communities we serve and our employees. Although initially no specific course of action was identified, the Board's posture was to remain flexible and opportunistic, trying to keep the best interest of all our constituencies in mind.

The Citizens Board considered a number of factors in determining that the merger proposed by Union was in the best interest of Citizens shareholders and in voting to recommend the merger to Citizens shareholders. The material factors considered by the Citizens Board are discussed below.

The management of Citizens and the Citizens Board believe that the banking industry will continue to undergo changes as banks respond to increasing competition and continuing demand for technological improvements in the nature and delivery of financial services. Competition for financial products and services continues to intensify within a consolidating banking industry and among financial service providers outside of the traditional banking industry.

While large banks have very large customer bases over which to spread their investments and costs relating to technology, compliance, advertising, and similar functions, community banks like Citizens and Union must look for alternatives which will allow them to continue to serve their customers while controlling costs. A multi-bank holding company structure offers some solutions to these problems. By joining together under a single bank holding company, two or more community banks can pool their resources to gain the economies of scale available to larger institutions.

Some of the savings potential offered by joining together will be delivered by more efficiently utilizing resources owned by one of the member institutions. This efficiency reduces the cost of servicing the accounts of all the member banks of a multi-bank holding company, helping them to remain competitive and keeping costs down for their customers. The management of Citizens believes there are many such opportunities for savings which can be achieved through joining with another institution as a multi-bank organization.

The Citizens Board believes that prudently operated, well-capitalized community banks can continue to be successful providers of financial services in the communities in which they operate, but such banks must continually evaluate ways in which they can achieve efficiencies and economies of scale without sacrificing their community focus and localized decision making. It was this shared opinion that generated the interest within both Citizens and Union to explore potential operations within a multi-bank holding company structure.

The Citizens Board, with input from its financial advisor, determined that the terms of the merger agreement are in the best interests of the shareholders of Citizens. Among other things, shareholders are expected to benefit, following the merger, from the opportunity to participate in the performance of a larger and more diversified institution. The Citizens Board also considered that the combined company would seek to have its common stock listed for trading on the AMEX or traded on NASDAQ.

In the course of considering and approving the affiliation agreement, the Citizens Board consulted with its legal and financial advisors, as well as its management, and considered numerous factors including, among others, the following:

* The oral and written presentations of its financial advisor that the conversion ratio is fair to the shareholders of Citizens from a financial point of view, as more fully discussed below under "-- Fairness Opinion of Citizens Financial Advisor";

* The fact that Citizens would retain its separate banking franchise and local orientation;

* The terms of comparable transactions involving other financial institutions based, among other things, on information supplied by its financial advisor;

* The Citizens Board's familiarity with and review of the business, results of operations, financial condition, and prospects of Union on a separate and pro forma combined basis, as well as industry conditions generally and the changing environment for banking and financial services, including the trend towards increasing industry consolidation and efficiencies;

* The fact that the combined company could realize substantial annual cost savings, estimated at $450,000 per year ($297,000 after taxes) by the end of two years of combined operations, net of additional incremental expenses, as a result of combining aspects of Union's and Citizen's operations and data processing related expenses and sharing of special resources such as compliance, marketing, advertising, audit and finance, as well as from improving efficiencies and economies in purchasing goods and services such as insurance and professional services. The Citizens Board, however, was mindful of the fact that it is difficult to predict with any certainty the actual expense savings or additional incremental costs that might result from combining the two companies' operations;

* The effect of the proposed merger on the employees, customers, and the communities in which Citizens operates;

* The Citizens Board's views, based in part on presentations by management and advisors regarding the due diligence review of the business, operations, earnings, and financial condition of Union on both a historical and prospective basis, regarding the enhanced opportunities for growth in shareholder values that the merger would make possible, and the customer bases, product lines, and other contributions the respective institutions would bring to a combined institution;

* The likelihood of the merger being approved by applicable regulatory authorities without undue conditions or delay;

* The Citizens Board's beliefs, based upon its analysis of the anticipated financial effects of the merger, that, upon completion of the merger, Citizens would continue to be well managed and well-capitalized, and able to continue to serve the banking needs of its customers and the communities in which it operates;


* The fact that, based on Union's historical dividend payout ratio (dividends paid as a percentage of net income), Citizens' shareholders would not likely experience a decline in dividend rates and would likely experience an increase in their dividend rate and that, based on the 1998 per share dividend paid by Union of $0.82, the per share dividend paid by Union shareholders on a pro forma basis would have been $5.35 versus the $2.25 paid by Citizens in 1998;


* The Citizens Board's evaluation of the financial terms of the proposed merger and the effect of those financial terms on the Citizens shareholders, including the conversion ratio of 6.5217, which represented approximately a 214% premium over the last known trading price of Citizens common stock ($70.00 per share), based on the last known trading price of Union's common stock ($23.00 per share); and

* The compatibility of the community-focused business philosophies of the Boards, management and employees of Citizens and Union.

The Citizens Board did not assign any specific or relative weight to the factors it considered in reaching its determination. Further, the Citizens Board did not identify any material disadvantages to the merger, although certain potentially negative considerations were identified and discussed. These included the current lack of an active and liquid trading market for the Union common stock, the possibility that Citizens shareholders might receive a higher premium or cash consideration in connection with an acquisition by another party at some point in the future, and the uncertain economic prospects for Union's market area. In addition, the Citizens Board considered the fact that a new Board of Directors consisting of directors predominantly of

Union rather than Citizens would control the combined bank holding company and that the executive management of Union would consist of persons who, with the exception of Jerry S. Rowe, are not members of the current executive management team of Citizens.

Based on the foregoing, the Citizens Board believes that the terms of the affiliation agreement are in the best interests of Citizens and its shareholders and other constituencies and unanimously recommends that Citizens shareholders vote "FOR" the affiliation agreement and the transactions contemplated in the agreement, including the merger with Union Interim Bank.

Opinion of Citizens' Financial Advisor

In October, 1998, Citizens' Board consulted with HAS Associates, Inc. about a possible business combination between Union and Citizens, and for advice generally on Citizens' strategic alternatives. Citizens formally engaged HAS on December 24, 1998 to act as its financial advisor in connection with the possible merger with Union. Under the terms of its engagement, HAS agreed to assist Citizens in analyzing, structuring, negotiating and effecting the merger. Citizens selected HAS because HAS is a regional investment banking firm with experience in such transactions and is familiar with Citizens and its business. As part of its investment banking business, HAS is engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions.

As part of its engagement, representatives of HAS attended the meeting of the Citizens Board held on February 12, 1999 at which the Citizens Board considered and approved the affiliation agreement with Union. At the same meeting, HAS rendered an oral opinion (subsequently confirmed in writing) that, as of such date, the conversion ratio of 6.5217 was fair to the holders of shares of Citizens common stock from a financial point of view. That opinion was reconfirmed in writing as of the date of this joint proxy statement/prospectus.

The full text of HAS' written opinion dated as of the date of this joint proxy statement/ prospectus is attached as Appendix D to this document and is incorporated into this document by reference. The description of HAS' opinion that follows is qualified in its entirety by reference to Appendix
D. Citizens shareholders are urged to read HAS' opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by HAS in connection with rendering its opinion.

HAS' opinion is directed to the Citizens Board and addresses only the fairness, from a financial point of view, of the conversion ratio to the Citizens shareholders. It does not address the underlying business decision to proceed with the merger and is not a recommendation to any Citizens shareholder as to how such shareholder should vote on the merger at the Citizens special meeting, or on any other matter related thereto.

HAS has informed Citizens that in arriving at its written opinion, HAS, among other things:

* reviewed Citizens' Annual Reports and related audited financial information for the three fiscal years ended December 31, 1998;

* reviewed Union's Annual Reports and related audited financial information for the three fiscal years ended December 31, 1998;

* reviewed certain limited financial information relating to the respective businesses, earnings, assets and prospects of Citizens and Union furnished to HAS by senior management of Citizens and Union, as well as projected cost savings and related expenses expected to result from the merger, furnished to HAS by senior management of Citizens and Union;

* conducted certain limited discussions with members of senior management of Citizens and Union concerning the respective businesses, financial condition, earnings, assets, liabilities, operations, regulatory condition, contingencies and prospects of Citizens and Union and their respective views as to the future financial performance of Citizens, Union and the combined company, as the case may be, following the merger;

* reviewed the historical trading prices and trading activity for the common stock of Citizens and Union and compared them with that of certain publicly traded companies which HAS deemed to be relevant;

* compared the respective results of operations of Citizens and Union with those of certain companies which HAS deemed to be relevant;

* compared the proposed financial terms of the merger with the financial terms of certain other mergers and acquisitions which HAS deemed to be relevant;

* reviewed the amount and timing of the expected savings following the merger as prepared by, and discussed with the managements of Citizens and Union;

* considered, based upon information provided by Union's senior management, the pro forma impact of the merger on the earnings and book value per share, consolidated capitalization and certain balance sheet and profitability ratios of Union;

*     reviewed the affiliation agreement and related transaction documents;
      and

* reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as HAS deemed necessary.

In preparing its opinion, HAS, with Citizens' consent, assumed and relied on the accuracy and completeness of all financial and other information supplied or otherwise made available to it by Citizens and Union, including the information referred to in the preceding paragraph, and HAS has not assumed responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Citizens or Union, nor has it been furnished any such evaluation or appraisal. HAS' opinion is predicated on the merger receiving the tax and accounting treatment contemplated in the affiliation agreement. HAS' opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. HAS' opinion was rendered without regard to the necessity for, or level of, any restrictions, obligations, undertakings or divestitures which may be imposed or required in the course of obtaining regulatory approval for the merger.

In connection with rendering its oral opinion on February 12, 1999, HAS performed a variety of financial analyses, consisting of those summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by HAS in this regard, although it describes all material analyses performed by HAS. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, HAS believes that its analysis must be considered as a whole and undue focus on one or more separate analyses performed or on selected portions of its analyses and factors it considered, without considering all analyses and factors, or attempting to ascribe relative weights to some or all such analyses and factors, could create an incomplete view of the evaluation process underlying HAS' opinion.

In performing its analyses, HAS made numerous assumptions about industry performance, general business and economic conditions and other matters, many of which are beyond the control of Citizens, Union or HAS. The analyses performed by HAS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of HAS' analysis of the fairness to the shareholders of Citizens of the conversion ratio and were provided to the Citizens Board in connection with the delivery of HAS' opinion. HAS gave the various analyses described below approximately similar weight and did not draw any specific conclusions from or with regard to any one method of analysis. With respect to the comparison of selected companies analysis and the analysis of selected merger transactions summarized below, no company utilized as a comparison is identical to Citizens or Union. Accordingly, an analysis of comparable companies and comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or announced merger transaction values, as the case may be, of the companies concerned. The analyses do not purport to be appraisals or to reflect the prices at which Citizens and Union might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, HAS' opinion is just one of many factors taken into consideration by the Citizens Board.

The following is a summary of the material analyses that HAS performed and presented to the Citizens Board in connection with rendering its opinion.

Selected Merger Transactions Analysis. HAS reviewed certain financial data related to all financial institution merger transactions in New England announced since January, 1998, except for the proposed merger of Fleet Financial Group and BankBoston Corporation, which would not be comparable in this regional analysis due to the parties' size, multiple state and international operations, and other operational factors.

The transactions included in the comparable transaction group and the location were: Washington Trust (RI)/Pier Bank (RI); Chittenden (VT)/Vermont Financial (VT); Webster Financial (CT)/Village Bancorp (CT); Webster Financial (CT)/Maritime Bank & Trust (CT); Androscoggin Savings
(ME)/Livermore Bankshares (ME); Summit (NJ)/New Canaan Bank & Trust (CT); Peoples Heritage (ME)/SIS Bancorp (MA); Westbank (MA)/Cargill Bank (CT); Summit (NJ)/NSS Bancorp (CT); Private Investor (CT)/Middlesex Bank & Trust
(MA); Citizens (RI)/Woburn National (MA); HUBCO (NJ)/Dime Financial (CT); New England Community (CT)/Bank of South Windsor (CT); New England Community
(CT)/Olde Port Bank & Trust (NH); and Seacoast Financial (MA)/ Sandwich Bancorp (MA).

The results of that analysis are shown below.

                                                    Comparable    Comparable
                                     Transaction      Group         Group
                                      Multiple       Average        Median
                                     -----------    ----------    ----------

Deal Price/ Earnings Per Share         20.60x         24.01x        25.14x
Deal Price/Book Value                    209%           253%          265%
Deal Price/Tangible Book Value           209%           259%          269%
Deal Price/Total Assets                22.55%         24.46%        23.37%
Core Deposit Premium                   15.09%         18.58%        18.90%

No company or transaction used as a comparison in the above analysis is identical to Citizens, Union, the combined company or the merger . Accordingly, an analysis of the results of the above information is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

Selected Peer Group Analysis. HAS compared the financial performance and market performance of Citizens and Union based on various financial measures of earnings performance, capital adequacy and asset quality to a group of comparable small New England banks located in Vermont and New Hampshire. This group has stock that is thinly traded, so market comparisons were not done. For purposes of such analysis, the financial information used by HAS was as of year ended December 31, 1998.

The companies in this peer group were Connecticut River Bank (NH), First Colebrook (NH), Granite Savings Bank and Trust Company (VT), Lyndonville Savings Bank (VT), National Bank of Middlebury (VT), Pemigewasset National Bank (NH), Randolph National Bank (VT), Southern NH (NH) and Woodstock National Bank (VT).

The results of HAS(1) comparisons are shown below.

                                                                        Peer Group     Peer Group
                                              Citizens     Union(1)      Average         Median
                                              --------     --------     ----------     ----------

Return on Average Assets (ROAA)                 1.15         1.90          1.10           1.04
Return on Average Equity (ROAE)                10.72        17.18         12.01          11.11
Net Interest Margin                             4.88         5.48          5.00           5.23
Equity/Assets                                  10.60        11.13          8.22           7.55
Loan Loss Reserves/ Nonperforming Loans          103%         129%          181%            99%
Net Charge Offs/Average Loans                   0.40         0.06          0.24           0.11
Nonperforming Assets/Equity and Loan Loss
 Reserves                                       8.73         8.34          7.85           7.75
Loan Loss Provision/Charge Off                 108.3        112.4         314.5          112.4
Nonperforming Assets/Loans and OREO             1.46         1.44          1.10           0.85

- --------------------

<F1>  Union Bank only, based on publicly available data (Uniform Bank
      Performance Reports)

Contribution Analysis. HAS analyzed the pro forma contribution of Citizens and Union to the combined company, assuming a 100% stock exchange at 6.5217 shares of Union common stock for each share of Citizens common stock, with the following results:

                       Union(1)     Citizens     Total
                       --------     --------     -----

Assets                  65.9%        34.1%       100.0%
Equity                  67.0%        33.0%       100.0%
Earnings                76.1%        23.9%       100.0%
Union common stock      67.2%        32.8%       100.0%

- --------------------

<F1>  Union Bank only, based on publicly available data (Uniform Bank
      Performance Reports)

Imputed Value of Union Common Stock. The Union common stock is not listed on the NASDAQ National Market or any exchange. The lack of liquidity and trading history required HAS to develop an imputed value for the Union common stock. HAS performed certain analyses on 17 publicly traded New England banks and thrifts with assets between $100 and $300 million. HAS analyzed the price to book value, price to tangible book value, price to current earnings and price to last twelve months earnings for the selected banks and thrifts, based on data at and as of the twelve months ended December 31, 1998, with the following results:

      Average Market Price to Book Value                144.40%
      Average Market Price to Tangible Book Value       143.84%
      Average Price to Current Earnings                  14.61x
      Average Price to Last Twelve Month Earnings        14.02x
      Average Dividend Yield                              2.21%

The above values applied to the Union common stock resulted in the following valuations:

      Price to Book Value                                $15.13
      Price to Tangible Book Value                        15.07
      Price to Current Earnings                           24.84
      Price to Last Twelve Month Earnings                 23.83
      Price to Dividend Yield                             37.10

The calculated average of the above is $23.19. To account for the historical illiquidity of the Union common stock HAS applied a discount factor of 5%, which reflects a typical percentage discount used in the investment banking industry in valuing stocks for which there is no active public trading market. This resulted in an imputed valuation for Union common stock in the range of $22.03 to $23.19 per share. The imputed value of $23.00 per share of Union common stock is within the imputed value range.

Discounted Cash Flow and Terminal Value Analysis. HAS estimated the present value of the future cash flows that would accrue to a holder of a share of Citizens common stock assuming the shareholder held the stock through the year 2003 and then sold it at the end of that period. HAS based this standalone analysis on several assumptions, including earnings per share for Citizens of $7.25 in 1998 and $7.61 in 1999, based on an estimate by Citizens management, and a 3% earnings per share growth rate thereafter. The current 28.5% dividend payout ratio was assumed for Citizens through the year 2003. A terminal value was calculated at December 31, 2003 by multiplying Citizens' projected 2003 earnings by a price/earnings multiple of 13x trailing twelve month earnings. The terminal valuation and the estimated dividends were discounted at a rate of 10% which HAS believed was reflective of the time-value of money in light of the current business environment and conditions in the financial markets, producing a present value of $83.70 per share.

HAS also presented an analysis showing the foregoing analysis with a price to earnings multiple of 15x, resulting in a present value for a share of Citizens common stock of $95.19. These values were determined by adding
(1) the present value of the estimated future dividend stream that Citizens could generate on a standalone basis over the period beginning December 31, 2003 "terminal value" of the Citizens common stock. HAS has stated to the Citizens Board that the discounted cash flow and terminal value analysis is a widely used valuation methodology but has noted that it relies on numerous assumptions, including asset and earnings growth rates, dividend payout rates, terminal values and discount rates. HAS also indicated that the analysis did not purport to be indicative of the actual values or expected values of Citizens common stock.

In connection with its opinion dated as of the date of this joint proxy statement/ prospectus, HAS performed procedures to update, as necessary, certain of the analyses described above and reviewed the assumptions on which such analyses described above were based and the factors considered in connection therewith. Some ratios did change due to updated information and pricing, but such changes were immaterial.

HAS has been retained by the Citizens Board as an independent contractor to act as financial advisor to Citizens with respect to the proposed merger with Union. HAS, as part of its investment banking business, is engaged in the valuation of banking businesses and bank securities in connection with mergers and acquisitions, and valuations of bank and bank holding company stock for estate, corporate and other purposes. As specialists in the securities of banking companies, HAS has experience in, and knowledge of, the valuation of banking enterprises.


HAS and Citizens entered into a letter agreement dated December 24, 1998, relating to the services HAS would provide in connection with the merger. Under the agreement, Citizens agreed to pay HAS a fee of $80,000, plus various out-of-pocket expenses. Citizens also agreed to indemnify HAS against certain liabilities related to engagement, including liabilities under the federal securities laws. Citizens has not previously engaged the services of HAS or made any payments to it.


Exchange of Certificates; Fractional Shares

As soon as is practicable after the merger is completed, Union Bank, acting as the exchange agent for Union and Citizens, will mail a form of transmittal letter to Citizens shareholders. The form of transmittal letter will contain instructions for surrender of Citizens stock certificates for certificates representing Union common stock.

Citizens common stock certificates should not be returned with the enclosed proxy and should not be forwarded to the exchange agent unless and until the merger is approved and the Citizens shareholder receives a letter of transmittal after the merger is completed.

Assuming the merger is completed, Citizens shareholders will accrue dividends on their Union common stock but will not receive payment until they surrender their Citizens stock certificates for exchange. Payment of accrued dividends or other distributions will not include any interest. When the merger is completed, the stock transfer books of Citizens will be closed and no further transfers allowed. If certificates representing shares of Citizens common stock are presented after the effective time of the merger, they will be canceled and exchanged for certificates representing shares of Union common stock.

Neither Union, Citizens nor any other person, will be liable to any former Citizens shareholder for any amount properly delivered to a public official under applicable abandoned property, escheat or similar laws.

If a certificate for Citizens common stock has been lost, stolen or destroyed, the holder must give Union appropriate evidence as to such loss, theft or destruction and appropriate evidence as to the ownership of such certificate by the claimant. The exchange agent may require the holder to post bond in any amount Union determines is necessary as indemnity against any claim that may be made against Union with respect to the shares represented by the certificate.

Union shareholders will not be required to exchange certificates representing their shares of Union common stock or otherwise take any action as a result of completion of the merger. There is no need for Union shareholders to submit their share certificates to Union, Citizens, the exchange agent or to any other person in connection with the merger.

The Union common stock is described elsewhere in this document under the caption "DESCRIPTION OF UNION'S COMMON STOCK." The differences between the rights of Citizens shareholders, on the one hand, and Union shareholders, on the other, are described elsewhere in this document under "COMPARISON OF SHAREHOLDER RIGHTS."

Effective Time

The effective time of the merger will be stated in the certificate of merger filed with the Vermont Secretary of State. The effective time will be within five business days after the satisfaction or waiver (subject to applicable law) of all of the conditions to the merger listed in Article 5 of the affiliation agreement, unless Union and Citizens agree to a later date. Union and Citizens each expect that the merger will be completed as soon after September 30, 1999 as is practicable. However, completion of the merger could be delayed if there is a delay in satisfying some of the conditions, including receipt of regulatory approvals. We cannot give any assurances that we will obtain all the required approvals in a timely fashion; or that the merger will be completed. If the merger is not completed on or before December 31, 1999, the merger agreement may be terminated by either Union or Citizens, unless the failure to complete the merger by such date is due to the failure of the party seeking to terminate to perform or observe its obligations under the agreement. See "THE MERGER
- -- Amendment or Termination."

Conditions to Completing the Merger; Regulatory Approvals

Completion of the merger is subject to various conditions described in
Article 5 of the affiliation agreement. Union and Citizens cannot provide any assurance that all of these conditions will be satisfied or waived (to the extent permitted by law). Therefore, neither Union nor Citizens can give any assurance that the merger will in fact be completed. If conditions to the merger remain unsatisfied as of December 31, 1999, then the Boards of either Union or Citizens may terminate the affiliation agreement. The material conditions to completion of the merger are discussed below.

Regulatory Approvals. Union must obtain the approval of the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, in order to acquire control of Citizens. In addition, the formation of Union Interim Bank for the purpose of completing the merger must be approved by the Vermont Banking Department and both the Vermont Banking Department and the FDIC must approve the Citizens-Union Interim Bank merger. We have filed applications for the prior approval of the Federal Reserve Board, FDIC and Vermont Banking Department. Although we cannot give any assurance that we will eventually receive all the required regulatory approvals, at this time we have no reason to believe that any of our applications will be denied or that processing will be delayed. We also do not expect that any of the regulatory approvals will contain any condition or requirement that would, in our reasonable good faith opinion, materially and adversely affect the anticipated economic and business benefits of the transaction so as to render completion of the merger inadvisable.

Shareholder Approvals. As described under "INFORMATION ABOUT THE MEETINGS AND VOTING," the merger cannot be completed unless (1) the Citizens shareholders approve the merger and (2) the Union shareholders approve the proposed increase in Union's authorized common stock.

Other Conditions. In addition to regulatory and shareholder approvals, completion of the merger is subject to satisfaction (or waiver, if permitted by law) of a number of other conditions. Those conditions include the following:

* Tax Opinion. Union and Citizens must receive a satisfactory opinion from their tax advisor to the effect that the merger will qualify as a tax free reorganization under Section 368(a) of the Internal Revenue Code and that Citizens shareholders will not recognize any gain or loss in connection with the conversion of their Citizens common stock into Union common stock, except to the extent of any cash payment for fractional shares or receipt of cash by dissenting shareholders in cancellation of their Citizens stock. The tax opinion must also address any other federal income tax effects of the merger that the parties may reasonably require, including assurances that neither Union, Citizens nor Union Interim Bank will recognize any gain or loss as a result of the merger;

* Pooling of Interests Accounting. Union and Citizens must each receive from their independent accountants a letter to the effect that such accountants are not aware of any reason why the merger may not be accounted for as a pooling of interests;

* Litigation. Neither Union nor Citizens must be subject to any order, decree or injunction of any court or agency enjoining or prohibiting completion of the merger and related transactions;

* Representations and Warranties. The representations and warranties of Union and Citizens must then be true and correct in all material respects to the same extent as when the affiliation agreement was signed (February 16, 1999);

* Affiliate Letters. The affiliates of Union and Citizens must have agreed in writing to certain restrictions on the sale of Union and Citizens stock prior to and following the merger; and

* No Material Adverse Change. Neither Union nor Citizens must have experienced a material adverse change in its assets, financial condition, results of operations or future prospects.

Either Union or Citizens may waive any of the other party's conditions, except those that are required by law, such as shareholder and regulatory approvals. Either Union or Citizens may also grant to the other party an extension of time to complete an obligation or condition.

Shareholder Agreements

As of the record date for Union's special meeting

* the executive officers and directors of Union owned beneficially, in the aggregate, _______ shares, representing approximately _____% of Union's outstanding common stock and

* the executive officers and directors of Citizens owned beneficially, in the aggregate, ______ shares, representing approximately _____% of Citizens' outstanding common stock.

In order to help ensure that the required shareholder approvals for the transaction will be obtained, the executive officers and directors of Union and Citizens have executed written shareholders' agreements in which they have agreed to vote all of their shares in favor of the items to be presented at their company's special meeting. The shareholders' agreements will remain effective until the merger is completed or abandoned before completion.

Amendment or Termination

Union and Citizens may agree, in writing, at any time to amend or supplement the affiliation agreement, so long as the amendment or supplement is approved by the Boards or authorized officers of Union and Citizens. However, the parties may not amend the affiliation agreement after approval by the shareholders of Citizens if the amendment materially reduces or modifies the consideration the Citizens shareholders will receive in the merger, unless the Citizens shareholders have voted to approve the change.

Union and Citizens may also agree to terminate the affiliation agreement, before or after approval by the Union and Citizens shareholders in the following circumstances:

* at any time before the effective date of the merger, by mutual written agreement;

* at any time before the closing date, by either party if the other party has breached any of its obligations or representations and warranties and the breach has not been cured within 30 days, or before the closing date, if earlier. In order to justify termination, a breach must be material;

* on the closing date, by either party, if any of the conditions to such party's obligations in Article 5 of the affiliation agreement have not been satisfied or fulfilled;

* at any time, by either party, if a required regulatory approval is denied and the time for appeals and reconsideration request has run;

* at any time, by either party, if the shareholders of Union or Citizens do not approve the matters presented for vote at the special meetings; or

* by either party, if the closing date has not occurred on or before the close of business on December 31, 1999.

A party may terminate the affiliation agreement under any of the circumstances listed above only if that party is not itself in material breach of the agreement at the time it seeks to terminate.

Termination Fees

Citizens Fee. The affiliation agreement provides that Citizens will pay to Union a termination fee of $2 million dollars if Union terminates the agreement due to a breach by Citizens of its obligations or representations and warranties or if Citizens terminates the agreement at a time when any person or entity other than Union has made (or makes within six months) a proposal to Citizens or its shareholders to merge, consolidate, purchase or acquire 25% or more of Citizens' assets or common stock.

Union Fee. The affiliation agreement provides that Union will pay to Citizens a termination fee of $1.25 million dollars if Citizens terminates the agreement due to a breach by Union of its obligations or representations and warranties or if Union terminates the agreement at a time when any person or entity other than Citizens has made (or makes within six months) a proposal to Union or its shareholders to merge, consolidate, purchase or acquire 25% or more of Union's assets or common stock.

Conduct of Business Pending the Merger

Union and Citizens have each agreed to use their best efforts, pending completion of the merger, to preserve its properties and business relationships with customers, employees and other persons and to carry on its business in the usual, regular and ordinary course. Both have also agreed not to take certain actions without the prior approval of the other party. Among other things, pending completion of the merger, Union and Citizens may not:

* issue or sell any of their common stock, except, with respect to Union, issuance of common stock if outstanding employee stock options are exercised;
*     declare any dividends, except
      * with respect to Union, regular quarterly cash dividends consistent with past practice, and,
      * with respect to Citizens, a regular annual dividend with respect to 1998 operations, consistent with past practice. The affiliation agreement also permits Citizens to pay a dividend equal to one fourth of Citizens' regular annual dividend if the effective date of the merger occurs after the record date for payment of Union's 1999 fourth quarter dividend (which is typically in October);
* amend their corporate documents or by-laws, except as contemplated in the affiliation agreement;
* issue, grant or authorize any options, warrants or rights to purchase shares of Citizens common stock or Union common stock, other than, in the case of Union, employee stock option grants in amounts and on terms consistent with past practice;
* effect any recapitalization, reclassification, stock dividend, stock split or similar change in capitalization, or redeem or repurchase any of the common stock;
* change accounting methods, except as may be required by generally accepted accounting principles or regulatory accounting principles;
* merge or consolidate with any other entity or sell, lease, liquidate or dispose of any material assets or business, or acquire any substantial portion of the business or assets of any other person or entity, except in a credit-related transaction;
* solicit or encourage any competing proposal for an acquisition or purchase of all or substantially all of the assets or stock, including by way of merger, of any other person or entity; or
* purchase or acquire, or agree to purchase or acquire, any of the other party's common stock, other than as contemplated in the affiliation agreement.

Management and Operations After the Merger

Upon completion of the Citizens-Union Interim Bank merger, Citizens, as the surviving corporation, will continue to operate as a separate bank, under its own name and banking charter, but as a subsidiary of Union. Even though Citizens and Union Bank will operate separately, we expect that the affiliation will present opportunities to enhance our banking franchises by drawing on our mutual expertise in complementary business segments. For example, Union's expertise in small business lending will provide Citizens with a substantial resource to assist it in expanding that segment of its lending activities. Similarly, Citizens' expertise in providing personal trust and fiduciary services will benefit Union in developing further that segment of its business. By drawing on each others' strengths, we hope to enhance the combined company's revenues. We also expect that our affiliation will permit us to reduce overall operating expenses by, for example, eliminating duplicative functions and technologies. See "-- Background of the Merger," "-- Union Board's Recommendation and Reasons for the Merger" and " -- Citizens Board's Recommendation and Reasons for the Merger."

The affiliation agreement provides that at the effective time of the merger, Union's Board of Directors will be expanded from ten to thirteen persons and that Citizens' President and Chief Executive Officer, Jerry S. Rowe, and two other Citizens' directors designated by the Citizens Board will be added to the Union Board. The Citizens Board has designated Directors Franklin G. Hovey, II and William T. Costa, Jr. to serve as Union Directors along with Mr. Rowe. All three individuals will also remain on the Citizens Board.

The affiliation agreement also provides that the Board of Directors of Citizens will be expanded from seven to nine persons at the effective time of the merger and Union President and Chief Executive Officer, Kenneth D. Gibbons, and one other Union Director designated by the Union Board will be added to the Citizens Board. The Union Board has designated Union Senior Vice President and Director Cynthia D. Borck to serve as a Citizens Director along with Mr. Gibbons. Both Mr. Gibbons and Ms. Borck will also remain on the Boards of Union and its subsidiary, Union Bank.

Information about the Boards of Directors of Union and Citizens is contained elsewhere in this document under the headings, "INFORMATION ABOUT UNION -- Directors and Management" and "INFORMATION ABOUT CITIZENS -- Directors and Management."

Mr. Rowe will continue to serve as Citizens' President and Chief Executive Officer and will be appointed as a Vice President of Union, with such duties and responsibilities as the Union Board may delegate to him from time to time. Except for the changes described above, the merger is not expected to result in any changes to the directors or executive officers of either company.

Employee Compensation and Benefits

The affiliation agreement provides that Union will initially maintain Citizens' vacation, leave and sick day policies, but has retained the right in its discretion to modify, amend or terminate such policies after the effective time of the merger. Similarly, the officers and employees of Citizens will be entitled to continue to participate in all compensation, benefit and related plans and programs of Citizens in effect when the merger is completed. However, Union has the right in its discretion to modify, amend or terminate any such plans or programs after the merger. Although we are not yet considering any specific proposals, we expect that we will strive over time to integrate our various employee benefit plans and programs into a uniform set of company-wide employee benefits in order to comply with applicable employment and tax laws and to ensure more efficient and cost-effective administration. We also believe that a uniform system of benefits will assist us in the long-term in forging a cohesive, integrated workforce for the combined company.

Although we do not anticipate any significant staff reductions, Union has agreed that any employee of Citizens whose employment is terminated (other than voluntary terminations or terminations for cause) within ten months after completion of the merger will be entitled to a lump sum cash severance payment equal to two weeks salary for each year of employment with

Citizens, up to an amount equal to one year's base compensation. The lump sum severance payment for a part-time employee would be proportionately reduced.

Interests of Certain Persons in the Merger

We do not have in effect any change in control or similar contracts that entitle any officers of Citizens or Union to receive any change in control or "golden parachute" payment in connection with merger. However, certain of our directors and officers have interests in connection with the merger
that are different from the interests of the shareholders generally.   Those
interests are as follows:

Stock Registration Agreement. Citizens' Chairman of the Board, Genevieve L. Hovey, her son, Citizens director Franklin G. Hovey, II, and two family trusts of which Mrs. Hovey is the trustee, owned beneficially as of the record date 79,484 shares of Citizens stock, representing approximately 52.29% of the outstanding shares. Following completion of the merger, these Hovey family interests will own approximately 518,370 shares (or 17.11%) of Union's outstanding common stock. In recognition of the fact that this concentration of ownership may cause liquidity and estate settlement problems for the Hovey family, Union, Mrs. Hovey, Franklin Hovey, II and the family trusts have entered into a stock registration agreement. That agreement provides that Union will register up to 150,000 shares (but no less than 50,000 shares) of Union common stock with the SEC and state securities regulators, should the Hovey family choose to sell some of its stock in Union in order to provide funds for the payment of estate taxes and estate settlement expenses in the event of Mrs. Hovey's death. The stock registration agreement provides that registration of the shares would be at Union's expense, which Union estimates may cost between $10,000 and $20,000. The Hovey family would be responsible for paying other resale expenses, such as any underwriting or brokerage commissions. The agreement also contains various other terms, including mutual indemnification provisions relating to the registration, offer and sale of the shares, typical in agreements of this kind. The duration of the agreement is indefinite, but the registration obligation is tied to the specific purpose of providing liquidity, through the Hovey family's resale of the combined company's stock, for the purpose of paying estate taxes and settling the estate of Mrs. Hovey following her death.

Indemnification and Insurance. The affiliation agreement provides that for a period of six years after the effective time of the merger, Union will maintain Citizens' existing directors and officers liability insurance covering those persons who are currently covered by such insurance on terms no less favorable than those in effect on the date the affiliation agreement was executed (February 16, 1999), with respect to claims arising from acts or omissions that occurred before the effective time. Union has the right to substitute similar policies providing comparable coverage. Union has also agreed to provide the same rights of indemnification to Citizens' officers and directors under the Union By-laws as it provides to its own officers and directors, subject to any limitations under applicable federal or state law.

Board Appointments. As described above under "-- Management and Operations After the Merger"

* Messrs. Rowe, Costa and Hovey will be appointed to Union's Board at the effective time, and
*     Mr. Rowe will also be named as a Vice President of Union;
* Messrs. Rowe, Costa and Hovey may receive compensation for services they render to Union.
* Mr. Gibbons and Union Vice President, Cynthia D. Borck, will be appointed to the Citizens Board at the effective time. Mr. Gibbons and Ms. Borck may receive compensation for services they render to Citizens.

Material Federal Income Tax Consequences

The following discussion summarizes the opinion of A.M. Peisch & Company, tax consultants to Union and Citizens, as to the material federal income tax consequences of the merger to shareholders of Citizens and Union. The federal income tax laws are complex and the tax consequences of the merger may vary depending upon each shareholder's individual circumstances or tax status. Moreover, some shareholders such as foreign persons, financial institutions, tax-exempt organizations, insurance companies, persons who acquired shares of Citizens as part of a hedge, straddle or conversion transaction, may be subject to special rules. Therefore, we urge each Citizens shareholder to consult a tax advisor regarding the federal, state, local, foreign and other tax consequences of the merger in light of their own particular circumstances.


A.M. Peisch & Company has rendered an opinion to Citizens and Union regarding the material income tax consequences of the merger under the United States Internal Revenue Code. The material issues covered in that opinion are described below. A.M. Peisch's opinion is based on laws, regulations, rulings and judicial decisions as they now exist. These authorities are all subject to change and such change may be made with retroactive effect. A.M. Peisch cannot give any assurance that, after any such change, its opinion would not be different, and does not undertake any responsibility to update or supplement its opinion. Moreover, A.M. Peisch's opinion does not address the consequences of the merger under state, local, foreign or other tax laws. A.M. Peisch's opinion is not binding on the Internal Revenue Service and would not prevent the IRS from challenging the U.S. federal income tax treatment of the merger.

We have each provided A.M. Peisch with the facts and the factual representations and assumptions on which A.M. Peisch has relied in rendering its opinion. On the basis of these facts, representations and assumptions, A.M. Peisch has given its opinion that for federal income tax purposes the merger, when completed in accordance with the terms of the affiliation agreement and its related documents, will be a tax-free reorganization under Section 368(a) of the Internal Revenue Code. This means that the merger will be treated as a transaction of a type that is generally tax-free and, accordingly:

* no gain or loss will be recognized by shareholders of Citizens upon the exchange of their Citizens common stock solely for shares of Union common stock in the merger (except, as described below, with respect to cash received for any fractional share);

* the aggregate adjusted tax basis of the Union common stock received by a Citizens shareholder, all of whose Citizens common stock is converted solely into Union common stock in the merger (other than cash to settle any fractional share) will be the same as the aggregate adjusted tax basis of the Citizens common stock converted in the merger, reduced by any amount allocable to a fractional share interest for which cash is received;

* the holding period of the shares of Union common stock received upon conversion of Citizens common stock will include the period during which the Citizens shareholder held the converted Citizens common stock, provided that the converted Citizens common stock was held by such shareholder as a capital asset at the effective time of the merger;

* Citizens' shareholders who exercise dissenters' rights of appraisal and who receive cash in cancellation of their Citizens common stock generally will recognize taxable gain or loss, measured by the difference between the amount of cash received and the shareholder's cost or other basis in the Citizens common stock canceled in the merger;

* cash received by a holder of Citizens common stock in lieu of a fractional share interest in Union common stock will be treated as received in exchange for such fractional share interest, and gain or loss will be recognized for federal income tax purposes measured by the difference between the amount of cash received and the portion of the basis of the share of Citizens common stock allocable to such fractional share interest;

* any gain or loss attributable to fractional share payments or payments to dissenting shareholders would be long-term capital gain or loss if the shares of Citizens common stock surrendered by the holder are held as a capital asset and have been held for more than one year at the effective time of the merger. If, however, the cash received has the effect of the distribution of a dividend with respect to a holder, part or all of the cash received may be treated as a dividend; and

* neither Union, Citizens, Union Interim Bank nor any Union shareholder (solely in the capacity of a Union shareholder) will recognize any gain or loss as a result of the merger.

Accounting Treatment

We expect to account for the merger as a pooling of interests under generally accepted accounting principles, and it is a condition to our obligation to complete the merger that each of us receive a letter, dated the effective time, from our independent public accountants stating that they are not aware of any facts that would prevent us from treating the merger as a pooling of interests. Under the pooling-of-interests method of accounting, the historical basis of our assets and liabilities will be combined and carried forward at their previously recorded amounts, and our revenue and expenses will be combined at their historically recorded amounts. See "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS." In addition, balance sheets, income statements and other financial statements of Union issued after completion of the merger would be restated retroactively to reflect the combined financial position and results of operations of Union and Citizens as if the merger had taken place as of the beginning of the periods covered by such financial statements.

The unaudited pro forma condensed combined financial information contained in this joint proxy statement/prospectus has been prepared using the pooling-of-interests accounting method. See "SELECTED FINANCIAL DATA -- Pro Forma Combined" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS." We have agreed that we will not take, cause or to the best of our abilities, permit to be taken or caused, any action that would adversely affect the qualification of the merger for pooling of interests accounting treatment. In order to help ensure that the merger qualifies for pooling of interests accounting treatment, each person who could be considered an affiliate of Citizens or Union has executed an agreement restricting sales or other dispositions of Citizens common stock and Union common stock during a specified period. See "THE MERGER--Resale of Union Common Stock."

Dissenters' Rights of Appraisal

Citizens. As provided in Vermont banking laws, Section 1006 of Title 8 of the Vermont Statutes Annotated, a Citizens shareholder has the right to dissent from the merger and to receive payment in cash for the value of his Citizens stock, if such shareholder follows the procedures required by law. If dissenters' rights are properly exercised, the value of the dissenter's Citizens common stock will be fixed by agreement between Citizens and the shareholder, subject to approval of the Commissioner of the Vermont Banking Department. If Citizens and the shareholder cannot agree on a value, or the Commissioner does not approve the agreed upon value, the dissenting shareholder has the right to seek valuation of his stock by petitioning the Caledonia County Superior Court. The statute provides that for purposes of valuation, the last examination made by the Commissioner will be prima facie evidence of the value of the bank's assets, liabilities and stock, but this presumption does not prevent another valuation from being agreed upon or ordered by the Court.

Upon payment to a dissenter for his stock, the merging bank must either cancel the stock or sell it to a third party at an amount not less than the amount paid to the dissenting holder. The Citizens Board intends to cancel any shares purchased from dissenters.

A shareholder who wishes to assert dissenter's rights must:

*     not vote such shares in favor of the merger, and

* deliver to Citizens within five calendar days after the Citizens shareholder vote approving the merger, a written demand for payment of the shareholder's stock if the merger is completed. In order to insure timely receipt by Citizens, the dissenter should deliver by hand or courier the written demand to the following address:

                       Attn: Jerry S. Rowe, President
                    Citizens Savings Bank & Trust Company
                       364 Railroad Street, PO Box 219
                     St. Johnsbury, Vermont  05819-0219

A shareholder who wishes to exercise dissenters' rights generally must dissent with respect to all the stock the shareholder owns or over which the shareholder has power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders, some of whom wish to dissent and some of whom do not, then the recordholder may dissent with respect to all shares beneficially owned by one person, by notifying Citizens in writing of the name and address of each such person on whose behalf the record shareholder asserts dissenters' rights. A beneficial shareholder may assert dissenter's rights directly by submitting to Citizens the record shareholder's written consent and by dissenting with respect to all the shares of which such shareholder is the beneficial owner or over which such shareholder has the power to direct the vote.

Citizens and Union will insist on strict compliance with the statutory requirements for exercising dissenters' rights. The above discussion is merely a summary of the applicable requirements and is qualified by reference to 8 V.S.A. [Section] 1006, the full text of which is included as Appendix E to this joint proxy statement/prospectus.

The level of dissent by Citizens shareholders could cause us to abandon the proposed merger, even if we receive all required shareholder and regulatory approvals. That is because a high level of dissent (approaching 10% of the shares issuable in the merger) could jeopardize our ability to use pooling of interests accounting for the merger and would permit either party to terminate the transaction. See "THE MERGER -- Amendment or Termination."

Union. Because Union is not a direct party to the merger of Union Interim Bank into Citizens, but is merely furnishing the merger payment (shares of Union common stock), shareholders of Union are not entitled to dissenter's rights of appraisal under the Vermont Business Corporation law in connection with the merger. Also, Vermont law does not provide dissenters' rights of appraisal in connection with the vote to amend Union's Amended and Restated Articles of Association because the additional shares that would be authorized would be additional shares of common stock, which would not have any special or preferential rights over the common shares already authorized, issued and outstanding.

Resale of Union Common Stock

The Union common stock to be issued in the merger will be freely transferable under the Securities Act, except for shares issued to any Citizens shareholder who may be deemed to be an affiliate of Union for purposes of federal Securities Act Rule 144 ("Rule 144") or who may be deemed an affiliate of Citizens for purposes of federal Securities Act Rule 145 ("Rule 145"). Affiliates will include persons (generally executive officers, directors and 10% or more shareholders) who control, are controlled by or are under common control with (1) Union or Citizens at the time of the Citizens special meeting or (2) Union at or after the effective time.

Rules 144 and 145 will restrict the sale of Union common stock received in the merger by affiliates and certain of their family members and related interests. Generally speaking, during the year following the effective time, those persons who are affiliates of Citizens at the time of the Citizens special meeting (provided they are not affiliates of Union at or following the effective time) may publicly resell any Union common stock received by them in the merger, subject to certain limitations as to, among other things, public availability of information about Union, the amount of Union common stock sold by them in any three-month period and the manner of sale. After such one-year period, those affiliates may resell their Union common stock received in the merger without such restrictions so long as there is adequate current public information about Union as required by Rule 144 and they are not then affiliates of Union.

Persons who are affiliates of Union after the effective time may publicly resell the Union common stock received by them in the merger (as well as shares of Union acquired in any other manner), subject to similar limitations and to certain filing requirements specified in Rule 144.

The ability of affiliates to resell shares of Union common stock under Rule 144 or 145 will be subject to Union's having satisfied applicable reporting requirements under the Securities Exchange Act for specified periods before the sale. In the past, Union has not been subject to the Exchange Act's reporting and informational requirements, but will become subject to those requirements in connection with the merger. Union will therefore be required to file with the SEC the reports and information contemplated in Rules 144 and 145.

In addition to sales under Rules 144 or 145, affiliates also would be permitted to resell Union common stock pursuant to any other available exemption or pursuant to an effective registration statement under the Securities Act. This joint proxy statement/prospectus and the Registration Statement of which it is a part do not cover any resales of Union common stock by affiliates. However, as described above under the caption "THE MERGER -- Interests of Certain Persons in the Merger," Union has contractually undertaken to register up to 150,000 shares of its common stock for resale by the family of Citizens' Chairman of the Board, Genevieve Hovey, for estate settlement purposes.

SEC guidelines for the pooling of interests accounting will also effectively limit sales of shares of Union's common stock by affiliates of either Union or Citizens during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined company have been published.

Affiliates of Union and Citizens have signed a letter agreement intended to preserve our ability to treat the merger as a pooling of interests and, in the case of affiliates of Citizens, to ensure compliance with Rule 145 and the Securities Act.

No Solicitation

We are committed to completing the merger. The affiliation agreement prohibits us from soliciting or encouraging any competing offers from, or transactions with, any third parties, including any merger, consolidation, share exchange or tender offer.

Expenses

The affiliation agreement provides that we will each bear and pay our own costs and expenses incurred in connection with the proposed merger, whether or not it is completed, including fees and expenses of our own financial consultants, accountants and counsel, except that we will share equally in expenses of printing and mailing this joint proxy statement/prospectus.

                   UNAUDITED PRO FORMA CONDENSED COMBINED
                            FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information and explanatory notes are presented to show the impact of the merger under the "pooling of interests" method of accounting, on the historical financial policies and results of operations of Union and Citizens. The unaudited pro forma condensed combined financial information combines the historical financial information of Union and Citizens as of June 30, 1999 and for the six months ended June 30, 1999 and for the twelve-month periods ended December 31, 1998, 1997 and 1996, respectively. The unaudited pro forma condensed combined statements of income give effect to the merger as if the merger had been completed at the beginning of the earliest period presented.

The pro forma condensed combined balance sheet assumes the merger was consummated on June 30, 1999. The merger, which is expected to be completed during the fourth quarter of 1999, provides for the exchange of
6.5217 shares of Union common stock for each outstanding share of Citizens common stock. The pro forma condensed combined financial information as of June 30, 1999 and for the six months ended June 30, 1999 and each of the three years ended December 31, 1998, 1997 and 1996, is based on and derived from, and should be read in conjunction with Union's and Citizens' historical financial statements and the related notes, which are contained in this joint proxy statement/prospectus, beginning on page F-1.

Pro forma combined stockholders' equity at June 30, 1999 includes the effect of an estimated remaining non-recurring merger charge of $182,000 not yet incurred as of such date, out of the total estimated non-recurring charge of $400,000 for the merger. See Note (d) to the unaudited pro forma financial information on page ___ for further information. The pro forma condensed combined financial statements do not give effect to any anticipated cost savings or potential revenue enhancements in connection with the merger. See "THE MERGER -- Management and Operations After the Merger."

The pro forma data is presented for comparative purposes only and is not necessarily indicative of the future financial position or results of operations of the combined company or of the combined financial position or the results of operations that would have been realized had the merger been completed during the periods or as of the dates for which the pro forma information is presented.

                           Union Bankshares, Inc.
                      Pro Forma Combined Balance Sheet
                                June 30, 1999
                                 (Unaudited)

                                                                                            Union/Citizens
                                               Union         Citizens        Pro forma       (Pro forma
      Assets                               (Historical)    (Historical)    Adjustments (a)    Combined)
                                           ------------    ------------    ---------------  --------------
                                                                (dollars in thousands)

Cash and due from banks                      $  7,549        $  3,279        $    -          $ 10,828
Federal funds sold and overnight deposits          66          10,110             -            10,176
Interest bearing deposits                       2,353              26             -             2,379
Securities available-for-sale                  39,432          17,164             -            56,596
Federal Home Loan Bank stock                      642             297             -               939
Loans held for sale                            11,522             -0-             -            11,522

Loans                                         117,692          71,342             -           189,034
  Unearned income                                (262)            (28)            -              (290)
  Allowance for loan losses                    (1,836)         (1,054)            -            (2,890)
Loans, net                                    115,594          70,260             -           185,854
Accrued interest receivable                     1,355             640             -             1,995
Premises and equipment, net                     2,420           1,851             -             4,271
Other real estate owned                           419             -0-             -               419
Other assets                                    3,125             374             -             3,499
                                             --------        --------        ------          --------

      Total assets                           $184,477        $104,001        $    -          $288,478
                                             ========        ========        ======          ========

Liabilities and Shareholders' Equity

Liabilities:
  Deposits                                   $155,397        $ 91,681        $     -         $247,078
  Borrowed funds                                4,925           1,434              -            6,359
  Accrued interest and other liabilities        2,823             242            182  (d)       3,247
                                             --------        --------        ------          --------
      Total liabilities                       163,145          93,357            182          256,684
                                             ========        ========        =======         ========
Shareholders' Equity:
  Common stock                                  4,544             152          1,831  (b)       6,527  (b)
  Paid-in-capital & Surplus                       878           1,193         (1,831) (b)         240  (b)
  Retained earnings                            17,664           9,484           (182) (d)(e)   26,966
      Treasury stock                           (1,592)            -0-              -           (1,592)
  Accumulated other comprehensive income         (162)           (185)             -             (347)
                                             --------        --------        ------          --------
Total Shareholders' Equity                     21,332          10,644           (182)          31,794
                                             --------        --------        ------          --------
Total liabilities and shareholders'
   equity                                    $184,477        $104,001        $     -         $288,478
                                             ========        ========        =======         ========

See accompanying notes to unaudited pro forma combined financial statements.

                           Union Bankshares, Inc.
                     Pro Forma Combined Income Statement
                   For the Six Months Ended June 30, 1999
                                 (Unaudited)

                                                                                           Union/Citizens
                                                Union          Citizens       Pro forma       (Pro forma
                                            (Historical)     (Historical)    Adjustments       Combined)
                                            ------------     ------------    -----------    --------------
                                                     (dollars in thousands, except per share data)

Interest income:
  Interest and fees on loans               $    5,776        $  3,143        $    -          $  8,919
  Interest and dividends on investment
  securities                                    1,380             624             -             2,004
  Interest on federal
   funds sold                                      87              69             -               156
  Interest on interest bearing deposits            60               1             -                61
                                                7,303           3,837             -            11,140
                                           ----------        --------        ------        ----------
Interest expense:
  Interest on deposits                          2,706           1,629             -             4,335
  Interest on federal funds purchased               1             -0-             -                 1
  Interest on borrowed funds                      116              46             -               162
                                           ----------        --------        ------        ----------
                                                2,823           1,675             -             4,498
                                           ----------        --------        ------        ----------
      Net interest income                       4,480           2,162             -             6,642
Provision for loan losses                          63             125             -               188
      Net interest income after provision
       for loan losses                          4,417           2,037             -             6,454
                                           ----------        --------        ------        ----------

Noninterest income:
  Trust department income                           7              61             -                68
  Service fees                                    846             221             -             1,067
  Security gains (losses)                         -0-               3             -                 3
  Gain on sale of loans                            45             -0-             -                45
  Other                                            34              87             -               121
                                           ----------        --------        ------        ----------
                                                  932             372             -             1,304
Noninterest expense:
  Salaries and wages                            1,429             658             -             2,087
  Pension and other employee benefits             306             195             -               501
  Occupancy expense, net                          189              93             -               282
  Equipment expense                               350             142             -               492
  Other operating expense                         948             541             -             1,489
                                           ----------        --------        ------        ----------
                                                3,222           1,629             -             4,851
                                           ----------        --------        ------        ----------

      Income before income tax expense          2,127             780             -             2,907
Income tax expense                                598             293             -               891
                                           ----------        --------        ------        ----------

      Net income                           $    1,529        $    487        $    -        $    2,016
                                           ----------        --------        ------        ----------
Earnings per common share (basic)          $     0.75 (c)    $   3.20 (c)    $    -        $     0.67 (c)
Weighted average number of common
 shares outstanding                         2,036,185         152,000             -         3,027,483
                                           ==========        ========        ======        ==========

See accompanying notes to unaudited pro forma combined financial statements.

                           Union Bankshares, Inc.
                     Pro Forma Combined Income Statement
                    For the Year Ended December 31, 1998
                                 (Unaudited)

                                                                                              Union/Citizens
                                               Union           Citizens        Pro forma        (Pro forma
                                            (Historical)     (Historical)     Adjustments       Combined)
                                            ------------     ------------     -----------     --------------
                                                     (dollars in thousands, except per share data)

Interest income:
  Interest and fees on loans                $  12,326         $ 6,510           $    -         $  18,836
  Interest and dividends on investment
   securities                                   2,058           1,190                -             3,248
  Interest on federal funds sold                  268             193                -               461
  Interest on interest bearing deposits            81             -0-                -                81
                                            ---------         -------           ------         ---------
                                               14,733           7,893                -            22,626
                                            ---------         -------           ------         ---------

Interest expense:
  Interest on deposits                          5,556           3,403                -             8,959
  Interest on federal funds purchased               1               1                -                 2
  Interest on borrowed funds                      223              69                -               292
                                            ---------         -------           ------         ---------
                                                5,780           3,473                -             9,253
                                            ---------         -------           ------         ---------

      Net interest income                       8,953           4,420                -            13,373

Provision for loan losses                         100             300                -               400
                                            ---------         -------           ------         ---------

      Net interest income after provision
       for loan losses                          8,853           4,120                -            12,973
                                            ---------         -------           ------         ---------

Noninterest income:
  Trust department income                           7             113                -               120
  Service fees                                  1,560             407                -             1,967
  Security gains (losses)                         147               3                -               150
  Gain on sale of loans                           302             -0-                -               302
  Other                                           152             220                -               372
                                            ---------         -------           ------         ---------
                                                2,168             743                -             2,911
                                            ---------         -------           ------         ---------

Noninterest expense:
  Salaries and wages                            2,725           1,386                -             4,111
  Pension and other employee benefits             666             392                -             1,058
  Occupancy expense, net                          343             159                -               502
  Equipment expense                               627             287                -               914
  Other operating expense                       1,703             990                -             2,693
                                            ---------         -------           ------         ---------
                                                6,064           3,214                -             9,278
                                            ---------         -------           ------         ---------

      Income before income tax expense          4,957           1,649                -             6,606

Income tax expense                              1,507             548                -             2,055
                                            ---------         -------           ------         ---------

      Net income                            $   3,450         $ 1,101           $    -         $   4,551
                                            =========         =======           ======         =========

Earnings per common share (basic)           $    1.70(c)      $  7.25(c)        $    -         $    1.51(c)
                                            =========         =======           ======         =========

Weighted average number of common
 shares outstanding                         2,030,925         152,000                -         3,022,223
                                            =========         =======           ======         =========

See accompanying notes to unaudited pro forma combined financial statements.

                           Union Bankshares, Inc.
                     Pro Forma Combined Income Statement
                    For the Year Ended December 31, 1997
                                 (Unaudited)

                                                                                              Union/Citizens
                                               Union           Citizens        Pro forma        (Pro forma
                                            (Historical)     (Historical)     Adjustments       Combined)
                                            ------------     ------------     -----------     --------------
                                                     (dollars in thousands, except per share data)

Interest income:
  Interest and fees on loans                $  12,159         $ 6,324           $    -         $  18,483
  Interest and dividends on investment
   securities                                   1,761           1,107                -             2,868
  Interest on federal funds sold                  195             119                -               314
  Interest on interest bearing deposits             1             -0-                -                 1
                                            ---------         -------           ------         ---------
                                               14,116           7,550                -            21,666
                                            ---------         -------           ------         ---------

Interest expense:
  Interest on deposits                          5,302           3,350                -             8,652
  Interest on federal funds purchased               1               1                -                 2
  Interest on borrowed funds                      128             -0-                -               128
                                            ---------         -------           ------         ---------
                                                5,431           3,351                -             8,782
                                            ---------         -------           ------         ---------

      Net interest income                       8,685           4,199                -            12,884

Provision for loan losses                         125             300                -               425
                                            ---------         -------           ------         ---------

      Net interest income after provision
       for loan losses                          8,560           3,899                -            12,459

Noninterest income:
  Trust department income                           8              86                -                94
  Service fees                                  1,504             357                -             1,861
  Security gains (losses)                         (23)              5                -               (18)
  Gain on sale of loans                           158             -0-                -               158
  Other                                            83             234                -               317
                                            ---------         -------           ------         ---------
                                                1,730             682                -             2,412
                                            ---------         -------           ------         ---------

Noninterest expense:
  Salaries and wages                            2,563           1,352                -             3,915
  Pension and other employee benefits             693             370                -             1,063
  Occupancy expense, net                          328             178                -               506
  Equipment expense                               436             269                -               705
  Other operating expense                       1,474             905                -             2,379
                                            ---------         -------           ------         ---------
                                                5,494           3,074                -             8,568
                                            ---------         -------           ------         ---------

      Income before income tax expense          4,796           1,507                -             6,303

Income tax expense                              1,450             498                -             1,948

      Net income                            $   3,346         $ 1,009           $    -         $   4,355
                                            =========         =======           ======         =========

Earnings per common share (basic)           $    1.64(c)      $  6.64(c)        $    -         $    1.44(c)
                                            =========         =======           ======         =========

Weighted average number of common
 shares outstanding                         2,034,680         152,000                -         3,025,978
                                            =========         =======           ======         =========

See accompanying notes to unaudited pro forma combined financial statements.

                           Union Bankshares, Inc.
                     Pro Forma Combined Income Statement
                    For the Year Ended December 31, 1996
                                 (Unaudited)

                                                                                              Union/Citizens
                                               Union           Citizens        Pro forma        (Pro forma
                                            (Historical)     (Historical)     Adjustments       Combined)
                                            ------------     ------------     -----------     --------------
                                                     (dollars in thousands, except per share data)

Interest income:
  Interest and fees on loans                $  12,145         $ 6,030           $    -         $  18,175
  Interest and dividends on investment
   securities                                   1,443           1,036                -             2,479
  Interest on federal funds sold                  284             122                -               406
  Interest on interest bearing deposits             1             -0-                -                 1
                                            ---------         -------           ------         ---------
                                               13,873           7,188                -            21,061
                                            ---------         -------           ------         ---------

Interest expense:
  Interest on deposits                          5,357           3,299                -             8,656
  Interest on federal funds purchased             -0-               1                -                 1
  Interest on borrowed funds                      113             -0-                -               113
                                            ---------         -------           ------         ---------
                                                5,470           3,300                -             8,770
                                            ---------         -------           ------         ---------

      Net interest income                       8,403           3,888                -            12,291

Provision for loan losses                         300             280                -               580
                                            ---------         -------           ------         ---------

      Net interest income after provision
       for loan losses                          8,103           3,608                -            11,711

Noninterest income:
  Trust department income                           9              80                -                89
  Service fees                                  1,432             280                -             1,712
  Security gains (losses)                           3               1                -                 4
  Gain on sale of loans                           335             -0-                -               335
  Other                                            85             330                -               415
                                            ---------         -------           ------         ---------
                                                1,864             691                -             2,555
                                            ---------         -------           ------         ---------

Noninterest expense:
  Salaries and wages                            2,616           1,236                -             3,852
  Pension and other employee benefits             689             368                -             1,057
  Occupancy expense, net                          347             172                -               519
  Equipment expense                               442             283                -               725
  Other operating expense                       1,434             843                -             2,277
                                            ---------         -------           ------         ---------
                                                5,528           2,902                -             8,430
                                            ---------         -------           ------         ---------

      Income before income tax expense          4,439           1,397                -             5,836

Income tax expense                              1,314             479                -             1,793
                                            ---------         -------           ------         ---------

      Net income                            $   3,125         $   918           $    -         $   4,043
                                            =========         =======           ======         =========

Earnings per common share (basic)           $    1.49(c)      $  6.04(c)        $    -         $    1.31(c)
                                            =========         =======           ======         =========

Weighted average number of common
 shares outstanding                         2,093,310         152,000                -         3,084,608
                                            =========         =======           ======         =========

                   Notes to Unaudited Pro Forma Condensed
                        Combined Financial Statements

(a) The accompanying unaudited pro forma condensed combined balance sheet was prepared assuming that the merger had been consummated as of June 30, 1999. The accompanying unaudited pro forma condensed combined income statements were prepared assuming that the merger had been consummated as of the first day of the respective periods presented. All such statements were prepared giving effect to the merger under the pooling-of-interests accounting method.

      Union and Citizens expect to achieve annual cost savings through consolidation of operations, elimination of redundant functions and technology, reduction in corporate overhead and similar measures. No adjustment has been included in the unaudited pro forma condensed combined financial statements for any such anticipated costs savings, nor do the pro forma financial statements reflect any incremental earnings the combined company may achieve. The managements of Union and Citizens can give no firm assurance that the anticipated costs savings or revenue enhancements will in fact be achieved in the expected amounts or at or within the times anticipated.

(b) The unaudited pro forma condensed combined balance sheet at June 30, 1999 reflects the issuance in the merger of 991,298 shares of Union common stock in exchange for 152,000 shares of outstanding Citizens common stock at the conversion ratio (6.5217) and includes adjustments to common stock and surplus to reflect the higher par value of Union's common stock ($2.00 par value) compared to the par value of Citizens common stock ($1.00 par value).

(c) Pro forma basic earnings per share have been calculated based on the applicable weighted average number of shares of Union common stock for the respective periods, plus the additional 991,298 shares of Union common stock assumed to be issued in the merger in exchange for the outstanding Citizens common stock at the conversion ratio of 6.5217. Because neither Union nor Citizens has any material stock options, warrants, rights or convertible securities outstanding which could result in future stock issuances, no presentation of diluted earnings per share is given.

(d) The unaudited pro forma condensed combined balance sheet at June 30, 1999 reflects anticipated remaining merger and integration costs not yet reflected in the financial statements through that date, which are presently estimated at approximately $182,000. Total merger and integration expenses (including amounts reflected in the financial statements through June 30, 1999) are expected to be approximately $400,000, most of which are expected to be nondeductible for tax purposes. These expenses consist of primarily investment banking, legal, accounting and proxy statement printing costs, as well as costs to combine operations, such as employee severance, data processing and contract termination costs and incidental merger-related expenses. Anticipated merger and integration cost estimates are not included in the unaudited pro forma condensed combined statements of income for any of the periods presented.

(e) Common shareholders equity does not reflect any reduction for payment of cash in lieu of fractional shares in the merger, or for payment in cash for shares of dissenting shareholders who elect to exercise their statutory appraisal rights. The managements of Union and Citizens expect that any such cash payments will be immaterial in amount.

                 INCREASE IN UNION'S AUTHORIZED COMMON STOCK

At the Union special meeting, Union's shareholders will be asked to approve an amendment to Union's Amended and Restated Articles of Association to increase the authorized common stock from 2,400,000 to 5,000,000 shares of $2.00 par value common stock. At a meeting on February 16, 1999, Union's Board of Directors voted, in conjunction with its vote to approve the Citizens merger, to recommend the proposed increase to Union's shareholders. The proposed increase is necessary to complete the merger, as Union does not have sufficient authorized but unissued shares available to issue to Citizens' shareholders at the merger conversion ratio. Therefore, unless Union's shareholders approve the proposed increase in the common stock, the merger will not be completed, even if the merger is approved by the Citizens shareholders and all other conditions to the merger have been satisfied or waived. Conversely, if the proposed increase in Union's common stock is approved, it will become effective, even if the merger is terminated or abandoned for any reason.

Union's Board of Directors believes that the proposed increase in the common stock is advisable and in the best interests of Union and its shareholders, in order to permit the merger to be completed and to provide additional shares for such other corporate purposes as the Union Board may determine from time to time to be necessary or desirable. Those additional uses for the authorized shares could include, for example, raising additional capital, making future acquisitions of banks, branches or banking related businesses or assets, attracting or retaining valuable employees through stock options and other stock-based compensation arrangements, and issuing stock in connection with stock dividends, stock splits and dividend reinvestment and stock purchase plans. Except for the shares to be issued in the Citizens merger, and shares reserved for issuance under Union's 1998 Incentive Stock Option plan (or a similar earlier plan), at this time Union has no commitments, agreements or undertakings obligating it to issue any shares to anyone.

Union's Board of Directors considered seeking shareholder authorization only for the number of shares required to complete the Citizens merger, but determined that the additional authorized shares would provide the company with desirable corporate and strategic flexibility by ensuring the prompt availability of shares for issuance should the opportunity or need arise in the future.

On the record date for the meeting, Union had 2,038,140 shares of common stock issued and outstanding. It also had 57,200 shares reserved for issuance upon exercise of stock options that have been or may be granted pursuant to Union's incentive stock option plan, leaving approximately 304,660 shares (before the proposed increase and including treasury shares) available for future issuance. If the proposed increase is approved and the Citizens merger is completed, Union will issue in the merger to the former Citizens shareholders approximately 991,298 additional shares of Union common stock in exchange for Citizens common stock, leaving a total of approximately 1,679,402 shares available for future issuance by Union from time to time.

Under Vermont law, the Board of Directors generally may issue authorized but unissued shares of common stock without shareholder approval. Union's Board of Directors does not currently have any specific plans or intentions to issue any additional shares of Union common stock, other than to Citizens shareholders in the merger or under employee stock options consistent with past practice. The Board does not intend at this time to seek shareholder approval before any future issuance of additional shares of common stock, unless shareholder action is required in a specific case by applicable law, the rules of any exchange or market on which Union's securities may then be listed, or Union's Amended and Restated Articles of Association or By-laws then in effect. Corporate opportunities may arise that require prompt action, and Union believes that the delay and expense of obtaining shareholder approval of an increase in authorized shares could be detrimental to the interests of Union and its shareholders.

Although the Union Board has no present intention of doing so, shares of authorized and unissued common stock could be issued in one or more transactions that would make takeover of Union more difficult. For example, additional shares could be issued to dilute the stock ownership of a person seeking to obtain control of Union or could be privately placed with purchasers who would support Union's Board in opposing a hostile takeover attempt. The availability of shares for issuance under these circumstances could have the effect of deterring an offer for Union at a substantial premium over the prevailing trading price of Union's common stock. Union's Amended and Restated Articles of Association and By-laws currently contain provisions that may have such an effect, including provisions requiring a 67% vote of shareholders to approve certain mergers, consolidations and other business combinations. See "COMPARISON OF SHAREHOLDER RIGHTS."

The additional authorized shares of Union common stock will have all of the rights and privileges that the presently outstanding shares of Union common stock possess. All outstanding shares would continue to have one vote per share on all matters to be voted on by the shareholders, including the election of directors. Union does not have any other authorized class of capital stock.

If a quorum is present at the Union special meeting, the proposed increase in the common stock will be approved if more votes are cast "FOR" the proposal than "AGAINST."

Union's shareholders do not have dissenters' rights of appraisal in connection with the proposed amendment.

The full text of the proposed amendment to Union's Articles is as follows:

  To amend Section 7 of the Amended and Restated Articles of Association of Union Bankshares, Inc. to read in full:

6. Capital Stock. The aggregate number of shares the Corporation shall have the authority to issue shall be five million (5,000,000) having a par value of two dollars ($2.00) per share.

Union's Board of Directors recommends that you vote "FOR" the proposal to amend Union's Amended and Restated Articles of Association to increase the authorized common stock.

                           INFORMATION ABOUT UNION

Business and Properties

General. Union Bank was organized and chartered as a state bank in 1891 under the name "Union Savings Bank," and later added the words "and Trust Company" to its title. In April 1982, Union Bank reorganized into a one-bank holding company structure, with the formation of Union Bankshares, Inc. and its acquisition of all of Union Bank's outstanding shares. Union is a separate legal entity from Union Bank, and is the Bank's corporate parent. Union Bank is Union's only subsidiary.

Union is headquartered in Morrisville, Vermont, and, through Union Bank, provides customary commercial banking and limited fiduciary services from its eight banking offices in Vermont's Lamoille and Caledonia counties. Union also offers telebanking services and maintains 15 automated teller machines (ATMs) at its banking offices and other locations in its market area, which provide customers with account inquiry, transfer, withdrawal and deposit capabilities on a 24-hour basis. Union's business has traditionally consisted of attracting savings, time, demand, NOW, and money market deposit accounts and using those deposited funds, together with borrowings and other funds, to originate or purchase residential and commercial real estate mortgages, and commercial, construction and municipal term loans and line of credit facilities. In addition to loans and deposits, Union offers a variety of banking services, including travelers checks, safe deposit boxes, credit card accounts, consumer loans, merchant card processing, wire transfer and limited fiduciary services. Union's income is derived principally from interest on loans and earnings on other investments, and its primary expenses arise from interest paid on deposits and borrowings and general overhead expenses.

Union Bank's deposits are insured by the Bank Insurance Fund of the FDIC up to legal limits (generally $100,000 per depositor). As a Vermont-chartered commercial bank, Union Bank is subject to regulation, examination, and supervision by the Vermont Banking Commissioner and the FDIC and Union, as a bank holding company, is subject to regulation, examination and supervision by the Federal Reserve Board. The regulations of these authorities govern certain of the operations of Union, including the levels of capital it must maintain, its ability to pay dividends, the nature and amount of loans that it may originate, the rate of interest that it may charge on loans, its investment policies, and other activities. See "REGULATION AND SUPERVISION." Union does not engage in any nonbanking activities.

At June 30, 1999, Union had total consolidated assets of approximately $184.5 million, including net loans receivable of $127.1 million, deposits of $155.4 million and shareholders' equity of $21.3 million. Based on the most recent information published by the Vermont Banking Commissioner, in terms of total assets at December 31, 1998, Union Bank ranked as the 10th largest institution of the 26 commercial banks and savings institutions then headquartered in Vermont.

Market Area and Competition. Union's primary service area is located in north central Vermont and includes all of the towns in Lamoille County and the town of Hardwick in Caledonia County. At June 30, 1998, the date of the most recent FDIC published deposit data, total deposits of commercial banks and savings associations in Lamoille County, Union's primary market, were approximately $231 million and Union held approximately 56.3% (or $130 million) of those deposits. By contrast, based on June 30, 1998 FDIC data, Union had only a 2.9% market share (or $12.2 million) of the $424.3 million of commercial bank and savings association deposits in Caledonia County, Citizens' primary market area.

Union faces substantial competition in its market area from local commercial banks, savings banks, credit unions, and financial services affiliates of bank holding companies, as well as from national financial service providers such as mutual funds, brokerage houses and consumer finance companies. Union anticipates continued strong competition from such financial institutions in the foreseeable future. Within Union's market areas are branches of several commercial banks that are substantially larger than Union. Union competes for checking, savings and other deposits by offering depositors competitive rates, personal service and local area expertise, convenient locations and an array of financial services and products.

The competition in originating real estate and other loans comes principally from commercial banks, mortgage banking companies, and credit unions. Union competes for loan originations primarily through the interest rates and loan fees it charges, the types of loans it offers, and the efficiency and quality of services it provides. In addition to residential mortgage lending and municipal loans, Union also emphasizes commercial real estate, construction, and both conventional and SBA commercial lending. Factors that affect Union's ability to compete for loans include general and local economic conditions, prevailing interest rates including "prime" rates, and pricing volatility of the secondary mortgage markets. Union attempts to promote an increased level of personal service and expertise within the community to position itself as a lender to small to middle market business and residential customers, which tend to be under-served by larger institutions.

Management's strategy includes continued evaluation of changing market needs and design and implementation of products and services to meet those needs. The directors and management of Union intend to continue to offer products and services that will allow Union to manage responsibly the growth of its assets, while building and enhancing both shareholder value and Union's image as a premiere Vermont community bank.

Properties. Union owns five of its eight banking facilities. The other three facilities are leased as follows:
*     Hyde Park - three-year renewable lease expiring September 30, 1999;
*     Morrisville Plaza - five-year renewable lease expiring
      December 31, 2001; and
*     Stowe Mountain Road - five-year renewable lease expiring
      November 30, 2002.

All of Union's banking offices have drive-up facilities connected to the bank building and six are equipped with ATMs. Union also maintains nine ATMs at various non-branch locations throughout its service area.

Legal Proceedings. There are no known pending legal proceedings to which Union is a party, or to which any of its properties is subject, other than ordinary litigation arising in the normal course of business and which would not have a material adverse effect on Union.

Lending Activities.   Union conducts its lending activities principally in
northern Vermont and focuses on originating single family residential loans, commercial real estate loans, including loans to resorts and motels, municipal loans, home equity loans, commercial loans, and a variety of consumer loans. In addition, Union originates loans for residential and commercial real estate construction. Most loans originated by Union are secured by real estate. Loan policies and administration are designed to provide assurance that loans will only be granted to credit-worthy borrowers, although some credit losses are expected to occur because of subjective factors and factors beyond the control of Union. Although Union has a diversified loan portfolio and economic conditions are stable, most of its lending activities are concentrated within its primary geographic market area. As a result, Union and its borrowers may be especially vulnerable to the consequences of changes in the local economy. In response, a substantial portion of Union's loans are secured by real estate and some are also SBA guaranteed.

Union originates and sells residential mortgages into the secondary market, with most such sales made to the Federal Home Loan Mortgage Corporation (FHLMC). Union services a $95.3 million residential mortgage portfolio, approximately $40.7 million of which is serviced for unaffiliated third parties. Additionally, Union originates commercial loans under various SBA programs which provide an agency guarantee for a portion of the loan amount. Union will typically sell the guaranteed portion of the loan to other financial concerns and will retain servicing rights, which generates fee income. Union capitalizes mortgage servicing rights on these fees and recognizes gains and losses on the sale of the principal portion of these notes as they occur.

Historically Union experiences a drop in municipal loans and deposits each June 30th. The majority of the towns and villages have a fiscal year end of June 30th and they payoff their non arbitrage borrowings for that one day. Therefore, Union's loan and deposit balance both drop to their lowest point of the year and then rebound in July as the municipalities resume their normal banking activity.

Loan Portfolio. Union's loan portfolio primarily consists of adjustable- and fixed-rate mortgage loans secured by one-to-four family, multi-family residential or commercial real estate. As of June 30, 1999, Union's loan portfolio totaled $129.2 million, or 70.0%, of assets, of which $54.7 million, or 42.3% of gross loans, consisted of residential mortgages, and $49.5 million, or 38.3%, of total loans consisted of commercial real estate loans. As of such date, Union's loan portfolio also included $5.5 million of real estate construction loans, $6.9 million of commercial loans, $4.0 million of municipal loans, and $5.7 million of consumer loans representing, in order, 4.3%, 5.3%, 3.1%, and 4.4% of total loans outstanding on June 30, 1999.

The following table shows information on the composition of Union's loan portfolio, including loans held for sale, as of June 30, 1999, and December 31, 1998 and 1997.

                                    June 30,                   December 31,
                                    --------                   ------------
Loan Type                             1999           1998          1997
- ---------                             ----           ----          ----
                                             (dollars in thousands)

Real Estate
  Residential                       $ 54,660      $ 53,913      $ 52,685
  Commercial                          49,482        47,477        44,852
  Construction                         5,493         6,790         3,316
  Other Commercial                     6,903         8,822         9,106
  Consumer installment                 5,673         5,813         5,594
  Home equity loans - Open ended       2,847         3,201         3,572
  Municipal and other                  4,156         7,705        15,334
                                    --------      --------      --------
      Total loans                    129,214       133,721       134,459

Less: Unearned income                   (262)         (282)         (319)
Allowance for loan losses             (1,836)       (1,805)       (1,794)
                                    --------      --------      --------
      Loans, net                    $127,116      $131,634      $132,346
                                    ========      ========      ========

The following table shows the maturity distribution of Union's commercial real estate, line of credit, and commercial loans at June 30, 1999 and December 31, 1998.

                                       June 30, 1999              December 31, 1998
                                       -------------              -----------------
                                               Percent of                   Percent of
Commercial Loan Maturities       Amount (1)       Total        Amount (1)      Total
- --------------------------       ----------    ----------      ----------    ----------
                                               (dollars in thousands)

      Within one year             $11,886         19.55%        $11,528         19.10%
      One to five years            16,143         26.55%         16,466         27.28%
      Over five years              32,765         53.90%         32,372         53.62%
                                  -------        -------        -------        -------
      Total                       $60,794        100.00%        $60,366        100.00%
                                  =======        =======        =======        =======

Union's commercial real estate, line of credit and commercial loans due after one year at June 30, 1999 and December 31, 1998, consisted of the following:

                                    June 30, 1999       December 31, 1998
Commercial Loan Balances               Amount (1)           Amount (1)
- ------------------------            -------------       -----------------
                                          (dollars in thousands)

      Fixed interest rate              $12,003              $11,220
      Adjustable interest rate          36,905               37,618
                                       -------              -------
      Total                            $48,908              $48,838
                                       =======              =======

- --------------------

<F1>  These amounts include $4,409 and $4,067 of loans collateralized by residential real estate, which are included in the "Real Estate -Residential" classification, at June 30, 1999 and December 31,1998, respectively.

Residential Mortgage Loan Originations and Servicing. As stated above, one of Union's significant lending activities is the origination and, for certain loans, the subsequent sale with servicing rights retained, of loans secured by first mortgages on real estate improved with single-family dwellings. Union's residential real estate mortgages carry fixed or adjustable rates and are generally repayable over 15 or 30 years. Residential loans typically remain outstanding for shorter periods than their contractual maturities because borrowers prepay the loans in full upon sale of the mortgaged property or upon refinancing of the original loan.

Union's adjustable-rate residential mortgage loans generally have interest rates that adjust annually at a margin over the weekly average yield on U.S. Treasury securities adjusted to a constant maturity of one year published by the Federal Reserve. The maximum adjustment above or below the initial interest on Union's adjustable-rate mortgage loans is generally 1% or 2% annually, and 5% or 6% over the life of the loan.

Union generally does not originate loans with loan-to-value ratios that exceed 80% at origination. When terms are favorable. Union will originate single-family mortgage loans with loan-to-value ratios between 80% and 95%. In most of these cases, Union will, as a matter of policy, require the borrower to obtain private mortgage insurance that insures that portion of the loan exceeding the 80% loan-to-value ratio, thereby reducing the risk to no more than 80% of appraised value.

In determining whether to originate a residential mortgage loan, Union reviews information concerning the income, financial condition, employment, and credit history of the applicant in order to assess the applicant's ability to repay the loan. In addition, Union examines the adequacy of proposed collateral, as evidenced by an independent third party appraisal. Borrowers are required to obtain casualty insurance and, if applicable, flood insurance in amounts at least equal to the outstanding loan balance or the maximum amount allowed by law. Union also requires that title insurance be obtained, insuring the priority of its mortgage lien.

All loans are reviewed by Union's credit underwriting staff to ensure that its guidelines are met or that waivers are obtained in limited situations where offsetting factors exist. A review of selected loan files is conducted by the Bank's internal loan review and internal audit function to determine the adequacy of the legal documentation.

Union has adopted written, non-discriminatory underwriting standards for use in the underwriting and review of every loan considered for origination. These underwriting standards are reviewed and approved annually by Union's Board of Directors. Union's underwriting standards for residential mortgage loans generally conform to standards established by the FHLMC.

Commercial Real Estate Lending. Union originates multi-family and commercial real estate loans and, through this lending activity, seeks to develop long-term relationships with select businesses, real estate borrowers, and professionals. Union's commercial real estate portfolio includes loans secured by apartment buildings, office buildings, warehouses, retail stores, restaurants, hotels, and other properties, which are located in Union's primary market area. Commercial real estate loans generally are originated in amounts up to 80% of the appraised value of the property securing the loan. In determining whether to originate multi-family or commercial real estate loans, Union also considers such factors as the financial condition of the borrower and the debt service coverage of the property. A substantial majority of Union's commercial real estate loans carry adjustable interest rates and are for terms of over five years.

Appraisals on properties securing commercial real estate loans originated by Union are performed by an independent appraiser at the time the loan is made. In addition, Union's underwriting procedures generally require verification of the borrower's credit history, income and financial statements, banking relationships, references, and income projections for the property, as well as a personal guarantee.

While Union's commercial real estate lending activities enable it to earn interest at rates higher than those generally available from one-to-four family residential lending, such loans are generally larger and involve a greater degree of risk. Because payments on loans secured by commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of such loans may be subject to adverse conditions in the real estate market or the economy to a greater extent than residential loans. If the cash flow from a project is reduced (for example, if leases are not obtained or renewed), the borrower's ability to repay the loan may be impaired. In addition, adjustable-rate commercial real estate loans are subject to increased risk of delinquency or default as interest rates increase. Union attempts to minimize these risks through prudent underwriting standards and SBA guarantees.

Real Estate Construction Lending. Union makes real estate construction loans to individuals for the construction of single family residences, as well as to builders and real estate developers for the construction of one-to-four family residences, commercial and multi-family real estate. Such residential construction loans are generally underwritten using the same guidelines as for permanent residential loans. Union's construction loans typically have terms of up to eight months, at which time they convert to permanent term financing. During the construction phase, the borrower ordinarily pays interest only. Generally, the maximum loan-to-value ratio of owner-occupied, single-family construction loans is 80%.

Commercial Business Lending. In its underwriting of commercial business loans, Union evaluates the value of the collateral securing the loan and assesses the borrower's creditworthiness and ability to repay. While commercial business loans generally are made for shorter terms and at higher yields than loans secured by real estate, such loans generally involve a higher level of risk because the risk of borrower default is greater and the collateral may be more difficult to liquidate and more likely to decline in value.

Loan origination, commitment fees and certain direct loan origination costs are deferred by Union for financial reporting purposes and are amortized as an adjustment of the related loan's yield using methods that approximate the interest method.

Asset Quality. Union, like all financial institutions, is exposed to certain credit risks related to the value of the collateral that secures its loans and the ability of borrowers to repay their loans. Management closely monitors Union's loan and investment portfolios and other real estate owned for potential problems on a periodic basis and reports to Union's Board of Directors at regularly scheduled meetings.

Non-Performing Loans. Loan interest income is accrued daily on outstanding balances. Accrual of interest is discontinued when a loan is specifically determined to be impaired or management believes, after considering collection efforts and other factors, that the borrower's financial condition is such that collection of interest is doubtful. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are generally applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

Union had loans on nonaccrual status totaling $265,000 at June 30, 1999, and $117,000 and $796,000 at December 31, 1998 and 1997, respectively. Interest income not recognized on such loans amounted to approximately $69,600 for the six months ended June 30, 1999, and $43,000 and $84,000 for the years ended December 31, 1998 and 1997, respectively.

At June 30, 1999, Union had internally classified certain loans totaling $677,000. In management's view, such loans represent a higher degree of risk and could become nonperforming loans in the future. While still on a performing status, in accordance with Union's credit policy, loans are internally classified when a review indicates any of the following conditions making the likelihood of collection highly questionable:
*     the financial condition of the borrower is unsatisfactory;
*     repayment terms have not been met;
*     the borrower has sustained losses that are sizable, either in
*     absolute terms or relative to net worth;
*     confidence is diminished;
*     loan covenants have been violated;
*     collateral is inadequate; or
*     other unfavorable factors are present.

Other Real Estate Owned. Real estate acquired by foreclosure consists of properties acquired either through foreclosure proceedings or acceptance of a deed in lieu of foreclosure, and for which Union has taken physical possession. Union classifies loans as foreclosed if Union receives physical possession of the debtor's assets, regardless of whether or not foreclosure proceedings take place.

Foreclosures and real estate formally acquired in settlement of loans are initially recorded at the lower of amortized cost or fair value, less estimated costs to sell. Gains and losses upon sale are reflected in operations as realized. Holding and maintenance costs related to properties are recorded as expenses in the period incurred. Union expenses, when recognized, any deficiency resulting from valuation adjustments to real estate owned after it is acquired in foreclosure or otherwise.

At June 30, 1999, Union had acquired by foreclosure or through repossession real estate worth $419,000, consisting of commercial property and residential homes.

Allowance for Loan Losses. Some of Union's loan customers ultimately do not make all of their contractually scheduled payments, requiring Union to charge off the remaining principal balance due. Union maintains an allowance for loan losses to absorb such losses. The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses which is charged to expense and reduced by charge-offs, net of recoveries. While Union allocates the allowance for loan losses based on the percentage category to total loans, the portion of the allowance for loan losses allocated to each category does not represent the total available for future losses which may occur within the loan category since the total allowance for possible loan losses is a valuation reserve applicable to the entire portfolio.

The following table reflects activity in the allowance for loan losses for the six months ended June 30, 1999, and for the years ended December 31, 1998 and 1997.

                             Six Months Ended      Years Ended December 31,
                             ----------------      ------------------------
                               June 30, 1999           1998          1997
                               -------------           ----          ----
                                            (dollars in thousands)

Balance at the beginning
 of period                        $1,805              $1,794        $1,850
Charge-offs:
  Real Estate                        -0-                  42           -0-
  Commercial                          26                  63           121
  Consumer and other                  27                  55           115
                                  ------              ------        ------
      Total charge-offs               53                 160           236
                                  ------              ------        ------
Recoveries:
  Real Estate                          1                 -0-             4
  Commercial                           5                  33            15
  Consumer and other                  15                  38            36
                                  ------              ------        ------
      Total recoveries                21                 71             55
                                  ------              ------        ------

Net charge-offs                      (32)                (89)         (181)
Provision for loan losses             63                 100           125
                                  ------              ------        ------
Balance at end of period          $1,836              $1,805        $1,794
                                  ======              ------        ------

The following table shows the breakdown of Union's allowance for loan loss by category of loan and the percentage of loans in each category to total loans in the respective portfolios at the dates indicated.

                                 Six Months Ended                 Years Ended December 31,
                                 -----------------------------------------------------------
                                   June 30, 1999               1998                     1997
                                 ---------------               ----                     ----
                                                       (dollars in thousands)

                                Amount      Percent      Amount      Percent      Amount      Percent

Real Estate
  Residential                   $  357       42.3%      $  121        40.3%      $  157        39.2%
  Commercial                       733       38.3%         669        35.5%         767        33.3%
  Construction                      55       4.3%           14         5.1%           7         2.5%
Other Loans
  Commercial                       126       5.3%           88         6.6%          91         6.8%
  Consumer installment              90       4.4%          131         4.3%         126         4.2%
  Home equity loans                 21       2.2%            6         2.4%           7         2.6%
  Municipal, Other and
   Unallocated                     454       3.2%          776         5.8%         639        11.4%
                                ------     ------       ------       ------      ------       ------
      Total                     $1,836     100.0%       $1,805       100.0%      $1,794       100.0%
                                ======     ======       ======       ======      ======       ======
Ratio of Net Charge Offs to
 Average Loans                              0.02%                     0.06%                    0.14%

Ratio of Allowance for Loan
 Losses to Loans                            1.42%                     1.35%                    1.34%

Investment Activities. Union's investment policy is structured to meet the following goals:

*     complement Union's asset and liability management policy;
* provide the liquidity necessary to meet anticipated deposit outflows and normal working capital needs;
* expand the loan portfolio within guidelines approved by Union's Board of Directors; and
* mitigate the adverse effects of changes in interest rates and shifts in the mix of Union's liabilities.

As of June 30, 1999, Union's investment securities portfolio amounted to $39.4 million, or 21.4% of its total assets.

Debt securities that Union intends to hold to maturity are classified as held to maturity and carried on Union's balance sheet at cost, adjusted for amortization of premium and accretion of discounts using methods approximating the interest method. Debt and equity securities purchased and held primarily for resale in the near future are classified as trading securities and are carried at fair value with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity or trading are classified as available-for-sale.
Investments classified as available-for-sale are carried at fair value. Unrealized gains and losses on available-for-sale securities are reported as a net amount in other comprehensive income, net of applicable income taxes. The specific identification method is used to determine realized gains and losses on sales of securities. If a decline in the fair value below the adjusted cost basis on an investment or mortgage-backed security is judged to be other than temporary, the cost basis of the investment is written down to fair value as the new cost basis and the amount of the write down is included as a charge against securities gains, net.

At June 30, 1999, the reported value of investment securities available-for-sale was $39.4 million. As of such date, Union had no securities classified as held-to-maturity or trading securities. The reported value of securities available-for-sale at June 30, 1999, reflects a negative valuation adjustment of $245,000. The offset of this adjustment, net of income tax effect, was a $162,000 decrease in Union's other comprehensive income component of shareholders' equity and a decrease in net deferred tax liabilities of $83,000.

The following table shows the reported value of Union's investment securities, all of which were categorized as available-for-sale, as of June 30, 1999 and December 31, 1998 and 1997.

                                        June 30,                 December 31,
                                        --------                 ------------
                                          1999         1998         1997
                                          ----         ----         ----
                                              (dollars in thousands)

Securities available-for-sale:
  U.S. Government and agency and
   corporation securities               $17,132      $18,845      $14,995
  Mortgage-backed securities              6,270        5,182        5,400
  State and political subdivisions        4,975        3,655          800
  Corporate debt securities              10,229        9,791        5,316
  Marketable equity securities              826          938        1,501
                                        -------      -------      -------
Total investment securities             $39,432      $38,411      $28,012
                                        =======      =======      =======

The following tables show, as of June 30, 1999 and December 31, 1998, the amortized cost of Union's debt obligations maturing within the stated period and their related weighted average interest rates.

                                                     At June 30, 1999
                                                        Maturities
                                      -------------------------------------------------                  Weighted
                                       Within       One to      Five to          Over        Total       Average
                                      One Year    Five Years   Ten Years      Ten Years      Cost         Yield
                                      --------    ----------   ---------      ---------      -----       --------
                                                            (dollars in thousands)

Securities available-for-sale:
  U.S. Government and agency
   and corporation securities          $6,514      $ 7,746      $ 3,001      $     -0-      $17,261        5.62%
  Mortgage-backed securities              -0-        2,850        1,452          2,026        6,328        6.53%
  State and political subdivisions         25          106        3,324          1,672        5,127        6.66%
  Corporate debt securities               -0-        4,956        3,300          2,147       10,403        6.30%
  Marketable equity securities            -0-          -0-          -0-            558          558       10.92%
                                       ------      -------      -------        -------      -------       ------
Total investment securities            $6,539      $15,658      $11,077        $ 6,403      $39,677
                                       ======      =======      =======        =======      =======
Fair Value                             $6,565      $15,557      $10,813        $ 6,497      $39,432
                                       ======      =======      =======        =======      =======
Weighted Average Yield                  5.94%        5.77%        6.27%          7.08%        6.15%
                                       ======      =======      =======        =======      =======

                                                   At December 31, 1998
                                                        Maturities
                                      ---------------------------------------------             Weighted
                                       Within      One to      Five to       Over     Total     Average
                                      One Year   Five Years   Ten Years   Ten Years    Cost      Yield
                                      --------   ----------   ---------   ---------   -----     --------
                                                            (dollars in thousands)

Securities available-for-sale:
  U.S. Government and agency
   and corporation securities          $8,337     $ 7,256      $3,117      $  -0-     $18,710    5.82%
  Mortgage-backed securities              -0-       3,141         331       1,658       5,130    6.50%
  State and political subdivisions         79         251       1,659       1,666       3,655    6.68%
  Corporate debt securities               501       5,470       2,013       1,691       9,675    6.29%
  Marketable equity securities            -0-         -0-         -0-         558         558    8.98%
                                       ------     -------      ------      ------     -------
Total investment securities            $8,917     $16,118      $7,120      $5,573     $37,728    6.16%
                                       ======     =======      ======      ======     =======
Fair Value                             $8,990     $16,355      $7,172      $5,894     $38,411
                                       ======     =======      ======      ======     =======

Weighted Average Yield                   6.09%       5.93%       6.36%       6.66%       6.16%
                                       ======     =======      ======      ======     =======

Federal Home Loan Bank Stock. Union Bank is a voluntary member of the Federal Home Loan Bank and is thereby entitled to various benefits, including certain borrowing capabilities on advantageous terms that assist Union in matching the maturities of its assets and liabilities and in supporting its loan growth. As a member of the FHLB, Union is required to invest in the FHLB's $100 par value stock. The stock is nonmarketable, and when redeemed, Union would receive from the FHLB an amount equal to the par value of the stock.

Sources of Funds. Deposits generated from within Union's local market area are the primary source of funds for lending and investment operations.
Union offers a full variety of deposit accounts ranging from passbook accounts to certificates of deposit with maturities of up to five years. Union also offers transaction accounts, which include commercial checking accounts, negotiable order of withdrawal ("NOW") accounts, and money market deposit accounts. The rates paid on deposits are established periodically by management based on Union's need for funds and on the rates being offered by Union's competitors. Union's goal in pricing its deposit products is to remain competitive without offering the highest rates in the market area. Union does not rely on brokered deposits as a source of funding.

The following table shows information concerning Union's deposits by account type, and the weighted average nominal rates at which interest was paid on such deposits as of June 30, 1999 and December 31, 1998 and 1997.

                                 Six Months Ended                                Years Ended December 31,
                                 ----------------                                ------------------------
                                  June 30, 1999                           1998                              1997
                        -------------------------------     --------------------------------     ------------------------------
                                            (dollars in thousands)

                                    Percent                             Percent                            Percent
                        Average     of Total    Average     Average     of Total     Average     Average   of Total     Average
                        Amount      Deposits    Rate        Amount      Deposits     Rate        Amount    Deposits     Rate
                        -------     --------    -------     -------     --------     -------     -------   --------     -------

Non-certificate
 deposits:
  Demand deposits      $ 22,754      14.11%                 $21,289      13.91%                 $19,274      13.12%

  Now accounts           22,927      14.22%      2.18%       20,680      13.51%      2.38%       18,219      12.39%     2.06%

  Money Markets          36,628      22.71%      4.23%       29,084      19.01%      4.44%       25,719     17.50%      4.45%

  Savings and other      24,438      15.15%      2.48%       24,428      15.96%      2.72%       24,865      16.91%     2.75%
                       --------     -------      -----     --------     -------               ---------    --------

Total
 non-certificate
  deposits              106,747      66.19%                  95,481      62.39%                  88,077      59.92%
                       --------     -------      -----     --------     -------               ---------    --------

Certificates of
 deposit:
  Less than $100,000     43,838      27.18%      5.02%       43,958      28.73%      5.34%       44,304      30.13%     5.42%

  $100,000 and over      10,684       6.63%      5.19%       13,590       8.88%      5.70%       14,621       9.95%     5.55%
                       --------     -------      -----     --------     -------               ---------    --------

Total certificates
 of deposit              54,522      33.81%                  57,548      37.61%                 58,925      40.08%
                       --------     -------      -----     --------     -------               ---------    --------

Total deposits         $161,269     100.00%      3.36%     $153,029     100.00%      3.64%    $147,002     100.00%      3.68%
                       ========     =======      =====     ========     =======      =====    ========     =======      =====

The following table sets forth information regarding the amounts of Union's certificates of deposit in amounts of $100,000 or more at June 30,1999, and December 31, 1998 that mature during the periods indicated.

                                      June 30, 1999      December 31, 1998
                                      -------------      -----------------
                                             (dollars in thousands)

      Within 3 months                    $3,458               $1,169
      3 to 6 months                       1,235                5,715
      6 to 12 months                      2,403                1,435
      Over 12 months                        562                1,307
                                         ------               ------
                                         $7,658               $9,626
                                         ======               ======

Borrowings. Union may obtain advances from the FHLB upon pledging as collateral the common stock of the FHLB that it owns and certain of its investment securities and residential mortgage loans, provided certain standards related to creditworthiness are met. FHLB borrowings have been utilized for loan portfolio growth, asset/liability management, liquidity and/or operational needs. At June 30, 1999, Union's available lines of credit totaled $16.5 million.

Management's Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis provides information regarding Union's financial position as of June 30, 1999 and 1998, and as of December 31, 1998 and 1997, and its results of operations for the six months ended June 30, 1999 and 1998, and for the years ended December 31, 1998, 1997, and 1996. This discussion should be read in conjunction with the information in this document under "SELECTED FINANCIAL DATA --- Union," Union's consolidated financial statements and related notes beginning on page F-2, and with other financial data appearing elsewhere in this joint proxy statement/prospectus. In the opinion of Union's management, the unaudited interim data reflect all adjustments, consisting only of normal recurring adjustments, necessary to fairly present Union's consolidated financial position and results of operations to be expected for a full fiscal year. Management is not aware of the occurrence of any events after June 30, 1999, that would materially affect the information presented below. Nevertheless, readers are cautioned to refer to "RISK FACTORS" for information relating to factors that could affect future operating results and to the qualifications under "A Warning About Forward-Looking Statements" that apply to any forward-looking statements in the following discussion.

Results of Operations. Net Interest Income. The largest component of Union's operating income is net interest income, which is the difference between the interest and dividend income received from interest-earning assets and the interest expense paid on its interest-bearing liabilities. For purposes of this discussion, the average yield rate on interest income earned on tax-exempt loans and securities is adjusted to a fully-taxable equivalent basis to facilitate comparison with interest earned that is subject to taxation under applicable laws. Net interest income is determined by an institution's net interest spread (the difference between the yield on its interest-earning assets and the rates paid on its interest-bearing liabilities), the relative average balances of interest-earning assets and interest-bearing liabilities, and the degree of variance in the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities. Changes in nonperforming assets together with amounts of interest lost and recovered on those assets also impact comparisons of net interest income.

Yields Earned and Rates Paid. The following tables show, for the periods indicated, the total amount of income recorded from interest-earning assets, and the related average yields, the interest expense associated with interest-bearing liabilities, expressed in dollars and average rates, and the relative net interest spread and net interest margin. All yield and rate information is calculated on an annualized basis. Yield and rate information for a period is average information for the period, and is calculated by dividing the income or expense item for the period by the average balances of the appropriate balance sheet item during the period. Net interest margin is net interest income divided by average interest-earning assets. Nonaccrual loans are included in asset balances for the appropriate periods, but recognition of interest on such loans is discontinued and any remaining accrued interest receivable is reversed, in conformity with federal regulations. The yields and net interest margins appearing in the following tables have been calculated on a pre-tax basis.

                                                        Six months ended June 30,
                                 -------------------------------------------------------------------
                                                1999                              1998
                                 -------------------------------    --------------------------------
                                             Interest    Average    Interest     Average
                                 Average      Earned/    Yield/     Average      Earned/      Yield/
                                 Balance       Paid       Rate      Balance       Paid         Rate
                                 -------     --------    -------    --------     --------     ------
                                                        (dollars in thousands)

Average Assets:
  Federal funds sold            $  3,761      $   87      4.63%     $  3,987      $  107      5.37%
  Interest bearing deposits        2,215          60      5.42%        1,096          30      5.47%
  Investments (1) (2)             40,649       1,198      6.14%       30,794         970      6.40%
  Loans, net (1), (3)            131,057       5,958      9.24%      131,180       6,211      9.73%
                                --------      ------                --------      ------
      Total interest-earning
       assets (1)                177,682       7,303      8.38%      167,057       7,318      8.99%
  Cash and due from banks          6,014                               5,470
  Premises and equipment           2,549                               2,551
  Other assets                     3,395                               2,555
                                --------                            --------
      Total assets              $189,640                            $177,633
                                ========                            ========

Average Liabilities and
 Shareholders' Equity:
  NOW accounts                  $ 22,927         250      2.18%     $ 19,113         221      2.31%
  Savings and money market
   accounts                       61,066       1,078      3.53%       51,819         943      3.64%
  Certificates of deposit         54,522       1,379      5.06%       61,480       1,664      5.41%
  Borrowed funds                   3,988         116      5.82%        2,836          85      6.00%
                                --------      ------                --------      ------
      Total interest-bearing
       liabilities               142,503       2,823      3.96%      135,248       2,913      4.31%

Non-interest bearing deposits     22,754                              20,039
Other liabilities                  3,108                               2,673
                                --------                            --------
Total liabilities                168,365                             157,960

Shareholders' equity              21,275                              19,673
                                --------                            --------
Total liabilities and
shareholders' equity            $189,640                            $177,633
                                ========                            ========

Net interest income (1)                       $4,480                              $4,405
                                              ======                              ======

Net interest spread (1)                                   4.42%                               4.68%
                                                          =====                               =====
Net interest margin (1)                                   5.20%                               5.50%
                                                          =====                               =====

- --------------------

<F1>  Average yield reported on a tax-equivalent basis.
<F2>  The average balance of investments is calculated using the amortized cost basis.
<F3>  Net of unearned income and allowance for loan loss.

                                                                  Years ended December 31,
                           -----------------------------------------------------------------------------------------------------
                                         1998                               1997                               1996
                           -------------------------------    -------------------------------    -------------------------------
                                       Interest    Average                Interest    Average                Interest    Average
                           Average     Earned/     Yield/     Average     Earned/     Yield/     Average     Earned/     Yield/
                           Balance       Paid       Rate      Balance       Paid       Rate      Balance       Paid       Rate
                           -------     --------    -------    -------     --------    -------    -------     --------    -------
                                                                   (dollars in thousands)

Average Assets:
  Federal funds sold       $  5,130    $   268      5.22%     $  3,914    $   195      4.98%     $  5,428     $   284     5.23%
  Interest bearing
   deposits                   1,459         81      5.55%          202          1      0.49%           24           1     4.17%
  Investments (1) (2)        33,171      2,058      6.31%       28,368      1,761      6.30%       24,151       1,443     6.09%
  Loans, net (1), (3)       130,607     12,326      9.76%      128,414     12,159      9.68%      123,955      12,145    10.02%
                           --------    -------                --------    -------                --------     -------

    Total interest-
     Earning assets (1)     170,367     14,733      8.91%      160,898     14,116      8.96%      153,558      13,873     9.23%

Cash and due from banks       5,743                              5,452                              5,406
Premises and equipment        2,615                              2,395                              2,387
Other assets                  4,036                              3,864                              3,660
                           --------                           --------                           --------
    Total assets           $182,761                           $172,609                           $165,011
                           ========                           ========                           ========
Average Liabilities and
 Shareholders' Equity:
  NOW accounts             $ 20,680    $   493      2.38%     $ 18,219    $   376      2.06%     $ 17,545      $   405    2.31%
  Savings and money
   market accounts           53,511      1,957      3.66%       50,584      1,790      3.54%       46,001        1,590    3.46%
  Certificates of deposit    57,548      3,106      5.40%       58,925      3,136      5.32%       60,153        3,362    5.59%
  Borrowed funds              3,725        224      6.01%        2,169        129      5.95%        1,836          113    6.16%
                           --------    -------                --------    -------                --------     -------

    Total interest-
     bearing liabilities    135,464      5,780      4.27%      129,897      5,431      4.18%      125,535        5,470    4.36%

Non-interest bearing
 deposits                    21,290                             19,274                             17,643
Other liabilities             5,921                              5,179                              4,598
                           --------                           --------                           --------
    Total liabilities       162,675                            154,350                            147,776

Shareholders' equity         20,086                             18,259                             17,235
                           --------                           --------                           --------

    Total liabilities
     and shareholders'
     equity                $182,761                           $172,609                           $165,011
                           ========                           ========                           ========

Net interest income (1)                $ 8,953                            $ 8,685                             $ 8,403
                                       =======                            =======                             =======

Net interest spread (1)                             4.64%                              4.78%                              4.87%
                                                    ====                               ====                              =====

Net interest margin (1)                             5.48%                              5.58%                              5.67%
                                                    ====                               ====                              =====

- -------------------

<F1>  Average yield reported on a tax-equivalent basis.
<F2>  The average balance of investments is calculated using the amortized cost basis.
<F3>  Net of unearned income and allowance for loan loss.

Union's net interest income increased by $75,000, or 1.7%, to $4.48 million for the six months ended June 30, 1999, from $4.40 million for the six months ended June 30, 1998. This increase was primarily due to the lower cost of interest-bearing liabilities as a result of lower interest rates paid on deposits and an increase in investment assets. The net interest spread decreased by 26 basis points to 4.42% for the six months ended June 30, 1999, from 4.68% for the six months ended June 30, 1998. The net interest margin for the 1999 period decreased by 30 basis points to 5.20% from 5.50% for the 1998 period.

Union's net interest income increased by $268,000, or 3.1% to $8.95 million for the year ended December 31, 1998, from $8.68 million for the year ended December 31, 1997. The net interest spread decreased by 14 basis points to 4.64% for the year ended December 31, 1998, from 4.78% for the year ended December 31, 1997, although this decline was offset by an increase in the volume of earning assets. The net interest margin for 1998 decreased by 10 basis points to 5.48% from 5.58% for 1997, primarily due to the increase in the cost of interest-bearing liabilities, decrease in the loan to deposit ratio, and the reduction in the prime rate over the last four months of 1998.

Net interest income increased by $282,000, or 3.4%, to $8.68 million for the year ended December 31, 1997, from $8.40 million for the year ended December 31, 1996, primarily due to an increase in Union's average earning assets of $7.3 million, or 4.8%, to $160.9 million for the year ended December 31, 1997, from $153.6 million for the year ended December 31, 1996. The net interest spread decreased by 9 basis points to 4.78% for the year ended December 31, 1997, from 4.87% for the year ended December 31, 1996, primarily due to the decrease in interest rates on loans in 1997 which caused the yield on earning assets to decline greater in relation to rates paid on Union's funding sources.

Rate/Volume Analysis. The following tables describe the extent to which changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities have affected Union's interest income and interest expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to:

*     changes in volume (change in volume multiplied by prior rate);
*     changes in rate (change in rate multiplied by prior volume); and
*     total change in rate and volume.

Changes attributable to both rate and volume have been allocated proportionately to the change due to volume and the change due to rate.

                                  Six Months Ended June 30, 1999 Compared
                                    to Six Months Ended June 30, 1998
                                  ---------------------------------------
                                       Increase/(Decrease) Due to Change In
                                            Volume      Rate        Net
                                            ------      ----        ---
                                               (dollars in thousands)

Interest-earning assets:
  Federal funds sold                        $  (6)     $ (14)      $ (20)
  Interest bearing deposits                    31         (1)         30
  Investments                                 252        (24)        228
  Loans, net                                   73       (326)       (253)
                                            -----      -----       -----
      Total interest-earning assets           350       (365)        (15)
                                            -----      -----       -----
Interest-bearing liabilities:
  NOW accounts                              $  44      $ (15)      $  29
  Savings and money market accounts           168        (33)        135
  Certificates of deposit                    (188)       (97)       (285)
  Borrowed funds                               35         (4)         31
                                            -----      -----       -----
      Total interest-bearing liabilities       59       (149)        (90)
                                            -----      -----       -----
Net change in net interest income           $ 291      $(216)      $  75
                                            =====      =====       =====

                                 Year Ended December 31, 1998 Compared    Year Ended December 31, 1997 Compared
                                    to Year Ended December 31, 1997          to Year Ended December 31, 1996
                                 -------------------------------------    -------------------------------------
                                 Increase/(Decrease) Due to Change In     Increase/(Decrease) Due to Change In
                                      Volume       Rate         Net            Volume       Rate         Net
                                      ------       ----         ---            ------       ----         ---
                                                             (dollars in thousands)

Interest-earning assets:
  Federal funds sold                  $  61        $ 12        $  73           $ (79)      $ (10)      $ (89)
  Interest bearing deposits               6          74           80               7          (7)          0
  Investments                           293           5          298             258          60         318
  Loans, net                             66         100          166             449        (435)         14
                                      -----        ----        -----           -----       -----       -----
    Total interest-earning
     assets                             426         191          617             635        (392)        243
                                      -----        ----        -----           -----       -----       -----
Interest-bearing liabilities:
  NOW accounts                        $  51        $ 66        $ 117           $  16       $ (45)      $ (29)
  Savings and money
   market accounts                      104          63          167             158          42         200
  Certificates of deposit               (73)         43          (30)            (69)       (157)       (226)
  Borrowed funds                         93           2           95              21          (5)         16
                                      -----        ----        -----           -----       -----       -----

    Total interest-bearing
     liabilities                        175         174          349             126        (165)        (39)
                                      -----        ----        -----           -----       -----       -----

Net change in net
 interest income                      $ 251        $ 17        $ 268           $ 509       $(227)      $ 282
                                      =====        ====        =====           =====       =====       =====

Comparison of Financial Condition at June 30, 1999 and December 31, 1998. Union's total assets decreased by $6.7 million or 3.5% to $184.5 million at June 30, 1999 from $191.2 million at December 31, 1998. Total net loans decreased by $4.4 million or 3.3% to $129.0 million or 69.9% of total assets at June 30, 1999 as compared to $133.4 million or 69.8% of total assets at December 31, 1998, primarily due to a decrease of $3.6 million in municipal loans. Cash and cash equivalents, including Federal funds sold, decreased approximately $4.0 million or 34.5% to $7.6 million at June 30, 1999 from $11.6 million at December 31, 1998, which was primarily attributable to a decrease in municipal deposits.

Total deposits decreased approximately $7.1 million or 4.4% to $155.4 million at June 30, 1999 from $162.5 million at December 31, 1998. An approximate $5.7 million or 11.5% decrease in demand and NOW accounts for the six months ended June 30, 1999 and a $3.1 million or 5.8% decrease in time deposits was offset with a $1.7 million or 2.9% increase in money markets and savings accounts. Total FHLB advances increased approximately $400,000 to $4.9 million at June 30, 1999 from $4.5 million at December 31, 1998.

Total equity increased by $57,000 or 0.3% to $21.33 million at June 30, 1999 from $21.27 million at December 31, 1998 as a result of a decrease of $612,000 in the net unrealized holding gain on securities available-for-sale and dividend payments of $896,000 which were offset with net income of $1,529,000 and the exercise of employee stock options for $37,000.

Six Months Ended June 30, 1999 Compared to Six Months Ended June 30, 1998. Interest and Dividend Income. Union's interest and dividend income decreased by $15,000, or .21%, to $7.30 million for the six months ended June 30, 1999, from $7.32 million for the six months ended June 30, 1998. Average earning assets increased by $10.6 million, or 6.3%, to $177.7 million for the six months ended June 30, 1999, from $167.1 million for the six months ended June 30, 1998. Average loans approximated $131.1 million for the six months ended June 30, 1999. Decreases in consumer and municipal loans were offset with increases in real estate secured loans.

Decreases in loan interest rates and the volume of municipal loans primarily accounted for the decrease in loan interest income of $253,000. The average balance of investment securities (including mortgage-backed securities) increased by $9.8 million, or 32.0%, to $40.6 million for the six months ended June 30, 1999, from $30.8 million for the six months ended June 30, 1998. The average level of federal funds sold and interest bearing deposits increased by $900,000, or 17.6%, to $6.0 million for the six months ended June 30, 1999, from $5.1 million for the six months ended June 30, 1998. This increase in the average balances of investment securities, federal funds sold, and interest bearing deposits resulted in an increase in interest income on these interest-earning assets of $238,000, and reflects increased investment activity due largely to an increase in average deposits combined with lower loan demand.

Interest Expense. Union's interest expense decreased by $90,000, or 3.1%, to $2.82 million for the six months ended June 30, 1999, from $2.91 million for the six months ended June 30, 1998. Average interest-bearing liabilities increased by $7.2 million, or 5.3% to $142.5 million for the six months ended June 30, 1999, from $135.3 million for the six months ended June 30, 1998. Average time deposits decreased $7.0 million, or 11.4%, to $54.5 million for the six months ended June 30, 1999, from $61.5 million for the six months ended June 30, 1998, while the average balances for NOW, money markets, and savings accounts increased by $13.1 million to $84.0 million for the six months ended June 30, 1999, from $70.9 million for the six months ended June 30, 1998. Lower interest rates prevailed for all deposit types for the current year.

Provision for Loan Losses. Union's provision for loan losses was $63,000 and $75,000 for the six month periods ended June 30, 1999 and 1998, respectively. Net charge offs approximated $32,000 for the six months ended June 30, 1999 as compared to approximately $1,000 of net charge offs for the six months ended June 30, 1998. Management evaluates the provision and the level of the allowance on a regular basis based on various factors including previous loss experience, current economic conditions and their effect on borrowers and the market area in general, and the performance of individual credits in relation to contract terms. Loan losses are charged to earnings when management believes that the collectability of the loan balance is unlikely. For a detailed discussion of Union's asset quality and allowance for loan losses, see " -- Business and Properties - Asset Quality".

Noninterest Income. Union's noninterest income decreased $70,000, or 7.2%, to $930,000 for the six months ended June 30, 1999, from $1.0 million for the six months ended June 30, 1998. The results for the period reflected a net gain of $45,000 from the sale of loans and securities compared to a net gain of $93,000 from these sales during the first six months of 1998.
Other noninterest income and service fees (sources of which include deposit and loan fees, ATM fees, and safe deposit fees) decreased by $23,000, or 2.5%, to $875,000 for the six months ended June 30, 1999, from $898,000 for the six months ended June 30, 1998. Trust income was relatively unchanged between the first half of 1999, compared to 1998, at $7,000 and $6,000, respectively.

Noninterest Expense. Union's noninterest expense increased $200,000, or 6.7%, to $3.2 million for the six months ended June 30, 1999, from $3.0 million for the six months ended June 30, 1998. Salaries and employee benefits decreased $20,000, or .11%, to $1.74 million for the six months ended June 30, 1999, from $1.76 million for the six months ended June 30, 1998, reflecting normal salary and benefit activity. Office occupancy and equipment expense increased $68,000, or 14.6%, to $535,000 for the six months ended June 30, 1999, from $467,000 for the six months ended June 30, 1998, primarily resulting from increased depreciation cost on computer equipment and software purchases which are depreciated as an expense over a time period of three to five years.

During the six months ended June 30, 1999, Union incurred approximately $108,800 of expenses related to the merger, including legal and advisory fees.

Income Tax Expense. Union's income tax expense decreased by $69,000, or 10.3%, to $598,000 for the six months ended June 30, 1999, from $667,000 for the six months ended June 30, 1998. For more information about the principal components of Union's income tax expense during the periods discussed herein, see the notes to Union's consolidated financial statements beginning on page F-1 of this joint proxy statement/prospectus.

Net Income. Union's net income decreased by $93,000, or 5.7%, to $1.53 million for the six months ended June 30, 1999, from $1.62 million for the six months ended June 30, 1998. Earnings per share were $.75 and $.80 for the six month periods ended June 30, 1999 and 1998, respectively.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997. Interest and Dividend Income. Union's interest and dividend income increased by $617,000, or 4.4%, to $14.7 million for the year ended December 31, 1998, from $14.1 million for the year ended December 31, 1997. Average earning assets increased by $8.0 million, or 5.0%, to $168.9 million for the year ended December 31, 1998, from $160.9 million for the year ended December 31, 1997. Average loans increased by $.7 million, or
 .5%, to $129.1 million for the year ended December 31, 1998, from $128.4 million for the year ended December 31, 1997. The change was attributable to increases in the combined level of consumer, residential, commercial real estate, and construction loans, after repayment of approximately $7 million in municipal loans for school construction. The average balance of investment securities (including mortgage-backed securities) increased by $4.8 million, or 16.9%, to $33.2 million for the year ended December 31,
1998, from $28.4 million for the year ended December 31, 1997.   The
average level of federal funds sold and interest bearing deposits for the year ended December 31, 1998, increased by $2.5 million, or 60.1%, to $6.6 million, from $4.1 million for the year ended December 31, 1997. The increase in the average level of federal funds sold and interest bearing deposits reflects the increased investment of available funds resulting from increased deposits and maturities of investments occurring during the year.

Interest Expense. Union's interest expense increased by $349,000, or 6.4%, to $5.8 million for the year ended December 31, 1998 from $5.4 million for the year ended December 31, 1997. Average interest-bearing liabilities increased by $5.6 million to $135.5 million for the year ended December 31, 1998, from $129.9 million for the year ended December 31, 1997. Average time deposits decreased $1.4 million, or 2.3%, to $57.5 million for the year ended December 31, 1998, from $58.9 million for the year ended December 31, 1997, while the average balances for NOW, money markets, and savings accounts increased by $5.4 million, or 7.8%, to $74.2 million for the year ended December 31, 1998, from $68.8 million for the year ended December 31, 1997. Although subject to pricing modifications, the average yield on interest-earning assets and the rates paid on interest-bearing liabilities remained relatively constant between the periods with the changes in interest income primarily affected by the changes in volume.

Provision for Loan Losses. The provision for loan losses decreased by $25,000, or 20%, to $100,000 for the year ended December 31, 1998, from $125,000 for the year ended December 31, 1997. Net charge offs decreased by $92,000, or 50.8%, to $89,000 for the year ended December 31, 1998, from $181,000 for the year ended December 31, 1997.

Noninterest Income. Noninterest income increased $438,000, or 25.3%, to $2.1 million for the year ended December 31, 1998, from $1.7 million for the year ended December 31, 1997. The results for 1998 reflected net gains of $147,000 from the sale of securities during 1998 compared to a net loss of $23,000 from securities sales during 1997. Additionally, gains on sales of loans increased approximately $144,000 to $302,000 during 1998 as compared to $158,000 during 1997. Other noninterest income (sources of which include credit card merchant and fee income, ATM fees, safe deposit fees, and service fees) increased by $124,000, or 7.8%, to $1.7 million for the year ended December 31, 1998, from $1.6 million for the year ended December 31, 1997. Trust income was relatively unchanged.

Noninterest Expense. Noninterest expense increased $570,000, or 10.4%, to $6.1 million for the year ended December 31, 1998, from $5.5 million for the year ended December 31, 1997. Salaries and employee benefits increased $135,000, or 4.1%, to $3.4 million for the year ended December 31, 1998, from $3.3 million for the year ended December 31, 1997, reflecting a slight increase in normal salary and benefit costs. Office occupancy and equipment expense increased $206,000, or 27.0%, to $970,000 for the year ended December 31, 1998, from $764,000 for the year ended December 31, 1997. This increase was due primarily to increases in depreciation on equipment resulting from computer and equipment purchases during the year. Costs of service contracts also increased in part as a result of these purchases. Other operating expenses increased by $229,000, or 15.5%, to $1.7 million for the year ended December 31, 1998, from $1.5 million for the year ended December 31, 1997, as a result of increases in supply costs, advertising, and Vermont franchise taxes.

Income Tax Expense. Income tax expense increased by $57,000, or 3.9%, to $1.51 million for the year ended December 31, 1998, from $1.45 million for the year ended December 31, 1997. This increase primarily reflected the difference in the amount of Union's taxable income. Union's statutory income tax rate was 34% in 1998 and 1997.

Net Income. Union's net income increased by $104,000, or 3.1%, to $3.45 million, or $1.70 per share, for the year ended December 31, 1998, from $3.35 million, or $1.64 per share, for the year ended December 31, 1997.

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996. Interest and Dividend Income. Interest and dividend income increased by $243,000, or 1.8%, to $14.1 million for the year ended December 31, 1997, from $13.9 million for the year ended December 31, 1996. Average earning assets increased by $7.3 million, or 4.8%, to $160.9 million for the year ended December 31, 1997, from $153.6 million for the year ended December 31, 1996. Average loans increased by $4.5 million, or 3.6%, to $128.4 million for the year ended December 31, 1997, from $123.9 million for the year ended December 31, 1996. The average balance of investment securities (including mortgage-backed securities) increased by $4.2 million, or 17.4%, to $28.4 million for the year ended December 31, 1997, from $24.2 million for the year ended December 31, 1996. The average level of federal funds sold and interest bearing deposits for the year ended December 31, 1997, decreased by $1.3 million, or 24.5%, to $4.1 million, from $5.4 million for the year ended December 31, 1996.

Interest Expense. Union's interest expense decreased by $39,000, or .7%, to $5.43 million for the year ended December 31, 1997, from $5.47 million for the year ended December 31, 1996. Average interest-bearing liabilities increased by $4.4 million, or 3.5%, to $129.9 million for the year ended December 31, 1997, from $125.5 million for the year ended December 31, 1996. Average time deposits decreased $1.2 million, or 2.0%, to $58.9 million for the year ended December 31, 1997, from $60.1 million for the year ended

December 31, 1996, while the average balances for NOW, money markets, and savings accounts increased by $5.3 million, or 8.3%, to $68.8 million for the year ended December 31, 1997, from $63.5 million for the year ended December 31, 1996.

Provision for Loan Losses. The provision for loan losses decreased $175,000 to $125,000 for the year ended December 31, 1997 compared to $300,000 for the year ended December 31, 1996. Net charge offs decreased by $22,000, or 10.8%, to $181,000 for the year ended December 31, 1997, from $203,000 for the year ended December 31, 1996.

Noninterest Income. Noninterest income decreased $134,000, or 7.2%, to $1.7 million for the year ended December 31, 1997, from $1.8 million for the year ended December 31, 1996. The results for 1997 reflected a net loss of $23,000 from securities sales compared to a net gain of $3,000 during 1996. Gains realized on the sale of loans decreased $177,000 to $158,000 during 1997 compared to $335,000 in 1996. Other noninterest income (sources of which include ATM fees, safe deposit fees, and service fees) increased by $69,000, or 4.5%, to $1.6 million for the year ended December 31, 1997, from $1.5 million for the year ended December 31, 1996.

Noninterest Expense.   Noninterest expense decreased $34,000, or .6%, to
$5.49 million for the year ended December 31, 1997, from $5.52 million for the year ended December 31, 1996. Salaries and employee benefits decreased $49,000, or 1.5%, to $3.26 million for the year ended December 31, 1997, from $3.31 million for the year ended December 31, 1996. Office occupancy and equipment expense decreased $25,000, or 3.2%, to $764,000 for the year ended December 31, 1997 from $789,000 for the year ended December 31, 1996. Other operating expenses increased by $40,000, or 2.8%, to $1.47 million for the year ended December 31, 1997, from $1.43 million for the year ended December 31, 1996.

Income Tax Expense. Income tax expense increased by $136,000, or 10.4%, to $1.45 million for the year ended December 31, 1997, from $1.31 million for the year ended December 31, 1996. This increase primarily reflected the difference in the amount of taxable income. Union's statutory income tax rate was 34% in 1997 and 1996.

Net Income. Union's net income increased by $221,000, or 7.1%, to $3.34 million, or $1.64 per share, for the year ended December 31, 1997, from $3.13 million, or $1.49 per share, for the year ended December 31, 1996. This increase reflected an increase in net interest income due to favorable interest rate spreads, offset by a decrease in noninterest income.

Other Financial Considerations

Changes in Financial Condition. Average earning assets were $177.7 million for the six months ended June 30, 1999, including average loans of $131.1 million and average investment securities of $40.6 million. Average earning assets were $168.9 million and $160.9 million for the years ended
December 31, 1998 and 1997, respectively, including average loans of $129.1 million and $128.4 million and average investment securities of $33.2 million and $28.4 million, respectively.

Market Risk and Asset and Liability Management. Market risk is the risk of loss in a financial instrument arising from adverse changes in market prices and rates, foreign currency exchange rates, commodity prices and equity prices. Union's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. To that end, management actively monitors and manages its interest rate risk exposure. Union does not have any market risk sensitive instruments acquired for trading purposes. Union attempts to structure its balance sheet to maximize net interest income while controlling its exposure to interest rate risk. Union's Asset/Liability Committee formulates strategies to manage interest rate risk by evaluating the impact on earnings and capital of such factors as current interest rate forecasts and economic indicators, potential changes in such forecasts and indicators, liquidity, and various business strategies. Union's Asset/Liability Committee's methods for evaluating interest rate risk include an analysis of Union's interest-rate sensitivity "gap", which provides a static analysis of the maturity and repricing characteristics of Union's entire balance sheet, and a simulation analysis, which calculates projected net interest income based on alternative balance sheet and interest rate scenarios, including "rate shock" scenarios involving immediate substantial increases or decreases in market rates of interest.

Union's Asset/Liability Committee meets at least weekly to set loan and deposit rates, make investment decisions, monitor liquidity and evaluate the loan demand pipeline. Deposit runoff is monitored daily and loan prepayments evaluated monthly. Union historically has maintained a substantial portion of its loan portfolio on a variable rate bases and plans to continue this ALM strategy in the future. The investment portfolio is all classified as available for sale and the modified duration is kept relatively short. Union does not utilize any derivative products or invest in any "high risk" instruments.

Our interest rate sensitivity analysis (simulation) as of December 1998 for a flat rate environment projected a Net Interest Income of $4.495 million for the first six months of 1999 compared to actual results of $4.481 million or a .3% difference. Net income was projected to be $1.761 million compared to actual results of $1.529 million. Half of the difference is merger-related expense at the holding company level, which was not included in our analysis as they are unusual, one time expenses. A portion of the remaining difference was due to a strategic decision to , at this time, hold loans available for sale within our portfolio thus decreasing loan servicing fees and gains on sale of loans during the first half of the year resulting in lower Other Income than anticipated. We also incurred higher than anticipated administrative costs for the telephone and supply expense. Return on Assets was projected to be 1.83% and actual results were 1.61%. Return on Equity was projected to be 17.19% compared to actual of 14.37%. The lower results of these two ratios is based on lower net income as explained above and higher average balances than anticipated.

Interest Rate Sensitivity "Gap" Analysis. An interest rate sensitivity "gap" is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely. Because different types of assets and liabilities with the same or similar maturities may react differently to changes in overall market interest rates or conditions, changes in interest rates may affect net interest income positively or negatively even if an institution were perfectly matched in each maturity category.

Union prepares its interest rate sensitivity "gap" analysis by scheduling interest-earning assets and interest-bearing liabilities into periods based upon the next date on which such assets and liabilities could mature or reprice. The amounts of assets and liabilities shown within a particular period were determined in accordance with the contractual terms of the assets and liabilities, except that:

* adjustable-rate loans, securities, and FHLB advances are included in the period when they are first scheduled to adjust and not in the period in which they mature;

* fixed-rate mortgage-related securities reflect estimated prepayments, which were estimated based on analyses of broker estimates, the results of a prepayment model utilized by Union, and empirical data;

* fixed-rate loans reflect scheduled contractual amortization, with no estimated prepayments; and

* NOW, money markets, and savings deposits, which do not have contractual maturities, reflect estimated levels of attrition, which are based on detailed studies by Union of the sensitivity of each such category of deposit to changes in interest rates.

Management believes that these assumptions approximate actual experience and considers them reasonable. However, the interest rate sensitivity of Union's assets and liabilities in the tables could vary substantially if different assumptions were used or actual experience differs from the historical experience on which the assumptions are based.

The following tables show Union's rate sensitivity analysis as of June 30, 1999 and December 31, 1998:

                                                              June 30, 1999
                                                        Cumulative repriced within
                                            ----------------------------------------------------
                                            3 Months    4 to 12    1 to 3     3 to 5      Over 5
                                            or Less     Months     Years      Years       Total       Total
                                            --------    -------    ------     ------      ------      -----
                                                 (dollars in thousands, by repricing date)

Interest sensitive assets:
  Federal Funds Sold                         $   66     $   -0-    $   -0-    $   -0-   $    -0-    $     66
  Interest bearing deposits                     396         694      1,164         99        -0-       2,353
  Investments available for sale (1)          1,514       5,660      9,150      6,624     16,484      39,432
  FHLB Stock                                    -0-         -0-        -0-        -0-        642         642
  Loans (fixed and
  adjustable rate) (2)                       44,512      21,119     12,754     15,341     35,226     128,952
                                            -------     -------    -------    -------    -------    --------
      Total interest sensitive assets       $46,488     $27,473    $23,068    $22,064    $52,352    $171,445
                                            -------     -------    -------    -------    -------    --------

Interest sensitive liabilities:
  Certificates of deposit                   $13,572     $27,094    $ 8,995    $   719    $   -0-    $ 50,380
  Money markets                              24,709         -0-        -0-        -0-     12,023      36,732
  Regular savings                             1,610         -0-        -0-        -0-     22,700      24,310
  Now accounts                                9,482         -0-        -0-        -0-     11,278      20,760
  Borrowed funds                              3,019          60        174        197      1,475       4,925
                                            -------     -------    -------    -------    -------    --------
      Total interest sensitive
       liabilities                          $52,392     $27,154    $ 9,169    $   916    $47,476    $137,107
                                            -------     -------    -------    -------    -------    --------

Net interest rate sensitivity gap            (5,904)        319     13,899     21,148      4,876      34,338

Cumulative net interest rate
 sensitivity gap                             (5,904)     (5,585)     8,314     29,462     34,338

Cumulative net interest rate
 sensitivity gap as a
  percentage of total assets                  -3.20%      -3.03%      4.51%     15.97%     18.61%

Cumulative interest sensitivity gap
 as a percentage of total
  interest-earning assets                     -3.44%      -3.26%      4.85%     17.18%     20.03%

Cumulative net interest earning
 assets as a percentage of
  cumulative interest-bearing
   liabilities                                -4.31%      -4.07%      6.06%     21.49%     25.04%

- --------------------

<F1>  Investments available for sale exclude marketable equity securities with a fair value of $826,000 which may be sold by Union at any time.
<F2>  Balances shown net of unearned income of $262,000.

                                                              December 31, 1998
                                                         Cumulative repriced within
                                            ----------------------------------------------------
                                            3 Months    4 to 12    1 to 3     3 to 5      Over 5
                                            or Less     Months     Years      Years       Total       Total
                                            --------    -------    ------     ------      ------      -----
                                                 (dollars in thousands, by repricing date)

Interest sensitive assets:
  Federal Funds Sold                        $ 4,876     $   -0-    $   -0-    $   -0-    $   -0-    $  4,876
  Interest bearing deposits                     495         887        392         99        -0-       1,873
  Investments available for sale (1)          2,005       6,922      7,655      8,516     12,368      37,466
  FHLB Stock                                    -0-         -0-        -0-        -0-        626         626
  Loans (fixed and
   adjustable rate) (2)                      48,416      24,751      6,768      8,683     44,821     133,439
                                            -------     -------    -------    -------    -------    --------
    Total interest sensitive assets         $55,792     $32,560    $14,815    $17,298    $57,815    $178,280
                                            -------     -------    -------    -------    -------    --------

Interest sensitive liabilities:
  Certificates of deposit                   $11,279     $26,933    $14,624    $   651    $   -0-    $ 53,487
  Money markets                              19,390         -0-        -0-        -0-     15,780      35,170
  Regular savings                             2,457         -0-        -0-        -0-     21,709      24,166
  Now accounts                               12,507         -0-        -0-        -0-     12,504      25,011
  Borrowed funds                                 60         130        310      1,353      2,734       4,587
                                            -------     -------    -------    -------    -------    --------
    Total interest sensitive liabilities    $45,693     $27,063    $14,934    $ 2,004    $52,727    $142,421
                                            -------     -------    -------    -------    -------    --------

Net interest rate sensitivity gap            10,099       5,497       (119)    15,294      5,088      35,859

Cumulative net interest rate
 sensitivity gap                             10,099      15,596     15,477     30,771     35,859

Cumulative net interest rate
 sensitivity gap as a
 percentage of total assets                    5.27%       8.14%      8.08%     16.07%     18.73%

Cumulative interest sensitivity
 gap as a percentage of total
 interest-earning assets                       5.66%       8.75%      8.68%     17.26%     20.11%

Cumulative net interest earning
 assets as a percentage of
 cumulative interest-bearing
 liabilities                                   7.09%      10.95%     10.87%     21.61%  25.18%

- -------------------

<F1>  Investments available for sale exclude marketable equity securities with a fair value of $938,000 which may be sold by Union at any time.
<F2>  Balances shown net of unearned income of $282,000.

Simulation Analysis. In its simulation analysis, Union uses computer software to simulate the estimated impact on net interest income and capital under various interest rate scenarios, balance sheet trends, and strategies. These simulations incorporate assumptions about balance sheet dynamics such as loans and deposit growth, loan and deposit pricing, changes in funding mix, and asset and liability repricing and maturity characteristics. Based on the results of these simulations, Union is able to quantify its interest rate risk and develop and implement appropriate strategies.

The following chart reflects the results of our latest simulation analysis for each of the next three year ends on Net Interest Income, Net Income, Return on Assets, Return on Equity and Capital Value. The projection utilizes rate shocks of 50, 100 and 150 basis points which is the internal slope determined to be the most relevant during this economic cycle. The limits have been developed as internal guidelines.

                           UNION BANKSHARES, INC.
                  INTEREST RATE SENSITIVITY ANALYSIS MATRIX
                                JUNE 30, 1999
                               (in thousands)

                                                                           Return     Return
                                 Net                                         on         on
Year       Prime              Interest     Change     Limit       Net      Assets     Equity    Capital      Change       Limit
Ending     Rate       Slope    Income        %          %       Income       %          %        Value          %           %
- ------     -----      -----   --------     ------     -----     ------     ------     ------    -------      ------       ------

December-
   99      9.25       1.50      9,081       2.79      15.00      3,760      1.93      17.64      17,081      -24.04       50.00
           8.75       1.00      8,998       1.86      10.00      3,703      1.90      17.39      18,821      -16.31       25.00
           8.25       0.50      8,916       0.93       5.00      3,647      1.87      17.14      20,623       -8.30       10.00
           7.75       0.00      8,834       0.00       0.00      3,590      1.84      16.89      22,489        0.00        0.00
           7.25      -0.50      8,752      -0.93       5.00      3,534      1.82      16.64      24,422        8.60      -10.00
           6.75      -1.00      8,670      -1.86      10.00      3,477      1.79      16.39      26,428       17.52      -25.00
           6.25      -1.50      8,590      -2.76      15.00      3,422      1.76      16.14      28,495       26.71      -50.00

December-
   00      9.25       1.50      9,933       6.26      15.00      4,338      2.14      18.81      19,155      -20.85       50.00
           8.75       1.00      9,737       4.17      10.00      4,204      2.08      18.33      20,780      -14.14       25.00
           8.25       0.50      9,542       2.08       5.00      4,070      2.01      17.84      22,462       -7.19       10.00
           7.75       0.00      9,347       0.00       0.00      3,937      1.95      17.35      24,202        0.00        0.00
           7.25      -0.50      9,153      -2.08       5.00      3,804      1.88      16.86      26,003        7.44      -10.00
           6.75      -1.00      8,960      -4.14      10.00      3,671      1.82      16.36      27,870       15.16      -25.00
           6.25      -1.50      8,782      -6.04      15.00      3,549      1.76      15.90      29,792       23.10      -50.00

December-
   01      9.25       1.50     10,530       7.83      15.00      4,701      2.25      18.67      21,119      -18.54       50.00
           8.75       1.00     10,274       5.20      10.00      4,527      2.17      18.18      22,668      -12.57       25.00
           8.25       0.50     10,019       2.59       5.00      4,354      2.09      17.68      24,269       -6.39       10.00
           7.75       0.00      9,765       0.00       0.00      4,183      2.01      17.18      25,926        0.00        0.00
           7.25      -0.50      9,513      -2.59       5.00      4,011      1.93      16.66      27,640        6.61      -10.00
           6.75      -1.00      9,262      -5.16      10.00      3,841      1.84       6.14      29,414       13.46      -25.00
           6.25      -1.50      9,031      -7.52      15.00      3,684      1.77      15.65      31,241       20.50      -50.00

Liquidity. Liquidity is a measurement of Union's ability to meet potential cash requirements, including ongoing commitments to fund deposit withdrawals, repay borrowings, fund investment and lending activities, and for other general business purposes. Union's principal sources of funds are deposits, amortization and prepayment of loans and securities, maturities of investment securities and other short-term investments, sales of securities available-for-sale, and earnings and funds provided from operations. In addition, as a member of the FHLB, Union has access to preapproved lines of credit up to 7.16% of total assets.

While scheduled loan and securities payments and FHLB advances are relatively predictable sources of funds, deposit flows and prepayments on loans and mortgage-backed securities are greatly influenced by general interest rates, economic conditions, and competition. Union's liquidity is actively managed on a daily basis, monitored by the Asset/Liability Committee, and reviewed periodically with the Board of Directors. Union's Asset/Liability Committee sets liquidity targets based on Union's financial condition and existing and projected economic and market conditions. The committee measures Union's marketable assets and credit available to fund liquidity requirements and compares the adequacy of that aggregate amount against the aggregate amount of Union's sensitive or volatile liabilities, such as core deposits and time deposits in excess of $100,000, term deposits with short maturities, and credit commitments outstanding. The committee's primary objective is to manage Union's liquidity position and funding sources in order to ensure that it has the ability to meet its ongoing commitment to its depositors, to fund loan commitments, and to maintain a portfolio of investment securities.

Union's operating activities utilized cash flows of $2.3 million and provided cash flows of $3.5 million during the six months ended June 30, 1999 and 1998, respectively. These amounts were primarily the result of bank earnings and lending activity associated with loans held-for-sale.
The Bank had net originations of loans held-for-sale of $4.1 million as compared to a net reduction from sales of approximately $1.8 million for the six month periods ended June 30, 1999 and 1998, respectively.
Operating activities also provided cash flows of $2.4, $4.1, and $1.0 million during the years ended December 31, 1998, 1997, and 1996, respectively. During these periods, cash resources were provided primarily by net income.

Union's cash flows from investing activities provided $5.8 million and $2.4 million during the six months ended June 30, 1999 and 1998, respectively, and $10.8, $10.8, and $6.0 million during the years ended December 31, 1998, 1997, and 1996, respectively. Purchases of investment securities available-for-sale totaled $10.9 and $8.7 million during the six months ended June 30, 1999 and 1998, respectively, and $20.9, $13.5, and $16.3 million during the years ended December 31, 1998, 1997, and 1996, respectively. Proceeds from sales and maturities of securities available-for-sale provided $8.9 and $1.6 million during the six months ended June 30, 1999 and 1998, respectively, and $10.8, $13.7, and $11.5 million during the years ended December 31, 1998, 1997, and 1996, offsetting the purchases during that period. This investment activity and net loans originated were the principal uses of funds during these periods.

Union's financing activities utilized $7.6 and $12.8 million during the six months ended June 30, 1999, and June 30, 1998, respectively, and provided cash flows of $6.9, $9.1, and $4.6 million for the years ended December 31, 1998, 1997, and 1996, respectively. Cash flows from financing activities primarily related to changes in deposits, net borrowings, and payment of dividends. During the year ended December 31, 1996, significant cash was used in financing Union's stock repurchase plan at a cost of approximately $748,000.

Union management monitors current and projected cash flows and adjusts positions as necessary to maintain adequate levels of liquidity. Although approximately 78.4% of Union's certificates of deposit will mature within twelve months, management believes, based upon past experience, that Union will retain a substantial portion of these deposits. Management will continue to offer a competitive but prudent pricing strategy to facilitate retention of such deposits. Any reduction in total deposits could be offset by purchases of federal funds, short-term FHLB borrowings, or liquidation of investment securities. Such steps could result in an increase in Union's cost of funds and adversely impact the net interest margin.

Regulatory Capital Requirements. A bank's capital serves to support growth and provide protection against loss to depositors and creditors. Equity capital represents the shareholders' investment in Union. Management strives to maintain an optimal level of capital on which an attractive return to the shareholders will be realized over both the short-term and long-term, while serving depositors' and creditors' needs. Federally insured banks, such as Union, must also maintain capital at levels specified by applicable minimum capital ratios. For more information on these requirements, see "REGULATION AND SUPERVISION."

As of June 30, 1999, the most recent notification from the FDIC categorized Union Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, Union Bank must maintain minimum total risk-based and Tier I risk-based capital and minimum Tier I leverage ratios. There are no conditions or events since the date of the most recent notification that management believes might result in an adverse change to Union Bank's regulatory capital category. The following table shows Union's actual consolidated capital amounts and ratios against the amounts and ratios required by applicable capital adequacy guidelines and the amounts and ratios necessary to be categorized as well-capitalized:

                                                                                   To Be Well
                                                                               Capitalized Under
                                                         For Capital           Prompt Corrective
                                     Actual           Adequacy Purposes:      Action Provisions:
                                     ------           ------------------      ------------------
                               Amount      Ratio      Amount      Ratio       Amount       Ratio
                               ------      -----      ------      -----       ------       -----
                                                    (dollars in thousands)

As of March 31, 1999:
  Total Capital (to
   Risk Weighted Assets)      $23,148      18.92%     $ 9,789      8.0%      $12,236       10.0%
  Tier I Capital (to
   Risk Weighted Assets)      $21,494      17.57%     $ 4,895      4.0%      $ 7,342        6.0%
  Tier I Capital (to
   Average Assets)            $21,494      11.26%     $ 7,635      4.0%      $ 9,544        5.0%

Impact of Inflation and Changing Prices. Union's consolidated financial statements, included in this document beginning on page F-2, have been prepared in accordance with generally accepted accounting principles, which require the measurements of financial position and results of operations in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Banks have asset and liability structures that are essentially monetary in nature, and their general and administrative costs constitute relatively small percentages of total expenses. Thus, increases in the general price levels for goods and services have a relatively minor effect on Union's total expenses.
Interest rates have a more significant impact on Union's financial performance than the effect of general inflation. Interest rates do not necessarily move in the same direction or change in the same magnitude as the prices of goods and services, although periods of increased inflation may accompany a rising interest rate environment.

Year 2000

The Problem. The problem relates to computer systems and applications that currently use two-digit date fields to designate a year. As the century date change occurs, date-sensitive systems could recognize the year 2000 as 1900 and potentially cause systems to process critical financial and operational information incorrectly. This would drastically affect calculations, timetables and even the ability to perform many tasks. Like other financial institutions, Union relies heavily on computers.
Management and the directors believe it is our responsibility to do everything in our control to make sure our systems perform properly in the Year 2000 and beyond.

The Plan.  Union has been working on the Year 2000 issues since 1997.
Union organized an internal Year 2000 project team, which consists of several members of senior management and a member from the Board of Directors. The committee, which has developed a Year 2000 plan for Union, meets on a weekly basis and reports to the Board of Directors on critical steps taken in the Year 2000 process. The plan describes the specific goals of the Year 2000 project and requires assessment, testing and remediation for all of our computer programs and equipment driven by computer chips and establishes a timetable for accomplishing each of the significant benchmarks. The plan also includes communication, assessment and testing with third party vendors that are critical to Union's operation and service. In addition, the plan includes assessment of Union's major customers and the credit and operational risks associated with those findings. And finally, the plan contains contingency plans and strategies, or "workarounds," in the event any important aspect of the century date change does not transition smoothly. These contingency plans include components relating to organizational matters, business impact analysis, method of validation, business resumption, training and education, liquidity considerations and public relations.

Execution of the Plan as of June 30, 1999. As of June 30, 1999, testing of the hardware components and software applications for all mission and non-mission critical items was complete. As of that date, software upgrades
and minor hardware replacements were substantially complete.   Testing of
Union's core application software, which is called Silverlake and is supported by Jack Henry & Associates, was completed in November of 1998. A test lab facility was created and used to test a variety of different software and hardware items. All of our mission critical vendors have supplied Year 2000 ready products.

Looking Ahead through the end of 1999. The goals for the remainder of 1999 include customer awareness; contingency plan and security training; closely monitoring liquidity needs; ongoing assessment of commercials borrowers' preparedness; and assessment and maintenance of hardware and software systems.

Costs. In 1998, we designated a bank officer to manage the Year 2000 project. In addition, the six other Year 2000 committee members spent a great deal of time overseeing Union's plan. The effect of this time was not additional expense, but rather a diversion from other productive endeavors. Direct Year 2000 capital expenses in 1998 were $13,522 and extra operating expenses were $12,541. Estimates for 1999 include $10,000 of capital expense and $75,000 of operating expense, of which $34,805 had been incurred as of June 30, 1999. During the first two quarters of 1999, we did not incur any direct Year 2000 capital expenses. Given our state of planning and test results to date, we expect our 1999 capital and operating expense estimates to be reasonably accurate. We do not expect Year 2000 capital and operating expenses to have a material effect on Union's financial condition.

Risks. Despite our best efforts and test results, something could go wrong. This is especially true in an industry such as ours that is so interconnected and dependent upon information technology and data transfers. A Year 2000 failure could disrupt Union's banking operations. The severity would depend on the nature and duration of the problem. If it concerned a core application or mission critical system, such failure could have an adverse effect on our operations and financial condition.

Contingencies. Union has studied what could go wrong and has developed its contingency plans to mitigate these risks and maintain operations given any number of malfunctions. For example, the operations and data processing center located at the Main Office in Morrisville are protected by a power generator which mitigates the risk of power Outages. We have also arranged for alternative delivery methods with Federal Reserve Bank for all electronic activity wire transfers and automated clearing House transactions. Staffing needs have been considered and key members will be located in the processing center throughout the entire weekend in order to monitor the transition to Year 2000. However, although contingency planning can help to mitigate the risks of major Year 2000 systems malfunctions, it cannot eliminate such risks entirely.

Merger Related Issues. In planning for completion of the proposed merger with Citizens during the fourth quarter of 1999, we have deemed it advisable to defer the data processing conversion of Citizens and similar information technology changeovers until the first quarter of 2000. That timetable will permit us to respond to any Year 2000 problems that may occur at year end 1999 without the added demands on staff and other resources that the data processing conversion may entail.

Summary. Year 2000 readiness is a very high priority for Union's management and Board of Directors. In developing and executing its Year 2000 plan, Union is following the guidelines that were established by the FDIC and Federal Financial Institutions Examination Council. Our results to date have been successful. However, we cannot make any certain representations that our systems and, especially, those of third parties, will function properly.

Directors and Management

Directors and Executive Officers. The following table shows the names, ages, positions with Union, and business experience of Union's current directors and executive officers:

Name and Position with Union         Age      Business Experience
- ----------------------------         ---      --------------------

W. Arlen Smith, Chairman of the       67      Mr. Smith has served as
the Board and Past President                  Chairman of the Board of
                                              Directors of Union and Union
                                              Bank since 1991.  Mr. Smith
                                              previously served as
                                              President of  Union Bank from
                                              1979 and  as President of
                                              Union from 1982, until his
                                              retirement in 1991. Before
                                              becoming  President, Mr.
                                              Smith served as Vice
                                              President of Union Bank from
                                              1973 to 1979.  He has served
                                              as a director of Union Bank
                                              since 1969 and as a director
                                              of Union since 1982.

Kenneth D. Gibbons, President,        52      Mr. Gibbons has served as
Chief Executive Officer and                   President and Chief Executive
Director                                      Officer of Union and Union
                                              Bank since 1991.  Before
                                              becoming President,
                                              Mr. Gibbons served as Vice
                                              President of Union Bank from
                                              1984 to 1991 and as a Vice
                                              President of Union from 1989
                                              to 1991.  Mr. Gibbons has
                                              served as a director of Union
                                              and Union Bank since 1989.



Cynthia D. Borck, Vice                49      Ms. Borck has served as Vice
President and Director                        President of Union since 1994
                                              and as Senior Vice President
                                              of Union Bank since 1991.
                                              Prior to that time she served
                                              as a mortgage lender for
                                              Union Bank beginning in 1987.
                                              Ms. Borck has served as a
                                              director of Union Bank since
                                              1994 and Union since 1995.

Oscar E. Churchill, Director          92      Mr. Churchill has served as a
                                              director of Union Bank since
                                              1958 and as a director of
                                              Union since 1982.  Prior to
                                              retirement, Mr. Churchill
                                              owned a construction company
                                              and later a hardware store.

Peter M. Haslam, Director             71      Mr. Haslam has served as a
and Secretary                                 director of Union Bank since
                                              1975 and as a director of
                                              Union since 1982.  Mr. Haslam
                                              has also served as the
                                              Corporate Secretary of Union
                                              and Union Bank since 1989.
                                              Prior to his retirement,
                                              Mr. Haslam owned Stowe
                                              Insurance Agency.

William F. Kinney, Director           70      Mr. Kinney has served as a
                                              director of Union Bank since
                                              1967 and as a director of
                                              Union since 1982.  Prior to
                                              retirement, Mr. Kinney owned
                                              various businesses.

Richard C. Marron, Director           61      Mr. Marron has served as a
                                              director of Union Bank and
                                              Union since 1998.  Mr. Marron
                                              owns the Town & Country Motor
                                              Lodge and serves as State
                                              Representative for Lamoille
                                              District 2-2.

Robert P. Rollins, Director           60      Mr. Rollins has served as a
and Assistant Secretary                       director of Union Bank and
                                              Union since 1983.
                                              Mr. Rollins is an insurance
                                              agent, formerly owning the
                                              Barrows, Mercia and Rollins
                                              Insurance Agency.

Richard C. Sargent, Director          61      Mr. Sargent has served as a
                                              director of Union Bank since
                                              1977 and as a director of
                                              Union since 1982.
                                              Mr. Sargent is an attorney
                                              with his own law firm in
                                              Morrisville.

Walter M. Sargent, Director           90      Mr. Sargent has served as a
                                              director of Union Bank since
                                              1950 and as a director of
                                              Union since 1982.  Now
                                              retired, Mr. Sargent is a
                                              Past President of Union
                                              (1976-1980) and had been
                                              employed by the bank for
                                              47 years.



Marsha A. Mongeon, Treasurer          43      Ms. Mongeon is Treasurer of
                                              Union and has also served as
                                              Chief Financial Officer and
                                              Treasurer of Union Bank since
                                              1989.  Ms. Mongeon has also
                                              served as a Senior Vice
                                              President of Union Bank since
                                              1994, and prior to that time
                                              served as a Vice President.

As discussed under "THE MERGER -- Management and Operations After the Merger," Citizens President, Chief Executive Officer and Director, Jerry S. Rowe, and Citizens Directors William T. Costa, Jr. and Franklin G. Hovey, II will be appointed to Union's Board when the merger is completed. In addition, Mr. Rowe will be appointed as a Vice President of Union. For information about Messrs. Rowe, Costa and Hovey, see "INFORMATION ABOUT CITIZENS -- Directors and Management."

Directors' Fees. Directors of Union receive an annual retainer of $5,472, but do not receive any per meeting or committee meeting fees. Each Director of Union, except Mr. Gibbons and Ms. Borck, also receive fees for their services as directors of Union Bank. Union Bank directors who are not bank employees receive an annual retainer of $4,222 and a per meeting fee of $417, but do not receive any additional fees for attendance at committee meetings. Mr. Gibbons and Ms. Borck are not separately compensated for their service as directors of Union Bank.

Certain Directors of Union participate in the Union Bankshares, Inc. Deferred Compensation Plan, described below under the subcaption "Deferred Compensation Plan."

Executive Compensation and Benefit Plans. The following table shows annual compensation for services rendered in all capacities to Union and Union Bank during 1998, 1997, and 1996, paid to Mr. Gibbons, the only executive officer of Union whose total salary and bonus in 1998 exceeded $100,000:

                                                                      Long Term Compensation
                                                                      ----------------------
Name and                              Annual Compensation             Securities Underlying       All Other
Principal Position               Year       Salary        Bonus           Options/SARs (1)     Compensation (2)
- ------------------               ----       ------        -----       ---------------------    ----------------

Kenneth D. Gibbons,              1998      $130,500      $28,475          2,000 shs.              $10,021
President, Chief Executive       1997       123,500       26,938          2,000 shs.                9,495
Officer and Director             1996       118,500       30,094          4,000 shs.                4,774

- --------------------

<F1>  The numbers shown in the table represent the shares underlying incentive stock options granted to Mr. Gibbons under Union's 1998 Incentive Stock Option Plan (or a predecessor plan) during each of the years shown. All options shown in the table are subject to a one-year holding period from the date of grant before they become exercisable, and expire five years from the date of grant. All options were issued at an exercise price equal to the fair market value of Union's stock on the date of grant, as determined by the Board of Directors. There is no active public trading market in Union's common stock.
<F2>  Includes Union director fees (1998 - $5,262; 1997 - $5,012; and
      1996 - $4,774); and matching employer contributions under Union's 401(k) plan (1998 - $4,759; and 1997 - $4,483). Mr. Gibbons also has the use of a bank-owned automobile, which is not reflected in the table.

Union does not have any employment or change in control agreement with Mr. Gibbons or any other senior executive or employee.

Deferred Compensation Plan. Union has in effect a nonqualified deferred compensation plan for directors and executive officers under which participants are able to defer receipt of directors fees, salary or bonus. Participation in the Plan is limited to current participants, which include four of Union's directors and three of its executive officers, including Mr. Gibbons. Deferred compensation benefits are calculated based on the amount deferred, earnings on deferrals and the length of the deferral period. Payments are generally made in 15 annual installments beginning after age 55, on a date specified by the participant. Payment in a lump sum is possible in some circumstances. Union has purchased insurance to fund a portion of the benefit payments under the plan. Amounts deferred and benefit accruals under the plan represent a general unsecured obligation of Union, and no assets of Union have been segregated to meet Union's obligations under the plan.

The Board of Directors is currently reviewing the design, benefit structure and funding mechanism for this Plan, and may modify the terms of the Plan as a result of such review.

Discretionary Bonus Payments. Union's Board has ordinarily paid to Mr. Gibbons each year, after the first two quarters of operations, a discretionary cash bonus of approximately 1% of Union Bank's net income for such period. In addition, the Board has ordinarily paid a discretionary annual cash bonus to all employees each year (including Mr. Gibbons) equal to a percentage of base compensation. The applicable percentage for 1998 staff bonuses was 9%. These discretionary payments have been a matter of practice and are not embodied in any formal written plan. The Board may, in its discretion and at any time, discontinue either or both of these bonus payment practices or modify them in any way, including, without limitation, changing the manner in which the bonus is calculated or time or manner of payment, and changing the persons or categories of persons to whom the bonuses are paid.

Incentive Stock Option Plan. Union's 1998 Incentive Stock Option Plan, adopted by the Board and approved by the shareholders, is designed to link senior management compensation more closely to corporate performance and to increases in shareholder value, and to assist Union in attracting, retaining and motivating executive management. The plan is administered by a committee of the Board consisting of all non-employee Directors. Eligibility for awards is limited to those senior officers and other key employees who are in a position to contribute significantly to Union's profitability and who are designated by the committee. The committee has in the past designated two employees to receive awards, Mr. Gibbons and Ms. Borck.

Awards under the plan consist of options to purchase shares of Union's common stock at a fixed price, at least equal to 100% of the fair market value of the shares on the day the option is granted, and for a fixed period of time established by the Board at the time of the grant, but no longer than ten years from the date of option grant. The optionholder may pay for the option shares with either cash or other shares of Union's common stock (valued at their fair market value, as determined by the committee), including shares withheld upon exercise of the option.

The options contain various provisions and limitations intended to qualify them as incentive stock options under federal income tax laws. Generally, the optionholder will not recognize gain at the time the option is exercised, but only upon later sale of the shares. The total number of shares of Union common stock that may be awarded under the plan is 50,000, subject to standard adjustments in the case of stock dividends, stock splits, recapitalization and similar changes in Union's capitalization. Of that number, incentive options have been issued, to date, with respect to 2,500 shares, including options issued to Mr. Gibbons during 1998 with respect to 2,000 shares, as described in the table below.

The following table shows information about incentive stock options granted under the plan during 1998 to Mr. Gibbons, the only executive officer named in the summary compensation table.

                    Option/SAR Grants in Last Fiscal Year

                                                                                      Potential Realizable
                                                                                        Value at Assumed
                                                                                        Annual Rates of
                       Number of       % of Total                                          Stock Price
                       Securities     Options/SARs                                      Appreciation for
                       Underlying      Granted to       Per Share                        Option Term (3)
                      Options/SARs    Employees in     Exercise or      Expiration    --------------------
       Name            Granted (#)     Fiscal Year    Base Price (1)     Date (2)       5%         10%
       ----           ------------    ------------    --------------    ----------      --         ---

Kenneth D. Gibbons        2,000            80%            $22.00          8/05/03     $12,160      $26,860

- --------------------

<F1>  Represents the fair market value of Union's common stock on the date of grant (August 6, 1998), as determined by the committee that administers the Plan.
<F2>  All options listed in the table were granted on August 6, 1998 and are subject to early termination following the optionholder's termination of employment during the option period.
<F3>  Represents the hypothetical value that may be realized by the optionholder (hypothetical market price less the exercise price)assuming (a) a beginning per share market value of $22.00 for Union's common stock, (b) the market price increases annually at the stated rates and (c) the option is held to its full term (5 years) before exercise.

In assessing the grant date values in the above table, readers should keep in mind that no matter what theoretical value is placed on a stock option on the date of grant, its ultimate value will be dependent on the market value of Union's stock at a future date and that value will in large part depend, in turn, on the efforts of Union's management team.

The following table shows certain information about the 1998 year-end values of outstanding incentive stock options held by Mr. Gibbons, as well as information on his exercise of options during 1998:

            Aggregated Option/SAR Exercises in Last Fiscal Year,
                        and FY-End Option/SAR Values

                                                              Number of      Value of Unexercised
                         Number                              Unexercised         In-the-Money
                        of Shares                           Options/SARs         Options/SARs
                       Underlying                           at FY-End (2)        at FY-End(2)
                      Options/SARs                          Exercisable/         Exercisable/
    Name                Exercised     Value Realized (1)    Unexercisable        Unexercisable
    ----              ------------    ------------------    -------------    --------------------

Kenneth D. Gibbons        4,000             $56,000          10,000/2,000      $118,000/$ 2,000

- --------------------

<F1>  Represents the difference between the aggregate option exercise price
      (at $9.00 per share) and the market value of the stock on the date of exercise (at $23.00 per share), as determined by the Board committee which administers the Plan.
<F2>  Year-end values are based on the assumed market value of Union's common stock on December 31, 1998 ($23.00 per share), less the applicable option exercise prices. There is no active public trading market in Union's common stock.

Other Employee Benefit Plans. Except as described above, Union does not maintain any special employee benefit plans or arrangements for Union's senior management. Executive officers participate in Union's medical, life, accidental death, disability, and salary continuation insurance plans, and in Union's 401(k) and pension plans, all of which are available to Union's other officers and employees generally.

Union's pension plan is a non-contributory defined benefit plan administered by the Board's Retirement Committee, consisting of Messrs. Churchill, Haslam, and Kinney, who have been designated as plan trustees. Union's independent actuary consults the Board Committee members on matters of plan administration and funding.. All employees join the plan upon reaching age twenty-one and completing at least 1,000 hours of service in a consecutive twelve-month period. An employee generally becomes 100% vested in the pension plan after 7 years. Benefits begin on retirement after age 65, although early retirement may be taken after age 55, with an actuarially reduced benefit.

The following table shows estimated annual pension benefits payable to a Union employee under the pension plan upon retirement at age 65 in 1999 under the most advantageous plan provisions available for various levels of compensation and years of service. Benefit calculations are subject to the limitations under the Internal Revenue Code on the amount of the compensation that may be considered in such calculations ($160,000 for 1999) and on the amount of the annual benefit payable under the plan ($130,000 for 1999). The amounts shown in this table are calculated on the basis of a straight-life annuity and upon certain other assumptions regarding social security benefits and compensation trends. Amounts shown would be subject to offset by the primary amount of Social Security benefits received by the participant.

Assumed Average
3-year Annual
Compensation                         Years of Service
- ---------------           ----------------------------------------
                          5           10           15           20
                          -           --           --           --

$ 15,000              $ 1,500      $ 3,000      $ 4,500      $ 6,000
$ 25,000              $ 2,500      $ 5,000      $ 7,500      $10,000
$ 35,000              $ 3,566      $ 7,133      $10,700      $14,267
$ 45,000              $ 4,891      $ 9,783      $14,675      $19,567
$ 55,000              $ 6,216      $12,433      $18,650      $24,867
$ 65,000              $ 7,541      $15,083      $22,625      $30,167
$ 75,000              $ 8,866      $17,733      $26,600      $35,467
$ 85,000              $10,191      $20,383      $30,575      $40,767
$ 95,000              $11,516      $23,033      $34,550      $46,067
$105,000              $12,841      $25,683      $38,525      $51,367
$125,000              $15,491      $30,983      $46,475      $61,967
$150,000              $18,804      $37,608      $56,413      $75,217
$175,000              $20,129      $40,258      $60,388      $80,517

As of December 31, 1998, Mr. Gibbons had 15 years of credited service under Union's Retirement Plan.

Certain Relationships and Related Transactions. In the ordinary course of its business, Union Bank grants loans to directors, officers, their immediate families and companies or organizations with which they are affiliated. These loans are made on substantially the same terms, including interest rate and collateral, as those prevailing at the same time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility or present other unfavorable features. Federal banking laws and regulations limit the aggregate amount of indebtedness that a bank may extend to its insiders and their affiliates. Under these laws and regulations, banks may extend credit to executive officers, directors, principal shareholders, or any related interest of such persons, if the extension of credit to such persons is in an amount that, when aggregated with the amount of all outstanding extensions of credit to such individuals, does not exceed the banks' unimpaired capital and unimpaired surplus. As of June 30, 1999, and December 31, 1998, the aggregate amount of extensions of credit made by Union Bank to Union directors and executive officers, and their affiliates, totaled $744,000 and $760,000, respectively, or 3.5% and 3.6% of Union Bank's capital, which was well below the legal limit.

During the six month period ended June 30, 1999, and the three years ended December 31, 1998, there were no directors or officers of Union whose direct or indirect liability to Union exceeded 10% of Union's shareholders' equity. During that period, Union was not, and is not now, a party to any transaction or proposed transaction in which any director, director nominee, executive officer, or principal shareholder, or any of their immediate family members, has had a direct or indirect material interest, other than transactions in the ordinary course of Union Bank's business.

Director Richard Sargent is an attorney in Morrisville, Vermont, who performs legal services for Union and Union Bank from time to time.

Share Ownership of Management and Principal Holders

The following table shows the number and percentage of outstanding shares of Union common stock owned beneficially as of June 30, 1999 by:

*     each director of Union;
*     each executive officer of Union;
*     all of Union's directors and executive officers as a group; and
* each person (including any "group," as that term is used in Section 13 (d) (3) of the Exchange Act), known to the management of Union to own beneficially more than 5% of Union's outstanding common stock. Except as otherwise noted below, to the knowledge of Union's management, all persons listed have sole voting and investment power over their shares.

Except as otherwise indicated in the footnotes to the table, the named individuals possess sole voting and investment power over the shares listed.

                                      Shares
                                   Beneficially    Percent
Shareholder or Group                  Owned        of Class
- --------------------               ------------    --------

Directors and Certain Officers:
Cynthia D. Borck                      1,720 (1)        .084
Oscar E. Churchill                   24,000           1.178
Kenneth D. Gibbons                   29,730 (2)       1.456
Peter M. Haslam                      55,490 (3)       2.723
William F. Kinney                    30,620 (3)       1.502
Richard C. Marron                     1,010 (3)        .049
Marsha A. Mongeon                       -0-             -0-
Robert P. Rollins                     1,000            .049
Richard C. Sargent                  137,884 (4)       6.765
Walter M. Sargent                   299,845 (5)      14.712
W. Arlen Smith                      141,332 (6)       6.934

All Directors and Executive
 Officers as a Group (11)           722,631          35.455

Other 5% or more Shareholders:
  Copley Fund                       108,000 (7)       5.299



- --------------------

<F1>  Ms. Borck has shared voting and investment power over 520 of the shares listed. Includes 1,200 shares Ms. Borck has the right to acquire under presently exercisable incentive stock options.
<F2>  Includes 6,000 shares Mr. Gibbons has the right to acquire upon exercise of incentive stock options.
<F3>  The named individual has shared voting and investment power over all but 10 of the shares listed.
<F4>  Mr. Richard Sargent has shared voting power over 137,874 of the shares listed. The total includes 108,000 shares held by the Copley Fund, a charitable trust of which Mr. Sargent serves as co-trustee. Mr. Sargent does not have any beneficial interest in the trust and disclaims beneficial ownership of all 108,000 shares held by the trust.
<F5>  Includes 293,545 shares held by the Walter M. Sargent Revocable
      Trust, of which Mr. Sargent is the settlor and trustee, and 6,300 shares held by the Stella B. Sargent Revocable Trust.
<F6>  Mr. Smith has shared voting and investment power over 23,030 of the shares listed.
<F7>  All 108,000 shares are also included in the total shown for Mr.
      Richard Sargent, who is a co-trustee of the Copley Fund. Mr. Sargent disclaims beneficial ownership of such shares. See footnote (4).

                         INFORMATION ABOUT CITIZENS

Business and Properties

General. Citizens was chartered under Vermont law in 1887 as a state bank and is headquartered in St. Johnsbury, Vermont. In addition to its main office, Citizens operates two branch offices in St. Johnsbury and one in Lyndonville. Citizens provides customary commercial banking and personal trust services. Citizens offers checking accounts, NOW accounts, money market accounts, certificates of deposit, savings accounts and individual retirement accounts. Citizens' primary use of funds, including funds on deposit, is lending to local businesses and individuals for real estate mortgages, consumer, commercial and municipal loans. In addition to loans and deposits, Citizens offers a variety of banking services at its branches, including personal trust services, safe deposit boxes, wire transfer services, telephone banking, travelers checks and night depositories. Citizens has five ATMs for convenient 24 hour banking, including two at nonbranch locations. Citizens' income is primarily generated on its spread between interest income and interest expense, less overhead expenses.

Citizens' deposits are insured by the Bank Insurance Fund of the FDIC up to legal limits (generally $100,000 per depositor). As a Vermont-chartered commercial bank, Citizens is subject to regulation, examination, and supervision by the Vermont Banking Department and the FDIC. The regulations of these authorities govern certain aspects of Citizens' operations, including the levels of capital it must maintain, its ability to pay dividends, the nature and amount of loans that it may originate, the rate of interest that it may charge on loans, its investment policies, and other activities. See "REGULATION AND SUPERVISION." Citizens does not engage in any nonbanking activities.

At June 30, 1999 Citizens had total assets of approximately $104.0 million, including net loans receivable of $70.3 million, deposits of $91.7 million and shareholders' equity of $10.6 million. Based on the most recent information published by the Vermont Banking Commissioner, in terms of total assets at December 31, 1998, Citizens ranked as the 19th largest institution of the 26 commercial banks and savings institutions then headquartered in Vermont.

Market Area and Competition. Citizens' banking offices are located in Vermont's Caledonia County, in the northeastern part of the state. St. Johnsbury is the southern gateway to the "Northeast Kingdom," a popular outdoor recreation region. St. Johnsbury is at the crossroads of Interstates 91 and 93 and US Routes 2 and 5. The economy of this region is stable, although it lags the growth of more populous areas of the state.
At June 30, 1998, the date of the most recent FDIC published deposit data, total deposits of commercial banks and savings associations in Caledonia County were approximately $424.3 million, and Citizens held approximately 19.5% (or $82.6 million) of those deposits.

Citizens operates in a highly competitive market for financial services. Six banking institutions maintain banking offices in St. Johnsbury and three of these competitors are local, community banks. All six are part of organizations larger than Citizens and, therefore, have higher lending limits, greater resources and offer more extensive services than does Citizens. In addition, like other commercial banks, Citizens competes for some or all segments of traditional banking business with nonbank financial service providers, such as credit unions and local, regional and national investment firms, insurance companies, mutual funds, mortgage companies and retailers.

Citizens competes within this market environment by offering fair interest rates, reasonable service fees and personal service. Our banking offices are strategically located; our hours of operation are convenient and our stable staff projects a customer friendly image.

Properties. Citizens operates four banking offices, three of which are owned. The owned properties are the main office at 364 Railroad Street and the branch offices at 325 Portland Street in St. Johnsbury, and 183 Depot Street in Lyndonville. Citizens leases its branch office at the Green Mountain Mall in St. Johnsbury Center, under a five year renewable lease expiring on June 30, 2000. In addition to ATMs at three of its banking offices, Citizens has two nonbranch ATM locations in East Burke and Danville, Vermont, which are under short term rental agreements.

Legal Proceedings. There are no known pending legal proceedings to which Citizens is a party, or to which any of the properties are subject, other than ordinary litigation arising in the normal course of business, none of which would have a material adverse effect on Citizens.

Lending Activities. Citizens' primary lending territory is Caledonia County, Vermont. Due to our relatively small asset size and geographic market, Citizens aims to diversify its loan portfolio as much as possible by equal emphasis on commercial, consumer and residential loans. The commercial portfolio consists principally of real estate mortgages for local business and short term borrowing for inventory and accounts receivable. The consumer portfolio is mainly installment loans for personal property such as vehicles, boats, campers, snowmachines and the like. The residential portfolio includes one- to four-family, owner-occupied properties. Citizens services a modest portfolio of sold home loans amounting to approximately $6.0 million.

Citizens' loan policies and administration are designed to maintain quality underwriting and compliant documentation. Despite our best efforts, some credit losses are inevitable because of subjective factors and unforeseen factors beyond Citizens' control. To mitigate the credit problems, Citizens emphasizes secured lending for any credit beyond normal risk classification.

Loan Portfolio. Citizens aims to have a balanced loan portfolio in three areas: (1) commercial and commercial real estate, (2) residential real estate and (3) consumer loans. As of December 31, 1998 these three categories accounted for approximately 35.3%, 37.6% and 27.1%, respectively, of Citizens' loan portfolio.

The following table presents the outstanding balance of loans in various categories as of June 30, 1999 and December 31, 1998 and 1997:

                                  June 30,       December 31,
                                  --------    ------------------
                                    1999        1998       1997
                                    ----        ----       ----
                                      (dollars in thousands)

Commercial and commercial
 real estate                      $26,647     $24,375    $23,082
Residential Real Estate            28,666      25,929     22,875
Consumer                           14,238      16,732     20,106
Municipal                             905       1,178        753
Other loans                           886         799        896
                                  -------     -------    -------
      Total loans                  71,342      69,013     67,712
Allowance for loan losses          (1,054)     (1,040)    (1,017)
Net deferred loan fees                (28)         17         66
                                  -------     -------    -------
      Net loans                   $70,260     $67,990    $66,761
                                  =======     =======    =======

The following tables show the maturity distribution and interest rate sensitivity of selected loan categories at the dates indicated:

                                             June 30, 1999
                                              Maturities
                           ------------------------------------------------
                           Within One    One to Five    Over Five
                              Year          Years         Years       Total
                           ----------    -----------    ---------     -----
                                        (dollars in thousands)

Commercial and commercial
 real estate                 $ 7,049       $13,657       $ 5,599     $26,305
Residential real estate        2,336         7,066        19,259      28,661
Municipal                        443           462             0         905
Consumer                       5,531         8,412           243      14,186
Other                            726           126            33         885
                             -------       -------       -------     -------
      Total (1)              $16,085       $29,723       $25,134     $70,942
                             =======       =======       =======     =======

                                          December 31, 1998
                                              Maturities
                           ------------------------------------------------
                           Within One    One to Five    Over Five
                              Year          Years         Years       Total
                           ----------    -----------    ---------     -----
                                        (dollars in thousands)

Commercial and commercial
 real estate                 $ 7,167       $12,560       $ 4,316     $24,043
Residential real estate        2,086         6,342        17,443      25,871
Municipal                        566           612             0       1,178
Consumer                       6,616         9,842           242      16,700
Other                            695            97             6         798
                             -------       -------       -------     -------
      Total(1)               $17,130       $29,453       $22,007     $68,590
                             =======       =======       =======     =======

- --------------------

<F1>  Does not include non-accrual loans in the amount of $ 399,941 for
      June 30, 1999 and $ 423,229 for December 31, 1998.

Citizens actively manages its loan portfolio to minimize risks. The Board reviews the problem accounts monthly and the adequacy of the loan loss reserve quarterly. Whenever management determines that the full collection of an account is doubtful, interest accrual is discontinued. The following table presents a summary of non-accrual, past due and restructured loans and foreclosed real estate as of June 30, 1999 and as of December 31, 1998 and 1997:

                                            June 30,    December 31,
                                            --------    ------------
                                              1999      1998      1997
                                              ----      ----      ----
                                              (dollars in thousands)

Loans on non-accrual                          $400      $423      $612
Loans past due 90 days or more and
 still accruing                                170       583       784
Troubled debt restructuring, included
 in above non-accrual loans                     91        94       103
Foreclosed real estate                           0         0       110

Allowance for Loan Losses. The allowance for loan losses is a reserve created to absorb losses inherent in the loan portfolio. The allowance is increased by charges to current earnings and recovery of prior losses. The allowance is decreased by loan losses after all reasonable collection efforts are exhausted. The balance of the reserve is evaluated quarterly based upon the current quality of the loan portfolio, the local economy and other related trends. Citizens management and Board considers the current balance of the allowance to be adequate.

Citizens' allowance for loan losses was $ 1,053,858 at June 30, 1999. This represented 1.5% of the total loans outstanding. The following table shows changes to Citizens' allowance for loan losses for the first half of 1999, and for the years ended 1998 and 1997:

                                                            At or for the year
                                                            ended December 31,
                              At or for the six months      ------------------
                                ended June 30, 1999         1998          1997
                              ------------------------      ----          ----
                                           (dollars in thousands)

Allowance for loan losses,
 beginning of period                  $1,040               $1,017        $  993
                                      ------               ------        ------

Charge offs:
  Real estate-mortgage loans              16                    7            31
  Real estate commercial/
   industrial loans                        4                    4            29
  Loans to Individuals                   110                  316           252
                                      ------               ------        ------
                                         130                  327           312
                                      ------               ------        ------
Recoveries:
  Real estate-mortgage loans               0                    0             0
  Real estate commercial/
   industrial loans                        0                    0             0
  Loans to Individuals                    19                   50            36
                                      ------               ------        ------
                                          19                    9            36
                                      ------               ------        ------
Net charge offs                          111                  277           276
                                      ------               ------        ------
Provision for loan losses                125                  300           300
                                      ------               ------        ------
Allowance for loan losses, end
 of period                            $1,054               $1,040        $1,017
                                      ======               ======        ======

Ratio of net charge offs to
 average loans                          0.16%                0.40%         0.42%

Ratio of allowance for loan
 losses to period-end loans             1.48%                1.51%         1.50%

The following table shows the amount of Citizens' allowance for loan losses on Citizens' loan portfolio by category of loan and the percentage of loans in each category to total loans in the respective portfolios at the dates indicated:

                                                                    December 31,
                                 June 30,           ---------------------------------------------
                                   1999                     1998                     1997
                           --------------------     --------------------     --------------------
                           Amount    Percent(1)     Amount    Percent(1)     Amount    Percent(1)
                           ------    ----------     ------    ----------     ------    ----------
                                                   (dollars in thousands)

Residential real estate    $  152        40.2%      $  137        37.5%      $  120        33.8%
Commercial and
 commercial real estate       343        37.4%         324        35.7%         320        34.1%
Consumer                      282        21.2%         329        25.1%         384        31.0%
Municipal                       4         1.2%           6         1.7%           4         1.1%
Unallocated                   273         N/A          244         N/A          189         N/A
                           ------       -----       ------       -----       ------       -----
    Total                  $1,054       100.0%      $1,040       100.0%      $1,017       100.0%
                           ======       =====       ======       =====       ======       =====

- --------------------

<F1>  Percentage of loans in each category.

The allocations in the table are merely for purposes of illustration. No portion of the allowance is restricted to any loan or group of loans, and the entire allowance is available to absorb realized losses.

Investment Securities. Citizens' investment portfolio is conservatively managed as a source of income, an asset/liability management tool and a
resource for potential liquidity requirements.   Citizens invests in short
to intermediate term U.S. Treasury and agency securities, investment grade corporate bonds, municipal bonds, Federal Funds and other short term investments.

The following table shows the amortized cost and market value of Citizens' investment securities at the dates indicated.

                                                                                  December 31,
                                                                ------------------------------------------------
                                         June 30, 1999                    1998                       1997
                                     ---------------------      ---------------------      ---------------------
                                     Amortized      Market      Amortized      Market      Amortized      Market
                                       Cost         Value         Cost         Value         Cost         Value
                                     ---------      ------      ---------      ------      ---------      ------
                                                                (dollars in thousands)

Securities available-for-sale:

Debt securities issued
 by the U.S. Treasury and
 other U.S. Gov't corporations
 and agencies                         $ 8,202      $ 8,084       $10,709      $10,834       $10,457      $10,496
Debt securities issued by
 states of the U.S. and
 political subdivisions of
 the states                                 -            -             -            -            85           87

Mortgage-backed  securities               364          365           435          437           727          731


Other securities                        8,879        8,715         8,811        8,903         6,511        6,574
                                      -------      -------       -------      -------       -------      -------


      Total Securities available
       -for-sale                       17,445       17,164        19,955       20,174        17,780       17,888

Federal Home Loan Bank and
 Vermont Bank Service Corp. stock         300          300           280          280           263          263
                                      -------      -------       -------      -------       -------      -------

Total Securities                      $17,745      $17,464       $20,235      $20,454       $18,043      $18,151
                                      =======      =======       =======      =======       =======      =======

The following table shows, as of June 30, 1999, the amortized costs of Citizens' investment securities maturing within stated periods and their related weighted average yields.

                                  Under 1               1-5                5-10               Over 10
                                   Year      Yield     Years     Yield     Years     Yield     Years     Yield     Total     Yield
                                  -------    -----     -----     -----     -----     -----    -------    -----     -----     -----
                                                                       (dollars in thousands)

Securities available-for-sale:

U.S. Treasury securities and
 obligations of U.S. government
 corporations and agencies        $ 1,001    6.19%    $ 3,500    6.36%    $ 3,201    6.40%    $   500    6.65%    $ 8,202    6.37%

Obligations of states and
 political subdivisions                 -                   -                   -                   -                   -

Mortgage-backed securities              -       -           -       -           -       -         364    6.14%        364    6.14%

Other securities                      756    6.34%      7,620    6.22%        503    6.21%          -               8,879    6.23%

Total portfolio (1)               $ 1,757    6.25%    $11,120    6.26%    $ 3,704    6.37%    $   864    6.44%    $17,445    6.29%

- -------------------

<F1>  Does not include Federal Home Loan Bank stock and Vermont Bank
      Service Corp stock with carrying amounts at June 30, 1999 of $297,000 and $2,500, respectively.

Sources of Funds. Citizens' primary source of funds for its lending and investment activities is deposits obtained from individuals and small and medium-sized businesses in our market area. Management monitors closely the cost of these funds, which is affected by money and capital markets, local competition, Citizens' liquidity, loan demand and the availability and attractiveness of other investment alternatives.

The following table shows the average deposits and average interest rate paid on deposits as of June 30, 1999, and as of December 31, 1998 and 1997.

                                                              Years Ended December 31,
                             Six Months Ended       ------------------------------------------
                               June 30,1999                 1998                    1997
                            ------------------      ------------------      ------------------
                            Average      Yield      Average      Yield      Average      Yield
                            Balance      Rate       Balance      Rate       Balance      Rate
                            -------      -----      -------      -----      -------      -----
                                                  (dollars in thousands)

Demand deposits             $ 8,186         0%      $ 7,562         0%      $ 7,082         0%
NOW and money
 market accounts             19,121      2.40%       18,831      2.87%       17,155      3.08%
Savings                      13,704      3.04%       13,487      3.06%       13,127      3.05%
Time, $100,000 and over       9,695      5.85%        8,702      5.91%        7,557      5.91%
Other Time Deposits          35,213      5.16%       35,363      5.47%       35,889      5.50%
                            -------      ----       -------      ----       -------      ----
      Total                 $85,919      3.79%      $83,945      4.05%      $80,810      4.15%
                            =======      ====       =======      ====       =======      ====

The following table shows, as of June 30, 1999 and December 31, 1998, the maturities of time deposits in amounts of $100,000 or more:


Maturity                                 June 31,1999      December 31, 1998
- --------                                 ------------      -----------------
                                             (dollars in thousands)


3 months or less                           $ 1,314              $  627
Over 3 months through 6 months               2,859               1,136
Over 6 months through 12 months              3,673               3,266
Over 12 months                               2,455               4,787
                                           -------              ------
                                           $10,121              $9,816
                                           =======              ======

The following tables show Citizens' rate sensitivity analysis as of June 30, 1999 and December 31, 1998:

                                                                   June 30, 1999
                                 ------------------------------------------------------------------------------
                                  0-3         3 months        6 months       1 year to      Over 5
                                 months      to 6 months      to 1 year       5 years       years         Total
                                 ------      -----------      ---------      ---------      ------        -----
                                                               (dollars in thousands)

Interest earning assets:
  Loans (1)                      $11,830       $  5,270       $  8,580        $26,747       $18,515      $70,942
  FHLB/VBSC stock                      0              0              0              0           300      $   300
  Available-for-sale
   securities (2)                    500              0          1,257         11,120         4,568       17,445
                                 -------       --------       --------        -------       -------      -------
      Total interest-
       earning assets            $12,330       $  5,270       $  9,837        $37,867       $23,383      $88,687
                                 =======       ========       ========        =======       =======      =======

Interest bearing liabilities:
  Time CD's over $100,000        $ 1,134       $  2,859       $  3,673        $ 2,455       $     0      $10,121
  Other time deposits              7,585          6,950          8,358         10,355           474      $33,722
  Money market accounts            9,508              0              0              0             0      $ 9,508
  Regular savings                      0              0          3,686              0        10,492      $14,178
  NOW accounts                       162              0              0              0        15,998      $16,160
  FHLB advances                        0              0              0            547           887      $ 1,434
                                 -------       --------       --------        -------       -------      -------
      Total interest-
       bearing liabilities       $18,389       $  9,809       $ 15,717        $13,357       $27,851      $85,123
                                 =======       ========       ========        =======       =======      =======

Period sensitivity gap           $(6,059)      $ (4,539)      $ (5,880)       $24,510       $(4,468)     $ 3,564
                                 =======       ========       ========        =======       =======      =======

Cumulative sensitivity gap       $(6,059)      $(10,598)      $(16,478)       $ 8,032       $ 3,564
                                 =======       ========       ========        =======       =======
Period sensitivity gap
 as a percentage of
 interest earning assets            -6.8%          -5.1%          -6.6%          27.6%         -5.0%

Cumulative sensitivity
 gap as a percentage of
 interest earning assets            -6.8%        -11.9%          -18.6%           9.1%          4.0%

- --------------------

<F1>  Loans do not include non-accrual loans.
<F2>  Amortized cost.

                                                            December 31, 1998
                                 ---------------------------------------------------------------------
                                  0-3        3 months      6 months     1 year to    Over 5
                                 months     to 6 months    to 1 year     5 years      years      Total
                                 ------     -----------    ---------    ---------    -------     -----
                                                           (dollars in thousands)

Interest earning assets:
  Loans (1)                      $13,327      $ 4,597      $  8,253      $28,016     $14,171    $68,364
  FHLB/VBSC stock                      -            -             -            -         280        280
  Available-for-sale
   securities (2)                    250        1,000           502       13,797       4,404     19,953
                                 -------      -------      --------      -------     -------    -------
      Total interest-
       earning assets            $13,577      $ 5,597      $  8,755      $41,813     $18,855    $88,597
                                 =======      =======      ========      =======     =======    =======

Interest bearing liabilities:
  Time CD's over $100,000        $   627      $ 1,136      $  3,266      $ 4,787     $     -    $ 9,816
  Other time deposits              8,177        8,492         8,915        9,753         159     35,496
  Money market accounts            8,953            -             -            -           -      8,953
  Regular savings                      -            -         3,520            -      10,018     13,538
  NOW accounts                       103            -             -            -      10,229     10,332
  FHLB advances                        -            -             -          610         936      1,546
                                 -------      -------      --------      -------     -------    -------

      Total interest-
       bearing liabilities       $17,860      $ 9,628      $ 15,701      $15,150     $21,342    $79,681
                                 =======      =======      ========      =======     =======    =======
Period sensitivity gap           $(4,283)     $(4,031)     $ (6,946)     $26,663     $(2,487)   $ 8,916
                                 =======      =======      ========      =======     =======    =======
Cumulative sensitivity
 gap                             $(4,283)     $(8,314)     $(15,260)     $11,403     $ 8,916
                                 =======      =======      ========      =======     =======

Period sensitivity gap
 as a percentage of
 of interest earning assets         -4.8%        -4.5%         -7.8%        30.1%       -2.8%
Cumulative sensitivity
 gap as a percentage
 of interest earning assets         -4.8%        -9.4%        -17.2%        12.9%       10.1%

- --------------------

<F1>  Loans do not include non-accrual loans.
<F2>  Amortized cost

Borrowings. Citizens borrowed $1.69 million from the FHLB in the first half of 1998 to fund loan portfolio growth. This advance was secured by a portion of qualified assets, consisting of first mortgage residential real estate loans, securities issued, insured or guaranteed by the U.S. government or agencies and all funds placed in deposit accounts at the Federal Home Loan Bank of Boston. As of June 30, 1999, $1.43 million was outstanding on this borrowing, at a weighted average cost of 6.018%.

Management's Discussion and Analysis of Financial Condition and Results of Operation

The following discussion and analysis provides information regarding Citizens' financial position as of June 30, 1999 and 1998, and as of December 31, 1998 and 1997, and its results of operations for the six months ended June 30, 1999 and 1998, and for the years ended December 31, 1998, 1997 and 1996. This discussion should be read in conjunction with the information under "SELECTED FINANCIAL DATA --- Citizens" and with Citizens' financial statements and related notes beginning on page F-44, and with other financial data appearing elsewhere in this joint proxy statement/prospectus. In the opinion of Citizens' management, the unaudited interim data reflect all adjustments, consisting only of normal recurring adjustments, necessary to fairly present Citizens' consolidated financial position and results of operations to be expected for a full fiscal year. Management is not aware of the occurrence of any events after June 30, 1999 that would materially affect the information presented below. Nevertheless, readers are cautioned to refer to "RISK FACTORS" for information relating to factors that could affect future operating results and to the qualifications under "A Warning About Forward-Looking Statements" that apply to any forward-looking statements in the following discussion.

Results of Operations. Net Interest Income. The largest component of Citizens' operating income is net interest income, which is the difference between the interest and dividend income received from interest-earning assets and the interest expense paid on its interest-bearing liabilities. For purposes of this discussion, the average yield rate on interest income earned on tax-exempt loans and securities is adjusted to a fully-taxable equivalent basis to facilitate comparison with interest earned that is subject to taxation under applicable laws. Net interest income is determined by an institution's net interest spread (the difference between the yield on its interest-earning assets and the rates paid on its interest-bearing liabilities), the relative average balances of interest-earning assets and interest-bearing liabilities, and the degree of variance in the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities. Changes in nonperforming assets together with amounts of interest lost and recovered on those assets also impact comparisons of net income.

Yields Earned and Rates Paid.   The following tables show, for the periods
indicated, the total amount of income recorded from interest-earning assets, and the related average yields, the interest expenses associated with interest-bearing liabilities, expressed in dollars and average rates, and the relative net interest spread and net interest margin. All yield and rate information is calculated on an annualized basis. Yield and rate information for a period is average information for the period, and is calculated by dividing the income or expense item for the period by the average balances of the appropriate balance sheet item during the period. Net interest margin is net interest income divided by average interest-earning assets. Nonaccrual loans are included in asset balances for the appropriate periods, but recognition of interest on such loans is discontinued and any remaining accrued interest receivable is reversed, in conformity with federal regulations. The yields and net interest margins appearing in the following tables have been calculated on a pre-tax basis.

                                                    Six months ended June 30,
                                 ----------------------------------------------------------------
                                              1999                              1998
                                 ------------------------------    ------------------------------
                                            Interest    Average               Interest    Average
                                 Average    Earned/     Yield/     Average    Earned/     Yield/
                                 Balance     Paid        Rate      Balance     Paid        Rate
                                 -------    --------    -------    -------    --------    -------
                                                      (dollars in thousands)

Average Assets:
  Federal funds sold             $ 3,015     $   69      4.58%     $ 2,053     $   55      5.36%
  Interest bearing deposits           27          1      7.41%          33          1      6.06%
  Investments (1) (2)             20,195        624      6.18%      17,693        566      6.40%
  Loans, net (1), (3)             69,261      3,142      9.07%      67,047      3,239      9.66%
                                 -------     ------      ----      -------     ------

      Total interest-earning
       assets (1)                 92,498      3,836      8.29%      86,826      3,861      8.89%
                                             ------                            ------


  Cash and due from banks          2,907                             2,598
  Premises and equipment           1,908                             1,976
  Other assets                     1,076                             1,305
                                 -------                           -------
       Total assets              $98,389                           $92,705
                                 =======                           =======

Average Liabilities and
  Shareholders' Equity:
    NOW accounts                 $ 9,963         64      1.28%     $ 9,477         91      1.92%
    Savings and money market
     accounts                     22,862        373      3.26%      21,295        365      3.43%
    Certificates of deposit       44,908      1,191      5.30%      43,659      1,207      5.53%
    Borrowed funds                 1,482         46      6.21%         954         21      4.40%
                                 -------    -------                -------    -------

      Total interest-bearing
       liabilities                79,215      1,674      4.23%      75,385      1,684      4.47%
                                            -------                           -------


Non-interest bearing deposits      8,186                             7,039
Other liabilities                    353                               337
                                 -------                           -------
      Total liabilities           87,754                            82,761

Shareholders' equity              10,635                             9,944
                                 -------                           -------
      Total liabilities and
       shareholders' equity      $98,389                           $92,705
                                 =======                           =======
Net interest income (1)                      $2,162                            $2,177
                                             ======                            ======
Net interest spread (1)                                  4.06%                             4.42%
                                                         ====                              ====
Net interest margin (1)                                  4.67%                             5.01%
                                                         ====                              ====

- --------------------

<F1>  Average yield reported on a tax-equivalent basis.
<F2>  The average balance of investments is calculated using the amortized cost basis.
<F3>  Net of unearned income and allowance for loan loss.

                                                                Years ended December 31,
                           --------------------------------------------------------------------------------------------------
                                        1998                              1997                              1996
                           ------------------------------    ------------------------------    ------------------------------
                                      Interest    Average               Interest    Average               Interest    Average
                           Average    Earned/     Yield/     Average    Earned/     Yield/     Average    Earned/     Yield/
                           Balance     Paid        Rate      Balance     Paid        Rate      Balance     Paid        Rate
                           -------    --------    -------    -------    --------    -------    -------    --------    -------
                                                                 (dollars in thousands)

Average Assets:
  Federal funds sold       $ 3,660     $  193      5.27%     $ 2,254     $  119      5.28%     $ 2,316     $  122      5.27%
  Interest bearing
   deposits                     31          2      6.45%          94          4      4.26%          96          4      4.17%
  Investments (1) (2)       18,655      1,188      6.37%      17,205      1,103      6.41%      16,597      1,032      6.22%
  Loans, net (1), (3)       67,468      6,510      9.50%      65,171      6,324      9.55%      62,115      6,030      9.56%
                           -------     ------                -------     ------                -------     ------


      Total interest-
       earning assets (1)   89,814      7,893      8.69%      84,724      7,550      8.80%      81,124      7,188      8.76%
                                       ------                            ------                            ------


Cash and due from banks      2,800                             2,653                             2,909
Premises and equipment       1,981                             1,935                             2,050
Other assets                 1,111                             1,121                               983
                           -------                           -------                           -------
Total assets               $95,706                           $90,433                           $87,076
                           =======                           =======                           =======
Average Liabilities and
 Shareholders' Equity:
  NOW accounts             $10,263     $  198      1.93%     $ 8,956     $  194      2.17%     $ 8,808     $  195      2.21%
  Savings and money
   market accounts          22,055        755      3.42%      21,326        735      3.45%      21,295        732      3.44%
  Certificates of deposit   44,065      2,450      5.56%      43,446      2,421      5.57%      41,294      2,373      5.75%
  Borrowed funds             1,277         70      5.48%          29          1      5.90%           4          1      5.98%
                           -------     ------                -------     ------                -------     ------


      Total interest-
       bearing liabilities  77,660      3,473      4.47%      73,757      3,351      4.54%      71,401      3,301      4.62%
                                       ------                            ------                            ------


Non-interest bearing
 deposits                    7,551                             7,088                             6,877
Other liabilities              222                               165                                90
                           -------                           -------                           -------
      Total liabilities     85,433                            81,010                            78,368
Shareholders' equity        10,273                             9,423                             8,708
                           -------                           -------                           -------
      Total liabilities
       and shareholders'
       equity              $95,706                           $90,433                           $87,076
                           =======                           =======                           =======
Net interest income (1)                $4,420                            $4,199                            $3,887
                                       ======                            ======                            ======
Net interest spread (1)                            4.21%                             4.27%                             4.13%
                                                   ====                              ====                              ====
Net interest margin (1)                            4.86%                             4.90%                             4.73%
                                                   ====                              ====                              ====

- --------------------

<F1>  Average yield reported on a tax-equivalent basis.
<F2>  The average balance of investments is calculated using the amortized cost basis.
<F3>  Net of unearned income and allowance for loan loss.

Rate/Volume Variance Analysis. The following table shows certain information about changes in Citizens' interest income and interest expense for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to : (1) changes in volume (changes in volume multiplied by old rate) and
(2) changes in rates (changes in rate multiplied by old volume). Changes in rate-volume (changes in rate multiplied by the changes in volume) are allocated proportionately between changes in rate and changes in volume.

                                          Six Months Ended June 30, 1999 Compared
                                             to Six Months Ended June 30, 1998
                                            Increase/(Decrease) Due to Change In
                                          ---------------------------------------
                                                 Volume      Rate       Net
                                                 ------      ----       ---
                                                   (dollars in thousands)

Interest-earning assets:
  Federal funds sold                              $ 20      $  (6)      $ 14
  Interest bearing deposits                          0          0          0
  Investments                                       76        (18)        58
  Loans, net                                       115       (212)       (97)
                                                  ----      -----       ----
      Total interest-earning assets               $211      $(236)      $ 25
                                                  ----      -----       ----
Interest-bearing liabilities:
  NOW accounts                                    $  5      $ (32)      $(27)
  Savings and money market accounts                 (7)        15          8
  Certificates of deposit                           38        (54)       (16)
  Borrowed funds                                    14         11         25
                                                  ----      -----       ----

      Total interest-bearing liabilities          $ 50      $ (60)      $(10)
                                                  ----      -----       ----

Net change in net interest income                 $161      $(176)      $(15)
                                                  ====      =====       ====

                                   Year Ended December 31, 1998 Compared    Year Ended December 31, 1997 Compared
                                      to Year Ended December 31, 1997          to Year Ended December 31, 1996
                                   Increase/(Decrease) Due to Change In     Increase/(Decrease) Due to Change In
                                   -------------------------------------    -------------------------------------
                                                              (dollars in thousands)

                                        Volume      Rate       Net               Volume      Rate       Net
                                        ------      ----       ---               ------      ----       ---

Interest-earning assets:
  Federal funds sold                     $ 74       $ (0)      $ 74               $ (3)      $  0       $ (3)
  Interest bearing deposits                (3)         1         (2)                (0)         0         (0)
  Investments                              93         (8)        85                 39         32         71
  Loans, net                              221        (35)       186                294          0        294
                                         ----       ----       ----               ----       ----       ----

      Total interest-earning assets       386        (43)       343                330         32        362
                                         ----       ----       ----               ----       ----       ----

Interest-bearing liabilities:
  NOW accounts                           $ 28       $(24)      $  4               $  3       $ (4)      $ (1)
  Savings and money market accounts        25         (5)        20                  1          2          3
  Certificates of deposit                  34         (5)        29                124        (76)       (48)
  Borrowed funds                           73         (4)        69                  1         (1)         0
                                         ----       ----       ----               ----       ----       ----

      Total interest-bearing
       liabilities                        161        (39)       122                129        (79)        50
                                         ----       ----       ----               ----       ----       ----

Net change in net
 interest income                         $225       $ (4)      $221               $201       $111       $312
                                         ====       ====       ====               ====       ====       ====

Comparison of Financial Condition at June 30, 1999 and December 31, 1998. Citizens' total assets increased by $5.0 million or 5.1% to $104.0 million at June 30, 1999 from $99.0 million at December 31, 1998. The net increase in total assets is primarily attributable to a $2.3 million increase in net loans and increase in federal funds sold of $5.7 million, offset by a $3.0 million decrease in securities. The spike up in federal funds sold is a result of a large short term deposit. Total net loans increased by $2.3 million or 3.4% to $70.3 million or 67.6% of total assets at June 30, 1999 as compared to $68.0 million or 68.7% of total assets at December 31, 1998, due to an increase of $2.6 million in residential real estate loans. Residential real estate loans increased in 1999 primarily due to an increase in refinances and a program offering reduced rates on 15 and 25 year mortgages. Securities held by Citizens decreased by $3.0 million or 14.6% to $17.5 million at June 30, 1999 from $20.5 million at December 31, 1998.

Total deposits increased by $5.3 million or 6.1% to $91.7 million at June 30, 1999 from $86.4 million at December 31, 1998. This increase was the result of an increase of $5.8 million or 56.4% in NOW accounts from December 31, 1998.

Total shareholders' equity increased by $157,000 or 1.5% to $10.6 million at June 30, 1999 from $10.5 million at December 31, 1998 as a result of a decrease of $330,000 in the net unrealized holding gain on securities available-for-sale and net income of $487,000. With total equity of 10.2% of total assets, Citizens exceeded all regulatory capital ratios at June 30, 1999.

Six Months Ended June 30, 1999 Compared to Six Months Ended June 30, 1998. Net Income. Citizens' net income decreased by $47,304 or 8.9%, to $486,546 or $3.20 per share, for the six months ended June 30, 1999, from $533,850, or $3.51 per share, for the six months ended June 30, 1998.

Interest and Dividend Income. Total interest and dividend income decreased by $24,664 or less than 1% to $3.84 million for the six months ended June 30, 1999 from $3.86 million for the six months ended June 30, 1998.
Average interest earning assets increased by $5.6 million or 6.4% to $93.5 million for the six months ended June 30, 1999 from $87.9 million for the six months ended June 30, 1998. There were increases in the average balances for federal funds sold of $1.0 million or 46.9%; for securities of $2.5 million or 14.1%; and for loans of $2.2 million or 3.3%. However, due to a lowered interest rate environment, the overall interest rate yield on interest earning assets reduced to 8.2% for the six months ended June 30, 1999 from 8.8% for the six months ended June 30, 1998.

Interest Expense. Interest expense decreased by $10,000, or less than 1%, to $1.67 million for the six months ended June 30, 1999 from $1.68 million
for the six months ended June 30, 1998.   Interest expense decreased
primarily as a result of a decrease of $27,000 in interest expense on NOW accounts. This decrease was due to a reduction in rates paid in January of 1999 from 1.5% to 1.0%. This decrease was offset by a $26,000 increase in interest expense on other borrowings. Other borrowings consist of advances from the Federal Home Loan Bank of Boston (FHLB). Increased borrowings were the result of matching FHLB borrowings with fixed rate mortgages.

Interest expense on deposits decreased $35,000 for the six months ended June 30, 1999 and June 30, 1998. Total average interest-bearing deposits increased by $3.3 million to $77.7 million for the six months ended June 30, 1999 from $74.4 million for the six months ended June 30, 1998, an increase of 4.4%; however, total interest expense did not change significantly due to lowered interest rates paid on all categories of deposits, except for regular savings accounts.


Provision for Loan Losses. The allowance for loan losses is maintained through the provision for loan losses which is a charge to operations. The provision reflects management's assessment of losses inherent in the loan portfolio. Management of Citizens considers many factors in determining the level of the provision for loan losses. Major factors include collateral value on a loan by loan basis, trends of loan delinquencies, risk classification identified in Citizen's regular review of individual loans, and economic conditions are major factors in establishing the provision. The provision for loan losses decreased by $25,002 or 16.7% for the six months ended June 30, 1999 as compared to the six months ended June 30, 1998. The decrease in the provision is due to a shift into real estate loans and no longer participating in the indirect automobile dealer loan program. Net charge-offs decreased $11,000 or 9.0%, to $111,000 for the six months ended June 30, 1999, from $122,000 for the six months ended June 30, 1998.


Noninterest Income. Citizens' noninterest income including gains on securities sold increased by $46,000 or 14.1% to $372,000 for the six months ended June 30, 1999 from $326,000 for the six months ended June 30, 1998. The increase was primarily the result of a $22,000 or 11.1% increase in service charges on deposit accounts.

Noninterest Expense. Noninterest expense increased by $72,000 or 4.6% to $1,629,000 for the six months ended June 30, 1999 from $1,557,000 for the six months ended June 30, 1998. The increase resulted primarily from a general increase in operating expenses. Salaries and employee benefits, the largest component of noninterest expense was $854,000 for the six months ended June 30, 1999 as compared to $879,000 for the six months ended June 30, 1998, a decrease of $25,000 or 2.8%. This decrease was primarily associated with a change in the method of pay in December 31, 1998 from bi-weekly to bi-monthly pay which reduced the payroll expense in the first six months of 1999 by approximately $25,000. This change will not effect year-to-date 1999 payroll expense as compared to year-to-date 1998. During the period, other noninterest expense increased by $73,000 or 15.9% from $458,000 to $531,000 due mainly to expenses associated with the merger of $68,000. Occupancy and equipment expense increased by $19,000 or 8.8% to $235,000 for the six months ended June 30, 1999 as compared to $216,000 for the six months ended June 30, 1998, with the increase primarily related to depreciation increases due to equipment purchases during 1998, including a Vertex Teller System and two ATM machines.

Income Taxes. The net provision for income taxes amounted to $293,000 for the six months ended June 30, 1999 as compared to $262,000 for the six months ended June 30, 1998, resulting in effective tax rates of 37.6% and 32.9%, respectively. The effective tax rate reflects in 1999 the non-deductability of the merger expenses described above.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997.
Interest and Dividend Income.   Interest and dividend income increased by
$343,000 or 4.5% to $7.9 million for the year ended December 31, 1998, from $7.6 million for the year ended December 31, 1997. Average earning assets increased by $5.1 million, or 6.0%, to $90.1 million for the year ended December 31, 1998, from $85.8 million for the year ended December 31, 1997. Average loans increased by $2.3 million, or 3.5%, to $68.5 million for the year ended December 31, 1998, from $66.2 million for the year ended December 31, 1997. Increases in the level of residential and commercial real estate and commercial business loans accounted for this increase, which growth is consistent with Citizens' focus away from retail installment lending to real estate lending. The average balance of investment securities (including mortgage-backed securities) increased by $1.5 million to $18.7 million for the year ended December 31, 1998, from $17.2 million for the year ended December 31, 1997. The average level of federal funds sold for the year ended December 31, 1998, increased by $1.4 million, or 62.4%, to $3.6 million for the year ended December 31, 1998, from $2.2 million for the year ended December 31, 1997. The increase in the average level of federal funds sold was due to normal investment security maturities and calls on investment securities due to depressed interest rates.

Interest Expense. Interest expense increased by $122,000 or 3.6%, to $3.5 million for the year ended December 31, 1998 from $3.4 million for the year ended December 31, 1997. Average interest-bearing liabilities increased by $3.9 million to $77.7 million for the year ended December 31, 1997, from $73.8 million for the year ended December 31, 1997. Average time deposits increased $619,000, or 1.4%, to $44.1 million for the year ended December 31, 1996, from $43.4 million for the year ended December 31, 1997, while the average balances for NOW, money market and savings accounts increased by $2.0 million, or 6.6%, to $32.3 million for the year ended December 31, 1998, from $30.3 million for the year ended December 31, 1997.

Provision for Loan Losses. Citizens' provision for loan losses remained at $300,000 for the years ended December 31, 1998 and December 31, 1997. Net charge offs increased by $15,000, or 4.8%, to $327,000 for the year ended December 31, 1998 from $276,000 for the year ended December 31, 1997.

Noninterest Income. Noninterest income increased $61,000, or 9.0%, to $743,000 for the year ended December 31, 1998, from $682,000 for the year ended December 31, 1997. The results for 1998 reflected net gains of $3,000 from the sale of securities during 1998 compared to a net gain of $5,000 from securities sales during 1997. Other noninterest income increased by $63,000, or 9.3%, to $740,000 for the year ended December 31, 1998 from $677,000 for the year ended December 31, 1997. Increases in Trust Department income of $27,000 or 31.4% and increased non-sufficient funds (NSF) service fees of $50,000 or 14.0% were the main reasons for this increase.

Noninterest Expense. Noninterest expense increased $140,000 or 4.5% to $3.2 million for the year ended December 31, 1998, from $3.1 million for the year ended December 31, 1997. Salaries and employee benefits increased $57,000, or 3.4%, to $1.8 million for the year ended

December 31, 1998, from $1.7 million for the year ended December 31, 1997, reflecting a slight increase in normal salary and benefit increases. Other operating expense increased $85,000, or 9.4%, to $990,000 for the year ended December 31, 1998, from $905,000 for the year ended December 31, 1997. This increase was mainly attributable to a $35,000 OREO writedown and a $35,000 increase in state franchise taxes.

Income Tax Expense. Income tax expense increased by $50,000, or 10.0%, to $548,000 for the year ended December 31, 1998, from $498,000 for the year ended December 31, 1997. This increase primarily reflected the difference in the amount of Citizens' taxable income. Citizens' effective income tax rate was 33% in 1998 and 33% in 1997.

Net Income. Net income increased by $92,000, or 9.1%, to $1.1 million, or $7.25 per share, for the year ended December 31, 1998, from $1.0 million, or $6.64 per share, for the year ended December 31, 1997.

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996. Interest and Dividend Income. Citizens' interest and dividend income increased by $362,000 or 5.0% to $7.5 million for the year ended December 31, 1997, from $7.2 million for the year ended December 31, 1996. Average earning assets increased by $3.7 million or 4.5%, to $85.8 million for the year ended December 31, 1997, from $82.1 million for the year ended December 31, 1996. Average loans increased by $3.1 million, or 4.9%, to $66.2 million for the year ended December 31, 1997, from $63.1 million for the year ended December 31, 1996. The average balance of investment securities (including mortgage-backed securities) increased by $608,000 to $17.2 million for the year ended December 31, 1997, from $16.6 million for the year ended December 31, 1996. The average level of federal funds sold remained unchanged at $2.3 million for the years ended December 31, 1997 and 1996.

Interest Expense. Interest expense increased by $50,000 or 1.5%, to $3.4 million for the year ended December 31, 1997 from $3.3 million for the year ended December 31, 1996. Average interest-bearing liabilities increased by $2.4 million, or 3.2%, to $73.8 million for the year ended December 31, 1997, from $71.4 million for the year ended December 31, 1996. Average time deposits increased $2.1 million, or 5.1%, to $43.4 million for the year ended December 31, 1997, from $41.3 million for the year ended December 31, 1996, while the average balances for NOW, money market and savings accounts decreased by $179,000, or .67%, to $30.3 million for the year ended December 31, 1997, from $30.1 million for the year ended December 31, 1996.

Provision for Loan Losses. Citizens' provision for loan losses was $300,000 for the year ended December 31, 1997 and $280,000 for December 31, 1996 an increase of $20,000, or 7.1%. Net charge offs increased by $18,000, or 7.0%, to $276,000 for the year ended December 31, 1997 from $258,000 for the year ended December 31, 1996.

Noninterest Income. Noninterest income decreased $9,000, or 1.3%, to $682,000 for the year ended December 31, 1997, from $691,000 for the year ended December 31, 1996. The decrease was due, in part, to a one-time gain on pension termination in 1996 of $167,000 offset by a $77,000 increase in service fees.

Noninterest Expense.   Noninterest expense increased by $172,000 or 5.9% to
$3.1 million for the year ended December 31, 1997, from $2.9 million for the year ended December 31, 1996. Salaries and employee benefits increased $117,000, or 7.3%, to $1.7 million for the year ended December 31, 1997, from $1.6 million for the year ended December 31, 1996. Office occupancy and equipment expense decreased $8,000, or 1.8%, to $447,000 for the year ended December 31, 1997, from $455,000 for the year ended December 31, 1996.

Income Tax Expense. Income tax expense increased by $19,000, or 4.0%, to $498,000 for the year ended December 31, 1997, from $479,000 for the year ended December 31, 1996. Citizens' effective tax rates for 1997 and 1996 were 33% and 34%, respectively.

Net Income. Net income increased by $91,000, or 9.9%, to $1.0 million, or $6.64 per share, for the year ended December 31, 1997, from $918,000, or $6.04 per share, for the year ended December 31, 1996.

Other Financial Considerations


Allowance for Loan Losses and Non-Performing Assets. At June 30, 1999, Citizens' allowance for loan losses amounted to $1.1 million, or 1.5% of total loans, comparable to $1.0 million or 1.5% of total loans at December 31, 1998 and at June 30, 1998. During the six months ended June 30, 1999, Citizens made provisions to the allowance of $125,000 as compared to $150,000 for the same period in 1998. Provisions are based on the evaluation by management and the Board of Directors of current and anticipated economic conditions, changes in character and size of the loan portfolio and other indicators. The balance in the allowance is considered adequate by management and the Board to absorb the risk of loss inherent in Citizens' loan portfolio.


As of June 30, 1999, non-performing loans (non-accrual loans and loans past due 90 days or more) totaled $569,000 or .8% of total loans, compared to $1.0 million, or 1.5% at December 31, 1998. The decrease consisted of a $24,000 or 5.7% decrease in nonaccrual loans and a $413,000 or 70.8% decrease in loans past due 90 days or more from December 31, 1998.

The ratio of non-performing assets (non-performing loans and OREO) to total assets for June 30, 1999 was 0.5% as compared to 1.0% for December 31, 1998.

Net charge-offs totaled $111,000, or 0.2% of average loans as of June 30, 1999 as compared to $122,000 or 0.2% of average loans as of June 30, 1998.

At December 31, 1998, Citizens' allowance for loan losses amounted to $1.017 million, which was $23,000 more than the $993 thousand balance at December 31, 1997. During 1998, Citizens made provisions of $300,000 for loan losses which remained unchanged in 1997. This compares with provisions of $280,000 in 1996.

As of December 31, 1998, nonaccrual loans totaled $423,000 or .6% of total loans as compared to $612,000 or .9% at December 31, 1997. This represents a decrease of $189,000 or 30.9%. Total non-performing loans decreased $390,000, or 27.9%, over the same period.

Liquidity and Capital Resources. Citizens' primary sources of funds are deposits, proceeds from the principal and interest payments on loans, debt and equity securities, and to a lesser extent, borrowings and proceeds from the sale of fixed rate mortgage loans to the secondary market. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit outflows, mortgage prepayments, mortgage loan sales, and borrowings are greatly influenced by general interest rates, economic conditions and competition.

Citizens is required to maintain adequate levels of liquid assets. This guideline, which may be varied depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. Citizens has historically maintained a level of liquid assets in excess of regulatory requirements.

Liquidity management is both a daily and long-term function of management. As part of this liquidity management process, Citizens has established a pre-approved $3 million line of credit facility with the Federal Home Loan Bank, upon which it may draw if it requires funds beyond those it is able to generate internally. At June 30, 1999, Citizens had FHLB borrowings of $1.4 million.

Citizens anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificates of deposit of $100,000 or more which are scheduled to mature in one year or less totaled $7.7 million at June 30, 1999. Based on historical experience, management believes that a significant portion of such deposits will remain with the Bank.

Regulatory Capital Requirements. A bank's capital serves to support growth and provide protection against loss to depositors and creditors. Equity capital represents the shareholders' investment. Management strives to maintain an optimal level of capital on which an attractive return to the shareholders will be realized over both the short-term and long-term, while serving depositors' and creditors' needs. Federally insured banks, such as Citizens, must also maintain capital at levels specified by applicable minimum capital ratios. For more information on these requirements, see "REGULATION AND SUPERVISION."

As of June 30, 1999, the most recent notification from the FDIC categorized Citizens as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, Citizens must maintain minimum total risk-based and Tier I risk-based capital and minimum Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed Citizens category. The following table shows Citizens' actual capital amounts and ratios against the amounts and ratios required by the capital adequacy guidelines and the amounts and ratios necessary to be categorized as well-capitalized:

                                                                             To Be Well
                                                                         Capitalized Under
                                                       For Capital       Prompt Corrective
                                   Actual          Adequacy Purposes:    Action Provisions:
                              ----------------     ------------------    ------------------
                              Amount     Ratio     Amount      Ratio     Amount      Ratio
                              ------     -----     ------      -----     ------      -----
                                                 (dollars in thousands)

As of June 30, 1999:
  Total Capital (to
   Risk Weighted Assets)      $11,721    16.44%    $5,705       8.0%     $7,131      10.0%
  Tier I Capital (to
   Risk Weighted Assets)      $10,828    15.18%    $2,852       4.0%     $4,279       6.0%
  Tier I Capital (to
   Average Assets)            $10,828    11.07%    $3,914       4.0%     $4,893       5.0%

Year 2000

The Problem. The rollover of the date on the Year 2000 may be a problem for many computer programs or computer chips. Many computer programs and chips store calendar dates as two-digit rather than four-digit numbers. Unless these two-digit systems are corrected or replaced before the Year 2000, they probably will not recognize the proper year. This would drastically affect calculations, timetables and even the ability to perform many tasks. Like other financial institutions, Citizens relies heavily on computers. It is our responsibility to do everything in our control to make sure our systems perform properly in the Year 2000 and beyond.

The Plan. Citizens has been working on the Year 2000 issue since 1996. A senior management committee is directly taking charge to make sure our systems will operate smoothly. This committee meets monthly with the Board of Directors for input and reporting on critical steps. The FDIC is closely monitoring our progress. The plan requires assessment, testing and remediation for all of our computer programs and equipment driven by computer chips. Our Year 2000 plan includes communication, assessment and testing with third party vendors that are critical to our bank's operation and service. The plan involves Year 2000 readiness assessment of our major customers and evaluation of the credit and operational risks associated with those findings. And finally, our plan contains contingency plans and strategies, or "work-arounds," in case one or more of our core business processes do not work. Core business processes include such things as our mainframe computer and operating software, Fedline applications, teller systems, loan and deposit systems and telephone systems. The plan includes steps to identify and control the problem; timeframes for our vendors to correct the problem or switch to alternative systems; minimum acceptable service levels; communications - internal and external; and pre-arrangement of additional resources and staffing.

Execution of the Plan as of June 30, 1999. Our goal to identify and thoroughly test all mission critical systems has been completed. This testing was successful and included testing of systems such as proof of deposit, loan origination and deposit opening. Core applications were completed by proxy testing. An IBM AS400 mainframe computer identical to the production machine has been leased to conduct interface testing. All of our mission critical vendors have supplied Year 2000 ready products. Mission critical systems that we knew were noncompliant with the Year 2000 were the teller platform and the main office telephone system. Both of those systems were replaced in 1998.

Looking Ahead through 1999. The goals for the remainder of 1999 include ongoing review and maintenance of all mission critical systems; testing and correction of secondary systems such as personal computers, fax machines, copiers, alarms, etc.; customer awareness; commercial borrower assessment and contingency training.

Costs. In 1998 we dedicated 1 1/2 operational staff to the Year 2000 project. In addition, the Senior Management Committee spent a great deal of time overseeing our Year 2000 plan. The effect of this time was not additional expense, but rather a diversion from other productive endeavors. Direct Year 2000 capital expenses in 1998 were $211,885 and extra operating expenses were $18,660. Estimates of total Year 2000 expenses for 1999 included an additional operational staff position, $72,667 of capital expense and $40,137 of operating expense. During the first half of 1999, we incurred $41,188 in direct Year 2000 capital expenses and $20,181 in extra operating expenses. Given our state of planning and test results to date, we do not expect our estimates to balloon into a material expense.

Risks. Despite our best efforts and test results, something could go wrong. This is especially true for an industry such as ours that is so interconnected and dependent upon information technology and data transfers. A Year 2000 failure could disrupt our operations, and the severity would depend on the nature and duration of the problem, which cannot be predicted. If a failure concerned a core application or mission critical system, it could have an adverse effect on our operations and financial condition.

Contingencies. We are also studying what could go wrong and developing plans to maintain operations given any number of malfunctions and have developed a flow chart with a variety of possible scenarios. The chart identifies the procedures we intend to take in order to circumvent the problem should it arise. During 1999 the staff is being trained in each variation of the contingency plan.

Merger Related Issues. We have consulted with management of Union about the plans for conversion of Citizens to Union's data processing and other information technology systems after the merger is completed later this year. Due to various factors, including the Year 2000 date changeover, that conversion will be deferred until the first quarter of 2000. We believe this timetable will permit us to respond as and if necessary to any Year 2000 problems before undertaking the systems conversion.

Summary. Citizens' management and the Board view the Year 2000 as a significant priority. We are following the guidelines established by the FDIC and Federal Financial Institutions Examination Council. Our results to date have been successful. However, we cannot make any certain representations that our systems and, especially, those of third parties whose failure may affect us, will function properly.

Directors and Management

Directors and Executive Officers. The following table shows the names, ages, terms, positions with Citizens, and business experience of Citizens' current directors and executive officers:

Name and Position with Citizens    Age    Business Experience
- -------------------------------    ---    -------------------

Genevieve L. Hovey,                87     Mrs. Hovey has served as a director
Chairman of the Board                     and Chairman since 1972.  She is a retired
                                          dental hygienist.

J.R. Alexis Clouatre,              69     Mr. Clouatre has served as a director since
Director                                  1974.  He is owner of Alex Clouatre Realty and
                                          former owner of East End Market.

William T. Costa, Jr.              67     Mr. Costa has served as a director since
Director                                  1972.  He is President of Costa Realty, Inc.
                                          (Gold Crown Bowling Lanes and other commercial
                                          properties); President of Recreation, Inc.
                                          (Star Theater) and Partner and Trustee of
                                          Green Mountain Mall.

Dwight A. Davis                    66     Mr. Davis has served as a director since
Director                                  1995.  He is the Executive Director of the
                                          Vermont Independent School Association, and
                                          was formerly headmaster (now retired) of
                                          Lyndon Institute.

Franklin G. Hovey, II              50     Mr. Hovey has served as a director since
Director                                  1981. He is the President of Hovey Enterprises,
                                          Inc. (real estate)

Dennis J. Lamothe                  48     Mr. Lamothe is the Chief Financial
Chief Financial Officer                   Officer and Treasurer of Citizens.  He has
and Treasurer                             served nineteen years with the bank and one year
                                          in this capacity.



Name and Position with Citizens    Age    Business Experience
- -------------------------------    ---    -------------------

Jerry S. Rowe                      49     Mr. Rowe has served as President and
President, Chief Executive                CEO of Citizens since 1988, as a director
Officer and Director                      since 1993 and as Executive Vice President
                                          from 1987 to 1988.

Joseph M. Sherman                  72     Mr. Sherman has served as a director
Director                                  since 1972.  He served as President of
                                          Citizens from 1972 until his retirement in
                                          1988.  Mr. Sherman is currently a State
                                          Representative for St. Johnsbury.

Reginald J. Wakeham                51     Mr. Wakeham is Vice President and
Senior Loan Officer/                      Senior Loan Officer of Citizens.  He has
Vice President                            held this position since 1988.

As discussed under "THE MERGER --- Management and Operations After the Merger," Union's President, Chief Executive Officer and Director, Kenneth
D. Gibbons, and Union's Vice President and Director, Cynthia Borck, will be appointed to Citizens' Board when the merger is completed. For information about Mr. Gibbons and Ms. Borck, see "INFORMATION ABOUT UNION --- Directors and Management" and " --- Share Ownership of Management and Principal Holders."

Directors' Fees. Mrs. Hovey receives an annual retainer of $25,000 as Chairman of the Board. Directors (including Mrs. Hovey) who are not employees of Citizens receive a fee of $400.00 per meeting attended. Directors do not receive additional fees for attendance at Board committee meetings.

Executive Compensation and Benefit Plans. The following table shows compensation paid for services rendered in all capacities to Citizens during 1998, 1997 and 1996, paid to Mr. Rowe, the only executive officer of Citizens whose total annual salary and bonus in 1998 exceeded $100,000:

                                         Annual Compensation
Name and                             -----------------------------         All Other
Principal Position                   Year       Salary       Bonus     Compensation (1)
- ------------------                   ----       ------       -----     ----------------

Jerry S. Rowe,                       1998      $115,000      $5,750         $10,867
President, Chief                     1997        99,631       5,000           9,123
Executive Officer and  Director      1996        95,928       4,750           2,754

- -------------------

<F1>  Represents matching employer contributions under Citizens 401(k) plan
      (1998 - $3,622; 1997 - $3,010; and 1996 - $6,113); and discretionary profit sharing plan contributions (1998 - $7,245; 1997 - $1,837; and 1996 - $917). Mr. Rowe also has the use of a bank-owned automobile, which is not reflected in the table.

Other Employee Benefits. Citizens does not maintain any special employee benefit plans or arrangements for senior management, but executive officers participate in Citizens' medical, life, accidental death, disability, and salary continuation insurance plans, and in Citizens' 401(k) plan, all of which are available to Citizens' other officers and employees generally.

Employment Agreements. Citizens and Mr. Rowe are parties to a three year renewable employment agreement, which provides for a minimum annual salary of $125,000, and annual salary reviews and increases at the Board's discretion. The agreement also provides certain ancillary benefits, including participation in Citizens' benefit plans and programs and discretionary annual bonus payments. The agreement does not provide for any special benefits or payments as a result of the merger or otherwise upon a change in control of Citizens.

Except for the employment agreement with Mr. Rowe, Citizens does not have any employment or change in control agreements with senior executives or other employees.

Certain Relationships and Related Transactions. In the ordinary course of its business, Citizens grants loans to directors, officers, their immediate families and companies or organizations with which they are affiliated. These loans are made on substantially the same terms, including interest rate and collateral, as those prevailing at the same time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility or present other unfavorable features. Federal banking laws and regulations limit the aggregate amount of indebtedness that a bank may extend to its insiders and their affiliates. Under these laws and regulations, banks may extend credit to executive officers, directors, principal shareholders, or any related interest of such persons, if the extension of credit to such persons is in an amount that, when aggregated with the amount of all outstanding extensions of credit to such individuals, does not exceed the banks' unimpaired capital and unimpaired surplus. As of June 30, 1999 and December 31, 1998 the aggregate amount of extensions of credit made by Citizens to directors and officers of Citizens and their affiliates, totaled $113,534 and $103,069 respectively, or 1.1% and .98% of Citizens' capital, which is well below the legal limit.

Citizens leases its Green Mountain Mall branch facility from a real estate corporation of which Director William T. Costa, Jr. is a principal. The lease provides for minimum annual rentals of $24,412 expiring on June 30, 2000. Citizens has the option to renew the lease for five years.

Share Ownership of Management and Principal Holders

The following table shows the number and percentage of outstanding shares of Citizens common stock, and the equivalent number and percentage of the combined company's common stock following the merger, owned beneficially as of June 30, 1999 by:

*     each director of Citizens;
*     each executive officer of Citizens;
*     all of Citizens' directors and executive officers as a group; and

* each person (including any "group," as that term is used in Section 13(d)(3) of the Exchange Act), known to management of Citizens to own beneficially more than 5% of Citizens' outstanding common stock. Except as otherwise noted below, to the knowledge of Citizens' management, all persons listed have sole voting and investment power over their shares.

Except as otherwise indicated in the footnotes to the table, the named individuals have sole voting and investment power over the shares listed.

                                                                         Pro Forma Equivalent Shares of
                                     Citizens Common Stock                Union Common Stock Assuming
                                      Beneficially Owned                  Consummation of the Merger
                              ---------------------------------      -------------------------------------
Name of Beneficial Owner      # of shares      Percent of Class      # of shares      Percent of Class (1)
- ------------------------      -----------      ----------------      -----------      --------------------

J. R. Alexis Clouatre          1,959 (2)            1.289%              12,776              .428%
William T. Costa, Jr.            490 (3)             .322%               3,195              .105%
Dwight A. Davis                   34                 .022%                 221              .007%
Franklin G. Hovey, II            756                 .497%               4,930              .163%
Genevieve L. Hovey            78,728 (4)           51.795%             513,440            16.948%
Dennis Lamothe                    19 (5)             .012%                 123              .004%
Jerry S. Rowe                    275 (6)             .181%               1,793              .059%
Joseph M. Sherman              2,844 (5)            1.871%              18,547              .612%
Reginald J. Wakeham               50 (5)             .033%                 326              .011%

All Directors and Executive
 Officers as a Group (9)      85,136               56.011%             555,227            18.328%

- -------------------

<F1>  The pro forma percentages are based upon 3,029,438 shares of Union common stock outstanding following completion of the merger.
<F2>  Includes 1,949 shares over which Mr. Clouatre has shared voting and investment power.
<F3>  Includes 480 shares over which Mr. Costa has shared voting and investment power.
<F4>  Includes 35,497 shares held by the Franklin G. Hovey Trust, of which
      Mrs. Hovey is a co-trustee and beneficiary and 43,131 shares held by the Genevieve L. Hovey Trust, of which Mrs. Hovey is the settlor and a trustee.
<F5>  The named individual has shared voting and investment power over all but 10 of the shares listed.
<F6>  Includes 265 shares over which Mr. Rowe has shared voting and investment power.

                     DESCRIPTION OF UNION'S COMMON STOCK

Authorized Capital Stock

Union has only one authorized class of capital stock, $2.00 par value common stock. At present Union has 2,400,000 shares of common stock authorized, of which ________ were issued and outstanding on the record date for the Union special meeting and 57,200 shares of which were reserved for future issuance under the terms of Union's 1998 Incentive Stock Option Plan, or its predecessor plan, Union's 1988 Incentive Stock Option Plan.
As described above under "INCREASE IN UNION'S AUTHORIZED COMMON STOCK," Union shareholders will be voting at the Union special meeting upon a proposed amendment to Union's Amended and

Restated Articles of Association to increase the number of authorized shares of common stock to 5,000,000. The merger cannot be completed unless the proposed amendment is approved. However, if approved, the amendment will become effective, even if the merger is terminated or abandoned for any reason.

Union's common stock is not presently traded or quoted on any exchange or in the over-the-counter market, nor is there otherwise any public trading market in its stock. Union intends to apply to list its common stock for trading on AMEX or NASDAQ as soon as practicable after the merger is completed, but cannot predict whether its application will be accepted. See "STOCK PRICE AND DIVIDEND INFORMATION."

Voting Rights

Each outstanding share of Union common stock entitles the holder to one vote on all matters submitted to vote of shareholders, including election of directors. Unless a larger vote is required by law or by Union's Amended and Restated Articles of Association, a matter is deemed to be approved if more votes are cast in favor of the matter than against. Abstentions and broker non-votes are disregarded for purposes of determining whether the requisite vote has been achieved.

Directors of Union are elected by a plurality of the shares of common stock voted in the election at a meeting at which a quorum is present. Union's shareholders do not have the right to cumulate their votes for directors.

Dividends

Holders of Union's common stock are entitled to such dividends as Union's Board may declare from time to time out of funds legally available for payment of dividends. Because Union has no substantial independent sources of income at the holding company level, payment of dividends by Union to its shareholders depends upon the receipt by it of dividends from its subsidiary, Union Bank, and following completion of the merger, will also depend on receipt of dividends from Citizens. Regulatory restrictions on the payment of dividends by Vermont-chartered, FDIC-insured banks (such as Citizens and Union Bank) could in some circumstances indirectly limit the amount of dividends Union is able to pay. See "REGULATION AND SUPERVISION
- -- Dividend Limitations."

Liquidation

In the event of liquidation, dissolution or winding up of Union, the holders of Union's common stock would be entitled to share ratably in all assets remaining after payment of all Union's debts and other liabilities.

Non-Assessable Shares

The outstanding shares of Union's common stock are, and the shares of Union common stock to be issued in the merger will be, fully paid and nonassessable.

No Conversion, Redemption or Preemptive Rights

Holders of Union common stock do not have conversion, sinking fund or redemption rights, nor do they have any preemptive rights to subscribe for additional shares of Union's common stock or any other securities. Citizens' shareholders do have preemptive rights, which they would not have if they become Union shareholders. See "COMPARISON OF SHAREHOLDER RIGHTS" below.

No Preferential Rights

All shares of Union's common stock have equal dividend, distribution, liquidation and other rights and have no preference or special rights over any other shares of Union's common stock.

Antitakeover Provisions

Unions' Amended and Restated Articles of Association contain certain provisions that may have the effect of delaying, deferring or preventing a change in control of Union. See "COMPARISON OF SHAREHOLDER RIGHTS" below.

                      COMPARISON OF SHAREHOLDER RIGHTS

The rights of holders of Union's common stock are governed by applicable provisions of Vermont business corporation law and Union's Amended and Restated Articles of Association and By-laws. The rights of holders of Citizen's common stock are governed by applicable provisions of Vermont banking laws, Vermont business corporation laws and Citizens' Amended and Restated Articles of Association and By-laws. When the merger is completed, Citizens shareholders (other than those exercising dissenters' rights of appraisal) will become shareholders of Union. The following chart summarizes the material differences between the rights of holders of Citizens common stock and the rights of Union common stock after the merger.

                                    Citizens                                         Union
- -------------------------------------------------------------------------------------------------------------

Corporate Governance:   The rights of Citizens shareholders           The rights of Union shareholders are
                        are governed by Vermont banking               governed by Vermont business
                        laws, Vermont business corporation            corporation laws and Union's Amended
                        laws and Citizens' Amended and                and Restated Articles of Association
                        Restated Articles of Association and          and By-laws.
                        By-laws.
                                                                      When the merger is completed, Union's
                                                                      Amended and Restated Articles of
                                                                      Association and By-laws will be
                                                                      unchanged, except for the increase
                                                                      in Union's authorized common stock,
                                                                      described above under "INCREASE IN
                                                                      UNION'S AUTHORIZED COMMON STOCK,"
                                                                      beginning on page ___.
- -------------------------------------------------------------------------------------------------------------

Authorized Capital
 Stock:                 The authorized capital stock of               The authorized capital stock of Union
                        Citizens consists of 304,000 shares           presently consists of 2,400,000 shares of
                        of $1.00 par value common stock.              $2.00 par value common stock.  Union
                        Citizens has no other authorized              has no other authorized classes of capital
                        classes of capital stock.                     stock.

                                                                      If the proposed amendment to Union's
                                                                      Amended and Restated Articles of
                                                                      Association described under the caption
                                                                      "INCREASE IN UNION'S AUTHORIZED COMMON
                                                                      STOCK" is adopted, Union's authorized
                                                                      common stock would increase to 5,000,000
                                                                      shares of $2.00 par value common stock.
                                                                      The increase is necessary to complete
                                                                      the merger.
- -------------------------------------------------------------------------------------------------------------



                                    Citizens                                         Union
- -------------------------------------------------------------------------------------------------------------

Number and Term of
 Directors:             Citizens' Amended and Restated                Union's By-laws provide for a Board of
                        Articles of Association provide for           at least three directors, with the exact
                        a Board of between five and nine              number determined by resolution of the
                        directors.  The Citizens Board                directors or vote of the shareholders.
                        currently consists of seven                   Union's Board presently consists of ten
                        directors.  As described under                directors.  As described under "THE
                        "THE MERGER -- Management                     MERGER -- Management and Operations
                        and Operations After the Merger,"             After the Merger," Union's Board will
                        the Citizens Board will be                    be increased to thirteen when the
                        increased to nine when the merger             merger is completed, and Messrs. Rowe,
                        is completed and Mr. Gibbons and              Hovey and Costa of Citizens will be
                        Ms. Borck of Union will be                    appointed to fill the three vacancies.
                        appointed to fill the two vacancies.
                                                                      All directors of Union are elected
                        All directors of Citizens are elected         annually to a one-year term.
                        annually to a one-year term.
- -------------------------------------------------------------------------------------------------------------

Removal of Directors:   Neither Vermont banking laws nor              Under Vermont business corporation
                        Citizens' Amended and Restated                laws, directors may be removed with or
                        Articles of Association or By-laws            without cause unless the corporate
                        address the issue of removal of               charter provides that removal may only
                        directors by shareholder vote.                be for cause.  Union's Amended and
                        Therefore, removal of Citizens'               Restated Articles of Association do not
                        directors would follow the                    contain any such provision.  Therefore,
                        requirements of Vermont business              Union's shareholders may remove
                        corporation law and would                     directors with or without cause.  A
                        therefore be the same procedures as           removal vote may only be taken at a
                        for removal of Union's directors.             properly noticed meeting called for that
                        Because Citizens is a Vermont                 purpose.
                        bank, the Vermont Banking
                        Commissioner also has the
                        authority to remove directors in
                        some circumstances, even if the
                        shareholders do not favor removal.
- -------------------------------------------------------------------------------------------------------------



                                    Citizens                                         Union
- -------------------------------------------------------------------------------------------------------------

Director Vacancies:     Vermont banking laws provide that             Under Vermont business corporation
                        the directors may fill Board                  laws and Union's By-laws, vacancies on
                        vacancies until the next annual               Union's Board, including vacancies
                        meeting of shareholders.  There are           resulting from an increase in the number
                        no provisions in Citizens' Amended            of directors, may be filled by either the
                        and Restated Articles of                      shareholders or the directors.  If the
                        Association or By-laws relating to            number of directors then remaining in
                        the filling of vacancies.                     office is less than a quorum, the
                                                                      remaining directors may nevertheless fill
                                                                      the vacancy by the affirmative vote of a
                                                                      majority of all of the directors remaining
                                                                      in office.
- -------------------------------------------------------------------------------------------------------------

Director
 Qualifications:        Under Vermont banking laws, a                 There are no share-ownership or other
                        Citizens director must own at least           qualifications under Vermont business
                        ten shares of Citizens stock free             corporation laws or Union's Amended
                        and clear of all pledges or liens.            and Restated Articles of Association to
                        An individual appointed or elected            serve as a director of Union.
                        to the Board has twenty days after
                        election or appointment to meet the
                        share-ownership qualification
                        requirement.
- -------------------------------------------------------------------------------------------------------------

Director Meetings:      Under Vermont banking laws,                   Vermont business corporation laws do
                        Citizens' Board must hold a regular           not require monthly or other periodic
                        meeting at least once each month to           meetings of Union's Board.  However, it
                        receive the report of its treasurer           has been the practice of Union's Board to
                        and to transact any other business.           meet at least quarterly.
- -------------------------------------------------------------------------------------------------------------

Authorization for
 Issuance of
 Additional
 Common Stock:          Under Vermont banking laws and                Except as may be required by law in a
                        Citizens' Amended and Restated                specific transaction, Union does not
                        Articles of Association, Citizens'            require approval by any regulatory body
                        issuance of additional shares of its          or the shareholders to issue additional
                        common stock must be approved                 shares of common stock.
                        by:
                        *  The Vermont Banking
                           Commissioner, and
                        *  the holders of at least two-thirds
                           of the outstanding common stock.
- -------------------------------------------------------------------------------------------------------------



                                    Citizens                                         Union
- -------------------------------------------------------------------------------------------------------------

Preemptive Rights:      Under Citizens' Amended and                   Shareholders of Union do not have
                        Restated Articles of Association,             preemptive rights to purchase additional
                        shareholders of Citizens have                 shares.
                        preemptive rights to subscribe to
                        purchase additional shares of
                        common stock in connection with
                        any proposed stock issuance by
                        Citizens.
- -------------------------------------------------------------------------------------------------------------

Repurchase of Shares:   Under Vermont banking laws,                   Under Vermont business corporation
                        Citizens may not repurchase or                laws, Union may repurchase shares of its
                        reacquire any of its shares of                capital stock, except if it would constitute
                        capital stock, except as foreclosed           an unlawful distribution to the selling
                        collateral for payment of a                   shareholder.  In general, distributions are
                        defaulted debt, or in connection              permissible unless, after the distribution,
                        with a merger.                                the corporation would be unable to pay
                                                                      its debts as they become due in the usual
                                                                      course of business or the corporation's
                                                                      total assets would be less than the sum of
                                                                      its total liabilities plus the amount
                                                                      required to satisfy any preferential rights
                                                                      of shareholders upon dissolution or
                                                                      liquidation.  Union does not have any
                                                                      such preferential liquidation rights in
                                                                      favor of any securityholders.

                                                                      Because Union is a bank holding
                                                                      company, repurchases of its shares in
                                                                      excess of certain volume limitations
                                                                      would be subject to approval by the
                                                                      Federal Reserve under the federal Bank
                                                                      Holding Company Act.



                                    Citizens                                         Union
- -------------------------------------------------------------------------------------------------------------

Extraordinary
 Corporate
 Transactions and
 Amendments to
 Articles of
 Association:           Under Vermont banking laws and                Under Vermont business corporation
                        Citizens' Amended and Restated                laws, extraordinary corporate transactions
                        Articles of Association,                      such as mergers, consolidations, sales of
                        extraordinary corporate                       all or substantially all of the assets or
                        transactions such as mergers,                 liquidations involving Union ordinarily
                        consolidations, sales of all or               require the affirmative vote of at least a
                        substantially all of the assets and           majority of all the votes entitled to be
                        liquidations require approval by:             cast on the matter.  However, Union's
                        *  holders of at least two-thirds of          Amended and Restated Articles of
                           the issued and outstanding shares          Association require a higher vote in some
                           of common stock, and                       cases.  See "Antitakeover Provisions for
                        *  the approval of the Vermont                Certain Business Combinations" in this
                           Banking Commissioner.                      table below.

                        Vermont banking laws do not have              Unlike Vermont banking laws, Vermont
                        any procedures authorizing the                business corporation laws authorize a
                        acquisition of control of a bank              plan of share exchange procedure.
                        through a plan of share exchange.
                        A share exchange procedure would              The Union Board has the authority under
                        permit the direct acquisition of a            Vermont business corporation laws to
                        bank as a wholly-owned subsidiary             impose other conditions on the
                        without the need for a merger                 shareholder approval of extraordinary
                        between the bank and an interim               corporate transactions, in addition to the
                        bank subsidiary of the acquiror.              shareholder vote otherwise required by
                                                                      law or Union's Amended and Restated
                        The Citizens Board does not have              Articles of Association.
                        any express statutory authority to
                        impose other conditions on the
                        shareholder vote to approve an
                        extraordinary corporate transaction,
                        in addition to the two-thirds vote
                        requirement.
- -------------------------------------------------------------------------------------------------------------



                                    Citizens                                         Union
- -------------------------------------------------------------------------------------------------------------

Antitakeover
 Provisions for
 Certain Business
 Combinations:          Neither Vermont banking laws nor              Union's Amended and Restated Articles
                        Citizens' Amended and Restated                of Association provide that certain
                        Articles of Association or By-laws            business combinations with a substantial
                        provide any special procedures for            shareholder or its affiliates require
                        business combinations involving               approval by the affirmative vote of the
                        shareholders (or their related                holders of at least 67% of Union's
                        interests) which hold a significant           outstanding common stock.  A substantial
                        block of company stock.                       shareholder is one who together with its
                        Therefore, approval of any such               affiliates owns 5% or more of Union's
                        transaction would require only the            outstanding common stock.  Union's
                        percentage vote ordinarily required           Board of Directors would have the right
                        for transactions of that type not             to override the 67% vote requirement in
                        involving a substantial shareholder           any particular transaction.  If the Board
                        or its affiliates, which is ordinarily        chose to override the 67% vote, the
                        two-thirds of the outstanding                 Board could require only the percentage
                        common stock.                                 vote that would otherwise be required
                                                                      under Vermont's business corporation
                                                                      laws, which is ordinarily a majority of the
                                                                      outstanding common stock.

                                                                      The effect of these provisions may be to
                                                                      discourage attempts to acquire control of
                                                                      Union without direct negotiation with
                                                                      Union's Board and to enhance the Board's
                                                                      ability to negotiate the most favorable
                                                                      terms for all of Union's shareholders, or
                                                                      to resist a hostile takeover attempt
                                                                      entirely, as it may deem advisable in the
                                                                      circumstances.

                                                                      The 67% vote requirement in Union's
                                                                      Articles may only be amended by the
                                                                      affirmative vote of at least 67% of
                                                                      Union's outstanding common stock.
- -------------------------------------------------------------------------------------------------------------



                                    Citizens                                         Union
- -------------------------------------------------------------------------------------------------------------

Amendment to
 Articles of
 Association:           Vermont banking laws and                      Under Vermont business corporation
                        Citizens' Amended and Restated                laws, the vote required to approve an
                        Articles of Association provide that          amendment to Union's Articles of
                        amendments to the Articles must               Association will depend upon whether
                        be approved by:                               the amendment would create dissenters'
                        *  The Vermont Banking                        rights of appraisal.
                           Commissioner, and
                        *  the holders of at least two-thirds         Amendments that do not create
                           of the outstanding shares of               dissenters' rights will be approved if
                           common stock.                              more votes are cast in favor of the
                                                                      amendment than against, at a meeting at
                        Vermont banking laws do not                   which a quorum is present.
                        provide any dissenters' rights of
                        appraisal in connection with                  Amendments that create dissenters' rights
                        amendments to Citizens' Amended               will be approved if at least a majority of
                        and Restated Articles of                      the outstanding shares entitled to vote on
                        Association.                                  the matter are voted in favor.

                                                                      Dissenters' rights will exist as to any
                                                                      charter amendment which:
                                                                      *  alters or abolishes a preferential right
                                                                         of the shares;
                                                                      *  creates, alters or abolishes a redemption
                                                                         right, including sinking fund provisions
                                                                         or provisions for redemption or re-
                                                                         purchase of shares;
                                                                      *  alters or abolishes preemptive rights of
                                                                         holders of the shares to acquire additional
                                                                         shares or other securities;
                                                                      *  excludes or limits voting rights on any
                                                                         matter;
                                                                      *  excludes or limits the right to cumulate
                                                                         votes; or
                                                                      *  results in a "squeeze-out" of the
                                                                         shareholder by reducing the number of
                                                                         shares owned to a fraction of a share,
                                                                         which is to be acquired for cash.

                                                                      No regulatory approval is required in
                                                                      order for Union to amend its Articles.
- -------------------------------------------------------------------------------------------------------------



                                    Citizens                                         Union
- -------------------------------------------------------------------------------------------------------------

Dissenters' Rights
 of Appraisal:          Vermont banking laws provide for              Vermont business corporation laws provide
                        dissenters' rights of appraisal only          for dissenters' rights of appraisal in most
                        in connection with a merger of the            circumstances involving  mergers,
                        bank, but not as to other types of            consolidations, sales of all or substantially
                        extraordinary corporate transactions          all of the assets, liquidations, and plans of
                        or any amendment to the Articles              share exchange, and sometimes in connection with
                        of Association.                               charter amendments.  See "Amendments to Articles
                                                                      of Association," above, in this table.  In order
                        The procedures for exercising                 to exercise dissenters' rights, a shareholder must:
                        dissenters' rights are described in           *  deliver to the corporation before the vote is
                        this document under "THE                         taken a written notice of intent to demand
                        MERGER -- Dissenters' Rights of                  payment if the proposed action is effectuated, and
                        Appraisal."                                   *  not vote his or her shares in favor of the
                                                                         proposed action.

                                                                      Within ten days after the corporate action is
                                                                      taken, the corporation must notify all
                                                                      dissenters who have satisfied the above
                                                                      requirements of their right to perfect their
                                                                      dissenters' rights and of the procedures for
                                                                      doing so, which include a further written
                                                                      demand upon the corporation and deposit of
                                                                      stock certificates with the corporation.

                                                                      Dissenting shareholders are entitled to receive
                                                                      the "fair value" of their shares, plus accrued
                                                                      interest.  Payment by the company must be
                                                                      accompanied by specified information about
                                                                      the company and about how the fair value
                                                                      was calculated and must inform the dissenter
                                                                      of his right to dispute the corporation's
                                                                      estimate of fair value.  If the corporation and
                                                                      the dissenter cannot agree on a fair value,
                                                                      within a specified time period the corporation
                                                                      may file a petition in the Superior Court,
                                                                      seeking a court-ordered valuation.  The
                                                                      corporation bears the cost of the proceeding
                                                                      unless the court finds the dissenters acted
                                                                      arbitrarily, vexatiously or not in good faith
                                                                      in demanding payment.
- -------------------------------------------------------------------------------------------------------------



                                    Citizens                                         Union
- -------------------------------------------------------------------------------------------------------------

Limitation of
 Director Liability;    Citizens' Amended and Restated                Union's Amended and Restated Articles
                        Articles of Association do not                of Association limit the liability of
                        contain any provisions limiting the           Union's directors to the fullest extent
                        liability of directors, nor do                permitted by law.  Vermont Business
                        Vermont banking laws expressly                Corporation law prohibits exculpation for
                        authorize any such limitation.                any of the following:
                                                                      *  the amount of any improper financial
                                                                         benefit received by the director;
                                                                      *  liability resulting from intentional
                                                                         reckless infliction of harm on the
                                                                         company or its shareholders;
                                                                      *  a violation of the director's statutory
                                                                         duty not to authorize or consent to
                                                                         unlawful distributions; or
                                                                      *  intentional or reckless criminal acts.
- -------------------------------------------------------------------------------------------------------------

Indemnification of
 Directors,
 Officers and
 Others:                Neither Vermont banking laws nor              Union's By-laws provide for mandatory
                        Citizens' Amended and Restated                indemnification of its directors and
                        Articles of Association or By-laws            permit indemnification of its officers,
                        contain any provisions relating to            employees or agents against any liability
                        indemnification of directors,                 incurred by them in their capacity as
                        officers and others.                          such, to the fullest extent permitted by
                                                                      Vermont law.  In general, indemnification
                        Citizens currently maintains a                will be provided if the individual acted in
                        Directors and Officers liability              good faith and in a manner he or she
                        insurance policy containing                   reasonably believed to be in or not opposed
                        standard coverages for financial              to Union's best interests.  No indemnification
                        institution directors and officers,           will be provided if the individual is found
                        but has not adopted any                       liable for gross negligence or willful
                        indemnification policy statement              misconduct for performance of his or her
                        or procedures.                                duty to the corporation, except to the
                                                                      extent a court may otherwise determine.
                                                                      Union may also advance litigation
                                                                      expenses to any indemnified individual,
                                                                      subject to certain procedures.
- -------------------------------------------------------------------------------------------------------------

                         REGULATION AND SUPERVISION

As a registered bank holding company, Union is subject to regulation, supervision and examination by the Federal Reserve Board. Both Citizens and Union's subsidiary, Union Bank, are organized as Vermont-chartered, FDIC-insured, non-Federal Reserve member banks, and are subject to regulation, supervision and examination by the Vermont Banking Department and the FDIC. The following discussion summarizes material aspects of federal and state banking laws and regulations that apply to Union, Citizens and Union Bank.

Bank Holding Companies

Acquisitions and Activities. The activities of bank holding companies, such as Union, and those of companies that they control or in which they hold more than 5% of the voting stock, are limited to banking, managing or controlling banks, furnishing services to or performing services for their subsidiaries or any other activity that the Federal Reserve Board determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the Federal Reserve Board is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. Generally, bank holding companies, such as Union, are required to obtain prior approval of the Federal Reserve Board to engage in any new activity or to acquire more than 5% of any class of voting stock of any bank or other company.

According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to their subsidiary banks and to commit resources to support them. This support may be called for at times when a bank holding company may not have the required resources to provide such support.

Interstate Banking and Branching. With the passage of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, bank holding companies became able to acquire banks based outside their home states, generally without regard to whether the state's law would permit the acquisition. The Reigle-Neal Act also authorizes banks to merge across state lines, to create interstate branches. This provision, which was effective June 1, 1997, allowed each state an opportunity to "opt out" of interstate branching. Neither Vermont nor the contiguous states of New Hampshire, New York and Massachusetts has "opted out" of interstate branching. The Reigle-Neal Act also permits a bank to open new branches in a state in which it does not already have banking operations if the state has enacted a law permitting such de novo branching. Neither Vermont nor any of the three contiguous states has adopted legislation permitting de novo interstate branching, but all of such states except New Hampshire permit an out-of-state bank or bank holding company to acquire existing branches. Although interstate banking and branching may result in increased competitive pressures in the markets in which we operate, we also believe that they present competitive opportunities for locally owned and managed banks, such as Union and Citizens, that emphasize personal service and prompt, local decision-making.

Affiliate Restrictions. Bank holding companies and their affiliates are subject to certain restrictions under the Federal Reserve Act in their dealings with each other, such as in connection with extensions of credit, transfers of assets, and purchases of services among affiliated parties. Further, under the Federal Reserve Act and Federal Reserve Board regulations, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with extensions of credit or furnishing of property or services to third parties. Union and Union Bank are now, and upon completion of the merger, Citizens will be, subject to these restrictions in their intercompany transactions.

Financial Modernization. Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in state legislatures and before the various bank regulatory agencies. A significant financial modernization bill (H.R. 10) is now pending in Congress. In addition, a complete revision and modernization of Vermont's banking laws is now pending in the Vermont Legislature. While it is likely that Congress and the Vermont Legislature will each eventually enact legislation modernizing the banking industry, the final terms of any such legislative proposals or their precise impact on Union, Union Bank or Citizens cannot be predicted with any certainty.

Banks

The various laws and regulations applicable to Citizens and Union that are administered by the FDIC and the Vermont Banking Commissioner affect the banks' corporate practices, such as payment of dividends, incurring of debt and acquisition of financial institutions and other companies. These laws also affect their business practices, such as payment of interest on deposits, the charging of interest on loans, the types of business conducted and the location of offices. There are no outstanding regulatory orders resulting from regulatory examinations of Union Bank or Citizens.

Dividend Limitations

As a holding company, Union's ability to pay dividends to its shareholders is largely dependent on the ability of its subsidiaries to pay dividends to it. Payment of dividends by Vermont-chartered banks, such as Union Bank and Citizens, is subject to applicable state and federal laws. A Vermont bank may pay dividends only if the bank's board has reviewed the bank's financial results and has found that the proposed dividend will be paid out of amounts actually earned. The Vermont Banking Commissioner may limit or condition a banks' ability to pay dividends, if the bank does not have a segregated surplus fund which, together with earned surplus, equals at least 10% of the amount of the bank's deposits and other liabilities, except surplus, capital notes and debentures.

In addition, the Federal Reserve Board, the FDIC and the Vermont Banking Commissioner are authorized under applicable federal and state laws to prohibit payment of dividends that they determine would be an unsafe or unsound practice. Payment of dividends that deplete the capital of a bank or bank holding company, or render it illiquid, could be found to be such an unsafe or unsound practice.

Capital Requirements

The Federal Reserve Board, the FDIC and other federal banking regulators have issued substantially similar risk-based and leverage capital guidelines for United States banking organizations. Those regulatory agencies are also authorized to require that a banking organization maintain capital above the minimum levels, whether because of its financial condition or actual or anticipated growth. The Federal Reserve Board's risk-based capital guidelines define a three-tier capital framework and specify three relevant capital ratios: Tier 1 Capital Ratio, a Total Capital Ratio and a "Leverage Ratio." Tier 1 Capital consists of common and qualifying preferred shareholders' equity, less certain intangibles and other adjustments. The remainder (Tier 2 and Tier 3 Capital) consists of subordinated and other qualifying debt, preferred stock that does not qualify as Tier 1 Capital, and the allowance for credit losses up to 1.25% of risk-weighted assets.

The sum of Tier 1, Tier 2 and Tier 3 Capital, less investments in unconsolidated subsidiaries, represents qualifying "Total Capital," at least 50% of which must consist of Tier 1 Capital. Risk-based capital ratios are calculated by dividing Tier 1 Capital and Total Capital by risk-weighted assets. Assets and off-balance sheet exposures are assigned to one of four categories or risk weights, based primarily on relative credit risk. The minimum Tier 1 Capital Ratio is 4% and the minimum Total Capital Ratio is 8%. The Leverage Ratio is determined by dividing Tier 1 Capital by adjusted average total assets. Although the stated minimum Leverage Ratio is 3%, most banking organizations are required to maintain Leverage Ratios of at least 1 to 2 percentage points above 3%.

Federal bank regulatory agencies require banking organizations that engage in significant trading activity to calculate a capital charge for market risk. Significant trading activity means trading activity of at least 10% of total assets or $1 billion, whichever is smaller, calculated on a consolidated basis for bank holding companies. Federal bank regulators may apply the market risk measure to other banks and bank holding companies as the agency deems necessary or appropriate for safe and sound banking practices. Each agency may exclude organizations that it supervises that otherwise meet the criteria under certain circumstances. The market risk charge will be included in the calculation of an organization's risk-based capital ratios. Neither Union, Union Bank, nor Citizens is currently subject to this special capital charge.

Federal Reserve Board policy provides that banking organizations generally, and, in particular, those that are experiencing internal growth or actively making acquisitions, will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets, such as goodwill. Furthermore, the capital guidelines indicate that the Federal Reserve Board will continue to consider a "Tangible Tier 1 Leverage Ratio" in evaluating proposals for expansion or new activities. The Tangible Tier 1 Leverage Ratio is calculated by dividing a banking organization's Tier 1 Capital less all intangible assets by its total consolidated quarterly average assets less all intangible assets.

The Federal Reserve Board's capital adequacy guidelines generally provide that bank holding companies with a ratio of intangible assets to tangible Tier 1 Capital in excess of 25% will be subject to close scrutiny for certain purposes, including the Federal Reserve Board's evaluation of acquisition proposals. Neither Union nor Citizens has any material amount of intangibles in its capital base, nor will any goodwill intangible be created as a result of the merger.

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and requires the respective federal banking agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within such categories. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. An "undercapitalized" bank must develop a capital restoration plan and its parent holding company must guarantee that bank's compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of 5% of the bank's assets at the time it became undercapitalized or the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent's general unsecured creditors. In addition, FDICIA requires the various federal banking agencies to prescribe certain noncapital standards for safety and soundness related generally to operations and management, asset quality and executive compensation, and permits regulatory action against a financial institution that does not meet such standards.

The various federal banking agencies have adopted substantially similar regulations that define the five capital categories identified by FDICIA, using the Total Capital, Tier 1 Capital Ratio and the Leverage Ratio as the relevant capital measures. Such regulations establish various degrees of corrective action to be taken when an institution is considered undercapitalized. Under the regulations, a "well capitalized" institution must have a Tier 1 capital ratio of at least 6%, a total capital ratio of at least 10% and a leverage ratio of at least 5% and not be subject to a capital directive order. An "adequately capitalized" institution must have a Tier 1 capital ratio of at least 4%, a total capital ratio of at least 8% and a leverage ratio of at least 4%, or 3% in some cases.

Community Reinvestment Act

Union Bank and Citizens are subject to the federal Community Reinvestment Act ("CRA"), which requires banks to demonstrate their commitment to serving the credit needs of low and moderate income residents of their communities. Both banks participate in a variety of direct and indirect lending programs and other investments for the benefit of the low and moderate income residents in our communities. At our last CRA compliance examinations by the FDIC, Union Bank received a rating "outstanding" and Citizens received a rating of "satisfactory."

Deposit Insurance Premium Assessments

Under applicable federal laws and regulations, deposit insurance premium assessments to the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF") are based on a supervisory risk rating system, with the most favorably rated institutions paying no premiums. The deposits of Union Bank and Citizens are insured under the BIF. As "well capitalized" institutions, both banks are presently in the most favorable deposit insurance assessment category, and pay no deposit premium assessment.

FDICIA Cross-Guarantees

Under the cross-guarantee provisions of FDICIA, in some circumstances in the event of a loss suffered or anticipated by the FDIC-- either as a result of a bank's insolvency or FDIC assistance provided to a bank in danger of default -- the FDIC may assess the other banks in the same holding company family to recoup its losses to the deposit insurance fund.

                                LEGAL OPINION

Union's counsel, Primmer & Piper, P.C., will render its legal opinion on certain matters relating to the issuance of Union's common stock offered through this joint proxy statement/prospectus.

                                   EXPERTS

The audited consolidated financial statements of Union as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been included in this joint proxy statement/prospectus in reliance upon the report of A.M. Peisch & Company, independent certified public accountants, contained in such financial statements, and upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of Citizens as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been included in this joint proxy statement/prospectus, in reliance upon the report of A.M. Peisch & Company, independent certified public accountants, contained in such financial statements, and upon the authority of said firm as experts in accounting and auditing.

Representatives of A.M. Peisch & Company are expected to be present at the Union and Citizens special meetings. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

                     WHERE YOU CAN FIND MORE INFORMATION

Union has filed a Registration Statement on Form S-4 (File No. 333-82709) to register with the SEC the Union common stock to be issued to Citizens shareholders in the merger. This joint proxy statement/prospectus is part of that Registration Statement. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all of the information that you can find in the Registration Statement or its exhibits. You may read and copy (at prescribed rates) the Registration Statement, including its exhibits, at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The Registration Statement is also available to the public from commercial document retrieval services and on the SEC's web site at "http://www.sec.gov."

Citizens is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, as administered by the FDIC. Citizens files reports, proxy statements and other information with the FDIC under the Exchange Act. You may read and copy (at prescribed rates) these materials at the FDIC's Registration Disclosure and Securities Operations Unit, Division of Supervision, Room F-6043, 550 Seventeenth Street, N.W., Washington, D.C. 20429. You may also obtain copies (at prescribed rates) of such material from the public reference section of the FDIC, 550 Seventeenth Street, N.W., Washington, D.C. 20429. Please call 202-898-8913 or fax 202-898-3909 the FDIC, Attn: Marcia Fields, for additional information on the public availability of documents filed with the FDIC.

The information contained in this joint proxy statement/prospectus about Union has been supplied by Union, and information about Citizens has been supplied by Citizens.

You should rely only on the information contained in this joint proxy statement/prospectus in deciding how to vote on the merger and on the proposed increase in Union's common stock. We have not authorized anyone to provide you with information other than what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated ______, 1999. You should not assume that information contained in this document is accurate as of any other date, and neither the mailing of this document to Union or Citizens shareholders nor the issuance of Union common stock in the merger will create any implication to the contrary.

                 A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Each company makes forward-looking statements in this document that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or the performance of Union after the merger. Also, when we use any of the words "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect the future financial results and performance of each of our companies and the combined company after the merger. This could cause results or performance to differ materially from those expressed in our forward-looking statements. You should consider these uncertainties when you vote on the merger. The possible events or factors that might affect our forward-looking statements include, but are not limited to, the following:

* our revenues after the merger are lower than we expect, our merger-related charges are higher than we expect, we lose deposits, customers or business, or our operating costs after the merger are greater than we expect;
* competition among depository and other financial service providers increases significantly;
* we have more trouble obtaining regulatory approvals for the merger than we expect;
* we have more trouble integrating our businesses or retaining key personnel than we expect;
* our cost savings from the merger are less than we expect, or we are unable to obtain those cost savings as soon as we expect;
*     our application for listing on AMEX or NASDAQ is denied;
*     changes in the interest rate environment reduce our margins;
*     general economic or business conditions are worse than we expect;
*     legislative or regulatory changes adversely affect our business;
* technological changes and systems integration are harder to make or more expensive than we expect; and
*     adverse changes occur in the securities markets.

Some of these risks are described in greater detail under the heading "RISK FACTORS" on page ____.

                                OTHER MATTERS

As of the date of this joint proxy statement/prospectus, neither the Union Board nor the Citizens Board knows of any matters that will be presented for consideration at the special meetings other than as described in this document. If any other matters are properly considered at either meeting or any adjournments or postponements of such meetings, the proxy cards furnished with this document will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies on any such other matters. The named proxies intend to vote or not to vote in accordance with the recommendations of the managements of Union and Citizens.

INDEX TO FINANCIAL STATEMENTS

Union Bankshares, Inc. and Subsidiary

Unaudited Consolidated Balance Sheets at June 30, 1999 and 1998
Unaudited Consolidated Statements of Income                           F- 2
 for the three months ended June 30, 1999 and 1998                    F- 3
Unaudited Consolidated Statements of Changes in Stockholders'
 Equity for the three months ended June 30, 1999 and 1998             F- 4
Unaudited Consolidated Statements of Cash Flows
 for the three months ended June 30, 1999 and 1998                    F- 6
Notes to Unaudited Consolidated Financial Statements
 for the three months ended June 30, 1999 and 1998                    F- 8
Independent Auditors' Report (A.M. Peisch & Company)                  F-14
Consolidated Balance Sheets at December 31, 1998 and 1997             F-15
Consolidated Statements of Income
 for the years ended December 31, 1998, 1997 and 1996                 F-16
Consolidated Statements of Changes in Stockholders' Equity
 for the years ended December 31, 1998, 1997 and 1996                 F-17
Consolidated Statements of Cash Flows
 for the years ended December 31, 1998, 1997 and 1996                 F-19
Notes to Consolidated Financial Statements
 for the years ended December 31, 1998, 1997 and 1996                 F-21

Citizens Savings Bank and Trust Company

Unaudited Balance Sheets at June 30, 1999 and 1998                    F-44
Unaudited Statements of Income
 for the three months ended June 30, 1999 and 1998                    F-45
Unaudited Statements of Changes in Stockholders' Equity
 for the three months ended June 30, 1999 and 1998                    F-46
Unaudited Statements of Cash Flows
 for the three months ended June 30, 1999 and 1998                    F-47
Notes to Unaudited Financial Statements
 for the three months ended June 30, 1999 and 1998                    F-49
Independent Auditors' Report (A.M. Peisch & Company)                  F-50
Balance Sheets at December 31, 1999 and 1998                          F-51
Statements of Income for the years ended December 31, 1998,
 1997 and 1996                                                        F-52
Statements of Changes in Stockholders' Equity
 for the years ended December 31, 1998, 1997 and 1996                 F-53
Statements of Cash Flows for the years ended December 31, 1998,
 1997 and 1996                                                        F-55
Notes to Financial Statements for the years ended
 December 31, 1998, 1997 and 1996                                     F-57

                    UNION BANKSHARES, INC. AND SUBSIDIARY

                         CONSOLIDATED BALANCE SHEETS
                           June 30, 1999 and 1998
                                 (Unaudited)

                                                 1999              1998

                                                 ----              ----

                ASSETS

Cash and due from banks                      $  6,525,350      $  5,602,693
Federal funds sold and overnight
 deposits                                       1,090,418           564,504
                                             ------------      ------------

      Cash and cash equivalents                 7,615,768         6,167,197

Interest bearing deposits                       2,352,999         1,479,675
Securities available-for-sale                  39,432,023        35,003,061
Federal Home Loan Bank stock                      641,800           626,200
Loans held for sale                            11,521,749         4,488,467
Loans, net                                    115,594,199       114,862,473
Accrued interest receivable                     1,354,920         1,411,028
Premises and equipment, net                     2,420,396         2,674,106
Other real estate owned                           419,123           454,982
Other assets                                    3,125,675         2,479,858
                                             ------------      ------------

                                             $184,478,652      $169,647,047
                                             ============      ============

   LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Deposits:
    Demand                                   $ 23,215,650      $ 20,177,914
    NOW accounts                               20,759,656        19,086,295
    Savings and money market                   61,042,035        50,434,744
    Time, $100,000 and over                     7,658,101         8,107,140
    Other time                                 42,721,718        44,037,864
                                             ------------      ------------
                                              155,397,160       141,843,957
  Borrowed funds                                4,925,240         4,605,773
  Accrued expenses and other liabilities        2,823,730         3,034,109
                                             ------------      ------------
                                              163,146,130       149,483,839
                                             ------------      ------------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Common stock, $2 par value; 2,400,000
   shares authorized; 2,272,100 shares
   issued in 1999; 2,264,100 shares
   in 1998                                      4,544,200         4,528,200
  Paid-in capital                                 878,190           821,190
  Retained earnings                            17,664,451        16,055,802
  Treasury stock at cost (233,960 shares
   at June 30, 1999; 232,960 shares at
   June 30, 1998)                              (1,592,451)       (1,570,451)
Accumulated other comprehensive income           (161,868)          328,467
                                             ------------      ------------
                                               21,332,522        20,163,208
                                             ------------      ------------

                                             $184,478,652      $169,647,047
                                             ============      ============

See notes to consolidated financial statements.

                    UNION BANKSHARES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF INCOME
                   Six Months Ended June 30, 1999 and 1998
                                 (Unaudited)

                                                    1999            1998
                                                    ----            ----

Interest income
  Interest and fees on loans                     $5,958,293      $6,210,728
  Interest and dividends on investment
   securities
    U.S. Treasury                                   392,968         392,070
    U.S. Government agencies and corporations       337,422         302,656
    State and political subdivisions                 95,517          26,828
    Other                                           372,124         247,906
  Interest on federal funds sold                     87,269         107,256
  Interest on interest bearing deposits              59,567          29,659
                                                 ----------      ----------

                                                  7,303,160       7,317,103
                                                 ----------      ----------
Interest expense
  Interest on deposits                            2,705,896       2,827,779
  Interest on other borrowed money                  116,389          86,384
                                                 ----------      ----------
                                                  2,822,285       2,914,163
                                                 ----------      ----------

      Net interest income                         4,480,875       4,402,940

Provision for loan losses                            62,500          75,000
                                                 ----------      ----------

      Net interest income after provision
       for loan losses                            4,418,375       4,327,940
                                                 ----------      ----------

Other income
  Trust department income                             6,753           5,810
  Service fees                                      825,817         775,703
  Loss on sale of securities                            (63)        (44,275)
  Gain on sale of loans                              44,824         137,608
  Other                                              49,194         121,958
                                                 ----------      ----------
                                                    926,525         996,804
                                                 ----------      ----------
Other expenses
  Salaries and wages                              1,429,158       1,360,072
  Pension and other employee benefits               305,980         395,000
  Occupancy expense, net                            185,161         190,127
  Equipment expense                                 350,207         277,043
  Other operating expense                           947,773         814,155
                                                 ----------      ----------
                                                  3,218,279       3,036,397
                                                 ----------      ----------

      Income before income taxes                  2,126,621       2,288,347
Income tax expense                                  597,589         666,812
                                                 ----------      ----------

      Net income                                 $1,529,032      $1,621,535
                                                 ==========      ==========

Earnings per common share                             $0.75           $0.80
                                                 ==========      ==========

See notes to consolidated financial statements.

                    UNION BANKSHARES, INC. AND SUBSIDIARY

         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                   Six Months Ended June 30, 1999 and 1998
                                 (Unaudited)

                                                                                                             Accumulated
                                      ---Common Stock---                                               other             Total
                                      ------------------     Paid-in     Retained       Treasury    comprehensive    stockholders'
                                      Shares      Amount     capital     earnings        stock         income           equity
                                      ------      ------     -------     --------       --------    -------------    -------------

Balances, December 31, 1997         2,032,260   $4,528,000   $820,415   $15,246,927   $(1,548,491)    $321,263        $19,368,114

  Comprehensive income, net
   of taxes
    Net income                            -0-          -0-        -0-     1,621,535           -0-          -0-          1,621,535
    Net unrealized holding gain
     on securities available
     -for-sale, net of tax                -0-          -0-        -0-           -0-           -0-        7,204              7,204
                                                                                                                      -----------
  Comprehensive income                    -0-          -0-                                                              1,628,739
                                                                                                                      -----------
  Cash dividends declared                 -0-          -0-        -0-      (812,660)          -0-          -0-           (812,660)
  Treasury stock purchased             (1,220)         -0-        -0-           -0-       (21,960)         -0-            (21,960)
  Exercise of stock option                100          200        775           -0-           -0-          -0-                975
                                    ---------   ----------   --------   -----------   -----------    ---------        -----------

Balances, June 30, 1998             2,031,140   $4,528,200   $821,190   $16,055,802   $(1,570,451)   $ 328,467        $20,163,208
                                    =========   ==========   ========   ===========   ===========    =========        ===========

Balances, December 31, 1998         2,034,140   $4,536,200   $849,190   $17,031,320   $(1,592,451)   $ 450,527        $21,274,786
  Comprehensive income, net
   of taxes
    Net income                            -0-          -0-        -0-     1,529,032           -0-          -0-          1,529,032
  Net unrealized holding loss on
   securities available-for-sale,
   net of tax                             -0-          -0-        -0-           -0-           -0-     (612,395)          (612,395)
                                                                                                                      -----------
  Comprehensive income                    -0-          -0-                                                                916,637
                                                                                                                      -----------
  Cash dividends declared                 -0-          -0-        -0-     (895,901)           -0-          -0-           (895,901)
  Treasury stock purchased                -0-          -0-        -0-          -0-            -0-          -0-                -0-
  Exercise of stock option              4,000        8,000     29,000          -0-            -0-          -0-             37,000
                                    ---------   ----------   --------   -----------   -----------    ---------        -----------

Balances, June 30, 1999             2,038,140   $4,544,200   $878,190   $17,664,451   $(1,592,451)   $(161,868)       $21,332,522
                                    =========   ==========   ========   ===========   ===========    =========        ===========

See notes to consolidated financial statements.

        F-4, F-5


                    UNION BANKSHARES, INC. AND SUBSIDIARY

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                   Six Months Ended June 30, 1999 and 1998
                                 (Unaudited)

                                                             1999              1998
                                                             ----              ----

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                              $  1,529,032      $  1,621,535
  Adjustments to reconcile net income to
   net cash provided by operating activities:
    Depreciation                                             281,785           229,721
    Provision for loan losses                                 62,500            75,000
    Provision (credit) for deferred income taxes             (19,503)          (20,814)
    Amortization, net                                         (3,112)           23,831
    Write-downs of other real estate owned                     4,417            16,299
    Decrease in unamortized loan fees                        (19,652)           (4,660)
    (Increase) decrease in loans held for resale          (4,081,486)        1,844,239
    Decrease (increase) in accrued interest receivable        26,750           (75,641)
    Decrease (increase) in other assets                          297          (326,696)
    Decrease (increase) in income taxes                      109,375            (8,805)
    Decrease in accrued interest payable                    (184,921)          (96,200)
    Increase in other liabilities                             66,990           398,973
    Loss on sale of securities                                    63            44,275
    Gain on sale of loans                                    (40,407)         (137,608)
    Loss (gain) on sale of other real estate owned             1,353           (25,507)
                                                        ------------      ------------

      Net cash (used in)  provided by operating
       activities                                         (2,266,519)        3,557,942
                                                        ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Interest bearing deposits
    Maturities and redemptions                               689,024           396,006
    Purchases                                             (1,169,023)       (1,875,675)
  Securities available-for-sale
    Sales and maturities                                   8,936,256         1,617,798
    Purchases                                            (10,882,003)       (8,665,836)
  Purchase of Federal Home Loan Bank stock                   (15,600)          (32,000)
  Decrease in loans, net                                   8,558,334        10,981,473
  Recoveries of loans charged off                             19,305            43,799
  Purchase of premises and equipment, net                    (56,264)         (392,676)
  Investments in limited partnerships                       (373,329)              -0-
  Proceeds from sales of other real
   estate owned                                              118,914           305,436
                                                        ------------      ------------

      Net cash provided by investing activities            5,825,614         2,378,325
                                                        ------------      ------------

                                                             1999              1998
                                                             ----              ----

CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings, net of repayments                              386,971         2,969,889
  Proceeds from exercise of stock options                     37,000               975
  Net decrease in demand, NOW,
   savings, and money market accounts                     (4,012,192)       (2,597,568)
  Net decrease in time deposits                           (3,107,277)      (12,355,726)
  Purchase of treasury stock                                     -0-           (21,960)
  Dividends paid                                            (895,901)         (812,660)
                                                        ------------      ------------

      Net cash used in financing activities               (7,591,399)      (12,817,050)
                                                        ------------      ------------

      Decrease in cash and cash equivalents               (4,032,304)       (6,880,783)

  Cash and cash equivalents:
    Beginning                                             11,648,072        13,047,980
                                                        ------------      ------------

    Ending                                              $  7,615,768      $  6,167,197
                                                        ============      ============

SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION
  Interest paid                                         $  3,007,206      $  3,010,363
                                                        ============      ============

  Income taxes paid                                     $    485,000      $    719,000
                                                        ============      ============

SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING AND FINANCING ACTIVITIES

  Other real estate acquired in
   settlement of loans                                  $     29,051      $    228,234
                                                        ============      ============

  Total change in unrealized gain on
   securities available-for-sale                        $   (927,871)     $     10,916
                                                        ============      ============

See notes to consolidated financial statements.

                    UNION BANKSHARES, INC. AND SUBSIDIARY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.  Significant Accounting Policies

         The accounting policies of Union Bankshares, Inc. and Subsidiary (the Company) are in conformity with generally accepted accounting principles and general practices within the banking industry. The following is a description of the more significant policies.

         Basis of consolidation

         The consolidated financial statements include the accounts of Union Bankshares, Inc. and Union Bank, its wholly-owned subsidiary. All significant intercompany transactions and balances have been eliminated.

         Earnings per common share

         The FASB issued Statement No. 128, Earnings per Share, which became effective for the Company during December, 1997. The statement applies prospectively; earlier application is not permitted. The adoption of this statement did not have a material effect on the Company's financial statements.


         Earnings per common share are computed based on the weighted average number of shares of common stock outstanding during the period (retroactively adjusted for stock splits and stock dividends) and reduced for shares held in treasury. The weighted average shares outstanding were 2,036,185 and 2,031,357 for the six months ended June 30, 1999 and 1998, respectively.

Note 2.  Interest Bearing Deposits

         Interest bearing deposits consist of certificates of deposit purchased from various financial institutions. Deposits at each institution are maintained at or below the FDIC insurable limits of $100,000. These certificates were issued with rates ranging from 5.05% to 6.70% and mature at various dates through 2003 with approximately $594,024 scheduled to mature through December 31, 1999.

Note 3.  Investment Securities

         Investment securities available-for-sale consist of the following at June 30, 1999 and 1998:

                                  Amortized     Unrealized     Unrealized       Fair
                                    Cost           Gains         Losses         Value
                                  ---------     ----------     ----------       -----

June 30, 1999:

U.S. Government and agency
 and corporation securities       $23,589,637      $ 59,447      $246,548      $23,402,536
State and political
 subdivisions                       5,126,604           -0-       152,016        4,974,588
Corporate debt securities          10,402,912         6,311       180,484       10,228,739
Marketable equity securities          558,125       268,035           -0-          826,160
                                  -----------      --------      --------      -----------

                                  $39,677,278      $333,793      $579,048      $39,432,023
                                  ===========      ========      ========      ===========

June 30, 1998:

U.S. Government and agency
 and corporation securities       $25,927,388      $133,367      $  9,730      $26,051,025
State and political
 subdivisions                         813,670           -0-        59,005          754,665
Corporate debt securities           6,829,136       31,574            -0-        6,860,710
Marketable equity securities          935,190      401,471            -0-        1,336,661
                                  -----------      --------      --------      -----------

                                  $34,505,384     $566,412       $ 68,735      $35,003,061
                                  ===========     ========       ========      ===========

         Included in the caption "U.S. Government and agency and corporation securities" are mortgage-backed securities with an amortized cost of $6,328,209 and $4,904,998 at June 30, 1999 and 1998, respectively.

         Investment securities with a carrying amount of $7,035,678 and $5,881,313 at June 30, 1999 and 1998, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

         All realized gains and losses for the six months ended June 30, 1999 and 1998 were from the sale of securities available-for-sale. Proceeds from the sale of securities available-for-sale were $3,837,450 and $516,911 in 1999 and 1998, respectively. Realized gains from sales of investments available-for-sale were $4,603 and $-0- with realized losses of $4,666 and $44,275 for the six months ended June 30, 1999 and 1998, respectively.

         The amortized cost and fair value of securities available-for-sale as of June 30, 1999 by contractual maturity is shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.

                                             Amortized          Fair
                                                Cost            Value
                                             ---------          -----

         Due in one year or less            $ 6,538,773      $ 6,564,844
         Due from one to five years          12,808,594       12,685,406
         Due from five to ten years           9,625,578        9,378,463
         Due after ten years                  3,817,999        3,707,313
         Mortgage-backed securities           6,328,209        6,269,837
         Marketable equity securities           558,125          826,160
                                            -----------      -----------

                                            $39,677,278      $39,432,023
                                            ===========      ===========

Note 4.  Loans

         The composition of net loans at June 30 is as follows:

                                                        1999              1998
                                                        ----              ----

         Real estate                                $ 46,724,424      $ 46,599,371
         Commercial and commercial real estate        60,991,541        59,623,461
         Consumer                                      5,945,424         6,041,516
         Municipal loans                               4,031,193         4,780,936
                                                    ------------      ------------

                                                     117,692,582       117,045,284
                                                    ------------      ------------
         Deduct:
           Allowance for loan losses                   1,836,033         1,868,821
           Net deferred loan fees                        262,350           313,990
                                                    ------------      ------------

                                                       2,098,383         2,182,811
                                                    ------------      ------------
                                                    $115,594,199      $114,862,473
                                                    ============      ============

Note 5.  Allowance for Loan Losses

         Changes in the allowance for loan losses for the six months ended June 30 are as follows:

                                                     1999            1998
                                                     ----            ----

         Balance, beginning (December 31)         $1,805,073      $1,794,341
         Provision for loan losses                    62,500          75,000
         Recoveries of amounts charged off            19,305          43,799
                                                  ----------      ----------
                                                   1,886,878       1,913,140
         Amounts charged off                         (50,845)        (44,319)
                                                  ----------      ----------
         Balance, ending                          $1,836,033      $1,868,821
                                                  ==========      ==========

Note 6.  Deposits

         The following is a summary of time certificates of deposit by maturity at June 30, 1999:

         Maturing through June 30, 2000            $40,671,558
         Maturing through June 30, 2001              8,190,469
         Maturing through June 30, 2002                798,363
         Maturing through June 30, 2003                329,793
         Maturing after June 30, 2003                  389,636
                                                   -----------

                                                   $50,379,819
                                                   ===========

Note 7.  Borrowed Funds

         Borrowings from the Federal Home Loan Bank of Boston (FHLB) as of June 30 were as follows:

                                                         1999           1998
                                                         ----           ----

         Community Investment Program

           6.10% note payable to FHLB,
            payable in monthly installments of
            $8,727, including interest, through
            January 24, 2014                           $    -0-      $1,048,668

           6.10% note payable to FHLB,
             payable in monthly installments of
             $4,636, including interest, through
             January 24, 2014                               -0-         557,105

                                                         1999           1998
                                                         ----           ----

         Option Advances

           6.06% note payable to FHLB,
            payable in monthly installments of
            $11,178, including interest, through
            May 6, 2008                                 925,240       1,000,000

         Community Investment Program "Plus"

           5.01% term borrowing from FHLB
            maturing June 25, 2008                    1,000,000       1,000,000

           5.66% term borrowing from FHLB
            maturing February 4, 2003                       -0-       1,000,000

         Other Advances

           5.16% term borrowing from FHLB
            maturing September 29, 1999               2,000,000             -0-

           6.03% Ideal Way Line of Credit
            advance maturing July 7, 1999             1,000,000             -0-
                                                     ----------      ----------

                                                     $4,925,240      $4,605,773
                                                     ==========      ==========

         Under the terms of the Community Investment Program agreement, these funds have been loaned to provide housing for individuals and families whose income is at or below 115% of the median income for the area as defined by the U. S. Department of Housing and Urban Development.

         Principal maturities of borrowed funds as of June 30, 1999 are as follows:

                 1999                   $3,032,557
                 2000                       81,813
                 2001                       86,896
                 2002                       92,782
                 2003                       98,601
                 Thereafter              1,532,591
                                        ----------

                                        $4,925,240
                                        ==========

Note 8.  Income Taxes

         The Company prepares its Federal income tax return on a consolidated basis. Federal income taxes are allocated to members of the consolidated group based on taxable income.

         Income taxes for the years ended June 30, 1999 and 1998 are as follows:

                                            1999          1998
                                            ----          ----

         Currently paid or payable        $617,092      $687,826
         Deferred                          (19,503)      (20,814)
                                          --------      --------

                                          $597,589      $666,812
                                          ========      ========

         Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before income taxes as a result of the following at June 30:

                                                   1999          1998
                                                   ----          ----

Computed "expected" tax expense                  $723,051      $778,038
Tax exempt interest                               (94,474)     (122,894)
Disallowed interest expense                        12,481        16,335
Dividend exclusion                                 (5,860)       (5,666)
Nondeductible merger and acquisition costs         36,991           -0-
Tax credits and other                             (74,600)          999
                                                 --------      --------

                                                 $597,589      $666,812
                                                 ========      ========

Note 9.  Commitments and Contingencies

         In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, after consulting with the Company's legal counsel, any liability resulting from such proceedings would not have a material adverse effect on the Company's financial statements.

Note 10. Subsequent Events

         On February 18, 1999, Union Bankshares, Inc. announced plans to acquire Citizens Savings Bank and Trust Company. It is anticipated that the acquisition will be accounted for under the pooling of interests method of accounting. The acquisition is contingent upon receiving the approval of the respective shareholders of each company and the appropriate regulatory authorities. Following the acquisition, Citizens Savings Bank and Trust Company will continue operations, but as a wholly owned subsidiary of Union Bankshares, Inc.

INDEPENDENT AUDITOR'S REPORT


Board of Directors
Union Bankshares, Inc. and Subsidiary
Morrisville, Vermont

We have audited the accompanying consolidated balance sheets of Union Bankshares, Inc. and Subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Union Bankshares, Inc. and Subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


A.M. Peisch & Company                  /s/ A.M. Peisch & Company


January 27, 1999
(Except for Note 19, as to which
the date is February 18, 1999)
St. Johnsbury, Vermont
VT Reg. No. 92-0000102

                    UNION BANKSHARES, INC. AND SUBSIDIARY

                         CONSOLIDATED BALANCE SHEETS
                         December 31, 1998 and 1997

                                                         1998              1997
                                                         ----              ----

             ASSETS

Cash and due from banks                              $  6,772,078      $  9,462,846
Federal funds sold and overnight deposits               4,875,994         3,585,134
                                                     ------------      ------------

      Cash and cash equivalents                        11,648,072        13,047,980

Interest bearing deposits                               1,873,000               -0-
Securities available-for-sale                          38,411,097        28,012,221
Federal Home Loan Bank stock                              626,200           594,200
Loans held for sale                                     7,399,856         6,195,098
Loans, net                                            124,233,737       126,151,320
Accrued interest receivable                             1,381,670         1,335,387
Premises and equipment, net                             2,645,917         2,511,151
Other real estate owned                                   524,756           557,975
Other assets                                            2,417,665         2,307,517
                                                     ------------      ------------

                                                     $191,161,970      $180,712,849
                                                     ============      ============

    LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Deposits:
    Demand                                           $ 24,682,079      $ 20,974,906
    NOW accounts                                       25,010,674        20,232,995
    Savings and money market                           59,336,780        51,088,620
    Time, $100,000 and over                             9,625,837        20,275,668
    Other time                                         43,861,259        44,225,062
                                                     ------------      ------------
                                                      162,516,629       156,797,251
  Borrowed funds                                        4,538,269         1,635,884
  Accrued expenses and other liabilities                2,832,286         2,911,600
                                                     ------------      ------------
                                                      169,887,184       161,344,735
                                                     ------------      ------------

    COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
  Common stock, $2 par value; 2,400,000 shares
   authorized; 2,268,100 shares issued in 1998;
   2,264,000 shares in 1997                             4,536,200         4,528,000
  Paid-in capital                                         849,190           820,415
  Retained earnings                                    17,031,320        15,246,927
  Treasury stock at cost (233,960 shares at
   December 31, 1998; 231,740 at
   December 31, 1997)                                  (1,592,451)       (1,548,491)
  Accumulated other comprehensive income                  450,527           321,263
                                                     ------------      ------------

                                                       21,274,786        19,368,114
                                                     ------------      ------------

                                                     $191,161,970      $180,712,849
                                                     ============      ============

See notes to consolidated financial statements.

                    UNION BANKSHARES, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF INCOME
                   Years Ended December 31, 1998 and 1997

                                                            1998             1997
                                                            ----             ----

Interest income
  Interest and fees on loans                             $12,326,229      $12,158,891
  Interest and dividends on investment securities
    U.S. Treasury                                            815,775          785,965
    U.S. Government agencies and corporations                622,051          534,936
    State and political subdivisions                          71,433           50,763
    Other                                                    548,416          389,936
  Interest on federal funds sold                             268,353          194,856
  Interest on interest bearing deposits                       80,847            1,017
                                                         -----------      -----------
                                                          14,733,104       14,116,364
                                                         -----------      -----------
Interest expense
  Interest on deposits                                     5,556,003        5,302,215
  Interest on federal funds purchased                            425              493
  Interest on other borrowed money                           223,175          128,581
                                                         -----------      -----------
                                                           5,779,603        5,431,289
                                                         -----------      -----------

      Net interest income                                  8,953,501        8,685,075

Provision for loan losses                                    100,000          125,000
                                                         -----------      -----------

      Net interest income after provision
       for loan losses                                     8,853,501        8,560,075
                                                         -----------      -----------

Other income
  Trust department income                                      7,160            8,394
  Service fees                                             1,559,924        1,504,173
  Gain (loss) on sale of securities                          147,121          (23,129)
  Gain on sale of loans                                      301,919          158,444
  Other                                                      151,473           82,500
                                                         -----------      -----------
                                                           2,167,597        1,730,382
                                                         -----------      -----------

Other expenses
  Salaries and wages                                       2,724,564        2,562,719
  Pension and other employee benefits                        665,930          693,692
  Occupancy expense, net                                     342,931          327,612
  Equipment expense                                          627,330          436,167
  Other operating expense                                  1,703,174        1,473,649
                                                         -----------      -----------
                                                           6,063,929        5,493,839
                                                         -----------      -----------

      Income before income taxes                           4,957,169        4,796,618
Income tax expense                                         1,507,257        1,450,500
                                                         -----------      -----------

      Net income                                         $ 3,449,912      $ 3,346,118
                                                         ===========      ===========

Earnings per common share                                      $1.70            $1.64
                                                               =====            =====

See notes to consolidated financial statements.

                    UNION BANKSHARES, INC. AND SUBSIDIARY

         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                   Years Ended December 31, 1998 and 1997

                                                                  Common Stock
                                                             ----------------------        Paid-in
                                                             Shares          Amount        Capital
                                                             ------          ------        -------

Balances, December 31, 1996                                 1,018,430      $2,259,800      $795,865

  Comprehensive income, net of taxes
    Net income                                                    -0-             -0-           -0-
    Net unrealized holding gain on
     securities available-for-sale, net of tax                    -0-             -0-           -0-
    Reclassification adjustments for losses
     included in net income                                       -0-             -0-           -0-
    Comprehensive income
    Stock split effected in the form of a dividend          1,018,430       2,259,800           -0-
    Cash dividends declared                                       -0-             -0-           -0-
    Treasury stock purchased                                   (8,800)            -0-           -0-
    Exercise of stock option                                    4,200           8,400        24,550
                                                            ---------      ----------      --------

Balances, December 31,1997                                  2,032,260       4,528,000       820,415

  Comprehensive income, net of taxes
    Net income                                                    -0-             -0-           -0-
    Net unrealized holding gain on
     securities available-for-sale, net of tax                    -0-             -0-           -0-
    Reclassification adjustments for gains
     included in net income                                       -0-             -0-           -0-
  Comprehensive income
  Cash dividends declared                                         -0-             -0-           -0-
  Treasury stock purchased                                     (2,220)            -0-           -0-
  Exercise of stock option                                      4,100           8,200        28,775
                                                            ---------      ----------      --------

Balances, December 31, 1998                                 2,034,140      $4,536,200      $849,190
                                                            =========      ==========      ========

See notes to consolidated financial statements.

                                                                                             Accumulated
                                                                                                other            Total
                                                             Retained           Treasury    comprehensive    stockholders'
                                                             earnings            stock          income          equity
                                                             --------           --------    -------------    -------------

Balances, December 31, 1996                                 $15,686,534      $(1,429,688)      $189,048      $17,501,559

  Comprehensive income, net of taxes
    Net income                                                3,346,118              -0-            -0-        3,346,118
    Net unrealized holding gain on
      securities available-for-sale, net of tax                     -0-              -0-        120,403          120,403
    Reclassification adjustments for losses
     included in net income                                         -0-              -0-         11,812           11,812
                                                                                                             -----------
  Comprehensive income                                                                                         3,478,333
                                                                                                             -----------
  Stock split effected in the form of a dividend             (2,259,800)             -0-            -0-              -0-
  Cash dividends declared                                    (1,525,925)             -0-            -0-       (1,525,925)
  Treasury stock purchased                                          -0-         (118,803)           -0-         (118,803)
  Exercise of stock option                                          -0-              -0-            -0-           32,950
1                                                            -----------      -----------       --------      -----------

Balances, December 31,1997                                   15,246,927       (1,548,491)       321,263       19,368,114

  Comprehensive income, net of taxes
    Net income                                                3,449,912              -0-            -0-        3,449,912
    Net unrealized holding gain on
     securities available-for-sale, net of tax                      -0-              -0-        204,807          204,807
    Reclassification adjustments for gains
     included in net income                                         -0-              -0-        (75,543)         (75,543)
                                                                                                             -----------
  Comprehensive income                                                                                         3,579,176
                                                                                                             -----------
  Cash dividends declared                                    (1,665,519)             -0-            -0-       (1,665,519)
  Treasury stock purchased                                          -0-          (43,960)           -0-          (43,960)
  Exercise of stock option                                          -0-              -0-            -0-           36,975
                                                            -----------      -----------       --------      -----------

Balances, December 31, 1998                                 $17,031,320      $(1,592,451)      $450,527      $21,274,786
                                                            ===========      ===========       ========      ===========

                    UNION BANKSHARES, INC. AND SUBSIDIARY

                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                   Years Ended December 31, 1998 and 1997

                                                             1998              1997
                                                             ----              ----

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                             $  3,449,912      $  3,346,118
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation                                              510,474           341,115
    Provision for loan losses                                 100,000           125,000
    Provision (credit) for deferred income taxes               38,703            (3,250)
    Amortization, net                                          74,707            84,515
    Write-downs of other real estate owned                     42,578           117,748
    Decrease in unamortized loan fees                         (36,648)          (30,434)
    (Increase) decrease in loans held for resale             (902,839)          213,877
    Increase in accrued interest receivable                   (46,283)           (5,131)
    (Increase) decrease in other assets                      (215,441)           23,055
    Decrease in income taxes receivable                        47,986            34,750
    (Decrease) increase in accrued interest payable           (74,324)           56,901
    (Decrease) increase in other liabilities                  (52,976)           45,784
    (Gain) loss on sale of securities                        (147,121)           23,129
    Gain on sale of loans                                    (301,919)         (158,444)
    Gain on sale of other real estate owned                   (38,860)          (89,710)
                                                         ------------      ------------

      Net cash provided by operating activities             2,447,949         4,125,023
                                                         ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Interest bearing deposits
    Maturities and redemptions                              1,586,000               -0-
    Purchases                                              (3,459,000)              -0-
  Securities available-for-sale
    Sales and maturities                                   10,775,678        13,719,490
    Purchases                                             (20,906,286)      (13,453,143)
    Purchase of Federal Home Loan Bank stock                  (32,000)          (91,800)
    Decrease (increase) in loans, net                       1,310,561       (11,141,370)
    Recoveries of loans charged off                            71,002            55,118
    Purchase of premises and equipment, net                  (649,900)         (492,316)
    Proceeds from sales of premises and equipment               4,660             1,244
    Proceeds from sales of other real
     estate owned                                             502,169           584,620
                                                         ------------      ------------

      Net cash used in investing activities               (10,797,116)      (10,818,157)
                                                         ------------      ------------

                                                             1998              1997
                                                             ----              ----

CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings, net of repayments                             2,902,385           (57,523)
  Proceeds from exercise of stock options                      36,975            32,950
  Net increase in demand, NOW,
   savings, and money market accounts                      16,733,012         6,253,700
  Net (decrease) increase in time deposits                (11,013,634)        4,510,703
  Purchase of treasury stock                                  (43,960)         (118,803)
  Dividends paid                                           (1,665,519)       (1,525,925)
                                                         ------------      ------------

      Net cash provided by financing activities             6,949,259         9,095,102
                                                         ------------      ------------

      (Decrease) increase in cash and
       cash equivalents                                    (1,399,908)        2,401,968

Cash and cash equivalents:
  Beginning                                                13,047,980        10,646,012
                                                         ------------      ------------

  Ending                                                 $ 11,648,072      $ 13,047,980
                                                         ============      ============

SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION
  Interest paid                                          $  5,853,927      $  5,374,388
                                                         ============      ============

  Income taxes paid                                      $  1,466,000      $  1,419,000
                                                         ============      ============

SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING AND FINANCING ACTIVITIES

  Other real estate acquired in
   settlement of loans                                   $    595,346      $    790,628
                                                         ============      ============

  Total change in unrealized gain on
   securities available-for-sale                         $    195,854      $    200,325
                                                         ============      ============

See notes to consolidated financial statements.

                    UNION BANKSHARES, INC. AND SUBSIDIARY

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1.    Significant Accounting Policies

           The accounting policies of Union Bankshares, Inc. and Subsidiary (the Company) are in conformity with generally accepted accounting principles and general practices within the banking industry. The following is a description of the more significant policies.

           Basis of consolidation

           The consolidated financial statements include the accounts of Union Bankshares, Inc. and Union Bank, its wholly-owned subsidiary. All significant intercompany transactions and balances have been eliminated.

           Nature of operations

           The Company provides a variety of financial services to individuals and corporate customers through its branches, ATM's, and telebanking systems in northern Vermont which is primarily a small business and tourism area. The Company's primary deposit products are checking and savings accounts and certificates of deposit. Its primary lending products are commercial, real estate, municipal, and consumer loans.

           Concentration of risk

           The Company's operations are affected by various risk factors, including interest-rate risk, credit risk, and risk from geographic concentration of lending activities. Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities. Loan policies and administration are designed to provide assurance that loans will only be granted to credit-worthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Company. Although the Company has a diversified loan portfolio and economic conditions are stable, most of its lending activities are conducted within the geographic area where it is located. As a result, the Company and its borrowers may be especially vulnerable to the consequences of changes in the local economy. In addition, a substantial portion of the Company's loans are secured by real estate and/or are SBA guaranteed.

           Use of estimates

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

           Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions.

           While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

           Because of these factors, it is reasonably possible that the estimated losses on loans and foreclosed real estate may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

           Presentation of cash flows

           For purposes of presentation in the statements of cash flows, cash and cash equivalents includes cash on hand, amounts due from banks (including cash items in process of clearing), federal funds sold (generally purchased and sold for one day periods), and overnight deposits.

           Trust assets

           Assets of the Trust Department, other than trust cash on deposit, are not included in these consolidated financial statements because they are not assets of the Company.

           Investment securities

           Debt securities the Company has the positive intent and ability to hold to maturity are classified as held to maturity and carried at cost, adjusted for amortization of premium and accretion of discounts using methods approximating the interest method. Debt and equity securities purchased and held primarily for resale in the near future are classified as trading securities and are carried at fair value with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity or trading are classified as available-for-sale. Investments classified as available-for-sale are carried at fair value. Unrealized gains and losses on available-for-sale securities are reported as a net amount in other comprehensive income, net of applicable income taxes. The specific identification method is used to determine realized gains and losses on sales of securities available-for-sale.

           Federal Home Loan Bank stock

           As a member of the Federal Home Loan Bank, the Company is required to invest in $100 par value stock of the Federal Home Loan Bank. The stock is nonmarketable, and when redeemed, the Company would receive from the Federal Home Loan Bank an amount equal to the par value of the stock.

           Loans held for sale

           Loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or aggregate estimated fair value. All sales are made without recourse. Net unrealized losses are recognized through a valuation allowance by charges to income.

           Loans

           Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their unpaid principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

           Loan interest income is accrued daily on outstanding balances. Accrual of interest is discontinued when a loan is specifically determined to be impaired or management believes, after considering collection efforts and other factors, that the borrowers financial condition is such that collection of interest is doubtful. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are generally applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

           Loan origination and commitment fees and certain direct loan origination costs are being deferred and amortized as an adjustment of the related loan's yield using methods that approximate the interest method. The Company is generally amortizing these amounts over the contractual life.

           Allowance for loan losses

           The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

           Premises and equipment

           Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed principally by the straight-line method over the following estimated useful lives:

                                                                 Years
                                                                 -----

             Land improvements                                  15 - 40
             Buildings and improvements                         10 - 40
             Furniture and equipment                             3 - 20

           The cost of assets sold or otherwise disposed of and the related allowance for depreciation is eliminated from the accounts and the resulting gains or losses are reflected in the income statement. Maintenance and repairs are charged to current expense as incurred and the cost of major renewals and betterments are capitalized.

           Other real estate owned

           Real estate properties acquired through or in lieu of loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new carrying basis.
           After foreclosure, valuations are periodically performed by management, and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation are included in other income and expenses.

           Mortgage servicing

           The Company recognizes as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. When the Company acquires mortgage servicing rights through either the purchase or origination of mortgage loans (originated mortgage loan servicing rights) and sells or securitizes those loans with servicing rights retained, it allocates the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage loan servicing rights) based on their relative fair values. To determine the fair value of the servicing rights created, the Company uses the market prices under comparable servicing sales contracts. The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate.

           Pension plans

           On January 1, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 132, "Employer's Disclosure About Pensions and Other Postretirement Benefits". This Statement became effective for fiscal years beginning after December 15, 1997. SFAS No. 132 changes the disclosure requirements applicable to defined benefit pension and postretirement plans of public and nonpublic companies. Pension information disclosed in the December 31, 1998 and 1997 financial statements has been restated to conform to the requirements of SFAS No. 132. The adoption of this Statement did not have a material effect on the Company's financial statements.

           The Company maintains a non-contributory defined benefit pension plan covering all eligible employees who meet certain service requirements. Pension costs are charged to pension and other employee benefits expense and are funded as accrued.

           The Company also has a contributory 401(k) pension plan covering all employees who meet certain service requirements. The plan is voluntary, and in 1998 and 1997, the Bank contributed fifty cents for every dollar contributed by participants, up to three percent of each participant's salary.

           Advertising costs

           The Company expenses advertising costs as incurred.

           Stock split effected in the form of a dividend

           On May 7, 1997, the shareholders authorized a two-for-one stock split of the Company's $2.00 par value common stock. The stock split was effected in the form of a dividend. All references in the accompanying financial statements to the number of common shares and per-share amounts have been restated to reflect the stock split.

           Earnings per common share

           The FASB issued Statement No. 128, Earnings per Share, which became effective for the Company during December, 1997. The statement applies prospectively; earlier application is not permitted. The adoption of this statement did not have a material effect on the Company's financial statements.

           Earnings per common share are computed based on the weighted average number of shares of common stock outstanding during the period (retroactively adjusted for stock splits and stock dividends) and reduced for shares held in treasury. The weighted average shares outstanding were 2,030,925 and 2,034,680 for the years ended December 31, 1998 and 1997, respectively.

           Income taxes

           The Company recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Company's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled. Adjustments to the Company's deferred tax assets are recognized as deferred income tax expense or benefit based on management's judgment relating to the realizability of such assets.

           Off-balance-sheet financial instruments

           In the ordinary course of business, the Company has entered into off balance sheet financial instruments consisting of commitments to extend credit, commitments under credit card arrangements, commercial letters of credit and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

           Fair values of financial instruments

           The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

               Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

               Investment securities and interest bearing deposits: Fair values for investment securities and interest bearing deposits are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments or discounted present values of cash flows.

               Federal Home Loan Bank stock: The carrying amount of this stock approximates its fair value.

               Loans and loans held for sale: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for fixed-rate loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amounts reported in the balance sheet for loans that are held for sale approximate their fair market values. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

               Deposits and borrowed funds: The fair values disclosed for demand deposits (for example, checking and savings accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of variable rate certificates of deposit approximate their fair values at the reporting date. The fair values for fixed rate certificates of deposit and borrowed funds are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates and debt to a schedule of aggregated contractual maturities on such time deposits and debt.

               Accrued interest: The carrying amounts of accrued interest approximates their fair values.

               Other liabilities: Commitments to extend credit were evaluated and fair value was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

           Stock option plan

           The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. FASB Statement No. 123, "Accounting for Stock-Based Compensation", permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, Statement No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income disclosures for employee stock-based awards made in 1995 and future years as if the fair value based method defined in Statement No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosures of Statement No. 123.

           Changes in accounting policies

           The Company adopted SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which became effective for such transactions occurring after December 31, 1996 and supersedes FASB Statement No. 122. (The effective date of certain provisions of the statement was delayed one year until January 1, 1998 by the subsequent issuance of FASB Statement No. 127.) The statement applies prospectively; earlier or retroactive application is not permitted.

           Under this statement, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings and includes standards for measuring and amortizing servicing assets and liabilities.

           The adoption of Statement No. 125 (as amended by Statement No. 127) did not have a material effect on the Company's financial statements.

           As of January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on the Company's net income or stockholders' equity. Comprehensive income includes the reported net income of a company adjusted for items that are currently accounted for as direct entries to equity, such as the mark-to-market adjustment on securities available-for-sale, foreign currency items, and minimum pension liability adjustments. The December 31, 1998 and December 31, 1997 financial statements have been reclassified to conform to the requirements of SFAS No. 130.

           In 1998, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which establishes standards relative to public companies for the reporting of certain information about operating segments within their financial statements. This Statement is effective for fiscal years beginning after December 15, 1997. Management has determined that the Company does not have reportable segments as defined with the Statement.

           Reclassifications

           Certain amounts in the 1997 financial statements have been reclassified to conform to the current year presentation.

Note 2.    Interest Bearing Deposits

           Interest bearing deposits consist of certificates of deposit purchased from various financial institutions. Deposits at each institution are maintained at or below the FDIC insurable limits of $100,000. These certificates were issued with rates ranging from 5.15% to 6.75% and mature at various dates through 2003 with approximately $1,283,000 scheduled to mature in 1999.

Note 3.    Investment Securities

           Investment securities available-for-sale consist of the following at December 31, 1998 and 1997:

                                  Amortized       Unrealized    Unrealized       Fair
                                     Cost           Gains         Losses         Value
                                  ---------       ----------    ----------       -----

December 31, 1998:

  U.S. Government and
   agency and corporation
   securities                     $23,840,131      $202,114      $ 14,828      $24,027,417
  State and political
   subdivisions                     3,654,676        10,449        10,364        3,654,761
  Corporate debt
   securities                       9,675,549       125,579         9,800        9,791,328
  Marketable equity
   securities                         558,125       379,466           -0-          937,591
                                  -----------      --------      --------      -----------

                                  $37,728,481      $717,608      $ 34,992      $38,411,097
                                  ===========      ========      ========      ===========

December 31, 1997:

  U.S. Government and
   agency and corporation
   securities                     $20,280,414      $117,064      $  2,997      $20,394,481
  State and political
   subdivisions                       859,431           -0-        59,005          800,426
  Corporate debt
   securities                       5,313,549         8,737         5,991        5,316,295
  Marketable equity
   securities                       1,072,066       473,953        45,000        1,501,019
                                  -----------      --------      --------      -----------

                                  $27,525,460      $599,754      $112,993      $28,012,221
                                  ===========      ========      ========      ===========

           Included in the caption "U.S. Government and agency and corporation securities" are mortgage-backed securities with a carrying amount of $5,182,188 and $5,400,129 at December 31, 1998 and 1997,
           respectively.

           Investment securities with a carrying amount of $4,067,812 and $4,369,156 at December 31, 1998 and 1997, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

           All realized gains and losses in 1998 and 1997 were from the sale of securities available-for-sale. Proceeds from the sale of securities available-for-sale were $1,085,373 and $9,293,508 in 1998 and 1997, respectively. Realized gains from sales of investments available-for-sale were $191,396 and $6,045 with realized losses of $44,275 and $29,174 for the years 1998 and 1997, respectively.

           The amortized cost and fair value of securities available-for-sale as of December 31, 1998 by contractual maturity is shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.

                                                 Amortized          Fair
                                                    Cost            Value
                                                 ---------          -----

             Due in one year or less            $ 8,863,337      $ 8,926,156
             Due from one to five years          12,839,417       12,995,906
             Due from five to ten years           6,599,974        6,622,295
             Due after ten years                  3,737,303        3,746,961
             Mortgage-backed securities           5,130,325        5,182,188
             Marketable equity securities           558,125          937,591
                                                -----------      -----------

                                                $37,728,481      $38,411,097
                                                ===========      ===========

Note 4.    Loans

           The composition of net loans at December 31 is as follows:

                                                           1998              1997
                                                           ----              ----

             Real estate                               $ 50,903,894      $ 40,795,144
             Commercial and commercial real estate       60,777,600        58,049,646
             Consumer                                     5,987,509        11,138,343
             Term Federal funds sold                      1,000,000         3,000,000
             Municipal loans                              7,651,809        15,281,178
                                                       ------------      ------------

                                                        126,320,812       128,264,311
                                                       ------------      ------------
             Deduct:
               Allowance for loan losses                  1,805,073         1,794,341
               Net deferred loan fees                       282,002           318,650
                                                       ------------      ------------

                                                          2,087,075         2,112,991
                                                       ------------      ------------

                                                       $124,233,737      $126,151,320
                                                       ============      ============

           Commercial and mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of commercial and mortgage loans serviced for others were $54,917,137 and $58,042,459 at December 31, 1998 and 1997,
           respectively. Mortgage servicing rights of $90,582 and $36,204 were capitalized in 1998 and 1997, respectively.

           Impairment of loans having recorded investments of $35,030 at December 31, 1998 and $298,475 at December 31, 1997 has been recognized in conformity with FASB Statement No. 114, as amended by FASB Statement No. 118. Of these recorded investments, $-0- and $55,707 had SBA guarantees applicable to them at December 31, 1998 and 1997, respectively. The average recorded investment in impaired loans during 1998 and 1997 was $250,316 and $523,861, respectively. The total allowance for loan losses related to these loans was $350 and $34,050 on December 31, 1998 and 1997, respectively. Interest income on impaired loans of $4,419 and $23,650 was recognized for cash payments received in 1998 and 1997, respectively.

           The Company is not committed to lend additional funds to borrowers with impaired loans.

           Residential real estate loans aggregating $4,442,202 and $6,863,438 at December 31, 1998 and 1997, respectively, were pledged as collateral on deposits of municipalities.

Note 5.    Allowance for Loan Losses

           Changes in the allowance for loan losses for the years ended December 31 are as follows:

                                                        1998            1997
                                                        ----            ----

             Balance, beginning                      $1,794,341      $1,850,396
             Provision for loan losses                  100,000         125,000
             Recoveries of amounts charged off           71,002          55,118
                                                     ----------      ----------
                                                      1,965,343       2,030,514
             Amounts charged off                        160,270         236,173
                                                     ----------      ----------

             Balance, ending                         $1,805,073      $1,794,341
                                                     ==========      ==========

Note 6.    Premises and Equipment

           The major classes of premises and equipment and the total accumulated depreciation at December 31 are as follows:

                                                        1998            1997
                                                        ----            ----

             Land and land improvements              $  389,020      $  371,940
             Buildings and improvements               2,203,284       2,143,221
             Furniture and equipment                  3,642,989       3,246,789
                                                     ----------      ----------
                                                      6,235,293       5,761,950
             Less accumulated depreciation            3,589,376       3,250,799
                                                     ----------      ----------

                                                     $2,645,917      $2,511,151
                                                     ==========      ==========

           Depreciation included in occupancy and equipment expenses amounted to $510,474 and $341,115 for the years ended December 31, 1998 and 1997, respectively.

           The Company is obligated under noncancellable operating leases for premises expiring in various years through the year 2002. Options to renew for additional periods are available with these leases. Future minimum rental commitments for these leases with terms of one year or more at December 31, 1998 were as follows:

             1999                               $ 45,464
             2000                                 41,454
             2001                                 41,454
             2002                                 11,443
                                                --------

                                                $139,815
                                                ========

           Rent expense for 1998 and 1997 amounted to $48,277 and $47,235, respectively.

           Occupancy expense is shown in the consolidated statements net of rental income of $29,940 in 1998 and $29,865 in 1997.


Note 7.    Deposits

           The following is a summary of time certificates of deposit by maturity at December 31, 1998:

             Maturing in 1999                   $37,128,780
             Maturing in 2000                    14,119,292
             Maturing in 2001                     1,588,021
             Maturing in 2002                       250,771
             Maturing in 2003 and thereafter        400,232
                                                -----------

                                                $53,487,096
                                                ===========

Note 8.    Borrowed Funds

           Borrowings from the Federal Home Loan Bank of Boston (FHLB) for the years ended December 31, were as follows:

                                                         1998            1997
                                                         ----            ----

           Community Investment Program

             6.10% note payable to FHLB,
             payable in monthly installments of
             $8,727, including interest, through
             January 24, 2014                         $1,028,569      $1,068,332

             6.10% note payable to FHLB,
             payable in monthly installments of
             $4,636, including interest, through
             January 24, 2014                            546,427         567,552

           Option Advances

             6.06% note payable to FHLB,
             payable in monthly installments of
             $11,178, including interest, through
             May 6, 2008                                 963,273             -0-

           Community Investment Program "Plus"

             5.01% term borrowing from FHLB
             maturing June 25, 2008                    1,000,000             -0-

             5.66% term borrowing from FHLB
             maturing February 4, 2003                 1,000,000             -0-
                                                      ----------      ----------

                                                      $4,538,269      $1,635,884
                                                      ==========      ==========

           Under the terms of the Community Investment Program agreement, these funds have been loaned to provide housing for individuals and families whose income is at or below 115% of the median income for the area as defined by the U. S. Department of Housing and Urban Development.

           Principal maturities of borrowed funds as of December 31, 1998 are as follows:

             1999                              $  141,858
             2000                                 150,427
             2001                                 159,678
             2002                                 170,935
             2003                               1,181,678
             Thereafter                         2,733,693
                                               ----------

                                               $4,538,269
                                               ==========

           Under the terms of the Community Investment Program "Plus", the Company has unadvanced funds available of $10,159,098. This funding commitment expires January 13, 2000.

           In addition, the Company maintains an IDEAL Way Line of Credit with the Federal Home Loan Bank of Boston which approximates 2% of the Bank's assets. The total line available was $3,356,000 as of December 31, 1998 and 1997, respectively. Total borrowings against this line of credit were $-0- at December 31, 1998 and 1997. Interest on these borrowings is chargeable at a rate determined by the Federal Home Loan Bank and payable monthly. Should the Company utilize this line of credit, qualified portions of the loan and investment portfolios would collateralize these borrowings.


Note 9.    Income Taxes

           The Company prepares its Federal income tax return on a consolidated basis. Federal income taxes are allocated to members of the consolidated group based on taxable income.

           Income taxes for the years ended December 31, 1998 and 1997 are as follows:

                                                   1998            1997
                                                   ----            ----

             Currently paid or payable          $1,468,554      $1,453,750
             Deferred                               38,703          (3,250)
                                                ----------      ----------

                                                $1,507,257      $1,450,500
                                                ==========      ==========

           Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before income taxes as a result of the following at December 31:

                                                   1998            1997
                                                   ----            ----

             Computed "expected" tax expense    $1,685,437      $1,630,850
             Tax exempt interest                  (202,374)       (193,193)
             Disallowed interest expense            27,735          26,349
             Dividend exclusion                    (11,576)        (19,456)
             Increase in CSV life                  (27,494)        (25,139)
             Other                                  35,529          31,089
                                                ----------      ----------

                                                $1,507,257      $1,450,500
                                                ==========      ==========

           The deferred income tax provision consisted of the following items at December 31:

                                                  1998           1997
                                                  ----           ----

             Bad debts                          $ (3,649)      $ 19,058
             Mark-to-market, loans                  (130)       (48,632)
             Deferred loan fees                   18,681         14,167
             Nonaccrual loan interest             13,823        (10,322)
             OREO                                  9,984        (22,047)
             Deferred compensation                 4,626            764
             Pension                             (23,846)        22,774
             Depreciation                         (5,692)           834
             Mortgage servicing rights             9,764          2,130
             Other                                15,142         18,024
                                                --------      ---------

                                                $ 38,703      $  (3,250)
                                                ========      =========

           Listed below are the significant components of the net deferred tax asset at December 31:

                                                         1998            1997
                                                         ----            ----

             Components of the deferred tax asset:
             Bad debts                                $  487,129      $  483,480
             Mark-to-market loans                         34,047          33,917
             Deferred loan fees                           41,388          60,069
             Nonaccrual loan interest                     14,638          28,461
             OREO writedowns                              14,480          24,464
             Deferred compensation                       618,865         623,491
             Pension                                      20,736             -0-
             Other                                           -0-           2,914
                                                      ----------      ----------

             Total deferred tax asset                  1,231,283       1,256,796

             Valuation allowance                             -0-          (1,146)
                                                      ----------      ----------

             Total deferred tax asset, net of
              valuation allowance                      1,231,283       1,255,650
                                                      ----------      ----------

             Components of the deferred tax liability:
             Depreciation                                (55,409)        (61,101)
             Pension                                         -0-          (3,110)
             Mortgage servicing rights                   (25,965)        (16,201)
             Other                                       (42,947)        (29,573)
             Unrealized gain on securities
              available-for-sale                        (232,089)       (165,498)
                                                      ----------      ----------

             Total deferred tax liability               (356,410)       (275,483)
                                                      ----------      ----------

             Net deferred tax asset                   $  874,873      $  980,167
                                                      ==========      ==========

           FASB Statement No. 109 allows for recognition and measurement of deductible temporary differences (including general valuation allowances) to the extent that it is more likely than not that the deferred asset will be realized.

           Net deferred income tax assets are included in the caption "Other assets" on the balance sheets at December 31, 1998 and 1997, respectively.


Note 10.   Employee Benefits

           The Company sponsors a non-contributory defined benefit pension plan covering all eligible employees. The Company's policy is to accrue annually an amount equal to the actuarially calculated expense.

           The following table sets forth the Plan's funded status and amounts recognized in the accompanying consolidated balance sheets at December 31:

                                                               Pension Benefits

                                                             1998            1997
                                                             ----            ----

             Fair value of plan assets at December 31     $3,747,456      $3,666,212
             Benefit obligation at December 31             3,875,397       3,294,662
                                                          ----------      ----------

             Projected benefit obligation in excess of
             (less than) plan assets                      $  127,941      $ (371,550)
                                                          ==========      ==========

             (Accrued) prepaid benefit cost recognized
             in the balance sheet                         $  (60,989)     $    9,143

             Weighted average assumptions as of
              December 31:
               Discount rate                                    6.50%           7.25%
               Expected long-term rate of return on
                plan assets                                     7.25%           8.00%
               Rate of increase in compensation                 3.25%           4.00%

             Benefit cost                                 $  120,982      $  121,016
             Employer contributions                           50,850         187,994
             Benefits paid                                   109,244         119,417

           Contributions to the plan are invested in diversified portfolios, mainly corporate stocks and bonds.

           Contributions to the Company's defined contribution 401(k) plan are at the discretion of the Board of Directors. Contributions to the plan were $63,375 and $59,439 for 1998 and 1997, respectively.

           The Company has a non-qualified Deferred Compensation Plan for Directors and certain key officers. Under the plan, compensation may be deferred that would otherwise be currently payable. Deferrals are made to an uninsured interest bearing account and are payable upon retirement or death over a 15 year period. The Company has purchased life insurance contracts for each participant in order to fund these benefits. The annual cost of the plan is immaterial to the financial statements of the Corporation.


Note 11.   Financial Instruments With Off-Balance-Sheet Risk

           The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, interest rate caps and floors written on adjustable rate loans, and commitments to sell loans. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments.

           The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. For interest rate caps and floors written on adjustable rate loans, the contract or notional amounts do not represent exposure to credit loss. The Company controls the risk of interest rate cap agreements through credit approvals, limits, and monitoring procedures.

           The Company generally requires collateral or other security to support financial instruments with credit risk.

                                                              Contract or
                                                                Notional
                                                                 Amount
                                                                  1998
                                                              -----------

             Financial instruments whose contract amount
              represent credit risk:

             Commitments to extend credit                      $14,189,160
                                                               ===========

             Standby letters of credit and
              commercial letters of credit                     $   851,384
                                                               ===========

             Credit card arrangements                          $ 1,129,109
                                                               ===========

             Home equity lines                                 $ 2,466,636
                                                               ===========

           Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.

           Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies but may include real estate, accounts receivables, inventory, property, plant and equipment, and income-producing commercial properties.

           Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

           The Company enters into a variety of interest rate contracts, including interest rate caps and floors written on adjustable rate loans in managing its interest rate exposure. Interest rate caps and floors on loans, written by the Company enables customers to transfer, modify, or reduce their interest rate risk.


Note 12.   Commitments and Contingencies

           In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management, after consulting with the Company's legal counsel, any liability resulting from such proceedings would not have a material adverse effect on the Company's financial statements.

Note 13.   Fair Values of Financial Instruments

           The estimated fair values of the Company's financial instruments at December 31, 1998 are as follows:

                                                     Carrying         Estimated
                                                      Amount          Fair Value
                                                     --------         ----------

           Financial assets:

             Cash and cash equivalents              $11,648,072      $11,648,072
             Interest bearing deposits                1,873,000        1,887,766
             Securities available-for-sale           38,411,097       38,411,097
             Federal Home Loan Bank stock               626,200          626,200
             Loans and loans held for sale, net     131,633,593      133,014,891
             Accrued interest receivable              1,381,670        1,381,670

           Financial liabilities:

             Deposits                               162,516,629      163,232,957
             Borrowed funds                           4,538,269        4,737,999
             Accrued interest payable                   543,042          543,042

           The estimated fair values of the Company's financial instruments at December 31, 1997 are as follows:

                                                     Carrying         Estimated
                                                      Amount          Fair Value
                                                     --------         ----------

           Financial assets:

             Cash and cash equivalents              $ 13,047,980      $ 13,047,980
             Securities available-for-sale            28,012,221        28,012,221
             Federal Home Loan Bank stock                594,200           594,200
             Loans and loans held for sale, net      132,346,418       131,766,229
             Accrued interest receivable               1,335,387         1,335,387

           Financial liabilities:

             Deposits                                156,797,251       157,293,954
             Borrowed funds                            1,635,884         1,642,465
             Accrued interest payable                    617,366           617,366

           The estimated fair values of deferred fees on commitments to extend credit and letters of credit were immaterial at December 31, 1998 and 1997.

           The carrying amounts in the preceding table are included in the balance sheet under the applicable captions.

Note 14.   Transactions With Related Parties

           The Company has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties), all of which have been, in the opinion of management, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.

           Aggregate loan transactions with related parties for the year ended December 31 were as follows:

                                                        1998            1997
                                                        ----            ----

             Balance, beginning                      $1,013,576      $  490,197
             New loans                                  937,793         435,255
             Repayments                                (613,400)       (346,343)
             Other, net                                (574,172)        434,467
                                                     ----------      ----------

             Balance, ending                         $  763,797      $1,013,576
                                                     ==========      ==========

             Balance available on lines of credit    $  137,707      $  169,555
                                                     ==========      ==========

           Other activity consists of transactions with related parties who have been newly elected and the sale of mortgage loans on the secondary market.

           Deposit accounts with related parties approximated $1,212,197 and $728,343 at December 31, 1998 and 1997, respectively.


Note 15.   Incentive Stock Option Plan

           Under the terms of a Stock Option Plan with certain key employees, options to purchase shares of the Company's common stock are granted at a price equal to the market price of the stock at the date of grant. These stock options are exercisable within five years from the date of grant. Following is a summary of transactions:

                                                                   Shares
                                                                Under Option
                                                              ----------------
                                                              1998        1997
                                                              ----        ----

             Outstanding, January 1                          15,300      17,000
             Granted during the year                          2,500       2,500
             Exercised during the year
              (4,000 shares at $9.00 per share and 100
              shares at $9.75 in 1998 and 4,000 shares
              at $7.75 per share and 200 shares at
              $9.75 per share during 1997)                   (4,100)     (4,200)
                                                             ------      ------

             Outstanding, December 31                        13,700      15,300
                                                             ======      ======

                                                                   Shares
                                                                Under Option
                                                              ----------------
                                                              1998        1997
                                                              ----        ----

           Eligible, December 31, for exercise
            currently at:
             $  9.00 per share                                  -0-       4,000
             $  9.25 per share                                4,000       4,000
             $  9.75 per share                                4,700       4,800
             $18.00 per share                                 2,500       2,500
             $22.00 per share                                 2,500         -0-
                                                             ------      ------

                                                             13,700      15,300
                                                             ======      ======

           Had compensation cost been determined on the basis of fair value pursuant to FASB Statement No. 123, net income would have been reduced as follows:

                                            Years Ended December 31
                                            -----------------------
                                             1998            1997
                                             ----            ----

             Net income

              As reported                 $3,449,912      $3,346,118
                                          ==========      ==========

              Pro forma                   $3,446,469      $3,344,093
                                          ==========      ==========

Note 16.   Regulatory Capital Requirements

           Union Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

           Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

           As of December 31, 1998, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier
           I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

           The Bank's actual capital amounts (000's omitted) and ratios are also presented in the table.

                                                                               Minimums
                                                                              To be Well
                                                       Minimums           Capitalized Under
                                                      For Capital         Prompt Corrective
                                  Actual           Adequacy Purposes:     Action Provisions:
                            -----------------      ------------------     ------------------
                            Amount      Ratio       Amount     Ratio      Amount       Ratio
                            ------      -----       ------     -----      ------       -----

As of December 31, 1998:
  Total capital (to
   risk weighted
   assets)                 $22,353      18.70%      $9,563      8.0%      $11,954      10.0%
  Tier I capital
   (to risk weighted
   assets)                 $20,688      17.31%      $ 4,781     4.0%      $ 7,172       6.0%
  Tier I capital
   (to average
   assets)                 $20,688      11.49%      $ 7,200     4.0%      $ 9,000       5.0%

As of December 31, 1997:
  Total capital (to
   risk weighted
   assets)                 $20,398      18.29%      $ 8,924     8.0%      $11,154      10.0%
  Tier I capital
   (to risk weighted
   assets)                 $19,003      17.04%      $ 4,462     4.0%      $ 6,693       6.0%
  Tier I capital
   (to average
   assets)                 $19,003      11.30%      $ 6,728     4.0%      $ 8,410       5.0%

Note 17.   Restrictions on Retained Earnings

           The Company is subject to restrictions on the amount of dividends that it may declare without prior regulatory approval. Also, Vermont state banking regulations require the Bank to transfer, at a minimum, 10% of annual net profits to restricted retained earnings until such amounts of capital equal 10% of Bank deposits and other liabilities.


Note 18.   Subsequent Events

           On February 18, 1999, Union Bankshares, Inc. announced plans to acquire Citizens Savings Bank and Trust Company. It is anticipated that the acquisition will be accounted for under the pooling of interests method of accounting. The acquisition is contingent upon receiving the approval of the respective shareholders of each company and the appropriate regulatory authorities. Following the acquisition, Citizens Savings Bank and Trust Company will continue operations as a wholly owned subsidiary of Union Bankshares, Inc.

           On January 4, 1999, Union Bankshares, Inc. declared a $0.22 per share dividend payable January 11, 1999 to stockholders of record on January 4, 1999.

                   CITIZENS SAVINGS BANK AND TRUST COMPANY

                               BALANCE SHEETS
                           June 30, 1999 and 1998
                                 (Unaudited)

                                                  1999             1998
                                                  ----             ----

                   ASSETS

Cash and due from banks                      $  3,305,692      $ 3,369,517
Federal funds sold                             10,110,000        3,500,000
                                             ------------      -----------

      Cash and cash equivalents                13,415,692        6,869,517

Securities available-for-sale                  17,163,937       17,455,874
Federal Home Loan Bank stock, at cost             297,000          277,800
Loans, net                                     70,260,374       67,037,552
Premises and equipment, net                     1,851,374        2,038,964
Accrued interest receivable                       640,042          680,541
Other real estate owned, net                            0          100,004
Other assets                                      372,460          238,236
                                             ------------      -----------

                                             $104,000,879      $94,698,488
                                             ============      ===========

    LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Deposits:
    Demand, non-interest bearing             $  7,992,072      $ 7,362,622
    NOW accounts                               16,160,476        9,126,268
    Savings and money markets                  23,685,748       22,047,398
    Time, $100,000 and over                    10,120,712        9,114,946
    Other time                                 33,722,043       34,947,355
                                             ------------      -----------
                                               91,681,051       82,598,589

  Borrowed funds                                1,434,037        1,654,564
  Accrued interest and other liabilities          241,586          245,337
                                             ------------      -----------

                                               93,356,674       84,498,490
                                             ------------      -----------

COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' EQUITY
  Common stock, $1 par value; 304,000
   shares authorized, 152,000 shares
   issued and outstanding                         152,000          152,000
  Surplus                                       1,192,800        1,192,800
  Retained earnings                             9,484,580        8,772,400
  Accumulated other comprehensive income
   (loss)                                        (185,175)          82,798
                                             ------------      -----------

                                               10,644,205       10,199,998
                                             ------------      -----------

                                             $104,000,879      $94,698,488
                                             ============      ===========

See accompanying notes.

                   CITIZENS SAVINGS BANK AND TRUST COMPANY

                            STATEMENTS OF INCOME
                   Six Months Ended June 30, 1999 and 1998
                                 (Unaudited)

                                                      1999            1998
                                                      ----            ----

Interest income
  Interest and fees on loans                       $3,142,962      $3,238,310
  Interest and dividends on investment
   securities
    U.S. Treasury                                      54,102          98,650
    U. S. Government agencies and corporations        256,443         250,271
    States and political subdivisions                     -0-           1,965
    Other                                             305,081         207,691
    Dividends                                           8,886           8,554
  Interest on federal funds sold                       68,680          55,376
                                                   ----------      ----------

                                                    3,836,154       3,860,817
                                                   ----------      ----------
Interest expense
  Interest on deposits                              1,628,978       1,663,113
  Interest on federal funds purchased                     -0-           1,153
  Interest on borrowed funds                           45,642          19,674
                                                   ----------      ----------

                                                    1,674,620       1,683,940
                                                   ----------      ----------

      Net interest income                           2,161,534       2,176,877

Provision for loan losses                            (124,998)       (150,000)
                                                   ----------      ----------

      Net interest income after provision
       for loan losses                              2,036,536       2,026,877
                                                   ----------      ----------

Other income
  Trust department income                              60,964          45,150
  Service fees                                        220,738         198,538
  Securities gains                                      3,148           2,917
  Other                                                86,694          79,047
                                                   ----------      ----------

                                                      371,544         325,652
                                                   ----------      ----------
Other expenses
  Salaries and wages                                  658,444         671,310
  Pension and other employee benefits                 195,839         207,947
  Occupancy expense, net                               92,854          81,122
  Equipment expense                                   141,899         134,933
  Loss on sale of other real estate owned               8,246           3,165
  Other operating expense                             531,337         458,203
                                                   ----------      ----------

                                                    1,628,619       1,556,680
                                                   ----------      ----------
Income before income taxes                            779,461         795,849
Income tax expense                                    292,916         262,000
                                                   ----------      ----------

      Net income                                   $  486,545      $  533,849
                                                   ==========      ==========

Earnings per common share                          $     3.20      $     3.51
                                                   ==========      ==========

See accompanying notes.

                   CITIZENS SAVINGS BANK AND TRUST COMPANY

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  Six Months Ended June 30, 1999 and 1998
                                 (Unaudited)

                                                                                    Accumulated
                                                                                       Other           Total
                                        Common                        Retained     Comprehensive    Stockholders'
                                        Stock         Surplus         Earnings     Income (loss)       Equity
                                        ------        -------         --------     -------------    -------------

Balance, December 31, 1997             $152,000      $1,192,800      $8,238,551      $  71,441       $ 9,654,792

Comprehensive income, net of tax:

  Net income                                                            533,849

  Net unrealized holding gain on
   securities available-for-sale, net
   of tax                                                                               11,357


      Comprehensive income                                                                               545,206
                                       --------      ----------      ----------      ---------       -----------


Balance, June 30, 1998                 $152,000      $1,192,800      $8,772,400      $  82,798       $10,199,998
                                       ========      ==========      ==========      =========       ===========

Balance, December 31, 1998             $152,000      $1,192,800      $8,998,035      $ 144,602       $10,487,437

Comprehensive income, net of tax:
   Net income                                                           486,545

  Net unrealized holding loss on
   securities available-for-sale, net
   of tax                                                                             (329,777)


      Comprehensive income                                                                               156,768
                                       --------      ----------      ----------      ---------       -----------


Balance, June 30, 1999                 $152,000      $1,192,800      $9,484,580      $(185,175)      $10,644,205
                                       ========      ==========      ==========      =========       ===========

See accompanying notes.

                   CITIZENS SAVINGS BANK AND TRUST COMPANY

                          STATEMENTS OF CASH FLOWS
                   Six Months Ended June 30, 1999 and 1998
                                 (Unaudited)

                                                           1999             1998
                                                           ----             ----

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                           $   486,545      $   533,849
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation                                           143,722          131,878
    Loss on sale of fixed assets                               -0-            2,296
    Provision for loan losses                              124,998          150,000
    Securities gains                                        (3,148)          (2,917)
    Loss on sales of other real estate owned                 8,246            3,165
    Premium/discount accretion, net                          4,746           (2,211)
    Increase in taxes payable                               25,000           31,992
    Decrease in interest receivable                         83,990            6,867
    Decrease in other assets                                54,028          183,966
    Increase in deferred loan fees                          44,548           11,605
    Decrease in interest payable                           (10,911)          (9,553)
    Increase in other liabilities                           62,922           79,019
                                                       -----------      -----------

      Net cash provided by operating activities          1,024,686        1,119,956
                                                       -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sales and maturities of
   securities available-for-sale                         4,791,398        3,401,806
  Purchase of investment securities
   available-for-sale                                   (2,282,193)      (2,947,098)
  Purchase of FHLB stock                                   (19,200)         (14,600)
  Loan originations, net of repayments                  (2,493,192)        (502,097)
  Purchases of premises and equipment, net                 (66,942)        (242,082)
  Recoveries of loans charged off                           19,373           23,507
  Proceeds from sales of other real estate owned            11,754            6,784
  Proceeds from sale of repossessed property                56,426           55,077
                                                       -----------      -----------

      Net cash provided by (used in) investing
       activities                                           17,424         (218,703)
                                                       -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in demand deposits, NOW,
   savings, and money market accounts                    6,748,675          351,022
  Net decrease in time deposits                         (1,469,211)        (184,805)
  Dividends paid                                          (342,000)        (304,000)
  Other borrowings, net                                   (112,062)       1,654,564
                                                       -----------      -----------

      Net cash provided by financing activities          4,825,402        1,516,781
                                                       -----------      -----------

      Net increase in cash and cash equivalents          5,867,512        2,418,034

Cash and cash equivalents
  Beginning                                              7,548,180        4,451,483
                                                       -----------      -----------

  Ending                                               $13,415,692      $ 6,869,517
                                                       ===========      ===========

                                                           1999             1998
                                                           ----             ----

SUPPLEMENTAL DISCLOSURES OF CASH
 FLOW INFORMATION
  Interest                                             $ 1,685,531       $1,693,493
                                                       ===========      ===========

  Income taxes, net                                    $   267,916       $  230,008
                                                       ===========      ===========

SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING AND FINANCING ACTIVITIES
  Other real estate owned acquired in
   settlement of loans                                 $    20,000       $      -0-
                                                       ===========      ===========
  Repossessed property acquired in
   settlement of loans                                 $    80,109       $  126,516
                                                       ===========      ===========
  Total increase (decrease) in unrealized gain
   on securities available-for-sale                    $  (499,662)      $   17,207
                                                       ===========      ===========

See accompanying notes.

                   CITIZENS SAVINGS BANK AND TRUST COMPANY

                        NOTES TO FINANCIAL STATEMENTS

                                 (UNAUDITED)

Note 1.  Accounting Policies


         The unaudited financial statements as of and for the six months ended June 30, 1999 and 1998 have not been audited but, in the opinion of management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position and results of operation of the Bank as of such date and for such periods. The unaudited financial statements should be read in conjunction with the annual financial statements of the Bank and the notes thereto appearing elsewhere herein. The results of operation for the three six months ended June 30, 1999 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 1999 or for any future periods.


Note 2.  Proposed Merger

         On February 6, 1999, the Bank entered into a definitive merger agreement with Union Bankshares, Inc. under which the Bank would become a wholly-owned subsidiary of Union Bankshares, Inc. The agreement provides for shareholders to receive 6.5217 shares of Union Bankshares, Inc. common stock for each outstanding share of the Bank. The transaction is expected to qualify as a tax-free exchange and to be accounted for as a pooling of interests. The merger is subject, among other conditions, to shareholder and regulatory approvals.

                        INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Citizens Savings Bank and Trust Company
St. Johnsbury, Vermont


We have audited the accompanying balance sheets of Citizens Savings Bank and Trust Company as of December 31, 1998 and 1997, and the related statements of income, changes in stockholders' equity, and cash flows for the years ended December 31, 1998, 1997 and 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Citizens Savings Bank and Trust Company as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years ended December 31, 1998, 1997 and 1996 in conformity with generally accepted accounting principles.


A.M. Peisch & Company                  /s/ A.M. Peisch & Company


January 12, 1999
St. Johnsbury, Vermont
VT Reg. No. 92-0000102

                   CITIZENS SAVINGS BANK AND TRUST COMPANY

                               BALANCE SHEETS
                         December 31, 1998 and 1997

                                                    1998             1997
                                                    ----             ----

            ASSETS

Cash and due from banks                         $ 3,098,180      $ 3,351,483
Federal funds sold                                4,450,000        1,100,000
                                                -----------      -----------

      Cash and cash equivalents                   7,548,180        4,451,483

Securities available-for-sale                    20,174,402       17,888,247
Federal Home Loan Bank stock, at cost               277,800          263,200
Loans, net                                       67,989,836       66,760,449
Premises and equipment, net                       1,928,154        1,931,056
Accrued interest receivable                         724,032          687,408
Other real estate owned, net                            -0-          109,953
Other assets                                        324,294          475,239
                                                -----------      -----------

                                                $98,966,698      $92,567,035
                                                ===========      ===========

    LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
  Deposits:
    Demand, non-interest bearing                $ 8,266,542      $ 8,089,649
    NOW accounts                                 10,332,227        9,196,751
    Savings and money markets                    22,490,852       20,898,866
    Time, $100,000 and over                       9,816,367        9,083,173
    Other time                                   35,495,599       35,163,933
                                                -----------      -----------
                                                 86,401,587       82,432,372

Borrowed funds                                    1,546,099              -0-
Accrued interest and other liabilities              531,575          479,871
                                                -----------      -----------

                                                 88,479,261       82,912,243
                                                -----------      -----------

COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' EQUITY
  Common stock, $1 par value; 304,000
   shares authorized, 152,000 shares
   issued and outstanding                           152,000          152,000
  Surplus                                         1,192,800        1,192,800
  Retained earnings                               8,998,035        8,238,551
  Accumulated other comprehensive income            144,602           71,441
                                                -----------      -----------

                                                 10,487,437        9,654,792
                                                -----------      -----------

                                                $98,966,698      $92,567,035
                                                ===========      ===========

See accompanying notes.

                   CITIZENS SAVINGS BANK AND TRUST COMPANY

                            STATEMENTS OF INCOME
                Years Ended December 31, 1998, 1997 and 1996

                                                 1998            1997            1996
                                                 ----            ----            ----

Interest income
Interest and fees on loans                    $6,509,904      $6,324,165      $6,029,934
  Interest and dividends on investment
   securities
   U.S. Treasury                                 174,352         292,002         331,172
   U. S. Government agencies and
   corporations                                  556,162         379,068         337,247
   States and political subdivisions               2,423           6,549          16,009
   Other                                         439,648         412,247         335,583
   Dividends                                      17,398          16,891          16,014
  Interest on federal funds sold                 193,188         119,135         122,116
                                              ----------      ----------      ----------

                                               7,893,075       7,550,057       7,188,075
                                              ----------      ----------      ----------
Interest expense
  Interest on deposits                         3,402,726       3,350,233       3,299,611
  Interest on federal funds purchased              1,222             540             937
  Interest on borrowed funds                      68,913             -0-             -0-
                                              ----------      ----------      ----------
                                               3,472,861       3,350,773       3,300,548
                                              ----------      ----------      ----------
      Net interest income                      4,420,214       4,199,284       3,887,527

Provision for loan losses                        300,000         300,000         280,000
                                              ----------      ----------      ----------

      Net interest income after provision
       for loan losses                         4,120,214       3,899,284       3,607,527
                                              ----------      ----------      ----------
Other income
  Trust department income                        113,250          85,911          80,000
  Service fees                                   406,707         356,866         279,862
  Securities gains (losses)                        2,917           5,091             537
  Gain on sale of other real estate owned         11,145           5,077             -0-
  Gain on pension termination                        -0-             -0-         166,543
  Other                                          209,337         228,867         164,199
                                              ----------      ----------      ----------

                                                 743,356         681,812         691,141
                                              ----------      ----------      ----------
Other expenses
  Salaries and wages                           1,386,499       1,351,610       1,235,550
  Pension and other employee benefits            391,638         369,407         368,011
  Occupancy expense, net                         159,618         177,968         172,277
  Equipment expense                              286,658         269,235         282,968
  Other operating expense                        990,023         905,304         843,124
                                              ----------      ----------      ----------

                                               3,214,436       3,073,524       2,901,930
                                              ----------      ----------      ----------

      Income before income taxes               1,649,134       1,507,572       1,396,738
Income tax expense                              (547,650)       (498,186)       (478,621)
                                              ----------      ----------      ----------

      Net income                              $1,101,484      $1,009,386      $  918,117
                                              ==========      ==========      ==========

Earnings per common share                          $7.25           $6.64           $6.04
                                              ==========      ==========      ==========

See accompanying notes.

                   CITIZENS SAVINGS BANK AND TRUST COMPANY

                STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                Years Ended December 31, 1998, 1997 and 1996

                                                     Common
                                                     Stock          Surplus
                                                     -------        -------

Balances, December 31, 1995                         $152,000      $1,192,800

  Comprehensive income, net of tax:
    Net income                                           -0-             -0-
    Net unrealized holding loss on securities
     available-for-sale                                  -0-             -0-
    Reclassification adjustments for gains
     included in net income                              -0-             -0-
  Comprehensive income
  Cash dividends declared                                -0-             -0-
                                                    --------      ----------

Balances, December 31, 1996                          152,000       1,192,800

  Comprehensive income, net of tax:
    Net income                                           -0-             -0-
    Net unrealized holding gain on securities
     available-for-sale                                  -0-             -0-
    Reclassification adjustments for gains
     included in net income                              -0-             -0-
  Comprehensive income
  Cash dividends declared                                -0-             -0-
                                                    --------      ----------

Balances, December 31, 1997                          152,000       1,192,800

  Comprehensive income, net of tax:
    Net income                                           -0-             -0-
    Net unrealized holding gain on securities
     available-for-sale                                  -0-             -0-
    Reclassification adjustments for gains
     included in net income                              -0-             -0-
  Comprehensive income
  Cash dividends declared                                -0-             -0-
                                                    --------      ----------

Balances, December 31, 1998                         $152,000      $1,192,800
                                                    ========      ==========

See accompanying notes.

                                                              Accumulated
                                                                 other           Total
                                                 Retained    comprehensive    stockholders'
                                                 earnings        income         equity
                                                 --------    -------------    -------------

Balances, December 31, 1995                     $6,865,848      $117,452      $ 8,328,100

  Comprehensive income, net of tax:
    Net income                                     918,117           -0-              -0-
    Net unrealized holding loss on securities
     available-for-sale                                -0-      (102,920)             -0-
    Reclassification adjustments for gains
     included in net income                            -0-        (1,838)             -0-
  Comprehensive income                                                            813,359
                                                                              -----------
  Cash dividends declared                         (250,800)          -0-         (250,800)
                                                ----------      --------      -----------

Balances, December 31, 1996                      7,533,165        12,694        8,890,659

  Comprehensive income, net of tax:
    Net income                                   1,009,386           -0-              -0-
    Net unrealized holding gain on securities
     available-for-sale                                -0-        65,568              -0-
    Reclassification adjustments for gains
     included in net income                            -0-        (6,821)             -0-
  Comprehensive income                                                          1,068,133
                                                                              -----------
  Cash dividends declared                         (304,000)          -0-         (304,000)
                                                ----------      --------      -----------

Balances, December 31, 1997                      8,238,551        71,441        9,654,792

  Comprehensive income, net of tax:
    Net income                                         -0-     1,101,484              -0-
    Net unrealized holding gain on securities
     available-for-sale                                -0-           -0-           73,707
    Reclassification adjustments for gains
     included in net income                            -0-           -0-             (546)
  Comprehensive income                                                          1,174,645
                                                                              -----------
  Cash dividends declared                         (342,000)          -0-         (342,000)
                                                ----------      --------      -----------

Balances, December 31, 1998                     $8,998,035      $144,602      $10,487,437
                                                ==========      ========      ===========

                   CITIZENS SAVINGS BANK AND TRUST COMPANY

                          STATEMENTS OF CASH FLOWS
                Years Ended December 31, 1998, 1997 and 1996

                                                         1998             1997             1996
                                                         ----             ----             ----

CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                         $ 1,101,484      $ 1,009,386      $   918,117
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation                                         279,352          231,192          229,190
    Provision for loan losses                            300,000          300,000          280,000
    Loss on disposal of fixed assets                       2,358              -0-            5,570
    Provision (credit) for deferred income taxes         (10,053)         (13,274)             -0-
    OREO writedowns                                       35,000              -0-              -0-
    Securities gains                                      (2,917)          (5,091)            (537)
    Gains on sales of other real estate owned            (11,145)          (5,077)             -0-
    Premium/discount accretion, net                       34,111           46,490           69,337
    Increase (decrease) in taxes payable                  27,703          (81,848)         146,349
    Increase in interest receivable                      (36,624)         (39,536)         (20,894)
    Decrease (increase) in other assets                  124,816         (123,364)          48,268
    Increase (decrease) in deferred loan fees             48,009          (21,619)           5,804
    (Decrease) increase in interest payable               (5,325)          14,108          (13,357)
    Increase (decrease) in other liabilities              19,029           12,914          (16,257)
                                                     -----------      -----------      -----------
      Net cash provided by operating activities        1,905,798        1,324,281        1,651,590
                                                     -----------      -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sales and maturities of securities
   available-for-sale                                  5,841,003        4,839,282        4,289,488
  Purchase of investment securities
   available-for-sale                                 (8,047,502)      (6,524,614)      (5,460,507)
  Purchase of FHLB stock                                 (14,600)          (2,400)         (31,200)
  Loan originations, net of repayments                (1,785,261)      (3,273,030)      (3,662,463)
  Purchases of premises and equipment, net              (278,808)        (190,731)        (127,985)
  Recoveries of loans charged off                         49,824           36,018           52,744
  Proceeds from sales of other real estate owned         127,686           63,494              -0-
  Proceeds from sale of repossessed property              87,243          106,995          140,040
                                                     -----------      -----------      -----------
      Net cash used in investing activities           (4,020,415)      (4,944,986)      (4,799,883)
                                                     -----------      -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase demand deposits, NOW, savings,
   and money market accounts                           2,904,355          868,016          521,365
  Net increase (decrease) in time deposits             1,064,860        3,178,102         (310,756)
  Dividends paid                                        (304,000)        (250,800)        (228,000)
  Other borrowings, net                                1,546,099              -0-              -0-
                                                     -----------      -----------      -----------
      Net cash provided by (used in)
       financing activities                            5,211,314        3,795,318          (17,391)
                                                     -----------      -----------      -----------
      Net increase (decrease) in cash
       and cash equivalents                            3,096,697          174,613       (3,165,684)
Cash and cash equivalents
  Beginning                                            4,451,483        4,276,870        7,442,554
                                                     -----------      -----------      -----------

  Ending                                             $ 7,548,180      $ 4,451,483      $ 4,276,870
                                                     ===========      ===========      ===========

                                 (Continued)

                                                         1997             1996            1995
                                                         ----             ----            ----

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

  Interest                                           $ 3,478,186      $ 3,336,665     $ 3,313,905
                                                     ===========      ===========      ===========

  Income taxes, net                                  $   530,000      $   560,000     $   365,581
                                                     ===========      ===========      ===========

SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING AND FINANCING ACTIVITIES
  Other real estate owned acquired in
   settlement of loans                               $    41,588      $   153,046     $    41,343
                                                     ===========      ===========      ===========
  Repossessed property acquired in
   settlement of loans                               $   295,405      $   253,729     $   322,203
                                                     ===========      ===========      ===========
  Total increase (decrease) in unrealized gain
   on securities available-for-sale                  $   110,850      $    89,011     $  (158,725)
                                                     ===========      ===========      ===========

See accompanying notes.

                   CITIZENS SAVINGS BANK AND TRUST COMPANY

                        NOTES TO FINANCIAL STATEMENTS


Note 1.    Significant Accounting Policies

           The accounting policies of Citizens Savings Bank and Trust Company are in conformity with generally accepted accounting principles and general practices within the banking industry. The following is a description of the more significant policies.

           Nature of operations

           The Bank provides a variety of financial services to individuals and commercial customers through its branches in northeastern Vermont, which is primarily a small business and agricultural area. The Bank's primary deposit products are checking and savings accounts and certificates-of-deposit. Its primary lending products are commercial, real estate, and consumer loans.

           Concentration of risk

           The Bank's operations are affected by various risk factors, including interest-rate risk, credit risk and risk from the geographic concentration of its lending activities. Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities. Loan policies and administration are designed to provide assurance that loans will only be granted to credit-worthy borrowers, although credit losses are expected to occur because of subjective factors and factors beyond the control of the Bank. Although the Bank has a diversified loan portfolio and economic conditions are stable, most of its lending activities are conducted within the geographic area where it is located. As a result, the Bank and its borrowers may be especially vulnerable to the consequences of changes in the local economy. In addition, a substantial portion of the Bank's loans are secured by real estate.

           Use of estimates

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

           Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions.

           While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions.In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowances for losses on loans and foreclosed real estate. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination.

           Because of these factors, it is reasonably possible that the estimated losses on loans and foreclosed real estate may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

           Presentation of cash flows

           For purposes of presentation in the statements of cash flows, cash and cash equivalents includes cash on hand, amounts due from banks (including cash items in process of clearing), federal funds sold (generally purchased and sold for one day periods), and overnight deposits.

           Trust assets

           Assets of the Trust Department, other than trust cash on deposit at the Bank, are not included in these financial statements because they are not assets of the Bank.

           Investment securities

           Debt securities the Bank has the positive intent and ability to hold to maturity are classified as held to maturity and reported at cost, adjusted for amortization of premium and accretion of discounts using methods approximating the interest method. Debt and equity securities purchased and held primarily for resale in the near future are classified as trading. Trading securities are carried at fair value with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held-to-maturity or trading are classified as available-for-sale. Investments classified as available-for-sale are carried at fair value. Unrealized gains and losses on available-for-sale securities are reported as a net amount in other comprehensive income, net of applicable income taxes. The specific identification method is used to determine realized gains and losses on sales of securities available-for-sale.


           Federal Home Loan Bank stock

           As a member of the Federal Home Loan Bank, the Bank is required to invest in $100 par value stock of the Federal Home Loan Bank. The carrying amount of the investment was $277,800 and $263,200 at December 31, 1998 and 1997, respectively. The stock is nonmarketable, and when redeemed, the Bank would receive from the Federal Home Loan Bank an amount equal to the par value of the stock.

           Loans

           Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

           Loan interest income is accrued daily on the outstanding balances. Accrual of interest is discontinued when a loan is specifically determined to be impaired or management believes, after considering collection efforts and other factors, that the borrowers financial condition is such that collection of interest is doubtful. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

           Loan origination and commitment fees and certain direct loan origination costs are being deferred and amortized as an adjustment of the related loan's yield using methods that approximate the interest method. The Bank is generally amortizing these amounts over the contractual life.

           Allowance for loan losses

           The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

           Premises and equipment

           Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the following estimated useful lives:

                                                           Years
                                                           -----

             Buildings and improvements                    8 - 40
             Furniture and equipment                       3 - 10

           The cost of assets sold or otherwise disposed of, and the related allowance for depreciation, is eliminated from the accounts and the resulting gains or losses are reflected in the income statement. Maintenance and repairs are charged to current expense as incurred and the cost of major renewals and betterments are capitalized.

           Other real estate owned

           Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation are included in other real estate owned expense.

           Mortgage servicing

           The Bank recognizes as separate assets rights to service mortgage loans for others, however, those servicing rights are acquired. When the Bank acquires mortgage servicing rights through either the purchase or origination of mortgage loans (originated mortgage servicing rights) and sells or securitizes those loans with servicing rights retained, it allocates the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage loan servicing rights) based on their relative fair values. To determine the fair value of the servicing rights created, the Bank uses the market prices under comparable servicing sales contracts. The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate.

           Pension plan

           The Bank has a contributory 401(k) pension plan covering all employees who meet certain age and service requirements. The plan is voluntary, and the Bank contributes fifty cents for every dollar contributed by participants, up to six percent of each participant's salary.

           Pension costs are charged to salaries and employee benefits expense and are funded as accrued.

           The Bank terminated its defined benefit pension plan effective February 15, 1996 by acquiring annuity contracts and by transferring the participants' vested benefits to the Bank's 401(k) plan or individual IRA contracts as directed by the employees. The gain associated with this settlement for $166,543 is included in the accompanying income statement for 1996.

           Advertising costs

           The Bank expenses advertising costs as incurred.

           Changes in accounting policies

           Effective January 1, 1998, the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income". SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on the Bank's net income or stockholders' equity. Comprehensive income includes the reported net income of a company adjusted for items that are currently accounted for as direct entries to equity, such as the mark-to-market adjustment on securities available-for-sale, foreign currency items, and minimum pension liability adjustments. The December 31, 1998, 1997, and 1996 financial statements have been reclassified to conform to the requirements of SFAS No. 130.

           In June 1998, the FASB issued Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This Statement is effective for fiscal years beginning after June 15, 1999. Management is currently evaluating the impact of this Statement on the Bank's financial statements.

           Earnings per common share

           Earnings per common share are computed based on the weighted average number of shares of common stock outstanding during the period. The number of shares outstanding during 1998, 1997, and 1996 was 152,000.

           Income taxes

           The Bank recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the temporary differences between the accounting basis and the tax basis of the Bank's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled. Adjustments to the Bank's deferred tax assets are recognized as deferred income tax expense or benefit based on management's judgments relating to the realizability of such assets.

           Off balance sheet financial instruments

           In the ordinary course of business, the Bank has entered into off balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

           Fair values of financial instruments

           The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

           Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

           Investment securities: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. Fair values for non-marketable equity securities are based on their carrying amounts.

           Federal Home Loan Bank stock: The carrying amount of this stock approximates its fair value.

           Loans: For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

           Deposits: The fair values disclosed for demand deposits (for example, checking and savings accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is,
           their carrying amounts).   The carrying amounts of variable rate
           certificates of deposit approximate their fair values at the reporting date. The fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

           Accrued interest: The carrying amounts of accrued interest approximates their fair values.

           Other liabilities: Commitments to extend credit were evaluated and fair value was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

           Transfer and servicing of financial assets and extinguishment of liabilities

           The Bank adopted SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which became effective for such transactions occurring after December 31, 1996 and supersedes SFAS No. 122. (The effective date of certain provisions of the statement was delayed one year until January 1, 1998 by the subsequent issuance of FASB Statement No. 127.) The statement applies prospectively; earlier or retroactive application is not permitted.

           Under this statement, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings and includes standards for measuring and amortizing servicing assets and liabilities.

           The adoption of Statement No. 125 (as amended by Statement No. 127) did not have a material effect on the Bank's financial statements.

Note 2.    Investment Securities

           Investment securities available-for-sale consist of the following at December 31, 1998 and 1997:

                                 Amortized      Unrealized    Unrealized        Fair
December 31, 1998                   Cost           Gains        Losses          Value
- -----------------                ---------      ----------    ----------        -----

U.S. Government and
 agency securities              $11,144,384      $130,489       $ 3,281      $11,271,592
State and political
 subdivisions                           -0-           -0-           -0-              -0-
Other securities                  8,810,924       107,475        15,589        8,902.810
                                -----------      --------       -------      -----------

                                $19,955,308      $237,964       $18,870      $20,174,402
                                ===========      ========       =======      ===========

                                  Amortized      Unrealized    Unrealized       Fair
December 31, 1997                    Cost           Gains        Losses         Value
- -----------------                 ---------      ----------    ----------       -----

U.S. Government and
 agency securities               $11,183,929      $ 54,279      $11,054      $11,227,154
State and political
 subdivisions                         85,000         1,599          -0-           86,599
Other securities                   6,511,074        65,212        1,792        6,574,494
                                 -----------      --------      -------      -----------

                                 $17,780,003      $121,090      $12,846      $17,888,247
                                 ===========      ========      =======      ===========

           Included in the caption "U.S. Government and agency securities" are mortgage-backed securities with a carrying amount of $434,804 and $730,777 at December 31, 1998 and 1997, respectively.

           Investment securities with a carrying amount of $512,344 and $499,610 at December 31, 1998 and 1997, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

           All realized gains and losses in 1998, 1997, and 1996 were from the sale of securities available-for-sale. Proceeds on the sale of securities available-for-sale were $1,264,662, $1,263,182, and $502,031 in 1998, 1997 and 1996, respectively. Realized gains from sales of investments available-for-sale were $3,167, $5,259, and $537 with realized losses of $250, $168, and $-0- for the years 1998, 1997, and 1996, respectively.

           The amortized cost and fair value of securities available for sale as of December 31, 1998 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.

                                                 Amortized          Fair
                                                    Cost            Value
                                                 ---------          -----

             Due in one year or less            $ 1,751,881      $ 1,763,125
             Due from one to five years          13,797,009       13,960,322
             Due from five to ten years           3,969,114        4,011,563
             Mortgage backed securities             434,804          436,892
             Other securities                         2,500            2,500
                                                -----------      -----------

                                                $19,955,308      $20,174,402
                                                ===========      ===========

Note 3.    Loans

           The composition of net loans at December 31 is as follows:

                                                              1998             1997
                                                              ----             ----

             Commercial and commercial real estate        $25,553,341      $23,834,828
             Real estate                                   25,928,555       22,874,671
             Installment and other                         17,531,262       21,003,478
                                                          -----------      -----------

                                                           69,013,158       67,712,977
                                                          -----------      -----------

             Allowance for loan losses                     (1,039,856)      (1,017,071)
             Net deferred loan fees, premiums, and
              discounts                                        16,534           64,543
                                                          -----------      -----------

                                                          $67,989,836      $66,760,449
                                                          ===========      ===========

           Mortgage loans serviced for others are not included in the accompanying balance sheets. The unpaid principal balances of mortgage loans serviced for others were $6,227,350 and $6,139,101 at December 31, 1998 and 1997, respectively. Mortgage servicing rights of $4,025 and $5,762 were capitalized in 1998 and 1997, respectively.

           The Bank considers all nonaccrual loans as impaired loans. As of December 31, 1998 and 1997, these approximated $423,229 and $611,594, respectively. These loans were subject to allowances for loan losses of $47,588 and $23,776 which represented the total allowance for loan losses related to impaired loans at December 31, 1998 and 1997, respectively. The average balance of these loans amounted to approximately $546,250 and $694,615 at December 31, 1998 and 1997, respectively. Cash receipts on impaired loans approximated $49,130 and $69,228 in 1998 and 1997, respectively, of which $41,556 and $57,064 was applied to the principal balances of the loans, and $7,574 and $12,164 was recorded as interest income.

           The Bank is not committed to lend additional funds to debtors whose loans have been modified.


Note 4.    Allowance for Loan Losses

           Changes in the allowance for loan losses for the years ended December 31 are as follows:

                                                     1998            1997            1996
                                                     ----            ----            ----

             Balance, beginning                   $1,017,071      $  993,463      $  957,458

             Provision for loan loss                 300,000         300,000         280,000
             Recoveries of amounts charged off        49,824          36,018          52,744
             Transfer from other reserve                 -0-             -0-          13,877
                                                  ----------      ----------      ----------

                                                   1,366,895       1,329,481       1,304,079

             Amounts charged off                     327,039         312,410         310,616
                                                  ----------      ----------      ----------

             Balance, ending                      $1,039,856      $1,017,071      $  993,463
                                                  ==========      ==========      ==========

Note 5.    Premises and Equipment

           The major classes of premises and equipment and the total accumulated depreciation at December 31 are as follows:

                                                   1998             1997
                                                   ----             ----

             Land                              $   176,329      $   176,329
             Buildings and improvements          1,461,817        1,443,241
             Furniture and equipment             1,778,496        1,717,152
             Computer software                     601,133          480,615
             Automobile                             20,109           26,663
                                               -----------      -----------
                                                 4,037,884        3,844,000
             Less accumulated depreciation      (2,109,730)      (1,912,944)
                                               -----------      -----------

                                               $ 1,928,154      $ 1,931,056
                                               ===========      ===========

           Depreciation included in occupancy, equipment and other operating expense amounted to $279,352, $231,192 and $229,190 for the years ended December 31, 1998, 1997 and 1996, respectively.

           Occupancy expense is shown in the statements of income net of rental income of $38,900 in 1998, $40,050 in 1997 and $38,200 in
           1996.

           The Bank leases the Green Mountain Mall branch from a director. The lease is classified as an operating lease and provides for minimum annual rentals of $24,412 expiring in 2000. The Bank has the option to renew the lease for five years. In addition, the Bank leases certain equipment under operating leases expiring at various intervals through 1999. As of December 31, 1998, future minimum rental payments under noncancellable operating leases were as follows:

             1999                        $25,011
             2000                         12,206
                                         -------

                                         $37,217
                                         =======

           Total rental expense amounted to $35,138, $30,353, and $37,479 for the years ended December 31, 1998, 1997 and 1996, respectively.


Note 6.    Deposits

           The following is a summary of time certificates of deposit by maturity at December 31, 1998:

             Maturing in 1999                         $30,525,013
             Maturing in 2000                           7,739,409
             Maturing in 2001                           6,613,383
             Maturing in 2002                             275,567
             Maturing in 2003 and after                   158,594
                                                      -----------

                                                      $45,311,966
                                                      ===========

           A maturity distribution of time certificates of deposits in denominations of $100,000 or more at December 31 is as follows:

                                                           1998            1997
                                                           ----            ----

             Three months or less                       $  627,530      $1,892,132
             Over three months through six months        1,136,129         548,436
             Over six months through twelve months       3,265,671       1,721,603
             Over twelve months                          4,787,037       4,921,002
                                                        ----------      ----------

                                                        $9,816,367      $9,083,173
                                                        ==========      ==========


Note 7.    Borrowed Funds

           Federal Home Loan Bank borrowings for the years ended December 31 were as follows:

                                                                  1998         1997
                                                                  ----         ----

             5.95% note payable to FHLB, payable in
             monthly installments of $13,353 including
             interest, through March 24, 2003                  $  609,595      $ -0-

             6.06% note payable to FHLB, payable in
             monthly installments of $7,341 including
             interest, through March 23, 2005                     461,118        -0-

             6.06% note payable to FHLB, payable in
             monthly installments of $5,589 including
             interest, through March 24, 2008                     475,386        -0-
                                                               ----------      -----

                                                               $1,546,099      $ -0-
                                                               ==========      =====

           Principal maturities of borrowed funds as of December 31, 1998 are as follows:

             1999                        $  227,347
             2000                           241,337
             2001                           256,378
             2002                           272,894
             2003                           181,122
             Thereafter                     367,021
                                         ----------

                                         $1,546,099
                                         ==========

           The Company also maintains a $3,040,000 IDEAL Way Line of Credit with the Federal Home Loan Bank of Boston. Outstanding advances under this line were $-0- at December 31, 1998 and 1997. Interest on these borrowings is chargeable at a rate determined daily by the Federal Home Loan Bank and payable monthly.

           Collateral on these borrowings consists of Federal Home Loan Bank stock purchased by the Company, all funds placed in deposit with the Federal Home Loan Bank, qualified first mortgages held by the Company, and any additional holdings which may be pledged as security.


Note 8.    Income Taxes

           Income taxes for the years ended December 31, 1998, 1997 and 1996 were as follows:

                                             1998          1997          1996
                                             ----          ----          ----

             Currently paid or payable     $557,703      $511,460      $478,621
             Deferred                       (10,053)      (13,274)          -0-
                                           --------      --------      --------

                                           $547,650      $498,186      $478,621
                                           ========      ========      ========

           Total income tax expense differed from the amounts computed by applying the U. S. federal income tax rate of 34 percent to income before income taxes as a result of the following at December 31:

                                                    1998          1997          1996
                                                    ----          ----          ----

             Computed "expected" tax expense      $560,706      $512,574      $474,891
             Tax exempt interest                   (20,888)      (19,456)      (18,596)
             Excise taxes                              -0-           -0-        11,325
             Disallowed interest expense             3,822         4,227         5,558
             Other                                   4,010           841         5,443
                                                  --------      --------      --------

                                                  $547,650      $498,186      $478,621
                                                  ========      ========      ========

           The deferred income tax provision consisted of the following items at December 31:

                                                   1998           1997          1996
                                                   ----           ----          ----

             Depreciation                       $ (9,409)      $ 13,185      $ 19,545
             Deferred loan fees                    8,247          7,504         6,199
             Bad debts                           (11,472)       (29,255)      (10,351)
             Pension                                 -0-            -0-       (17,541)
             Nonaccrual loan interest              1,985         (5,967)       (8,159)
             Automobile insurance provision          -0-            -0-         2,082
             Other                                   596          1,259         8,225
                                                --------       --------      --------

                                                $(10,053)      $(13,274)     $    -0-
                                                ========       ========      ========

           Listed below are the significant components of the net deferred tax asset at December 31:

                                                        1998           1997
                                                        ----           ----

             Bad debts                               $ 238,140      $ 226,668
             Nonaccrual loan  interest                  23,078         25,063
             Deferred loan fees                          9,691         17,938
                                                     ---------      ---------

             Total deferred tax asset                  270,909        269,669
             Valuation allowance                           -0-            -0-
                                                     ---------      ---------

             Total deferred tax asset, net
              of valuation allowance                   270,909        269,669
                                                     ---------      ---------

           Components of the deferred tax liability:

             Depreciation                             (100,970)      (110,379)
             Other                                     (18,739)       (18,143)
             Unrealized gain on securities
              available-for-sale                       (74,492)       (36,803)
                                                     ---------      ---------

             Total deferred tax liability             (194,201)      (165,325)
                                                     ---------      ---------
                Net federal deferred tax asset       $  76,708      $ 104,344
                                                     =========      =========

           FASB Statement No. 109 allows for recognition and measurement of deductible temporary differences (including general valuation allowances) to the extent that it is more likely than not that the deferred tax asset will be realized.

           The net deferred income tax assets are included in the caption "Other assets" on the balance sheets at December 31, 1998 and 1997, respectively.


Note 9.    Pension Plan

           The Bank maintains a 401(k) plan and a discretionary profit sharing plan. The plans cover all employees meeting certain eligibility requirements. Employees are permitted to contribute any amount, up to 10% of their compensation, to the 401(k) plan. The Bank makes matching contributions up to 6% of an employee's compensation. The Bank's 401(k) matching contributions were $30,852, $27,772, and $21,295 for 1998, 1997, and 1996, respectively.

           Contributions to the profit sharing plan are at the discretion of the Board of Directors. Contributions to the plan were $74,934, $67,935, and $11,704 for 1998, 1997, and 1996, respectively.

           As discussed in Note 1, the Bank terminated its defined benefit pension plan effective February 15, 1996.

Note 10.   Financial Instruments with Off-Balance-Sheet Risk

           The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, interest rate caps and floors written on adjustable rate loans, and commitments to sell loans. Such instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

           The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as they do for on-balance-sheet instruments. For interest rate caps and floors written on adjustable rate loans, the contract or notional amounts do not represent exposure to credit loss. The Bank controls the credit risk of their interest rate cap agreements through credit approvals, limits, and monitoring procedures.

           The Bank generally requires collateral or other security to support financial instruments with credit risk.

                                                             Contract or
                                                           Notional Amount
                                                         --------------------
                                                         1998            1997
                                                         ----            ----

             Financial instruments whose contract
              amount represent credit risk:
               Commitments to extend credit           $4,516,181      $  484,535
                                                      ==========      ==========

             Unused lines of credit                   $3,017,879      $3,300,876
                                                      ==========      ==========

             Standby letters of credit and
              commercial letters of credit            $  218,016      $  212,768
                                                      ==========      ==========

             Construction lines                       $  239,093      $  596,808
                                                      ==========      ==========

             Home equity lines                        $1,142,764      $1,123,557
                                                      ==========      ==========

           Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee.

           Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the counter-party. Collateral held varies but may include real estate, accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.

           Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

           The Bank enters into a variety of interest rate contracts, including interest rate caps and floors written on adjustable rate loans in managing its interest rate exposure. Interest rate caps and floors on loans, written by the Bank enables customers to transfer, modify, or reduce their interest rate risk.


Note 11.   Commitments and Contingencies

           In the normal course of business, the Bank is involved in various legal proceedings. In the opinion of management, after consulting with the Bank's legal counsel, any liability resulting from such proceedings would not have a material adverse effect on the Bank's financial statements.


Note 12.    Fair Values of Financial Instruments

           The estimated fair values of the Bank's financial instruments at December 31, 1998 are as follows:

                                                                   Estimated
                                                   Carrying          Fair
                                                    Amount           Value
                                                   --------        ---------

             Financial assets:

             Cash and cash equivalents            $ 7,548,180      $ 7,548,180
             Securities available-for-sale         20,174,402       20,174,402
             Federal Home Loan Bank stock             277,800          277,800
             Loans, net                            67,989,836       68,273,428
             Accrued interest receivable              724,032          724,032

             Financial liabilities:

             Deposits                              86,401,587       86,875,826
             Borrowed funds                         1,546,099        1,530,727
             Accrued interest payable                 113,880          113,880

           The estimated fair values of the Bank's financial instruments at December 31, 1997 are as follows:

                                                                     Estimated
                                                     Carrying          Fair
                                                      Amount           Value
                                                     --------        ---------

             Financial assets:

             Cash and cash equivalents             $ 4,451,483      $ 4,451,483
             Securities available-for-sale          17,888,247       17,888,247
             Federal Home Loan Bank stock              263,200          263,200
             Loans, net                             66,760,449       67,143,079
             Accrued interest receivable               687,408          687,408

             Financial liabilities:

             Deposits                               82,432,372       82,565,542
             Accrued interest payable                  119,205          119,205

           The estimated fair values of deferred fees on commitments to extend credit and letters of credit were immaterial at December 31, 1998 and 1997.

           The carrying amounts in the preceding table are included in the balance sheets under the applicable captions.


Note 13.   Transactions with Related Parties

           The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties), all of which have been, in the opinion of management, on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others.

           Aggregate loan transactions with related parties as of December 31 were as follows:

                                              1998          1997
                                              ----          ----

             Balance, beginning            $  41,611      $ 60,269
             New loans                       287,753        23,079
             Repayments                     (226,296)      (41,737)
                                           ---------      --------

             Balance, ending               $ 103,068      $ 41,611
                                           =========      ========

           Total deposits of related parties approximated $831,418 and $813,720 at December 31, 1998 and 1997.

Note 14.   Restrictions on Cash and Due From Banks

           The Bank is required to maintain reserve balances in cash with Federal Reserve Banks. The totals of those reserve balances were approximately $418,000 and $363,000 at December 31, 1998 and 1997, respectively. In addition, the Bank was required to maintain contracted clearing balances of $150,000 at December 31, 1998 and 1997, respectively.


Note 15.   Regulatory Matters

           The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

           Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

           As of December 31, 1998, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier
           I risk-based, and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Institution's category.

           The Bank's actual capital amounts (000's omitted) and ratios are also presented in the table.

                                                                                Minimums
                                                                               To be Well
                                                         Minimums           Capitalized Under
                                                        For Capital         Prompt Corrective
                                                     Adequacy Purposes:     Action Provisions:
                                          Actual     ------------------     ------------------
                             Amount       Ratio       Amount     Ratio      Amount      Ratio
                             ------       ------      ------     -----      ------      -----

As of December 31, 1998:
  Total capital (to
   risk weighted
   assets)                   $11,219      16.02%      $5,602      8.0%      $7,003      10.0%
  Tier I capital
   (to risk weighted
   assets)                   $10,342      14.77%      $2,801      4.0%      $4,202       6.0%
  Tier I capital
   (to average
   assets)                   $10,342      10.37%      $3,990      4.0%      $4,988       5.0%

As of December 31, 1997:
  Total capital (to
   risk weighted
   assets)                   $10,433      15.40%      $5,419      8.0%      $6,773      10.0%
  Tier I capital
   (to risk weighted
   assets)                   $ 9,584      14.15%      $2,709      4.0%      $4,064       6.0%
  Tier I capital
   (to average
   assets)                   $ 9,584      10.23%      $3,749      4.0%      $4,686       5.0%

Note 16.   Common Stock

           The common stock of the Bank is not listed on any exchange. The Bank is its own transfer agent. The approximate range of the high and low bid prices for the Bank's common stock has been as follows:

                                     1998                    1997
                               ----------------        ----------------
                               High         Low        High         Low
                               ----         ---        ----         ---

             1st Qtr.         $59.00      $58.00      $43.00      $43.00
             2nd Qtr.         $66.00      $61.00      $45.00      $45.00
             3rd Qtr.         $90.00      $53.00      $49.00      $40.00
             4th Qtr.         $72.00      $70.00      $58.00      $50.00

           Cash dividends were declared in 1998, 1997, and 1996 in the amounts of $2.25, $2.00, and $1.65 per share payable to stockholders of record as of February 16, 1999, February 16, 1998, and February 17, 1997, respectively.

Note 17.   Quarterly Financial Data (Unaudited)

           A summary of financial data for the four quarters of 1998, 1997, and 1996 is presented below:

                                                            Quarters in 1998 ended
                                           -------------------------------------------------------
                                           March 31        June 30         Sept. 30        Dec. 31
                                           --------        -------         --------        -------

             Operating income             $2,054,942      $2,131,529      $2,171,098      $2,278,862
             Operating expenses            1,833,519       1,815,935       1,904,795       1,980,698
                                          ----------      ----------      ----------      ----------

             Net income                   $  221,423      $  315,594      $  266,303      $  298,164
                                          ==========      ==========      ==========      ==========

             Earnings per common share         $1.46           $2.08           $1.75           $1.96
                                          ==========      ==========      ==========      ==========

                                                            Quarters in 1997 ended
                                           -------------------------------------------------------
                                           March 31        June 30         Sept. 30        Dec. 31
                                           --------        -------         --------        -------

             Operating income             $1,951,527      $2,021,343      $2,043,330      $2,215,669
             Operating expenses            1,733,529       1,737,043       1,831,474       1,920,437
                                          ----------      ----------      ----------      ----------

             Net income                   $  217,998      $  284,300      $  211,856      $  295,232
                                          ==========      ==========      ==========      ==========

             Earnings per common share         $1.43           $1.87           $1.39           $1.95
                                          ==========      ==========      ==========      ==========

                                                            Quarters in 1996 ended
                                           -------------------------------------------------------
                                           March 31        June 30         Sept. 30        Dec. 31
                                           --------        -------         --------        -------

             Operating income             $1,876,851      $1,909,971      $1,941,268      $2,047,946
             Operating expenses            1,682,464       1,651,035       1,718,500       1,805,920
                                          ----------      ----------      ----------      ----------

             Net income                   $  194,387      $  258,936      $  222,768      $  242,026
                                          ==========      ==========      ==========      ==========

             Earnings per common share         $1.28           $1.70           $1.47           $1.59
                                          ==========      ==========      ==========      ==========

Note 18.   Other Income and Other Expenses

           The components of other income and other expenses which are in excess of one percent of total revenues are as follows:

                                                        1998            1997            1996
                                                        ----            ----            ----

             Income
               NSF charges                           $  364,824      $  311,341      $  234,189
               Trust income                             113,250          85,911          80,000
               Gain on pension termination                  -0-             -0-         166,543
               Commissions, fees, and collections       112,415         131,053          79,463
               Other                                    152,867         153,507         130,946
                                                     ----------      ----------      ----------

                                                     $  743,356      $  681,812      $  691,141
                                                     ==========      ==========      ==========

             Expenses
               Employee group insurance              $  136,770      $  131,198      $  133,441
               Employer's FICA expense                  100,430          98,699          89,549
               Depreciation - Furniture
                and fixtures                            159,549         134,535         137,501
               Equipment maintenance contracts          102,214          93,764         101,961
               Postage                                   86,199          78,389          71,486
               Other outside services                    78,815          75,506         102,952
               Directors' fees                           87,400          86,400          85,000
               Other                                  2,463,059       2,375,033       2,180,040
                                                     ----------      ----------      ----------

                                                     $3,214,436      $3,073,524      $2,901,930
                                                     ==========      ==========      ==========


Note 19.   Reclassifications

           Certain amounts in the 1997 and 1996 financial statements have been reclassified to conform to the current year presentation.

                                                                   APPENDIX A

                            AFFILIATION AGREEMENT


                                   BETWEEN


                           UNION BANKSHARES, INC.


                                     AND


                   CITIZENS SAVINGS BANK AND TRUST COMPANY


                        dated as of February 16, 1999

                              TABLE OF CONTENTS

BACKGROUND                                                                5
  Section 1.01   The Merger of Interim Bank with and into CSBT            6
  Section 1.02   Shareholder Agreements                                   6
  Section 1.03   Affiliate Letters                                        6
  Section 1.04   Stock Registration Agreement                             7
  Section 1.05   Closing; Certificate of Merger                           7

ARTICLE II
  REPRESENTATIONS AND WARRANTIES OF CSBT                                  8
  Section 2.01   Organization                                             8
  Section 2.02   Capitalization                                           8
  Section 2.03   Corporate Authority; No Violation                        9
  Section 2.04   Consents and Approvals                                  11
  Section 2.05   Regulatory Reports and Financial Statements             11
  Section 2.06   Taxes                                                   12
  Section 2.07   No Material Adverse Change                              12
  Section 2.08   Contracts                                               12
  Section 2.09   Ownership of Property                                   13
  Section 2.10   Loans                                                   14
  Section 2.11   Allowance for Possible Loan Losses                      14
  Section 2.12   Employee Benefit Plans; ERISA                           15
  Section 2.13   Labor Matters                                           16
  Section 2.14   Brokers and Finders                                     17
  Section 2.15   Certain Accounting Matters                              17
  Section 2.16   Real Estate Owned                                       17
  Section 2.17   Legal Proceedings                                       18
  Section 2.18   Compliance with Laws                                    18
  Section 2.19   Insurance                                               19
  Section 2.20   Repurchase Agreements                                   19
  Section 2.22   Environmental Matters                                   19
  Section 2.23   Certain Information                                     20
  Section 2.24   Administration of Trust Accounts                        20
  Section 2.25   Information in Applications                             21
  Section 2.26   Accounting, Tax and Regulatory Matters                  21
  Section 2.27   Derivative Transactions                                 21
  Section 2.28   Year 2000                                               21
  Section 2.29   Related Party Transactions                              22
  Section 2.30   Quality of Representations                              22

ARTICLE III
  REPRESENTATIONS AND WARRANTIES OF UBI                                  22
  Section 3.01   Organization                                            22
  Section 3.02   Capitalization                                          23
  Section 3.03   Corporate Authority; No Violation                       24
  Section 3.04   Consents and Approvals                                  25
  Section 3.05   Regulatory Reports and Financial Statements             26
  Section 3.06   Taxes                                                   26
  Section 3.07   No Material Adverse Change                              27
  Section 3.08   Ownership of Property                                   27
  Section 3.09   Loans                                                   27
  Section 3.10   Allowance for Possible Loan Losses                      28
  Section 3.11   Employee Benefit Plans; ERISA                           28
  Section 3.12   Brokers and Finders                                     30
  Section 3.13   Certain Accounting Matters                              30
  Section 3.14   Legal Proceedings                                       30
  Section 3.15   Compliance with Laws                                    31
  Section 3.16   Insurance                                               31
  Section 3.17   Deposit Insurance; No Brokered Deposits                 31
  Section 3.18   Environmental Matters                                   31
  Section 3.19   Certain Information                                     32
  Section 3.20   Information in Applications                             32
  Section 3.21   Accounting, Tax and Regulatory Matters                  33
  Section 3.22   Year 2000                                               33
  Section 3.23   Quality of Representations                              33

ARTICLE IV

  COVENANTS                                                              33
  Section 4.01   Shareholders' Meetings                                  33
  Section 4.02   Proxy Statement; Registration Statement                 34
  Section 4.03   Applications                                            34
  Section 4.04   Best Efforts                                            35
  Section 4.05   Investigation and Confidentiality                       35
  Section 4.06   Publicity                                               36
  Section 4.07   Covenants of CSBT                                       36
  Section 4.08   Covenants of UBI                                        39
  Section 4.09   Affiliates                                              40
  Section 4.10   Boards of Directors                                     41
  Section 4.11   Management; Employees; Employee Benefits                41
  Section 4.12   Listing of UBI Common Stock                             42

  Section 4.13   Reservation of Right to Revise Transaction              42

ARTICLE V

  CONDITIONS PRECEDENT                                                   43
  Section 5.01   Conditions Precedent - Mutual                           43
  Section 5.02   Conditions Precedent - UBI                              45
  Section 5.03   Conditions Precedent - CSBT                             46

ARTICLE VI

  TERMINATION, WAIVER AND AMENDMENT                                      47
  Section 6.01   Termination                                             47
  Section 6.02   Effect of Termination                                   48
  Section 6.03   Termination Fee                                         49
  Section 6.04   Survival of Representations, Warranties and Covenants   50
  Section 6.05   Waiver    50
  Section 6.06   Indemnification and Directors' and Officers'
                  Liability Insurance                                    50

ARTICLE VII

  DEFINITIONS                                                            52
  Section 7.01   Definitions                                             52

ARTICLE VIII

  MISCELLANEOUS                                                          58
  Section 8.01   Expenses                                                58
  Section 8.02   Entire Agreement                                        58
  Section 8.03   No Third Party Beneficiaries                            59
  Section 8.04   No Assignment                                           59
  Section 8.05   Notices                                                 59
  Section 8.06   No Employment Solicitation                              60
  Section 8.07   Captions                                                60
  Section 8.08   Counterparts                                            60
  Section 8.09   Governing Law                                           60
  Section 8.10   Construction and Interpretation                         61
  Section 8.11   Effect of Investigations                                61
  Section 8.12   Severability                                            61
  Section 8.13   Amendment or Supplement                                 61

      THIS AFFILIATION AGREEMENT dated as of February 16, 1999 is made by and between Union Bankshares, Inc. ("UBI"), a Vermont corporation, having its principal place of business at 20 Main Street, Morrisville, Vermont 05661, and Citizens Savings Bank and Trust Company ("CSBT"), a Vermont-chartered commercial bank, having its principal place of business at 61 Railroad Street, St. Johnsbury, Vermont 05819.

                                 BACKGROUND

      1. UBI, and CSBT desire to effect an affiliation pursuant to which CSBT will become a wholly-owned subsidiary of UBI, through a merger of CSBT with an interim Vermont-chartered commercial bank to be organized by UBI as a wholly-owned subsidiary for the sole purpose of accomplishing the affiliation ("Interim Bank") under the Articles of Association and name of CSBT, all in accordance with the terms and conditions set forth herein and in the Agreement and Plan of Merger to be executed by and among CSBT, Interim Bank and UBI, substantially in the form attached as Exhibit A (the "Plan of Merger").

      2. At or prior to the execution and delivery of this Agreement, and as a condition and inducement to UBI's execution of this Agreement, the directors, executive officers and 5% or more shareholders of CSBT have executed, in favor of UBI, a Shareholder Agreement dated the date hereof in the form attached hereto as Exhibit B (the "CSBT Shareholder Agreement").

      3. At or prior to the execution and delivery of this Agreement, and as a condition and inducement to CSBT's execution of this Agreement, the directors, executive officers and 5% or more shareholders of UBI have executed, in favor of CSBT, a Shareholder Agreement dated the date hereof in the form attached hereto as Exhibit C (the "UBI Shareholder Agreement").

      4. UBI and CSBT desire to provide the terms and conditions that will govern their proposed affiliation.

      Capitalized terms not otherwise defined herein are defined in Article VII of this Agreement.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1.01  The Merger of Interim Bank with and into CSBT

      Subject to the terms and conditions of this Agreement, the Plan of Merger and the provisions of applicable federal and state law, Interim Bank will merge with and into CSBT, with CSBT being the surviving corporation (sometimes hereafter referred to as the "Continuing Bank"), pursuant to provisions of, and with the effect provided in, the VBL and the Plan of Merger. The Plan of Merger provides for the terms and conditions of the Merger, including but not limited to the conversion and exchange of CSBT Common Stock into UBI Common Stock and the exercise of dissenters' rights by CSBT shareholders under Section 1006 of the VBL, all of which terms and provisions are incorporated herein and made a part of this Agreement by reference, whether or not the Plan of Merger is executed on or subsequent to the date hereof. As a result of the Merger, CSBT shall become a wholly owned subsidiary of UBI and the holders of CSBT Common Stock, other than such holders who have exercised their dissenters' rights under the VBL, shall become holders of UBI Common Stock.

Section 1.02  Shareholder Agreements

      (a) CSBT Shareholder Agreement. As a condition to, and in consideration of, UBI's obligations hereunder, each CSBT director, executive officer and beneficial owner of 5% or more of the outstanding CSBT Common Stock has executed and delivered to UBI a Shareholder Agreement in the form attached hereto as Exhibit B, pursuant to which such Person has agreed to vote all shares of CSBT Common Stock beneficially owned by such Person in favor of the Merger.

      (b) UBI Shareholder Agreement. As a condition to, and in consideration of, CSBT's obligations hereunder, each UBI director, executive officer and, except as otherwise set forth on the UBI Disclosure Schedules, each beneficial owner of 5% or more of the outstanding UBI Common Stock has executed and delivered to CSBT a Shareholder Agreement in the form attached hereto as Exhibit C, pursuant to which each such Person has agreed to vote all shares of UBI Common Stock beneficially owned by such Person in favor of a charter amendment increasing UBI's authorized Common Stock in order to provide a sufficient number of shares to effect the Merger.

Section 1.03  Affiliate Letters

      (a) CSBT Affiliate Letters. CSBT will identify in writing to UBI, after consultation with counsel and within fifteen (15) days after execution of the Agreement, all Persons it believes may be deemed to be "affiliates" of CSBT, as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 under the Securities Act and SEC Accounting Series Releases Nos. 130 and 135 (the "CSBT Affiliates"). CSBT will use all reasonable efforts to cause each Person who is identified as a CSBT Affiliate to deliver to UBI at least forty(40) days prior to the anticipated Effective Time an executed copy of the CSBT Affiliate Letter in the form attached as Exhibit D. Prior to the Effective Time, CSBT will amend and supplement its written list of CSBT Affiliates as circumstances warrant and use all reasonable efforts to cause each additional person who is identified as a CSBT Affiliate to execute a copy of the CSBT Affiliate Letter.

      (b) UBI Affiliate Letters. UBI will identify in writing to CSBT, after consultation with counsel and within fifteen (15) days after execution of this Agreement, all Persons it believes may be deemed to be "affiliates" of UBI, as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 under the Securities Act and SEC Accounting Series Releases Nos. 130 and 135 (the "UBI Affiliates"). UBI will use all reasonable efforts to cause each Person who is identified as a UBI Affiliate to deliver to CSBT at least forty(40) days prior to the anticipated Effective Time an executed copy of the UBI Affiliate Letter in the form attached as Exhibit E. Prior to the Effective Time, UBI will amend and supplement its written list of UBI Affiliates as circumstances warrant and use all reasonable efforts to cause each additional person who is identified as a UBI Affiliate to execute a copy of the UBI Affiliate Letter.

      (c) Publication of Combined Financial Results. UBI will use its best efforts to publish promptly following the end of the first whole calendar month after the Effective Time, financial results covering at least thirty
(30) days of post-Merger combined operations, as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

Section 1.04  Stock Registration Agreement

      UBI and certain Affiliates of CSBT shall enter into a Stock Registration Agreement in the form attached hereto as Exhibit F, pursuant to which UBI will agree to register for resale by such Affiliates up to 150,000 shares of UBI Common Stock, upon and subject to the terms and conditions specified therein.

Section 1.05  Closing; Certificate of Merger

      The transactions contemplated by the Transaction Documents shall be consummated at a closing to be held at such location as the parties shall agree on the fifth business day following satisfaction of the conditions to consummation of the Merger set forth in Article

5 hereof or such other date as may be agreed upon by the parties hereto (the "Closing Date"). In connection with such Closing, UBI, Interim Bank and CSBT shall execute a certificate of merger and shall cause such certificate to be filed with the Vermont Department and the Vermont Secretary of State in accordance with the VBL. The Merger shall be effective at the time and on the date specified in such certificate of merger (the "Effective Time").

                                 ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF CSBT

      CSBT hereby represents and warrants to UBI that, except as specifically set forth in the CSBT Disclosure Schedules delivered to UBI on the date hereof:

Section 2.01  Organization

      (a) Organization and Qualification. CSBT is a Vermont-chartered commercial bank duly organized, validly existing and in good standing under
the laws of the State of Vermont.   CSBT has the corporate power and authority
to carry on its business and operations as now being conducted and to own and operate its properties and assets. CSBT is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business, except where the failure to be so qualified would not have a material adverse effect on CSBT.

      (b) Subsidiaries and Parent Companies. CSBT has no Subsidiaries and is not under the control of any bank holding company, within the meaning of the BHC Act.

      (c) Record Books. The minute books of CSBT accurately record, in all material respects, all material corporate actions of CSBT's shareholders and board of directors (including committees) through the date of this Agreement.

      (d) Charter and By-Laws. CSBT has delivered to UBI true and correct copies of the Articles of Association and By-Laws of CSBT, as in effect on the date hereof.

Section 2.02  Capitalization

      (a) Authorized Stock. The authorized capital stock of CSBT consists of 304,000 shares of common stock, with a par value of $1.00 ("CSBT Common
Stock"), of which 152,000 shares were outstanding, validly issued, fully paid and nonassessable and not subject to any preemptive rights as of December 31, 1998 and as of the date hereof. CSBT has no other authorized classes of capital stock.

      (b) Options, Rights, Etc. CSBT does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or other agreements of any character requiring CSBT to issue, deliver or sell, or cause to be issued, delivered or sold any shares of CSBT Common Stock or any other equity or debt security of CSBT or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive, any shares of CSBT Common Stock or any other equity or debt security of CSBT, or obligating CSBT to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights, or agreements. As of the date hereof, there are no outstanding contractual obligations of CSBT to repurchase, redeem or otherwise reacquire any outstanding shares of CSBT Common Stock. CSBT has not repurchased, redeemed or otherwise reacquired any shares of CSBT Common Stock at any time since December 31, 1996.

      (c) Debt Securities. CSBT does not have outstanding any debentures, capital notes or other debt securities.

      (d) Ownership of Other Companies. CSBT does not own any equity interest, directly or indirectly, in any other company nor does it control any other company, except for equity interests held as a legal investment of CSBT in its investment securities portfolio, equity interests held by CSBT in a fiduciary capacity, and equity interests held as collateral in connection with the commercial loan activities of CSBT. CSBT does not own or hold any outstanding subscriptions, options, warrants, calls, commitments, agreements or other rights to acquire any other company's capital stock or other equity interests in any other Person.

      (e) Significant Shareholders. Except as set forth in the CSBT Disclosure Schedules, to the best knowledge of CSBT, (i) no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of CSBT Common Stock, and (ii) each such 5% or more shareholder has or will execute the CSBT Shareholder Agreement on or as of the date of this Affiliation Agreement.

Section 2.03  Corporate Authority; No Violation

      (a) Corporate Authority. CSBT has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to consummate the transactions contemplated by the Transaction Documents. The execution and delivery of the Transaction Documents by CSBT and the consummation by CSBT of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of CSBT and, except for approval by the shareholders of CSBT as required under the VBL and CSBT's Articles of Association and By-Laws, no other corporate proceedings on the part of CSBT are necessary to consummate the transactions contemplated in the Transaction Documents. This Agreement has been, and upon their execution the other Transaction Documents will be, duly and validly executed and delivered by CSBT, subject only to approval of the shareholders of CSBT as required under the VBL and CSBT's Articles of Association and By-Laws and to receipt of the Regulatory Approvals referred to in Section 3.04, and each such Transaction Document constitutes, or upon its execution will constitute, the valid and binding obligation of CSBT, enforceable against CSBT in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting depository institutions and creditors' rights generally and subject, as to enforceability, to general principles of equity.

      (b) No Violation. Subject to receipt of CSBT shareholder approval and to receipt of the Regulatory Approvals referred to in Section 3.04 and compliance with any conditions contained therein, neither (i) the execution and delivery of the Transaction Documents by CSBT, (ii) the consummation of the transactions contemplated in the Transaction Documents, nor (iii) compliance by CSBT with any of the terms or provisions of the Transaction Documents, does or will (A) conflict with or result in a breach of any provision of the Articles of Association or By-Laws of CSBT; (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CSBT or any of its properties or assets; or (C) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of CSBT under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which CSBT is a party, or by which it or any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not result in a Material Adverse Change with respect to CSBT or impair the ability of CSBT to perform any of its material obligations under this Agreement.

Section 2.04  Consents and Approvals

Except for the Regulatory Approvals referred to in Section 3.04 hereof and compliance with any conditions contained therein, and the approval of this Agreement and the Plan of Merger by the shareholders of CSBT under the VBL, no consents or approvals of, or filings or registrations with, any Regulatory Authority are necessary, and no consents or approvals of any third parties are now, or will be, necessary in connection with (i) the execution and delivery of the Transaction Documents by CSBT; (ii) the consummation by CSBT of the transactions contemplated by the Transaction Documents; or (iii) compliance by CSBT with the terms and provisions of the Transaction Documents. CSBT has no reason to believe that any required Regulatory Approvals will not be received or will be received with materially burdensome conditions, limitations or restrictions unacceptable to the parties hereto or which would adversely impact CSBT's ability to consummate the transactions contemplated by this Agreement.

Section 2.05  Regulatory Reports and Financial Statements

      (a) CSBT Regulatory Reports. CSBT has previously delivered, or will deliver, to UBI the CSBT Regulatory Reports. The CSBT Regulatory Reports have been, or will be, prepared in accordance with applicable regulatory accounting principles and practices applied on a consistent basis throughout the periods covered by such reports, and fairly present, or will fairly present, the financial position, results of operations and changes in shareholder's equity of CSBT as of and for the periods ended on the dates thereof.

      (b) CSBT Financials. CSBT has previously delivered, or will deliver to UBI the CSBT Financials. The CSBT Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, and fairly present, or will fairly present, the financial position, results of operations and cash flows of CSBT as of and for the periods ended or ending on the dates thereof.

      (c) No Undisclosed Liabilities. At the date of each balance sheet included in the CSBT Financials, CSBT did not, or will not, have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such CSBT Financials or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for (i) liabilities, obligations and loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice and (ii) in the case of any unaudited statements, normal, recurring audit adjustments and the absence of footnotes.

Section 2.06  Taxes

      (a) Tax Filings. CSBT has duly filed, and will timely file, in correct form all federal, state, local and foreign Tax Returns required to be filed by or with respect to CSBT on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all Taxes of whatever nature which have been incurred by or are due or claimed to be due from CSBT by any taxing authority on or prior to the Closing Date, other than Taxes which (i) are not delinquent or are being contested in good faith and (ii) have not been finally determined.

      (b) No Audits. No Tax Return of CSBT is now under examination or subject to audit by any applicable taxing authority. There are no liens for Taxes (other than current Taxes not yet due and payable) on any of the assets of CSBT.

      (c) Provisions for Taxes. Adequate provision has been made in the CSBT Financials for all Taxes of CSBT of whatever nature in respect of all periods through the date hereof.

Section 2.07  No Material Adverse Change

      CSBT has not suffered any Material Adverse Change since December 31,
1997.

Section 2.08  Contracts

      (a) Compensatory Arrangements; Other Obligations. Except as described in the CSBT Disclosure Schedules, CSBT is not a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director or employee of CSBT, except for "at will" arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of CSBT; (iii) any collective bargaining agreement with any labor union relating to employees of CSBT; (iv) any contract or instrument evidencing indebtedness for borrowed money in excess of $50,000, or any contract or agreement of purchase, conditional sale, lease, lease-purchase, guaranty or otherwise, in respect of which CSBT is an obligor to any person, which instrument evidences any payment obligation of CSBT in an aggregate amount in excess of $25,000 (but not including deposits, repurchase agreements, bankers acceptances and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or FHLB advances), or which contains financial covenants or other restrictions which would be applicable on or after the Closing Date to UBI; (v) any contract (other than the Transaction Documents) limiting the freedom of CSBT to engage in any type of banking or bank-related business permissible under law; or (vii) any contract, plan or arrangement which provides for payments or benefits in certain circumstances which, together with other payments or benefits payable to any participant therein or party thereto, might render any portion of any such payments or benefits subject to disallowance of deduction therefor as a result of the application of Section 280G of the Code.

      (b) Copies of Contracts. CSBT has furnished to UBI true and correct copies of agreements, plans, arrangements and instruments referred to in
Section 2.08(a). All such agreements, plans, arrangements and instruments are in full force and effect on the date hereof and neither CSBT nor, to the knowledge of CSBT, any other party to any such contract, plan, arrangement or instrument, has breached any provision thereof, or is in default in any material respect thereunder.

      (c) Certain Contracts. No contract, agreement, plan or arrangement to which CSBT is a party or by which it is bound provides for (i) acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of CSBT; or (ii) a benefit in the form of CSBT Common Stock or determined by reference to the value of CSBT Common Stock.

Section 2.09  Ownership of Property

      CSBT has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected in the CSBT Financials as of September 30, 1998 or acquired after such date, except (i) liens for current taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of CSBT's banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are customary under local practice or are not material in character, amount or extent, and (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business. CSBT, as lessee, has the right under valid and subsisting leases of all properties not owned by CSBT and used by it in the conduct of its banking business, to occupy and use all such properties as presently occupied and used by it. Each of the real properties used by CSBT has been maintained in all material respects in good condition and is suitable for its current use by CSBT. Each of such properties conforms in all material respects to currently applicable ordinances, regulations and zoning requirements and, if required, is occupied pursuant to a certificate of occupancy authorizing its current use. Since September 30, 1998, none of such properties which are material to the operation of CSBT has been materially damaged by fire, storm or other identifiable event or other act of God, except to the extent that any property owned or leased by CSBT, if so damaged, is insured to the extent necessary to satisfactorily repair the damaged premises.

Section 2.10  Loans

      (a) Documentation, Security and Validity. To the best knowledge of CSBT, each loan reflected as an asset in the CSBT Financials (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, and (iv) is not subject to any defense, offset or counterclaim. All loans and extensions of credit made by CSBT that are subject to Regulation O of the FRB comply therewith.

      (b) Loan Classification. The classification on the books and records of CSBT of loans as nonaccrual, troubled debt restructuring, in-substance foreclosure or other real estate owned, or other similar classification, complies in all material respects with generally accepted accounting principles and applicable regulatory accounting policy or principles.

Section 2.11  Allowance for Possible Loan Losses

      In the opinion of management of CSBT, the allowance for possible loan or credit losses shown on the most recent balance sheet of CSBT included in the most recent CSBT Financials dated prior to the date of this Agreement was, and the allowance for possible loan or credit losses shown on the balance sheets of CSBT included in the CSBT Financials as of dates subsequent to the execution of this Agreement will be, as of the respective dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables ) of CSBT and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by CSBT as of the respective dates thereof, except where the failure of such allowance to be so adequate is not reasonably likely to result in a Material Adverse Change, with respect to CSBT. Since December 31, 1995, no Regulatory Authority has requested, in writing, that CSBT increase its allowance for loan and credit losses, which request has not been responded to in a manner satisfactory to such regulatory authority.

Section 2.12  Employee Benefit Plans; ERISA

      (a) CSBT Plans. CSBT has listed on the CSBT Disclosure Schedules each CSBT Plan.

      (b) Copies of Documents. With respect to each CSBT Plan, CSBT has made available to UBI true and complete copies of each of the following documents:
(1) the CSBT Plan and related documents (including all amendments thereto and related trust documents); (2) the most recent annual reports, financial statements, and actuarial reports, if any; (3) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such CSBT Plan; and (4) the most recent determination letter received from the IRS with respect to each CSBT Plan that is intended to be qualified under the Code.

      (c) No Title IV ERISA Liability. Except as shown on the CSBT Disclosure Schedule, no liability under Title IV of ERISA has been incurred by CSBT since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to CSBT of incurring a liability under such Title.

      (d) No Prohibited Transactions. Neither CSBT, nor any of the CSBT Plans, nor any trust created thereunder, nor, to the best knowledge of CSBT any trustee or administrator thereof, has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which CSBT could, either directly or indirectly, incur a material liability or cost.

      (e) Certain Payments. CSBT has made, or will make, full payment in accordance with Section 404(a)(6) of the Code, of all amounts that CSBT is required to pay under Section 412 of the Code or under the terms of the CSBT Plans.

      (f) Plan Termination; Reportable Events. The termination of CSBT's defined benefit pension plan as of February 15, 1996 constituted a "standard termination" of such CSBT plan under Section 4042(b) of ERISA and no additional contributions were required to be made by CSBT in connection with such termination. All liabilities to participants in connection with the terminated defined benefit pension plan have been satisfied in full and no adverse claim or demand has been made, or to the best knowledge of CSBT is threatened, by or on behalf of any plan participant, the IRS, the United States Department of Labor or the Pension Benefit Guaranty Corporation in connection with such plan termination. No reportable event under Section 4043 of ERISA has occurred with respect to any CSBT Plan on or before the Closing Date other than (i) termination of CSBT's defined benefit pension plan, (ii) any reportable event occurring by reason of the transactions contemplated by this Agreement or (iii) a reportable event for which the requirement of notice to the Pension Benefit Guaranty Corporation has been waived.

      (g) No Multiemployer Plans, Etc.. None of the CSBT Plans is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, a "multiple employer welfare arrangement," as such term is defined in
Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

      (h) Tax Qualification. A favorable determination letter has been issued by the IRS with respect to each CSBT Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified and each such CSBT Plan satisfies the requirements of Section 401(a) of the Code in all material respects. Each CSBT Plan has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

      (i) No Actions or Claims. There are no actions, suits or claims pending, or, to the knowledge of CSBT, threatened or anticipated (other than routine claims for benefits) against any CSBT Plan, the assets of any CSBT Plan or against CSBT with respect to any CSBT Plan, including a plan termination. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any CSBT Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or threatened audits, examinations or investigations by any governmental body, commission or agency involving any CSBT Plan.

Section 2.13  Labor Matters

      CSBT is not a party to any labor agreement with any labor organization, group or association and CSBT is in material compliance with all applicable laws respecting employment practices, terms and conditions of employment and wages and hours and has not engaged in any unfair labor practice. CSBT has not experienced any attempt by organized labor or its representatives to make CSBT conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of CSBT. There is no unfair labor practice charge or other claim or complaint by any employee or former employee of CSBT against it pending, or to the best knowledge of CSBT threatened, before any governmental agency arising out of CSBT's activities; there is no labor strike or labor disturbance pending or, to the best knowledge of CSBT threatened, against it; and CSBT has not experienced a work stoppage or other labor difficulty since January 1, 1996.

Section 2.14  Brokers and Finders

      Neither CSBT, nor any of its officers, directors, employees or agents, has employed any broker, finder or financial advisor or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by the Transaction Documents, except for CSBT's engagement or agreement to pay Has Associates Inc. a fee or commission, as disclosed in the CSBT Disclosure Schedules, which liability shall be the sole obligation of CSBT.

Section 2.15  Certain Accounting Matters

      CSBT has not, during the period since December 31, 1995, controlled expenses through elimination of employee benefits without providing comparable substitute benefits, deferral of routine maintenance of real property or leased premises, elimination of reserves where the liability related to such reserve has remained, reduction of capital improvements from previous levels, failure to depreciate capital assets in accordance with past practice or eliminate capital assets which are no longer used in the business of CSBT, capitalization of loan production expenses other than in accordance with FAS 91, extraordinary reduction or deferral of ordinary or necessary expenses, or over- or under-reserving for reasonably anticipated loan losses.

Section 2.16  Real Estate Owned

      (a) Title to REO. Except for liens, security interests, claims, charges, or such other encumbrances as have been appropriately reserved for in the CSBT Financials or are not material and are in the process of being cleared, title to the REO is good and marketable, and there are no adverse claims or encumbrances on the REO.

      (b) Insurance Claims. All title, hazard and other insurance claims and mortgage guaranty claims with respect to the REO have been timely filed and CSBT has not received any notice of denial of any such claim.

      (c) Lender in Possession. CSBT is in possession of all of the REO or, if any of the REO remains occupied by the mortgagor, eviction or summary proceedings have been commenced or rental arrangements providing for market rental rates have been agreed upon and CSBT is diligently pursuing such eviction or summary proceedings or such rental arrangements.

      (d) Legal Proceedings. No legal proceeding or quasi-legal proceeding is pending or, to the knowledge of CSBT, threatened concerning any REO, including claims under Environmental Laws.

      (e) No Environmental Hazards. CSBT is not aware of any condition at or upon any REO which constitutes a violation of any of the Environmental Laws.

Section 2.17  Legal Proceedings

      There are no actions, suits or proceedings instituted, pending or, to the best knowledge of CSBT, threatened against CSBT or against any asset, interest or right of CSBT, that might result in a Material Adverse Change with respect to CSBT. To the best knowledge of CSBT, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein. There are no actions, suits or proceedings instituted, pending or, to the best knowledge of CSBT, threatened against any present or former director or officer of CSBT that might give rise to a claim for indemnification, and, to the best knowledge of CSBT, there is no reasonable basis for any such action, suit or proceeding.

Section 2.18  Compliance with Laws

      CSBT is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and CSBT has not received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations. CSBT is not subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment of or with any Regulatory Authority which has not been lifted or dissolved, and has not received any communication requesting that it enter into any of the foregoing. Without limiting the generality of the foregoing, CSBT has timely filed all currency transaction reports required to be filed and taken all other actions required under the Currency and Foreign Transactions Reporting Act, as amended, codified at 31 U.S.C. ss. 5301 et seq., and its implementing regulations.

Section 2.19  Insurance

      CSBT currently maintains insurance in amounts reasonably necessary for its operations and, to the best knowledge of CSBT, similar in scope and coverage to that maintained by other entities similarly situated. CSBT has not received any advance notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, CSBT has not been refused any insurance coverage sought or applied for, and CSBT has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of CSBT.

Section 2.20  Repurchase Agreements

      With respect to all agreements pursuant to which CSBT has purchased securities subject to an agreement to resell, if any, CSBT has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

Section 2.21  Deposit Insurance; No Brokered Deposits

      The deposits of CSBT are insured under the Bank Insurance Fund of the FDIC in accordance with the FDIA, and CSBT has paid all assessments and filed all reports required by the FDIA. CSBT did not have as of December 31, 1997, and does not presently have, any brokered deposits within the meaning of 12 C.F.R. [SECTION] 337.6.

Section 2.22  Environmental Matters

      (a) Claims. Except for any violation, liability or noncompliance which has not resulted, or will not result, in a Material Adverse Change with respect to CSBT, to the best of CSBT's knowledge: (i) CSBT has not violated during the last five years or become liable under any Environmental Law; (ii) none of the properties owned or leased by CSBT (including, without limitation, soils and surface and ground waters) are contaminated with any hazardous substance; (iii) CSBT is not liable for any off-site contamination; and (iv) CSBT is, and during the last five years has been, in compliance with, all of its respective permits, licenses and other authorizations issued under any Environmental Laws. CSBT has no outstanding liabilities or obligations with respect to remediation efforts previously undertaken by CSBT for the removal of asbestos at any of its properties. For purposes of the foregoing, all references to "properties" include, without limitation, any owned real property or leased real property.

      (b) Notice of Violations. CSBT has not received any written notice of any legal, administrative, arbitration or other proceeding, claim or action and, to the knowledge of CSBT, there is no governmental investigation of any nature ongoing, in each case that could reasonably be expected to result in the imposition, on CSBT of any liability arising under any Environmental Law, which liability would result in a Material Adverse Change with respect to CSBT; to the best knowledge of CSBT, there are no facts or circumstances which could reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and CSBT is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

Section 2.23  Certain Information

      When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the later of the CSBT and UBI special shareholders' meetings to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by CSBT relating to CSBT, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and
(ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

Section 2.24  Administration of Trust Accounts

      CSBT has properly administered, in all respects material and which could reasonably be expected to be material to the business, operations, financial condition or future prospects of CSBT, all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, executor, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither CSBT, nor any director, officer or employee of CSBT has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations, financial condition or future prospects of CSBT and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

Section 2.25  Information in Applications

      All information concerning CSBT and its officers, directors and shareholders, included (or submitted for inclusion) in the applications for the Regulatory Approvals described in Section 3.04 hereof shall be true, correct and complete in all material respects.

Section 2.26  Accounting, Tax and Regulatory Matters

      CSBT has not taken or agreed to take any action, nor to the best of its knowledge is it aware, of any fact or circumstances that is reasonably likely to (i) prevent the Merger from qualifying for pooling of interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Regulatory Approvals referred to in Section 3.04 or result in the imposition of a materially burdensome condition or restriction with respect to any such Regulatory Approval.

Section 2.27  Derivative Transactions

      CSBT has not engaged in transactions in or involving forwards, futures, options on futures, swaps or other derivative instruments other than Federal Agency derivatives at any time since December 31, 1997.

Section 2.28  Year 2000

      CSBT has not received and does not reasonably expect to receive, a "Year 2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve's Supervision and Regulation Letter No. SR 98-3 (SUP), dated March 4,
1998). CSBT has disclosed to UBI a complete and accurate copy of CSBT's plan, including an estimate of the anticipated associated costs, for addressing the issues ("Year 2000 Issues") set forth in the statements of the Federal Financial Institutions Examination Council, dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect CSBT. Between the date of this Agreement and the Effective Time, CSBT shall use its reasonable best efforts to implement such plan.

Section 2.29  Related Party Transactions

      CSBT is not a party to any transaction (including any loan or other credit accommodation) with any Affiliate of CSBT other than transactions which
(a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of CSBT is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. CSBT has no reason to believe that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by CSBT is inappropriate.

Section 2.30  Quality of Representations

      No representations made by CSBT in this Agreement contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements made not misleading.

                                 ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF UBI

      UBI hereby represents and warrants to CSBT that, except as specifically set forth in the UBI Disclosure Schedules delivered to CSBT on the date hereof:

Section 3.01  Organization

      (a) Organization and Qualification of UBI. UBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Vermont. UBI is a bank holding company registered under the BHC Act. UBI has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate its properties and assets. UBI is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business, except where the failure to be so qualified would not have a material adverse effect on UBI.

      (b) Organization and Qualification of UB. UB is a Vermont-chartered commercial bank duly organized, validly existing and in good standing under the laws of the

State of Vermont.   UB has the corporate power and authority to carry on its
business and operations as now being conducted and to own and operate its properties and assets. UB is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business, except where the failure to be so qualified would not have a material adverse effect on UB.

      (c)  Subsidiaries.  UBI's sole Subsidiary is UB. UB has no Subsidiaries.

      (d) Record Books. The minute books of UBI accurately record, in all material respects, all material corporate actions of UBI's shareholders and Board of Directors (including committees) through the date of this Agreement.

      (e) Charter and By-Laws. UBI has delivered to CSBT true and correct copies of the Articles of Association and By-Laws of UBI, as in effect on the date hereof.

Section 3.02  Capitalization

      (a) Authorized Stock. The authorized capital stock of UBI consists of 2,400,000 shares of common stock, with a par value of $2.00 ("UBI Common Stock"), of which 2,034,140 shares were outstanding, validly issued, fully paid and nonassessable and not subject to any preemptive rights as of December 31, 1998 and as of the date hereof. UBI has no other authorized classes of capital stock.

      (b) Options, Rights, Etc. Except for employee stock options listed in the UBI Disclosure Schedules, UBI does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments, rights agreements or other agreements of any character requiring UBI to issue, deliver or sell, or cause to be issued, delivered or sold any shares of UBI Common Stock or any other equity or debt security of UBI or any securities convertible into, exchangeable for or representing the right to subscribe for, purchase or otherwise receive, any shares of UBI Common Stock or any other equity or debt security of UBI, or obligating UBI to grant, extend or enter into any such subscriptions, options, warrants, calls, commitments, rights, or agreements. As of the date hereof, there are no outstanding contractual obligations of UBI to repurchase, redeem or otherwise reacquire any outstanding shares of UBI Common Stock. Except as otherwise set forth in the UBI Disclosure Schedules, UBI has not repurchased, redeemed or otherwise reacquired any shares of UBI Common Stock at any time since December 31, 1996.

      (c) Debt Securities. UBI does not have outstanding any debentures, capital notes or other debt securities.

      (d) Ownership of Other Companies. UBI does not own any equity interest, directly or indirectly, in any other company nor does it control any other company, except for (i) its ownership of all of the outstanding capital stock of UB, (ii) equity interests held as a legal investment of UBI in its investment securities portfolio, (iii) equity interests held by UBI in a fiduciary capacity, and (iv) equity interests held as collateral in connection with the commercial loan activities of UBI. UBI does not own or hold any outstanding subscriptions, options, warrants, calls, commitments, agreements or other rights to acquire any other company's capital stock or other equity interests in any other Person.

      (e) Significant Shareholders. Except as set forth in the UBI Disclosure Schedules, to the best knowledge of UBI, (i) no person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of UBI Common Stock, and (ii) except as otherwise set forth on the UBI Disclosure Schedules, each such 5% or more shareholder has or will execute the UBI Shareholder Agreement on or as of the date of this Affiliation Agreement.

Section 3.03  Corporate Authority; No Violation

      (a) Corporate Authority. UBI has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to consummate the transactions contemplated by the Transaction Documents. The execution and delivery of the Transaction Documents by UBI and the consummation by UBI of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of UBI and, except for approval by the shareholders of UBI as required under the VBL and UBI's Articles of Association and By-Laws, no other corporate proceedings on the part of UBI are necessary to consummate the transactions contemplated in the Transaction Documents. This Agreement has been, and upon their execution the other Transaction Documents will be, duly and validly executed and delivered by UBI, subject only to approval of the shareholders of UBI as required under the VBL and UBI's Articles of Association and By-Laws and to receipt of the Regulatory Approvals referred to in Section 3.04, and each such Transaction Document constitutes, or upon its execution will constitute, the valid and binding obligation of UBI, enforceable against UBI in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting depository institutions and creditors' rights generally and subject, as to enforceability, to general principles of equity.

      (b) No Violation. Subject to receipt of UBI shareholder approval and to receipt of the Regulatory Approvals referred to in Section 3.04 and compliance with any conditions contained therein, neither (i) the execution and delivery of the Transaction Documents by UBI, (ii) the consummation of the transactions contemplated in the Transaction Documents, nor (iii) compliance by UBI with any of the terms or provisions of the Transaction Documents, does or will (A) conflict with or result in a breach of any provision of the Articles of Association or By-Laws of UBI; (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to UBI or any of its properties or assets; or (C) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of UBI under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which UBI is a party, or by which it or any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not result in a Material Adverse Change with respect to UBI or impair the ability of UBI to perform any of its material obligations under this Agreement.

Section 3.04  Consents and Approvals

Except for (i) the approval of the Vermont Department of the organization of the Interim Bank and the Merger under the VBL, (ii) the approval of the FDIC of the Interim Bank's application for deposit insurance under the FDIA and approval of the Merger under the federal Bank Merger Act, and (iii) approval by the FRB of UBI's acquisition of control of CSBT under the BHC Act (together, "Regulatory Approvals"), and except for the approval of the shareholders of UBI of the transactions contemplated in the Transaction Documents, including an amendment to increase the number of shares of authorized UBI Common Stock, no consents or approvals of, or filings or registrations with, any Regulatory Authority are necessary, and no consents or approvals of any third parties are now, or will be, necessary in connection with (A) the execution and delivery of the Transaction Documents by UBI; (B) the consummation by UBI of the transactions contemplated by the Transaction Documents; or (C) compliance by UBI with the terms and provisions of the Transaction Documents. UBI has no reason to believe that any required Regulatory Approvals will not be received or will be received with materially burdensome conditions, limitations or restrictions unacceptable to the parties hereto or which would adversely impact UBI's ability to consummate the transactions contemplated by this Agreement.

Section 3.05  Regulatory Reports and Financial Statements

      (a) UBI Regulatory Reports. UBI has previously delivered, or will deliver, to CSBT the UBI Regulatory Reports. The UBI Regulatory Reports have been, or will be, prepared in accordance with applicable regulatory accounting principles and practices applied on a consistent basis throughout the periods covered by such reports, and fairly present, or will fairly present, the financial position, results of operations and changes in shareholder's equity of UBI (or UB, as the case may be) as of and for the periods ended on the dates thereof.

      (b) UBI Financials. UBI has previously delivered, or will deliver to CSBT the UBI Financials. The UBI Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of UBI as of and for the periods ended or ending on the dates thereof.

      (c) No Undisclosed Liabilities. At the date of each balance sheet included in the UBI Financials, UBI did not, or will not, have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such UBI Financials or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for (i) liabilities, obligations and loss contingencies which are not material in the aggregate and which are incurred in the ordinary course of business, consistent with past practice and (ii) in the case of any unaudited statements, normal, recurring audit adjustments and the absence of footnotes.

Section 3.06  Taxes

      (a) Tax Filings. UBI has duly filed, and will timely file, in correct form all federal, state, local and foreign Tax Returns required to be filed by or with respect to UBI on or prior to the Closing Date (all such returns being accurate and correct in all material respects) and has duly paid or will pay, or made or will make, provisions for the payment of all Taxes of whatever nature which have been incurred by or are due or claimed to be due from UBI by any taxing authority on or prior to the Closing Date, other than Taxes which
(i) are not delinquent or are being contested in good faith and (ii) have not been finally determined.

      (b) No Audits. No Tax Return of UBI is now under examination or subject to audit by any applicable taxing authority. There are no liens for Taxes (other than current Taxes not yet due and payable) on any of the assets of UBI.

      (c) Provisions for Taxes. Adequate provision has been made in the UBI Financials for all Taxes of UBI of whatever nature in respect of all periods through the date hereof.

Section 3.07  No Material Adverse Change

      UBI has not suffered any Material Adverse Change since December 31,
1997.

Section 3.08  Ownership of Property

      UBI has good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, reflected in the UBI Financials as of September 30, 1998 or acquired after such date, except (i) liens for current taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of UBI's banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are customary under local practice or are not material in character, amount or extent, and (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business. UBI, as lessee, has the right under valid and subsisting leases of all properties not owned by UBI and used by it in the conduct of its banking business, to occupy and use all such properties as presently occupied and used by it. Each of the real properties used by UBI has been maintained in all material respects in good condition and is suitable for its current use by UBI. Each of such properties conforms in all material respects to currently applicable ordinances, regulations and zoning requirements and, if required, is occupied pursuant to a certificate of occupancy authorizing its current use. Since September 30, 1998, none of such properties which are material to the operation of UBI has been materially damaged by fire, storm or other identifiable event or other act of God, except to the extent that any property owned or leased by UBI, if so damaged, is insured to the extent necessary to satisfactorily repair the damaged premises.

Section 3.09  Loans

      (a) Documentation, Security and Validity. To the best knowledge of UBI, each loan reflected as an asset in the UBI Financials (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, and (iv) is not subject to any defense, offset or counterclaim. All loans and extensions of credit made by UBI that are subject to Regulation O of the FRB comply therewith.

      (b) Loan Classification. The classification on the books and records of UBI of loans as nonaccrual, troubled debt restructuring, in-substance foreclosure or other real estate owned, or other similar classification, complies in all material respects with generally accepted accounting principles and applicable regulatory accounting policy or principles.

Section 3.10  Allowance for Possible Loan Losses

      In the opinion of management of UBI, the allowance for possible loan or credit losses shown on the most recent balance sheet of UBI included in the most recent UBI Financials dated prior to the date of this Agreement was, and the allowance for possible loan or credit losses shown on the balance sheets of UBI included in the UBI Financials as of dates subsequent to the execution of this Agreement will be, as of the respective dates thereof, adequate (within the meaning of GAAP and applicable regulatory requirements or guidelines) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables ) of UBI and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by UBI as of the respective dates thereof, except where the failure of such allowance to be so adequate is not reasonably likely to result in a Material Adverse Change, with respect to UBI. Since December 31, 1995, no Regulatory Authority has requested, in writing, that UBI increase its allowance for loan and credit losses, which request has not been responded to in a manner satisfactory to such regulatory authority.

Section 3.11  Employee Benefit Plans; ERISA

      (a) UBI Plans.  UBI has listed on the UBI Disclosure Schedules each UBI
Plan.

      (b) Copies of Documents. With respect to each UBI Plan, UBI has made available to CSBT true and complete copies of each of the following documents:
(1) the UBI Plan and related documents (including all amendments thereto and related trust documents); (2) the most recent annual reports, financial statements, and actuarial reports, if any; (3) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such UBI Plan; and (4) the most recent determination letter received from the IRS with respect to each UBI Plan that is intended to be qualified under the Code.

      (c) No Title IV ERISA Liability. Except as shown on the UBI Disclosure Schedule, no liability under Title IV of ERISA has been incurred by UBI since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to UBI of incurring a liability under such Title.

      (d) No Prohibited Transactions. Neither UBI, nor any of the UBI Plans, nor any trust created thereunder, nor, to the best knowledge of UBI any trustee or administrator thereof, has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which UBI could, either directly or indirectly, incur a material liability or cost.

      (e) Certain Payments. UBI has made, or will make, full payment in accordance with Section 404(a)(6) of the Code, of all amounts that UBI is required to pay under Section 412 of the Code or under the terms of the UBI Plans.

      (f) Reportable Events. No reportable event under Section 4043 of ERISA has occurred with respect to any UBI Plan on or before the Closing Date other than (i) any reportable event occurring by reason of the transactions contemplated by this Agreement or (ii) a reportable event for which the requirement of notice to the Pension Benefit Guaranty Corporation has been waived.

      (g) No Multiemployer Plans, Etc.. None of the UBI Plans is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, a "multiple employer welfare arrangement," as such term is defined in
Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

      (h) Tax Qualification. A favorable determination letter has been issued by the IRS with respect to each UBI Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified and each such UBI Plan satisfies the requirements of Section 401(a) of the Code in all material respects. Each UBI Plan has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

      (i) No Actions or Claims. There are no actions, suits or claims pending, or, to the knowledge of UBI, threatened or anticipated (other than routine claims for benefits) against any UBI Plan, the assets of any UBI Plan or against UBI with respect to any UBI Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any UBI Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or threatened audits, examinations or investigations by any governmental body, commission or agency involving any UBI Plan.

Section 3.12  Brokers and Finders

      Neither UBI, nor any of its officers, directors, employees or agents, has employed any broker, finder or financial advisor or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by the Transaction Documents, except for UBI's engagement or agreement to pay Bank Analysis Center, Inc. a fee or commission, as disclosed in the UBI Disclosure Schedules, which liability shall be the sole obligation of UBI.

Section 3.13  Certain Accounting Matters

      UBI has not, during the period since December 31, 1995, controlled expenses through elimination of employee benefits, deferral of routine maintenance of real property or leased premises, elimination of reserves where the liability related to such reserve has remained, reduction of capital improvements from previous levels, failure to depreciate capital assets in accordance with past practice or eliminate capital assets which are no longer used in the business of UBI, capitalization of loan production expenses other than in accordance with FAS 91, extraordinary reduction or deferral of ordinary or necessary expenses, or over- or under-reserving for reasonably anticipated loan losses.

Section 3.14  Legal Proceedings

      There are no actions, suits or proceedings instituted, pending or, to the best knowledge of UBI, threatened against UBI or against any asset, interest or right of UBI, that might result in a Material Adverse Change with respect to UBI. To the best knowledge of UBI, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein. There are no actions, suits or proceedings instituted, pending or, to the best knowledge of UBI, threatened against any present or former director or officer of UBI that might give rise to a claim for indemnification, and, to the best knowledge of UBI, there is no reasonable basis for any such action, suit or proceeding.

Section 3.15  Compliance with Laws

      UBI is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and UBI has not received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations. UBI is not subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment of or with any Regulatory Authority which has not been lifted or dissolved, and has not received any communication requesting that it enter into any of the foregoing. Without limiting the generality of the foregoing, UBI has timely filed all currency transaction reports required to be filed and taken all other actions required under the Currency and Foreign Transactions Reporting Act, as amended, codified at 31 U.S.C. ss. 5301 et seq., and its implementing regulations.

Section 3.16  Insurance

      UBI currently maintains insurance in amounts reasonably necessary for its operations and, to the best knowledge of UBI, similar in scope and coverage to that maintained by other entities similarly situated. UBI has not received any advance notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, UBI has not been refused any insurance coverage sought or applied for, and UBI has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of UBI.

Section 3.17  Deposit Insurance; No Brokered Deposits

      The deposits of UB are insured under the Bank Insurance Fund of the FDIC in accordance with the FDIA, and UB has paid all assessments and filed all reports required by the FDIA. UB did not have, as of December 31, 1997,and does not presently have, any brokered deposits, within the meaning of 12 C.F.R. [SECTION] 337.6.

Section 3.18  Environmental Matters

      (a) Claims. Except for any violation, liability or noncompliance which has not resulted, or will not result, in a Material Adverse Change with respect to UBI, to the best of UBI's knowledge: (i) UBI has not violated during the last five years or become liable under any Environmental Law; (ii) none of the properties owned or leased by UBI (including, without limitation, soils and surface and ground waters) are contaminated with any hazardous substance; (iii) UBI is not liable for any off-site contamination; and (iv) UBI is, and during the last five years has been, in compliance with, all of its respective permits, licenses and other authorizations issued under any Environmental Laws. For purposes of the foregoing, all references to "properties" include, without limitation, any owned real property or leased real property.

      (b) Notice of Violations. UBI has not received any written notice of any legal, administrative, arbitration or other proceeding, claim or action and, to the knowledge of UBI, there is no governmental investigation of any nature ongoing, in each case that could reasonably be expected to result in the imposition, on UBI of any liability arising under any Environmental Law, which liability would result in a Material Adverse Change with respect to UBI; to the best knowledge of UBI, there are no facts or circumstances which could reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and UBI is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

Section 3.19  Certain Information

      When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the later of the UBI and CSBT special shareholders' meetings to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by UBI relating to UBI, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and
(ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

Section 3.20  Information in Applications

      All information concerning UBI and its officers, directors and shareholders, included (or submitted for inclusion) in the applications for Regulatory Approvals described in Section 3.04 shall be true, correct and complete in all material respects.

Section 3.21  Accounting, Tax and Regulatory Matters

      UBI has not taken or agreed to take any action, nor to the best of its knowledge is it aware, of any fact or circumstances that is reasonably likely to (i) prevent the Merger from qualifying for pooling of interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Regulatory Approvals referred to in Section 3.04 or result in the imposition of a materially burdensome condition or restriction with respect to any such Regulatory Approval.

Section 3.22  Year 2000

      UBI has not received and does not reasonably expect to receive, a "Year 2000 Deficiency Notification Letter" (as such term is employed in the Federal Reserve's Supervision and Regulation Letter No. SR 98-3 (SUP), dated March 4,
1998). UBI has disclosed to CSBT a complete and accurate copy of UBI's plan, including an estimate of the anticipated associated costs, for addressing the issues ("Year 2000 Issues") set forth in the statements of the Federal Financial Institutions Examination Council, dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk," as such issues affect UBI. Between the date of this Agreement and the Effective Time, UBI shall use its reasonable best efforts to implement such plan.

Section 3.23  Quality of Representations

      No representations made by UBI in this Agreement contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements made not misleading.

                                 ARTICLE IV

                                  COVENANTS

Section 4.01  Shareholders' Meetings

      As soon as practicable following execution of this Agreement, CSBT shall submit to the CSBT shareholders for approval this Affiliation Agreement, the Plan of Merger and such related matters as the parties shall reasonably and in good faith agree, and UBI shall submit to the UBI shareholders for approval a proposed charter amendment to increase the number of authorized shares of UBI Common Stock for the purpose of effecting the Merger, and such related matters as the parties shall reasonably and in good faith agree. Except to the extent legally required for the discharge by the Boards of Directors of CSBT and UBI of their fiduciary duties as determined by such Boards of Directors after consultation with their respective counsel, the Boards of Directors of CSBT and UBI shall recommend at the respective shareholders' meetings that the shareholders vote in favor of and approve the transactions contemplated in the Transaction Documents.

Section 4.02  Proxy Statement; Registration Statement

      As promptly as practicable after the date hereof, UBI and CSBT shall cooperate in the preparation of the Registration Statement, which shall include the Joint Proxy Statement/ Prospectus to be mailed to the shareholders of UBI and CSBT in connection with the Merger. UBI will advise CSBT, promptly after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the UBI Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. CSBT will advise UBI of approval of its proxy statement by the FDIC.

Section 4.03  Applications

      The parties hereto shall use their best efforts to submit or cause to be submitted, as promptly as practicable after the date hereof, any requisite applications or notices for prior approval of the transactions contemplated herein and in the Plan of Merger, or requests for waivers thereof, to any state or federal government agency, department or body the approval of which is required for consummation of the Merger. At a reasonable time prior to the making of any such filings with any regulatory authority or any third persons, UBI and CSBT shall submit to each other the materials to be filed, mailed or released. Any such materials must be acceptable to both UBI and CSBT prior to the filings with any regulatory authorities or any third persons, except to the extent that UBI or CSBT is legally required to proceed prior to obtaining the acceptance of the other. Each party agrees to consult with the other with respect to obtaining all necessary approvals and consents and each will keep the other apprised of the status of matters relating to such approvals and consents.

Section 4.04  Best Efforts

      UBI and CSBT shall each use its best efforts in good faith to (i) furnish such information as may be necessary or desirable in connection with the preparation of the documents referred to in Sections 4.02 and 4.03 above, and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger as soon as is reasonably practicable, including, without limitation, (1) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is necessary or desirable for consummation of the transactions contemplated hereby, and (2) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause or to the best of its ability permit to be taken, any action that would adversely affect the qualification of the Merger for pooling of interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Code. In the event that any party hereto has taken any action, whether before, on or after the date hereof, that would adversely affect such qualification, each party shall take such action as any other party may reasonably request to cure such effect to the extent curable without resulting in a Material Adverse Change with respect to such party.

Section 4.05  Investigation and Confidentiality

      (a) Investigation. UBI and CSBT each will keep the other advised of all material developments relevant to its business and to consummation of the transactions contemplated herein. UBI and CSBT each may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated herein and in the Plan of Merger, provided, however, that such investigation shall be reasonably related to such transactions and shall not interfere unnecessarily with normal operations. UBI and CSBT agree to furnish to the other and the other's advisors such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. No investigation pursuant to this
Section 4.05 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, either UBI or CSBT.

      (b) Confidentiality. Each of UBI and CSBT shall, and shall cause its directors, officers, attorneys and advisors to, maintain the confidentiality of all information obtained in such investigation which is not otherwise publicly disclosed by the other parties, said undertaking with respect to confidentiality to survive any termination of this Agreement pursuant to
Section 6.01 hereof. Each party hereto shall hold all information furnished by any other party or such other party's subsidiaries or representatives pursuant hereto in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreements. In the event of termination of this Agreement each party shall return to the furnishing party, or destroy and certify the destruction of, all information previously furnished in connection with the transactions contemplated by this Agreement.

      (c) Notice of Certain Facts or Events. CSBT shall give prompt notice to UBI, and UBI shall give prompt notice to CSBT, of (i) the occurrence, or failure to occur, of any Material Adverse Change with respect to such party or other material event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect any time from the date hereof to the Closing Date and (ii) any material failure of CSBT or UBI as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable efforts to remedy such failure.

Section 4.06  Publicity

      The parties hereto shall agree with each other as to the form and substance of any press releases or other publicity related to this Agreement, the Plan of Merger, or the transactions contemplated hereby or thereby, and shall consult with each other as to the form and substance of all public disclosures related thereto; provided, however, that nothing contained herein shall prohibit either party, following notification to the other party, from making any disclosure which its counsel deems necessary.

Section 4.07  Covenants of CSBT

      (a) Preservation of Business. Prior to the Closing Date, and except as otherwise provided for by this Agreement or consented to or approved by UBI, CSBT will use its best efforts to preserve its properties, business and relationships with customers, employees and other persons and will carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

      (b) Negative Covenants. Except with the prior written consent of UBI or as otherwise provided below, between the date hereof and the Effective Time, CSBT will not:

            (1) Dividends. Declare, set aside, make or pay any dividend or other distribution in respect of its capital stock other than the regular annual 1998 cash dividend to shareholders of record February 16, 1999; and if the Effective Date is after the record date for the payment of UBI's 1999 third quarter dividend, then CSBT shall be entitled to declare, set aside, make or pay a dividend or other distribution with respect to its capital stock consistent with its past practice, and in accordance with applicable law, regulation and contractual and regulatory commitments, and representing one fourth of the amount that would otherwise be paid as CSBT's annual dividend for 1999.

            (2) Issuance of Securities. Issue any additional shares of its capital stock out of treasury or otherwise, or incur any additional debt obligation or other obligation for borrowed money other than in the ordinary course of CSBT's business consistent with past practice;

            (3) Rights and Recapitalization. Issue, grant or authorize any options, warrants or rights with respect to the CSBT Common Stock or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

            (4) Charter and By-Law Amendments. Amend its Articles of Association or By-Laws, except as contemplated in the Transaction Documents and as set forth in a proposed By-Law amendment changing the date of the CSBT annual meeting, or as agreed to by the parties hereto to facilitate the consummation of the transactions contemplated hereby;

            (5) Business Combinations. Merge or consolidate with any other entity; sell, lease, liquidate or dispose of all or any material portion of its assets or business or any material asset; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between it and any other person; enter into or consummate a purchase and assumption transaction with respect to deposits and liabilities; revoke or surrender its certificate of authority to maintain, or apply for the relocation of, any existing branch office or apply for a certificate of authority to establish a new branch office; or enter into an agreement or commitment to do any of the foregoing;

            (6) Compliance with Laws. Fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to it and to the conduct of its business;

            (7) Acquisitions and Expenditures. Acquire any material assets; make any capital expenditures except those identified in the CSBT Disclosure Schedules; or enter into or modify any leases or other contracts that involve annual payments exceeding $25,000 in the aggregate;

            (8) Compensation. Increase the rate of compensation of, pay or agree to pay any bonus to, or provide any additional employee benefit or incentive to (i) any director or any executive officer; or (ii) any other officer or employee except in the ordinary course of business in a manner consistent with CSBT's established salary and bonus policies and procedures and past practice; enter into, modify or extend any employment or severance contracts with any of CSBT's present or former directors, officers or employees; or enter into or modify (except as may be required by applicable law) any pension, retirement, stock option, stock purchase, stock appreciation right, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

            (9) Policies; Loans. Change its lending, investment, asset/liability management or other material banking policies in any material respect except as may be required by changes in applicable law; or make any loan or extend any credit (including any letter of credit or guarantee, but excluding investment decisions made in accordance with existing investment policy) in an amount greater than $300,000;

            (10) Accounting Methods. Change its methods of accounting in effect at December 31, 1997, except as required by changes in GAAP or regulatory accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1997, except as required by changes in law;

            (11) Other Proposals. Solicit or encourage inquiries or proposals from any Person with respect to any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, CSBT or any merger with, acquisition of, or business combination with CSBT; or authorize or permit any officer, director, agent or Affiliate of CSBT to do any of the above; or fail to notify UBI immediately if any such inquiries or proposals are received by CSBT;

            (12) Certain Foreclosures. Foreclose on any commercial loan secured by real property (other than those commercial loans in which it already has commenced action seeking foreclosure) unless CSBT first has obtained an environmental audit, analysis or survey that indicates that it will not incur material potential liability under Environmental Laws as a result of such foreclosure; or

            (13) Purchase of UBI Common Stock. Purchase or acquire, or agree to purchase or acquire, any of the outstanding shares of capital stock of UBI.

Section 4.08  Covenants of UBI

      (a) Preservation of Business. Prior to the Closing Date, and except as otherwise provided for by this Agreement or consented to or approved by CSBT, UBI will use its best efforts, and cause UB to use its best efforts, to preserve its properties, business and relationships with customers, employees and other persons and UBI will, and will cause UB to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted.

      (b) Negative Covenants. Except with the prior written consent of CSBT or as otherwise provided below, between the date hereof and the Effective Date, UBI will not and will not permit UB to:

            (1) Dividends. In the case of UBI only, declare, set aside, make or pay any dividend or other distribution in respect of its capital stock other than regular quarterly cash dividends, consistent with past practice and in accordance with applicable law, regulation and contractual and regulatory commitments;

            (2) Issuance of Securities. In the case of UBI only, issue any additional shares of UBI capital stock out of treasury or otherwise, other than pursuant to outstanding employee stock options; or incur any additional debt obligation or other obligation for borrowed money other than in the ordinary course of business of UBI or UB, consistent with past practice;

            (3) Rights and Recapitalization. Issue, grant or authorize any options, warrants or rights with respect to the UBI Common Stock, other than employee stock option grants in amounts and on terms consistent with past practice, or effect any recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock;

            (4) Charter and By-Law Amendments. Amend its Articles of Association or By-Laws except as contemplated in the Transaction Documents or as agreed to by the parties hereto to facilitate the consummation of the transactions contemplated hereby;

            (5) Business Combinations. Merge or consolidate with any other entity; sell, lease, liquidate or dispose of all or any material portion of its assets or business or any material asset; or make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement between it and any other person;

            (6) Compliance with Laws. Fail to comply in any material respect with any laws, regulations, ordinances or governmental actions applicable to UBI or UB, as the case may be, and to the conduct of their respective business;

            (7) Accounting Methods. Change its methods of accounting in effect at December 31, 1997, except as required by changes in GAAP or regulatory accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1997, except as required by changes in law;

            (8) Other Proposals. Solicit or encourage inquiries or proposals from any Person with respect to any acquisition or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, UBI or UB, or any merger with, acquisition of or business combination with UBI or UB, or authorize or permit any officer, director, agent or Affiliate of UBI or UB to do any of the above; or fail to notify CSBT immediately if any such inquiries or proposals are received by UBI or UB; or

            (9) Purchase of CSBT Common Stock. Purchase or acquire, or agree to purchase or acquire, any of the outstanding shares of capital stock of CSBT other than as contemplated by the Transaction Documents.

Section 4.09  Affiliates

      UBI and CSBT shall cooperate and use their best efforts to identify those persons who may be deemed to be "affiliates" of UBI or CSBT within the meaning of Rule 144 or 145 promulgated by the SEC under the Securities Act, as appropriate. CSBT and UBI shall use their best efforts to cause each person so identified to deliver to UBI or CSBT, no later than 40 days prior to the Effective Time, an Affiliate Letter providing that such person will not dispose of any CSBT Common Stock or UBI Common Stock except in compliance with the Securities Act, the rules and regulations promulgated thereunder and the Commission's rules relating to pooling of interests accounting treatment. Shares of UBI Common Stock held by such Affiliates shall not be transferable following the Merger except in compliance with applicable securities laws (including SEC Rules 144 and 145) and in conformance with applicable criteria for use of pooling of interests accounting treatment.

Section 4.10  Boards of Directors

      (a) Appointments. At the Effective Time (i) the Board of Directors of UBI shall consist of 13 persons, which shall include those persons who were directors of UBI immediately prior to the Effective Time and, in addition, CSBT President and Chief Executive Officer Jerry S. Rowe or his successor and two other individuals now serving as directors of CSBT who shall be designated by CSBT prior to the mailing of the Joint Proxy Statement/Prospectus and the Registration Statement and approved by UBI in its reasonable business judgment; and (ii) the Board of Directors of the Continuing Bank shall consist of 9 persons, which shall include those persons who were directors of CSBT immediately prior to the Effective Time and, in addition to UBI President and Chief Executive Officer Kenneth D. Gibbons or his successor and one other individual now serving as a director of UBI who shall be designated by UBI prior to the mailing of the Joint Proxy Statement/Prospectus and the Registration Statement and approved by CSBT in its reasonable business judgment.

      (b) Disclosure of New Directors. The persons to be designated by UBI and CSBT as members of the Boards of Directors of the Continuing Bank and UBI, respectively, after the Effective Time shall be named in the Joint Proxy Statement/Prospectus and the Registration Statement, subject to receipt of the consent of such individuals to be so named.

Section 4.11  Management; Employees; Employee Benefits

      (a) Officers. At the Effective Date, Jerry S. Rowe or his successor shall continue to serve as the President and Chief Executive Officer of the Continuing Bank and shall be appointed as a Vice President of UBI, with such duties and responsibilities as may be delegated to him from time to time by the Board of Directors of UBI. The officers of the Continuing Bank from and after the Effective Time shall be as provided in the Plan of Merger. Following the Effective Time, UBI and the Continuing Bank shall honor the terms of the Employment Agreement dated December 10, 1998 between CSBT and Jerry S. Rowe.

      (b) Compensation and Benefits. At the Effective Time, the officers and employees of the Continuing Bank will remain entitled to participate in the compensation, benefit, and related plans, programs or arrangements in effect at CSBT immediately prior to the Effective Time; provided, however, that nothing herein shall be deemed to prevent or restrict the right of the Continuing Bank or UBI, in the exercise of its reasonable business judgment, to modify, amend or terminate any of such CSBT compensation, benefit and welfare plans, programs or arrangements following the Effective Time.

      (c) Severance Payments. Any employee of the Continuing Bank whose employment is terminated by UBI for other than cause within ten (10) months after the Effective Time, will be entitled to receive a lump sum cash severance payment equal to two weeks salary for each year of employment with CSBT, but not exceeding an amount equal to one year's base compensation. For salaried employees, base compensation will be equal to the employee's then current base salary (exclusive of bonuses or other benefits). For non-salaried employees, base compensation will equal such employee's then current hourly rate (exclusive of bonuses or other benefits), multiplied by 2,080 hours. For any part-time employee, base compensation will be proportionately decreased.

      (d) Vacation, Leave and Sick Day Policies. The vacation, leave and sick day policies of CSBT in effect immediately prior to the Effective Time shall continue in effect following the Effective Time and the Continuing Bank and UBI shall honor all accruals under these policies for which a liability has been recorded on the books of CSBT through the Effective Time; provided, however, that nothing herein shall be deemed to prevent or restrict the right of the Continuing Bank or UBI, in the exercise of its reasonable business judgment, to modify, amend or terminate and replace such policies after the Effective Time.

      (e) No Rights to Employment Created. Except as provided under Section 4.11(a) hereof, nothing herein shall be construed as giving any employee of CSBT or the Continuing Bank a right to continuing employment with CSBT, the Continuing Bank or UBI after the Effective Time.

Section 4.12  Listing of UBI Common Stock

      UBI shall use its best efforts to cause the shares UBI Common Stock to be listed on the American Stock Exchange, Inc., or to be quoted on the NASDAQ National Market, as soon as practicable following the Merger.

Section 4.13  Reservation of Right to Revise Transaction

      The parties hereto may hereafter agree in writing to change the method of effecting the Merger to the extent permitted by applicable law and to the extent they deem any such change to be desirable; provided, however, that no such change shall materially alter the benefits of the Merger as is presently contemplated in the Transaction Documents to either CSBT or UBI, or to their respective shareholders.

                                  ARTICLE V

                            CONDITIONS PRECEDENT

Section 5.01  Conditions Precedent - Mutual

      The respective obligations of UBI and CSBT to effect the Merger shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

            (a) Corporate Actions. All corporate action necessary on the part of UBI and CSBT to authorize the execution, delivery and performance of the Transaction Documents and consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken, and all required shareholder approvals shall have been duly received.

            (b) Regulatory Approvals. All Regulatory Approvals required or mutually deemed necessary in connection with the transactions contemplated by the Transaction Documents shall have been received, all notice periods and waiting periods required after the granting of any such Regulatory Approvals shall have passed and all conditions contained in any such Regulatory Approvals required to have been satisfied prior to consummation of such transactions shall have been satisfied; provided, however, that no such Regulatory Approval shall have imposed any condition or requirement which, in the reasonable good faith opinion of the Boards of Directors of UBI and CSBT (as they shall so agree) so materially and adversely affects the anticipated economic and business benefits to such parties of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable.

            (c) Tax Opinion. The parties hereto shall have received an opinion of A.M. Peisch & Company dated as of the dates of the Joint Proxy Statement/Prospectus and updated as of the Closing Date, satisfactory in form and substance to UBI and CSBT, to the effect that
      (i) the Merger when consummated in accordance with the terms of the Transaction Documents will constitute a reorganization within the meaning of Section 368(a) of the Code; (ii) receipt by CSBT shareholders of UBI Common Stock solely in exchange of CSBT Common Stock will not give rise to recognition of gain or loss for federal income tax purposes, except to the extent that cash is received (A) in lieu of fractional share interests of UBI Common Stock, or (B) by dissenting shareholders pursuant to the exercise of statutory dissenters' rights under the VBL; (iii) neither UBI, CSBT nor Interim Bank will recognize gain or loss as a result of the Merger; and (iv) in respect of such other substantial federal income tax effects of the Merger as the parties hereto may reasonably require and which are customary in similar transactions. In rendering such tax opinion, A.M. Peisch & Company shall be entitled to rely upon representations of officers of UBI, CSBT and the Interim Bank reasonably satisfactory in form and substance to A.M. Peisch & Company.

            (d) Pooling of Interests. No event shall have occurred that shall preclude the Merger from being accounted for as a pooling of interests, and the parties shall have received from each of their respective independent accountants a letter to the effect that they are not aware of any reason that would preclude the Merger from being accounted for as a pooling of interests.

            (e) Comfort Letters. Each of UBI and CSBT (each, in such capacity, the "Client") shall use all reasonable efforts to cause to be delivered to the other party (each, in such capacity, the "Recipient") a letter of their respective independent accounting firm, in form and substance reasonably acceptable to the Recipient, stating that (a) they are independent public accountants with respect to Client within the meaning of the Securities Act and the published rules and regulations thereunder, (b) in their opinion the financial information of Client included in the Registration Statement complies as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder, and
      (c) a reading of the latest available unaudited financial statements of Client and inquiries of certain officials of Client responsible for financial and accounting matters as to transactions and events since the date of the most recent statement of condition included in their most recent audit report with respect to Client did not cause them to believe that (i) such latest available unaudited financial statements of Client are not stated on a basis consistent with that followed in Client's audited financial statements; or (ii) except as disclosed in the letter, at a specified date not more than five business days prior to the date of such letter, there was any change in Client's capital stock or any change in long-term debt or any decrease in the net assets of Client or the allowance for loan and credit losses of Client as compared with the respective amounts shown in the most recent Client audited financial statements. Each such letter shall also cover such other matters pertaining to Client's financial data and statistical information included in the Registration Statement as may be reasonably requested by Recipient and as are customarily covered in such letters in transactions of the type contemplated hereby.

            (f) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act, and no proceeding shall be pending or threatened by the SEC to suspend the effectiveness of such Registration Statement, and

      UBI shall have received all state securities or "Blue Sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary, and no proceedings shall be pending or threatened by any state "Blue Sky" securities administrator to suspend the effectiveness of any Blue Sky filing.

            (g) FDIC Review. The Joint Proxy Statement/Prospectus shall have been approved by the FDIC for solicitation of proxies by CSBT.

            (h) Third Party Consents. To the extent that any lease, license, loan, financing agreement or other contract or agreement to which any party hereto is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by the Transaction Documents, such consent or waiver shall have been obtained, unless the failure to obtain such consent or waiver would not reasonably be expected to result in a Material Adverse Change with respect to UBI or CSBT, as the case may be, as the parties shall reasonably and in good faith agree.

            (i) Litigation. Neither CSBT nor UBI shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, which enjoins or prohibits the consummation of the transactions contemplated by the Transaction Documents and there shall be no action or proceeding by or before any such court or agency that, in the reasonable business judgment of CSBT or UBI, with the advice of its respective counsel, shall present a bona fide and meritorious claim to restrain, prohibit or invalidate the transactions contemplated hereby.

Section 5.02  Conditions Precedent - UBI

      The obligations of UBI to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by UBI pursuant to Section 6.04 hereof:

            (a) Representations and Warranties. The representations and warranties of CSBT set forth in Article II hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by UBI or where the failure to be true and correct would not, or would not reasonably be expected to, result in a Material Adverse Change with respect to CSBT;

            (b) Covenants. CSBT shall have in all material respects performed all obligations and complied with all covenants required by the Transaction Documents, except where the failure to perform or comply would not, or would not reasonably be expected to, result in a Material Adverse Change with respect to CSBT;

            (c) Fairness Opinion. UBI shall have received from Bank Analysis Center, Inc. a letter dated as of the date of the Joint Proxy Statement/Prospectus, to the effect that, in the opinion of such firm, the consideration to be paid by UBI to the shareholders of CSBT in connection with the Merger is fair, from a financial point of view, to the shareholders of UBI;

            (d) Officers' Certificate. CSBT shall have delivered to UBI a certificate, dated the Closing Date and signed by its President and Chief Executive Officer and by its Chief Financial Officer, to the effect that the conditions set forth in paragraphs (a), (b) and (f) of this Section 5.02 have been satisfied;

            (e) Legal Opinion. UBI shall have received an opinion of Zuccaro, Willis & Bent, counsel to CSBT, dated as of the Closing Date, in form and substance reasonably acceptable to UBI; and

            (f) CSBT Affiliate Letters. The CSBT Affiliate Letters shall have been executed and delivered to UBI.

            (g) No Material Adverse Change. CSBT shall not have experienced or suffered any Material Adverse Change since the date hereof.

Section 5.03  Conditions Precedent - CSBT

      The obligations of CSBT to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by CSBT pursuant to Section 6.04 hereof:

            (a) Representations and Warranties. The representations and warranties of UBI set forth in Article III hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by CSBT or where the failure to be true and correct would not, or would not reasonably be expected to result in, a Material Adverse Change with respect to UBI;

            (b) Covenants. UBI shall have in all material respects performed all obligations and complied with all covenants required by the Transaction Documents, except where the failure to perform or comply would not, or would not reasonably be expected to, result in a Material Adverse Change with respect to UBI;

            (c) Fairness Opinion. CSBT shall have received from Has Associates, Inc. a letter dated as of the date of the Joint Proxy Statement/Prospectus to the effect that, in the opinion of such firm, the consideration to be received by the shareholders of CSBT in connection with the Merger is fair, from a financial point of view, to such shareholders;

            (d) Officers' Certificate. UBI shall have delivered to CSBT a certificate, dated the Closing Date and signed by its President and Chief Executive Officer and by its Chief Financial Officer, to the effect that the conditions set forth in paragraphs (a), (b) and (f) of this Section 5.02 have been satisfied;

            (e) Legal Opinion. CSBT shall have received an opinion of Primmer & Piper, P.C., dated as of the Closing Date, in form reasonably acceptable to CSBT; and

            (f) UBI Affiliate Letters. The UBI Affiliate Letters shall have been executed and delivered to CSBT.

            (g) No Material Adverse Change. UBI shall not have experienced or suffered any Material Adverse Change since the date hereof.

                                 ARTICLE VI

                      TERMINATION, WAIVER AND AMENDMENT

Section 6.01  Termination

      This Agreement and the Plan of Merger may be terminated, either before or after approval by the shareholders of UBI or CSBT:

            (a) Mutual Consent. At any time at or prior to the Effective Time, by the mutual consent in writing of the parties;

            (b) Breach of Agreement. At any time on or prior to the Closing Date, by either party, upon notice in writing to the other party if such other party has, in any material respect, breached (i) any of its covenants or agreements contained herein or in the Plan of

      Merger or (ii) any of its representations or warranties contained herein; provided that termination pursuant to this subsection may occur only if (A) such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date, and (B) such breach, in the reasonable opinion of the non-breaching party, individually or in the aggregate, has resulted in, or is reasonably likely to result in, a Material Adverse Change with respect to the breaching party or would otherwise materially reduce or impair the benefits of the Merger to the non-breaching party;

            (c) Failure to Satisfy Conditions. On the Closing Date, by either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other obligation under this Agreement) in writing, if any of the conditions precedent to such terminating party's obligations as set forth in Article V hereof with respect to such party have not been satisfied or fulfilled;

            (d) Denial of Regulatory Approval. At any time, by either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other obligation under this Agreement) in writing, if any of the Regulatory Approvals referred to in
      Section 3.04 hereof have been denied, and the time period for appeals and requests for reconsideration has run;

            (e) Failure of Shareholders to Approve. At any time, by either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other obligation under this Agreement) in writing, if the shareholders of CSBT or UBI do not approve the transactions contemplated herein at the annual or special meetings duly called for that purpose; or

            (f) Passage of Time. By either party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other obligation under this Agreement) in writing if the Closing Date has not occurred on or before the close of business on December 31, 1999.

Section 6.02  Effect of Termination

      In the event this Agreement and the Plan of Merger are terminated pursuant to Section 6.01 hereof, this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions relating to confidentiality, payment of a termination fee and payment of expenses set forth in Sections 4.05, 6.03 and 8.01 hereof, respectively, shall survive any such termination, and (ii) a termination pursuant to Section 6.01(b) shall not relieve the breaching party from liability (including monetary damages and expenses) for any uncured, intentional and willful breach of such representation, warranty, covenant or agreement giving rise to such termination.

Section 6.03  Termination Fee

      (a) Termination Payment by CSBT. As an inducement to UBI to enter into this Agreement and the Plan of Merger and to provide reimbursement for incurring the costs and expenses related to entering into this Agreement and the Plan of Merger and consummating the transactions contemplated hereby and thereby, CSBT has agreed to make a lump sum cash payment to UBI of $2,000,000, as liquidated damages and not as a penalty, if and only if: (i) UBI terminates this Agreement and the Plan of Merger pursuant to a breach of a representation, warranty, covenant, or agreement of CSBT which was caused by the action, failure to take action, or an occurrence which is within the control of CSBT or (ii) CSBT terminates this Agreement or the Plan of Merger and at the time of such termination any Person other than UBI or any subsidiary or Affiliate of UBI has made a bona fide proposal to CSBT or its stockholders to engage in an Acquisition Transaction by public announcement or written communication, or at the time of or within six months after any such termination, CSBT enters into an agreement to engage in an Acquisition Transaction with any Person other than UBI or any subsidiary or other Affiliate of UBI, or the Board of Directors of CSBT approves an Acquisition Transaction or recommends that the shareholders of CSBT approve or adopt any Acquisition Transaction with any Person other than UBI or any subsidiary or other Affiliate of UBI.

      (b) Termination Payment by UBI. As an inducement to CSBT to enter into this Agreement and the Plan of Merger and to provide reimbursement for incurring the costs and expenses related to entering into this Agreement and the Plan of Merger and consummating the transactions contemplated hereby and thereby, UBI has agreed to make a lump sum cash payment to CSBT of $1,250,000, as liquidated damages and not as a penalty, if and only if: (i) CSBT terminates this Agreement or the Plan of Merger pursuant to a breach of a representation, warranty, covenant, or agreement of UBI which was caused by the action, failure to take action, or an occurrence which is within the control of UBI or (ii) UBI terminates this Agreement or the Plan of Merger and at the time of such termination any Person other than CSBT has made a bona fide proposal to UBI or its stockholders to engage in an Acquisition Transaction by public announcement or written communication, or at the time of or within six months after any such termination, UBI enters into an agreement to engage in an Acquisition Transaction with any Person other than CSBT, or the Board of Directors of UBI approves an Acquisition Transaction or recommends that the shareholders of UBI approve or adopt any Acquisition Transaction with any Person other than CSBT.

Section 6.04  Survival of Representations, Warranties and Covenants

      All representations, warranties and covenants in this Agreement, the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Time and from and after the Effective Time, neither of the parties hereto shall have any liability to the other on account of any breach or failure of any of these representations, warranties or covenants; provided, however, that the foregoing clause (i) shall not apply to agreements or covenants of the parties that by their terms are to survive or be performed after the Effective Time, and (ii) no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive UBI or CSBT (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either UBI or CSBT, the aforesaid representations, warranties and covenants being material inducements to the consummation by UBI and CSBT of the transactions contemplated herein.

Section 6.05  Waiver

      Except with respect to any required shareholder or Regulatory Approvals, UBI and CSBT respectively, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Agreement and the Plan of Merger by the shareholders of UBI and CSBT) extend the time for the performance of any of the obligations or other acts of the other party hereto and may waive (i) any inaccuracies of such parties in the representations or warranties contained in this Agreement, the Plan of Merger, or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of Merger or (iii) the performance by such parties of any of its obligations set out herein or therein; provided, however, that no such waiver executed after approval of this Agreement and the Plan of Merger by the shareholders of UBI and/or CSBT shall alter the number of shares of UBI Common Stock into which each share of CSBT Common Stock shall be converted pursuant to the Merger.

Section 6.06  Indemnification and Directors' and Officers' Liability Insurance

      (a) Indemnification for Prior Acts and Omissions. After the Effective Time, UBI shall provide to the present and former directors and officers of CSBT indemnification against losses, claims, damages, costs, expenses (including attorneys' fees), liabilities, judgments and amounts paid in settlement of claims (which settlement shall require the prior written consent of UBI, which consent shall not be unreasonably withheld) actually and necessarily incurred by such persons in connection with any claim, action, suit or proceeding in which such person is made a party by virtue of such person's status as a director or officer of CSBT if such claim pertains to any matter arising or occurring before the Effective Time, regardless of whether such claim is asserted before, or at or after the Effective Time, to the fullest extent that indemnification for similar claims would be provided by UBI to the officers and directors of UBI, pursuant to the By-Laws of UBI, as they may be amended from time to time hereafter, and subject to applicable federal and state law.

      (b) Insurance. For a period of six (6) years after the Effective Time, UBI shall maintain CSBT's existing directors' and officers' liability insurance (the "CSBT D&O Insurance") covering those persons who are currently covered by the CSBT D&O Insurance on terms no less favorable than those in effect on the date hereof, with respect to claims arising from acts or omissions which occurred before the Effective Time; provided, however, that UBI may substitute therefor policies providing at least comparable coverage and containing terms and conditions no less favorable than those in effect under the CSBT D&O Insurance on the date hereof. With respect to claims against persons who may serve as directors or officers of CSBT arising from acts or omissions that occur after the Effective Date, such directors or officers shall be covered by the directors' and officers' liability insurance policy or policies maintained by UBI from time to time for the directors and officers of UBI and its subsidiaries.

      (c) Self Dealing Claims Prohibited. No Person shall be entitled to indemnification under this Section 6.06 if such Person is seeking indemnification based on a claim (other than a claim arising as a supplier to, customer of or borrower from, CSBT) brought by such Person or by an entity of which such Person is a general partner, executive officer, director, trustee, beneficiary or controlling Person, unless such Person has irrevocably waived any right to participate in any damage or other award to such claiming party or other entity in any such action, suit or proceeding.

                                 ARTICLE VII
                                 DEFINITIONS

Section 7.01 Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

            Acquisition Transaction means (i) a merger, consolidation or other similar transaction with UBI or CSBT, (ii) any sale, lease or other disposition of 25 percent or more of the assets of UBI or CSBT, taken as a whole, in a single transaction or series of transactions, or (iii) any tender or exchange offer for 25 percent or more of the outstanding shares of UBI Common Stock or CSBT Common Stock or the economic value of equity interests therein.

            Affiliate means, with respect to any Person, any Person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer, director or 5% equity owner of such Person and any Affiliate of such executive officer, director or 5% equity owner.

            Agreement means this Affiliation Agreement, and any subsequent modification, amendment or supplement hereto or restatement hereof.

            AMEX means the American Stock Exchange.

            Applications means the applications for regulatory approval or consent which are required by the transactions contemplated hereby, including but not limited to, applications to be filed with the FRB, FDIC and Vermont Department.

            BHC Act means the federal Bank Holding Company Act of 1956, as amended.

            Blue Sky Laws means the laws of any state or foreign jurisdiction regulating the offer or sale of securities.

            Certificate of Merger means the certificate of merger to be executed by Interim Bank, CSBT and UBI and to be filed with the Vermont Department and in the Office of the Vermont Secretary of State in accordance with the VBL.

            Closing Date means the date upon which the Merger is consummated, which shall be the fifth business day after the last condition precedent pursuant to this Agreement has been fulfilled or waived, or such other date as UBI and CSBT shall agree upon.

            Code means the Internal Revenue Code of 1986, as amended.

            Confidentiality Agreements means the letter agreements between UBI and CSBT dated December 17, 1998 and January 7, 1999 relating to the confidentiality of certain information.

            Continuing Bank means the bank resulting from the merger of Interim Bank with and into CSBT, under the Articles of Association and name of CSBT.

            CSBT Affiliate Letters has the meaning assigned to such term in
      Section 1.03(a).

            CSBT Common Stock means the common stock of CSBT described in
      Section 2.02(a).

            CSBT Disclosure Schedules means the disclosure schedules delivered by CSBT to UBI pursuant to Article II of this Agreement.

            CSBT D&O Insurance has the meaning assigned to such term in
      Section 6.06(b).

            CSBT Financials means (i) the audited financial statements of CSBT as of December 31, 1996 and 1997 and for the three years ended December 31, 1997 (copies of which have been delivered to UBI), and (ii) the unaudited interim financial statements of CSBT as of March 31, June 30 and September 30, 1998 and (iii) when available, (A) the audited financial statements of CSBT as of December 31, 1998 and for the three years then ended and (B) the unaudited interim financial statements of CSBT for each calendar quarter ending after December 31, 1998 and prior to the Closing Date.

            CSBT Plan means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by CSBT for the benefit of any employee or director or former employee or former director of CSBT. The term shall also be deemed to include, as the context may require, the defined benefit pension plan of CSBT terminated as of February 15, 1996.

            CSBT Regulatory Reports means the Call Reports, annual reports on Form F-2 and quarterly reports on Form F-4, together with accompanying schedules, filed by CSBT with any Regulatory Authority, for each calendar quarter or year, beginning with the year ended December 31, 1996, through the Closing Date.

            CSBT Shareholder Agreement means the Agreement referred to in
      Section 1.02(a), to be executed by the CSBT directors, executive officers and 5% or more shareholders of CSBT, the form of which is attached hereto as Exhibit B.

            Effective Time means the time and date specified in the Certificate of Merger.

            Environmental Law means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority that administers any Environmental Law relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

            ERISA means the Employee Retirement Income Security Act of 1974, as amended.

            Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

            Exchange Ratio means the ratio at which CSBT Common Stock will be converted into and exchanged for shares of UBI Common Stock, as provided in Article II of the Plan of Merger.

            FDIA means the Federal Deposit Insurance Act, as amended, and the rules and regulations promulgated from time to time thereunder.

            FDIC means the Federal Deposit Insurance Corporation.

            FRB means the Board of Governors of the Federal Reserve System, or its delegate, the Federal Reserve Bank of Boston.

            GAAP means generally accepted accounting principles as in effect from time to time.

            IRS means the Internal Revenue Service.

            Interim Bank means Union Interim Bank, a Vermont-chartered, FDIC-insured commercial bank having full trust powers, to be organized by UBI solely for the purpose of effecting the Merger.

            Joint Proxy Statement/Prospectus means the joint proxy statement/ prospectus, together with any exhibits, appendices, supplements or amendments thereto, to be sent to holders of UBI Common Stock and CSBT Common Stock in connection with the transactions contemplated by this Agreement.

            Material Adverse Change means, with respect to UBI or CSBT, any material adverse change in its assets, financial condition, results of operations, or future prospects, but shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability to all depository institutions or their holding companies or interpretations thereof by courts or other governmental authorities,
      (ii) changes in generally accepted accounting principles or regulatory accounting requirements generally applicable to financial institutions and their holding companies, (iii) actions or omissions of a party hereto taken with the prior written consent of the other party, and (iv) the transaction costs associated with the Merger and compliance by either party with the provisions of the Transaction Documents. With respect to UBI, a Material Adverse Change shall mean a Material Adverse Change to UBI and UB, taken as a whole.

            Merger means the merger of the Interim Bank with and into CSBT, with CSBT surviving such merger, in accordance with this Agreement and the Plan of Merger.

            Person means any individual, corporation, partnership, joint venture, association, trust or "group" (as that term is defined under the Exchange Act).

            Plan of Merger has the meaning given to that term in paragraph 1 of the introductory section of this Agreement under the caption "BACKGROUND".

            Registration Statement means the registration statement on Form S-4, including any pre-effective or post-effective amendments or supplements thereto, as filed with (i) the SEC under the Securities Act with respect to the UBI Common Stock to be issued in connection with the transactions contemplated by this Agreement and the solicitation of proxies by UBI in connection with the transactions contemplated by this Agreement and (ii) the FDIC with respect to the solicitation of proxies by CSBT in connection with the transactions contemplated by this Agreement.

            Regulatory Approvals means the approvals and consents of all Regulatory Authorities having jurisdiction over the Merger or related matters, including formation of the Interim Bank and UBI's acquisition of control of CSBT.

            Regulatory Authority means any federal or state banking regulatory or supervisory agency or department, including without limitation the FRB, the FDIC, the VBISHCA or the respective staffs thereof.

            REO means real property assets acquired as a result of foreclosure, deed in lieu of foreclosure, or any other method in satisfaction of indebtedness.

            SEC means the Securities and Exchange Commission.

            Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

            Securities Documents means all registration statements, schedules, statements, forms, reports, proxy materials, and other documents required to be filed under the Securities Laws.

            Securities Laws means the Securities Act and the Exchange Act and applicable Blue Sky laws.

            Stock Registration Agreement means the Agreement referred to in
      Section 1.04, the form of which is attached as Exhibit F.

            Subsidiary means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

            Tax or Taxes means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, intangibles, social security, unemployment, medicare, disability, payroll, license, employee or other tax or levy, of any kind whatsoever, including any interest, penalties or additions to tax in respect of the foregoing.

            Tax Return means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

            Transaction Documents means this Agreement, the Confidentiality Agreements, the Plan of Merger, the CSBT Affiliate Letters, the UBI Affiliate Letters, the CSBT Shareholder Agreement, the UBI Shareholder Agreement, the Stock Registration Agreement, and each other agreement, document or instrument executed in connection herewith or therewith.

            UB means Union Bank, a Vermont chartered commercial bank and wholly-owned subsidiary of UBI, with principal offices in Morrisville, Vermont.

            UBI Affiliate Letters has the meaning assigned to such term in
      Section 1.03 (b).

            UBI Common Stock has the meaning given to that term in Section 3.02(a) of this Agreement.

            UBI Disclosure Schedules means the disclosure schedules delivered by UBI to CSBT pursuant to Article III of this Agreement.

            UBI Financials means (i) the audited consolidated financial statements of UBI as of December 31, 1996 and 1997 and for the three years ended December 31, 1997 (copies of which have been delivered to CSBT), (ii) the unaudited interim consolidated financial statements of UBI as of March 31, June 30 and September 30, 1998 and (iii) when available, (A) the audited consolidated financial statements of UBI as of December 31, 1998 and for the three years then ended, and (B) the unaudited interim consolidated financial statements of UBI for each calendar quarter ending after December 31, 1998 and prior to the Closing Date.

            UBI Plan means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by UBI or UB for the benefit of any employee or director or former employee or former director of UBI or UB.

            UBI Regulatory Reports means the Annual Reports on Form Y-6, the quarterly reports on Form Y-9C and the Call Reports of UB, together with all accompanying schedules, filed by UBI or UB, as the case may be, with any Regulatory Authority, for each calendar quarter or year, beginning with the year ended December 31, 1996.

            UBI Shareholder Agreement means the Agreement referred to in
      Section 1.02(b), to be executed by the UBI directors, executive officers and 5% or more shareholders of UBI, the form of which is attached hereto as Exhibit C.

            Vermont Department means the Vermont Department of Banking, Insurance, Securities and Health Care Administration.

            VBL means the banking laws of the State of Vermont, codified in Title 8 of the Vermont Statutes Annotated.

                                ARTICLE VIII

                                MISCELLANEOUS

Section 8.01  Expenses

      Except as provided in Section 6.02(b) above, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated in this Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that UBI and CSBT each shall bear and pay 50% of all printing and mailing costs relating to the Registration Statement and the Proxy Statement.

Section 8.02  Entire Agreement

      This Agreement and the other Transaction Documents contain the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein. The terms and conditions of the Transaction Documents shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Nothing in this Agreement or in any of the other Transaction Documents, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities.

Section 8.03  No Third Party Beneficiaries

      Nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement except as reflected in Section 4.10 and 4.11.

Section 8.04  No Assignment

      No party hereto may assign any of its rights or obligations under this Agreement to any other person.

Section 8.05  Notices

      All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

      If to UBI:
      Mr. Kenneth D. Gibbons, President
      The Union Bank
      20 Main St., P.O. Box 667
      Morrisville, VT  05661-0667
      Facsimile No.: (802) 888-7697

      With a required copy to:
      Primmer & Piper, P.C.
      52 Summer St., PO Box 159
      St. Johnsbury, VT   05819
      Attention: Denise J. Deschenes, Esq.
      Facsimile No.: (802) 748-3976

      If to CSBT:
      Jerry S. Rowe, President
      Citizens Savings Bank & Trust Company
      61 Railroad Street, PO Box 219
      St. Johnsbury, Vermont   05819
      Facsimile No.: (802) 748-1183

      With a required copy to:
      Edward R. Zuccaro, Esq.
      Zuccaro, Willis & Bent
      P.O. Box 97, 87 Main Street
      St. Johnsbury, VT  05819
      Facsimile No.: (802) 748-1118

Section 8.06  No Employment Solicitation

      If this Agreement is terminated, the parties hereto agree that, for a period of one year subsequent to such termination (i) neither of the parties shall, without first obtaining the prior written consent of the other, directly or indirectly, actively solicit the employment of any current director, officer or employee of the other party and (ii) neither party will actively solicit business relationships with clients of the other party solely as a result of review of the information contemplated in Section 4.05 or otherwise.

Section 8.07  Captions

      The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 8.08  Counterparts

      This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 8.09  Governing Law

      This Agreement shall be governed by and construed in accordance with the laws of the State of Vermont.

Section 8.10  Construction and Interpretation

      This Agreement shall be deemed to have been prepared jointly by the parties hereto and any uncertainty or ambiguity existing herein shall not be interpreted against any party by reason of its drafting of this Agreement, but shall be interpreted according to the application of rules of interpretation for arms' length agreements.

Section 8.11  Effect of Investigations

      No investigation by the parties hereto made heretofore or hereafter, whether pursuant to this Agreement or otherwise shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation, subject, however, to Section 6.03 hereof.

Section 8.12  Severability

      Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or other remaining provisions of the Agreement.

Section 8.13  Amendment or Supplement

      Subject to the last sentence of this Section 8.12, this Agreement, the Plan of Merger and other Transaction Documents may be amended or supplemented at any time by mutual agreement of the parties hereto or thereto, as the case may be. Any such amendment or supplement must be in writing and approved by the respective Boards of Directors and/or officers authorized thereby. Notwithstanding the foregoing, after approval of this Agreement and the Merger by the shareholders of CSBT, no amendment shall be made to this Agreement or the Plan of Merger which reduces or modifies in any material respect the consideration to be received by the holders of CST Common Stock without the further approval of such shareholders.

      IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

Attest:                             UNION BANKSHARES, INC.

/s/ Peter M. Haslam, Secretary      By: /s/ Kenneth D. Gibbons
- --------------------------------      -------------------------
                                        Kenneth D. Gibbons,
(SEAL)                                  President and Chief Executive Officer

Attest:                             CITIZENS SAVINGS BANK AND TRUST COMPANY

/s/ Dennis J. Lamothe, Treasurer    By: /s/ Jerry S. Rowe
- --------------------------------        -----------------------
                                        Jerry S. Rowe
(SEAL)                                  President and Chief Executive Officer

                                                                   APPENDIX B

                        AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, (the "Plan of Merger") by and among Citizens Savings Bank and Trust Company, a Vermont-chartered commercial bank with principal offices in St. Johnsbury, Vermont ("CSBT") and Union Interim Bank, a newly-organized Vermont-chartered commercial bank ("Interim Bank"), and joined in by Union Bankshares, Inc., a Vermont corporation with principal offices in Morrisville, Vermont ("UBI").

This Plan of Merger is being entered into pursuant to an Affiliation Agreement by and between CSBT and UBI, dated as of February 16, 1999 (as amended and in effect from time to time, the "Agreement"). The Agreement provides for the affiliation of CSBT and UBI to be accomplished through the merger of Interim Bank, which is a wholly-owned subsidiary of UBI, with and into CSBT on the terms set forth below.

All capitalized terms (in their singular or plural forms, as applicable) used herein without definition are used with the meanings ascribed thereto in the Agreement.

In consideration of the premises, and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                                  ARTICLE I

                                 THE MERGER

1.01  Merger of Interim Bank into CSBT

      In accordance with the provisions of this Plan of Merger and the Vermont banking laws codified at Title 8 of the Vermont Statutes Annotated, [SECTION] [SECTION] 1 et seq. ("VBL"), at the Effective Time (as hereinafter defined),
(i) Interim Bank shall be merged with and into CSBT (the "Merger") under the Articles of Association (as amended and restated herein) and By-Laws of CSBT and (ii) the separate corporate existence of Interim Bank shall thereupon cease. In accordance with the provisions of Chapter 55, subchapter 5 of the VBL, CSBT shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the

"Continuing Bank") and shall continue its corporate existence and banking business at its main office, branch offices and other authorized business locations.

1.02  Effective Time; Conditions to the Merger

      If all of the conditions precedent set forth in Article V of the Agreement have been satisfied or waived, and this Plan of Merger has not heretofore been terminated under Section 3.01 hereof, a Certificate of Merger with respect to the Merger shall be prepared by Interim Bank and CSBT and filed by CSBT and recorded pursuant to [SECTION][SECTION] 1009 and 1010 of the VBL (the "Certificate of Merger"). The Merger shall become effective at, and the Effective Time shall be, the date and time specified in the Certificate of Merger (such date and time are referred to herein as the "Effective Time").

1.03  Authorized Capital Stock of Continuing Bank

      As of the Effective Time, the Continuing Bank shall be authorized to issue that number of shares of $1.00 par value voting common stock, which Interim Bank is authorized to issue immediately prior to the Effective Time.

1.04  Purposes and Powers of Continuing Bank

      As of the Effective Time, the purposes and powers of the Continuing Bank shall be as stated in the Articles of Association of the Continuing Bank attached hereto as Appendix A, and as otherwise provided by law from time to time for Vermont chartered commercial banks exercising full trust powers.

1.05  Effect of the Merger

      (a) Continuation of Rights, Franchises, etc. In accordance with Chapter 55, subchapter 5 of the VBL, at the Effective Time, the corporate existence of Interim Bank shall be merged into and continued in CSBT as the Continuing Bank. The business of the Continuing Bank shall be that of a commercial bank with full trust powers chartered under the laws of the State of Vermont and shall be conducted by the Continuing Bank at the main office of CSBT, located at 61 Railroad Street, St. Johnsbury, Vermont, and at CSBT's legally established branches, in St. Johnsbury and Lyndonville, and at other authorized locations. Such business shall be conducted by the Continuing Bank under the name "Citizens Savings Bank and Trust Company." All rights, assets, franchises, powers, privileges and interests of CSBT and Interim Bank in and to every type of tangible and intangible property (real, personal and mixed) and choses in action shall be deemed to be vested in the Continuing

Bank by virtue of the Merger without any deed or other instrument of transfer, and the Continuing Bank without any order or other action on the part of any court or otherwise, shall hold and enjoy all such rights, assets, franchises, powers, privileges, and property interests, including appointments, designations, nominations, and all other rights, interests and legal capacities, as principal, agent, trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, custodian, depositary, assignee, and every other fiduciary or other legal capacity, in the same manner and to the same extent as such rights, assets, franchises, powers, privileges and property interests were held or enjoyed by CSBT and Interim Bank immediately prior to the Effective Time.

      (b) Assumption of Liabilities. At the Effective Time, the Continuing Bank shall be deemed to have assumed and be liable for all liabilities and obligations of CSBT and Interim Bank. Without limiting the generality of the foregoing, all deposits, debts, liabilities, obligations, commitments, guarantees and contracts of CSBT and Interim Bank, matured or unmatured whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on the balance sheets, books of account or records of CSBT, shall become those of the Continuing Bank and shall not be released or impaired by the Merger, and all rights of creditors or obligees, and all liens on property, of CSBT and Interim Bank shall be preserved unimpaired.

      (c) Pending Actions or Proceedings. At the Effective Time, any action or proceeding, whether civil, criminal or administrative, pending by or against Interim Bank or CSBT shall be prosecuted as if the Merger had not taken place, and the Continuing Bank shall be deemed substituted for CSBT or Interim Bank, as the case may be, in such action or proceeding.

1.06  Further Assurances

      If, at any time after the Effective Time, the Continuing Bank shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Continuing Bank its right, title or interest in, to or under any of the rights, franchises, properties or assets of CSBT or Interim Bank to which the Continuing Bank has succeeded as a result of, or in connection with, the Merger or otherwise to carry out this Plan of Merger, the officers and directors of the Continuing Bank shall, and are hereby authorized to, execute and deliver, in the name and on behalf of CSBT and the Interim Bank or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of CSBT or the Interim Bank or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, franchises, properties or assets in the Continuing Bank, or otherwise carry out the purposes and intent of this Plan of Merger.

1.07  Articles of Association and By-Laws

      At the Effective Time, (i) the Articles of Association of the Continuing Bank shall be those of CSBT, but shall be deemed amended and restated by virtue of the Merger to read in full as set forth in Appendix A attached hereto, and (ii) the By-Laws of Interim Bank, as then in effect, shall become, without further action or writing, the By-Laws of the Continuing Bank, until thereafter amended as provided therein or by law.

1.08  Directors and Officers

      At the Effective Time, (i) the Board of Directors of the Continuing Bank shall consist of those persons comprising the Board of Directors of CSBT immediately prior to the Effective Time and, in addition, two individuals designated by UBI pursuant to Section 4.11of the Agreement and (ii) the officers of the Continuing Bank shall consist of those persons who were officers of CSBT immediately prior to the Effective Time, each to hold office in accordance with applicable law and the Articles of Association and By-Laws of the Continuing Bank.

                                 ARTICLE II

                            CONVERSION OF SHARES

2.01  Effect on Outstanding Shares.

      (a) CSBT Common Stock. (i) By virtue of the Merger, automatically and without any action on the part of the holder thereof, at the Effective Time, each share of common stock of CSBT, par value $1.00 per share ("CSBT Common Stock"), issued and outstanding immediately prior to the Effective Time (other than (A) shares of Dissenting CSBT Shareholders, as defined in Section 2.05 of this Plan of Merger, (B) any shares held directly or indirectly by UBI, except in a fiduciary capacity or in satisfaction of a debt previously contracted, and (C) any shares held as treasury stock) shall become and be converted into and exchanged for 6.5217 shares of the common stock of UBI, par value $2.00 per share ("UBI Common Stock"); provided, however, that UBI shall not be required to issue any fractional shares of UBI Common Stock, and in lieu thereof, shall make the cash payment specified in Section 2.03(c) of this Plan of Merger. The number of shares of UBI Common Stock into which each share of CSBT Common Stock shall be converted is sometimes referred to herein as the "Exchange Ratio."

      (ii) As of the Effective Time, each share of CSBT  Common Stock (if any)
(A) held either directly or indirectly by UBI or by Interim Bank (other than in a fiduciary capacity or in satisfaction of a debt previously contracted), or (B) held by CSBT as treasury stock, shall be cancelled, retired and cease to exist, and no payment shall be made with respect thereto.


      (b) Continuing Bank Common Stock. At the Effective Time, all shares of the $1.00 par value Common Stock of the Interim Bank that are issued and outstanding immediately prior to the Effective Time shall together become and be converted into 152,000 shares of the $1.00 par value Common Stock of the Continuing Bank.


      (c) UBI Common Stock. All shares of UBI Common Stock issued and outstanding immediately prior to the Effective Time (other than such shares (if any) held directly or indirectly by CSBT, except in fiduciary capacity or in satisfaction of a debt previously contracted) shall remain issued and outstanding upon consummation of the Merger.

2.02  Anti-Dilution

      In the event that, subsequent to the date of the Agreement but prior to the Effective Time, the outstanding shares of UBI Common Stock or CSBT Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in UBI's or CSBT's capitalization, as the case may be (a "Recapitalization"), then an appropriate and proportionate adjustment shall be made to the Exchange Ratio so that each holder of CSBT Common Stock shall receive under Section 2.01 hereof the number of shares of UBI Common Stock (except for fractional shares) that such holder would have held immediately following the Recapitalization if the Merger had occurred immediately prior to the Recapitalization or the record date therefor, as applicable. For purposes of this Section 2.02, the issuance of shares or securities by UBI in connection with (i) UBI acquiring for fair value directly or indirectly the stock or assets of any corporation, bank or other entity, and (ii) the exercise of employee stock options outstanding on the date hereof, shall not be deemed to be a "Recapitalization."

2.03  Exchange Procedures

      (a) Surrender of CSBT Stock Certificates. Certificates which immediately prior to the Effective Time represented outstanding shares of CSBT Common Stock ("CSBT Certificates") shall on and after the Effective Time be deemed for all purposes to represent the number of whole shares of UBI Common Stock and right to fractional share payment into which the shares of CSBT Common Stock represented by such certificate shall have been converted pursuant to this Section 2.01, or in the case of Dissenting CSBT Shareholders, the right to payment under [SECTION] 1006 of the VBL. CSBT Certificates shall be exchangeable by the holders thereof in the manner provided in the transmittal materials described below for new certificates representing the shares of UBI Common Stock for which such shares have been exchanged ("UBI Certificates"), together with a cash payment, without interest, for any fractional share.

      (b) Issuance of UBI Stock Certificates. As promptly as practicable after the Effective Time, the Exchange Agent shall send to each holder of record of shares of CSBT Common Stock outstanding at the Effective Time transmittal materials for use in exchanging the CSBT Certificates for UBI Certificates. Upon surrender of a CSBT Certificate, together with a duly executed letter of transmittal and any other required documents, the holder of such CSBT Certificate shall be entitled to receive, in exchange therefor, a UBI Certificate representing the number of whole shares of UBI Common Stock to which such holder is entitled pursuant to Section 2.01(a) hereof, together with the fractional share payment referred to in Section 2.03(c) below, and such CSBT Certificate shall forthwith be cancelled. No dividend or other distribution payable after the Effective Time with respect to UBI Common Stock shall be paid to the holder of any unsurrendered CSBT Certificate until the holder thereof surrenders such CSBT Certificate, at which time such holder shall receive all dividends and distributions, without interest thereon, previously payable with respect to UBI Common Stock but withheld from such holder pursuant hereto. After the Effective Time, there shall be no transfers on the stock transfer books (i) of CSBT of shares of CSBT Common Stock which were issued and outstanding at the Effective Time and converted pursuant to the provisions of this Article II, or (ii) of UBI as to shares of UBI Common Stock issuable in the Merger but for which UBI Certificates have not been issued due to the shareholder's failure to tender his or her CSBT Certificates for exchange in the Merger. If, after the Effective Time, CSBT Certificates are presented for transfer to the Continuing Bank, they shall be cancelled and exchanged for the whole shares of UBI Common Stock deliverable in respect thereof, and the fractional share payment, as determined in accordance with the provisions and procedures set forth in this Article II.

      (c) Cancellation of Fractional Shares. In lieu of the issuance of fractional shares of UBI Common Stock pursuant to Section 2.01 of this Plan of Merger, a cash payment, without interest, will be paid to the holders of CSBT Common Stock in respect of any fractional share of UBI Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to an amount in cash determined by multiplying such holder's fractional interest by $23.00. For purposes of determining whether, and in what amounts, a particular holder of CSBT Common Stock would be entitled to receive cash adjustments under this Section 2.03(c), shares of record held by such holder and represented by two or more CSBT Certificates shall be aggregated.

      (d) CSBT Certificates after the Merger. After the Effective Time, holders of CSBT Certificates shall cease to be, and shall have no rights as, shareholders of CSBT, other than to receive whole shares of UBI Common Stock into which such shares have been converted in the Merger and any fractional share payment pursuant to the provisions hereof. Notwithstanding the foregoing, neither UBI nor CSBT nor any other person shall be liable to any former holder of shares of CSBT Common Stock who fails to tender his or her CSBT Certificates for exchange, for any shares of UBI Common Stock or any dividends or distributions with respect thereto properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

      (e) Lost, Stolen or Destroyed CSBT Certificates. In the event any CSBT Certificate shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and as to the ownership of such CSBT Certificate by the person claiming such Certificate to be lost, stolen or destroyed, and the receipt by UBI of appropriate and customary indemnification, UBI will issue in exchange for such lost, stolen or destroyed CSBT Certificate a UBI Certificate representing whole shares of UBI Common Stock and shall tender the fractional share payment, if any, deliverable in respect thereof as determined in accordance with this Article II.

      (f) Certificates Issued in Different Names. If any UBI Certificate is to be issued in a name other than that in which the CSBT Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the CSBT Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer (including, but not limited to, that the signature of the transferor shall be properly guaranteed by a commercial bank, trust company, member firm of the NASD or other eligible guarantor institution), and that the person requesting such exchange shall pay to the Exchange Agent (as such term is defined in Section 2.04 hereof) in advance any transfer or other taxes required by reason of the issuance of a UBI Certificate in any name other than that of the registered holder of the CSBT Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or that no such tax is payable.

2.04  Exchange Agent

      Prior to the Effective Time, UBI shall appoint an agent (which may be its wholly-owned subsidiary, Union Bank) for the purpose of exchanging UBI Certificates for CSBT Certificates and remitting the cash payment in lieu of fractional shares as provided herein (the "Exchange Agent"). Promptly following consummation of the Merger, UBI shall issue and deliver to the Exchange Agent appropriate UBI Certificates representing the whole shares of UBI Common Stock issuable in the Merger and shall pay to the Exchange Agent such amount of cash as shall be required to be delivered to holders of shares of CSBT Common Stock in lieu of fractional shares of UBI Common Stock, as provided in this Article II.

2.05  Dissenters' Rights

      Any holder of CSBT Common Stock who (i) has voted against the Merger at the meeting of shareholders of CSBT called for the purpose of approving the Merger, and (ii) has given notice in writing to CSBT within five (5) days after such meeting that he or she dissents from the Merger, and that he or she wishes to exercise his or her rights of appraisal (a "Dissenting CSBT Shareholder"), shall be entitled to receive the value of his or her stock in cash, in accordance with the provisions of [SECTION] 1006 of the VBL.

                                 ARTICLE III

                          AMENDMENT AND TERMINATION

3.01  Termination

      Notwithstanding the approval and adoption of this Plan of Merger by the directors and shareholders of CSBT and UBI, this Plan of Merger shall terminate forthwith in the event that the Agreement shall have been terminated as therein provided. In the event of the termination of this Plan of Merger as provided above, this Plan of Merger shall forthwith become null and void and there shall be no liability on the part of any of the parties hereto, except as otherwise provided in the Agreement.

3.02  Amendment

      Subject to the last sentence of this Section 3.02, this Plan of Merger may be amended or supplemented at any time by mutual agreement of the parties hereto. Any such amendment must be in writing and approved by the parties' respective Boards of Directors and/or officers authorized thereby. Notwithstanding the foregoing, after approval of this Plan of Merger by the shareholders of CSBT, no amendment shall be made to the Plan of Merger which reduces or modifies in any material respect the consideration to be received by the holders of the CSBT Common Stock without the further approval of such shareholders.

                                 ARTICLE IV

                                MISCELLANEOUS

4.01  Construction and Interpretation

      In the event of any interpretational ambiguity, this Plan of Merger (i) shall be construed to the extent possible in a manner which effects fully the purposes and intent of the Agreement and (ii) shall be deemed to have been prepared jointly by the parties hereto and any uncertainty of ambiguity existing herein shall not be interpreted against any party by reason of its drafting of this Plan of Merger, but shall be interpreted according to the application of rules of interpretation for arms' length agreements.

4.02  Counterparts

      This Plan of Merger may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by both of the parties and delivered to each other.

4.03  Governing Law

      This Plan of Merger shall be governed by and construed in accordance with the laws of the State of Vermont.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed and delivered as a sealed instrument as of this ____ day of ___________, 1999.

Attest:                           UNION BANKSHARES, INC.

                                  By:
- ------------------------              ------------------------------------
Secretary                             Kenneth D. Gibbons,
(SEAL)                                President and Chief Executive Officer


Attest:                           CITIZENS SAVINGS BANK AND TRUST COMPANY

                                  By:
- ------------------------              ------------------------------------
Secretary                             Jerry S. Rowe
(SEAL)                                President and Chief Executive Officer


Attest:                           UNION INTERIM BANK (In Organization)

                                  By:
- ------------------------              ------------------------------------
Secretary                             Kenneth D. Gibbons, President
(SEAL)

                                                                   Appendix A
                                                                   ---------

                            AMENDED AND RESTATED
                           ARTICLES OF ASSOCIATION

                                     OF

                   CITIZENS SAVINGS BANK AND TRUST COMPANY

                                  ARTICLE I
                                    Name
                                    ----

The name of the corporation is Citizens Savings Bank and Trust Company (hereinafter called the "Bank").

                                 ARTICLE II
                     Initial Registered Office and Agent
                     -----------------------------------

The initial registered office of the Bank is located at 61 Railroad Street, Town of St. Johnsbury, County of Caledonia, State of Vermont, and its initial registered agent at such address is Jerry S. Rowe.

                                 ARTICLE III
                          Operating Year; Duration
                          ------------------------

The operating year shall be the calendar year and the period of duration shall be perpetual.

                                 ARTICLE IV
                                  Purposes
                                  --------

The purposes of the Bank are to carry on and conduct any lawful business or activity for which commercial banks and trust companies may be organized under the laws of the State of Vermont, as in effect from time to time. Without limiting the generality of the foregoing, such purposes shall include the following:

      1. To receive money on deposit or in trust, at such rate of interest and on such terms as may be agreed upon and as otherwise permitted by law, and to transact a general banking business;

      2. To act as executor of a will, codicil or writing testamentary, as administrator with will annexed, as administrator of a person deceased, as receiver, as assignee, as custodian, trustee or as guardian, and to accept and execute all trusts of every description, not inconsistent with the laws of this state, which may be committed to it by any person or corporation, or by orders of any court of competent jurisdiction; and, for these purposes, to take and accept any grant, assignment, transfer, deposit, devise or bequest, of real or personal estate, and hold the same on such terms as may be declared, established, agreed upon, or imposed by law; and to act in any and all capacities, and to exercise any and all powers, as may be vested in corporate fiduciaries under applicable provisions of law;

      3. To act as agent for the management of any property, real or personal, and for the collection of rents, interest and other income;

      4. To accept deposits where public officers or municipal or private corporations are permitted by law to deposit money in a bank; and such deposits may be made by such officers or corporations;

      5. To extend secured and unsecured credit on such terms and conditions as the Bank deems advisable and as may be permitted by law, and to issue letters of credit and guarantees and other contingent credit obligations;

      6. To act as agent for the purpose of registering or transferring the certificates of stock, bonds or other evidences of indebtedness of any corporation, municipality, state, or public authority; and for collection of dividends or interest on the same; and

      7. To carry on the business of a safe-deposit company with all powers necessary or proper for that purpose.

                                  ARTICLE V
                                Capital Stock
                                -------------

The Bank shall have authority to issue 304,000 shares of nonassessable common stock, $1.00 par value per share. Each holder of common stock of the Bank shall be entitled to one vote per share held on all matters to come before the shareholders.

                                 ARTICLE VI
                             Board of Directors
                             ------------------

The Board of Directors of the Bank shall consist of not less than seven nor more than eleven individuals, the exact number to be fixed from time to time by vote of the shareholders or by resolution of the Board of Directors. Directors of the Bank shall be elected annually by the shareholders.

                                                                APPENDIX C

                                                          __________, 1999

The Board of Directors
Union Bankshares Inc.
Main Street
Morrisville, Vermont 05661


SUBJECT: Financial Evaluation Regarding the Fairness, From a Financial Point of View, of the Conversion of Stock Pursuant to a Proposed Merger Between Union Interim Bank (a to be created subsidiary of Union Bankshares, Inc.) and Citizens Savings Bank & Trust Company

To the Members of the Board of Directors:

You have retained Bank Analysis Center, Inc. ("Bank Analysis") for the purpose of rendering a financial evaluation concerning the fairness, from a financial point of view, to the shareholders of Union Bankshares, Inc. ("Union"), of the financial terms of a plan of merger (the "Merger"), between Union Interim Bank, a newly-created merger subsidiary of Union, and Citizens Savings Bank and Trust Company ("Citizens"). The Merger proposes the conversion of Citizens common stock ($1.00 par value) into shares of Union common stock ($2.00 par value) at a conversion ratio of
6.5217 shares of Union common stock for each share of the common stock of Citizens.

In connection with providing Union with an opinion of fairness with respect to the Merger consideration, from a financial point of view, Bank Analysis has examined and relied upon, among other things: (1) certain financial reports filed with the Federal Deposit Insurance Corporation by Union and Citizens for the quarter ended March 31, 1999 and for the three calendar years ended December 31, 1998 and (2) annual reports to shareholders for the two calendar years ended December 31, 1998. In addition, Bank Analysis has relied upon and examined (3) recent merger or comparable transactions between other banking institutions, (4) stock market trends of the banking industry on a state-wide and national basis, (5) various financial and other information developed by Bank Analysis or supplied to Bank Analysis by senior management of both Union and Citizens, including (5a) the 1999 operating budgets and future year financial projections of Union and Citizens, and (5b) various schedules of non-performing assets and (5c) certain policies and procedures including asset/liability management and loan policies, and (6) the results of discussions and information provided to Bank Analysis by senior management and members of the Board of

Union Bankshares Inc.
Fairness Opinion
_________________, 1999

Directors of Union relating to the respective management, operating history, and current and future business prospects of both Union and Citizens. Bank Analysis (7) has also considered the current financial condition and operating performance of Union and Citizens and the projected financial condition and operating performance of Union and Citizens and
(8) has reviewed the Affiliation Agreement and its Exhibits (together, the "Agreement").

In determining the fairness of the proposed conversion ratio, from a financial point of view, to the shareholders of Union, Bank Analysis has based its evaluation on certain generally accepted principles of investment analysis customary in the investment banking and consulting professions as applied to the banking industry.

In conducting its review and arriving at its opinion, Bank Analysis has a relied upon the accuracy and completeness of the financial and other information provided to it. Bank Analysis has not attempted to verify such information beyond reviewing the information mentioned above. Further Bank Analysis has not verified, appraised, or otherwise evaluated the assets and liabilities of Union or Citizens. Bank Analysis assumes no responsibility for the accuracy and completeness of the financial information and other information it has relied upon.

In reliance upon and subject to the foregoing, Bank Analysis is of the opinion that, as of the date hereof and based upon the terms of the Agreement, the conversion ratio is fair, from a financial point of view, to the current shareholders of Union. In rendering this fairness opinion, Bank Analysis has evaluated, (1) the relative nominal and tangible capital contributions of both Union and Citizens to the proposed Merger, (2) the relative contributions of current and projected net earnings of Union and Citizens, (3) the price paid per share of common stock by Union to Citizens and (4) the probable future market performance of the common stock of both Union and Citizens.

This opinion does not represent investment advice or a recommendation to the current shareholders of Union or any other party regarding the valuation of the common shares of Union or Citizens for potential purchase as an investment.

We hereby consent to the inclusion of this opinion letter as Appendix C to the Joint Proxy Statement/ Prospectus of Union and Citizens included in Union's Registration Statement on Form S-4 and to all references to our firm and such opinion in the Joint Proxy Statement/ Prospectus.

Sincerely yours,


Bank Analysis Center Inc.

                                                                APPENDIX D


____________, 1999


Board of Directors
Citizens Savings Bank & Trust Company
364 Railroad Street
St. Johnsbury, VT   05819-1610

Members of the Board:

      You have requested our opinion as to the fairness to the stockholders of Citizens Savings Bank & Trust Company, St. Johnsbury, Vermont ("Citizens"), from a financial point of view, of the terms of the Proposed Merger Plan (the "Merger") of Citizens with Union Interim Bank, a newly-created merger subsidiary of Union Bankshares, Inc. ("Union"), a Vermont corporation. Shareholders of Citizens who do not exercise their right to dissent will receive the per share merger consideration which will be payable in common stock of Union. The conversion ratio will be 6.5217 shares of Union common stock for each share of Citizens common stock.

      In connection with its opinion, HAS, among other things: (1) reviewed Citizens' Annual Reports and related audited financial information for the three fiscal years ended December 31, 1998; (2) reviewed Union's Annual Reports and related audited financial information for the three fiscal years ended December 31, 1998; (3) reviewed certain limited financial information relating to the respective businesses, earnings, assets and prospects of Citizens and Union furnished to HAS by senior management of Citizens and Union as well as projected cost savings and related expenses expected to result from the Merger furnished to it by senior management of Citizens and Union; (4) conducted certain limited discussions with members of senior management of Citizens and Union concerning the respective businesses, financial condition, earnings, assets, liabilities, operations, regulatory condition, contingencies and prospects of Citizens and Union and their respective views as to the future financial performance of Citizens, Union and the Combined Company, as the case may be, following the Merger; (5) reviewed the historical market prices and trading activity for Citizens and Union Common Stock and compared them with that of certain publicly traded companies which HAS deemed to be relevant; (6) compared the respective results of operations of Citizens and Union with those of certain companies which HAS deemed to be relevant; (7) compared the proposed financial terms of the Merger contemplated by the Agreement with the financial terms of certain other mergers and acquisitions which HAS deemed to be relevant; (8) reviewed the

Board of Directors
Citizens Savings Bank & Trust Company      -2-                   _______, 1999

amount and timing of the expected savings following the Merger as prepared, and discussed with it; (9) considered, based upon information provided by Union's senior management, the pro forma impact of the Merger on the earnings and book value per share, consolidated capitalization and certain balance sheet and profitability ratios of Union; (10) reviewed the Agreement; and (11) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as HAS deemed necessary.

      In conducting its review and arriving at its opinion, HAS relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available, and HAS did not attempt to verify such information independently or undertake an independent appraisal of the assets and liabilities of Citizens. HAS relied upon the accuracy and opinion of the audit reports prepared by the independent accountants of Citizens and Union. HAS assumes no responsibility for the accuracy and completeness of the financial and other information relied upon.

      We have acted as financial advisor to the Board of Citizens in connection with the Merger and will receive a fee for this service.

      In reliance upon and subject to the foregoing, it is our opinion that, as of the date hereof, the per share merger consideration to be received by the shareholders of Citizens and the financial terms of the Merger are fair, from a financial point of view, to the current shareholders of Citizens.

      This letter is furnished to you in connection with the Merger and we consent to its inclusion in Union's Registration Statement on Form S-4 and in the Joint Proxy Statement/ Prospectus contained therein, and to all references to our firm or this opinion contained in such Joint Proxy
Statement/Prospectus.

Sincerely,


HAS Associates, Inc.

                                                                   APPENDIX E

                       DISSENTERS' RIGHTS OF APPRAISAL
                        TEXT OF 8 V.S.A. SECTION 1006

1006.  Issue of stock after merger; dissenting stockholders

      (a) Whenever any bank having capital stock enters into any merger, the amendment to the articles by contract of merger may provide for the issuance of new stock of the surviving bank, or of any other corporation, in exchange for outstanding stock of any or all classes of any bank which is a party to the merger. That stock may be either common or preferred, and with or without par value.

      (b) No dissenting stockholder may be compelled to accept new stock in exchange for the stock owned by him but shall be entitled to receive the value of his stock in cash, if demanded within five days of the stockholders' vote authorizing the merger. That value may be fixed by agreement approved by the commissioner. In case of disagreement, or the failure of the commissioner to approve, any such dissenting stockholder may have the value of his stock fixed upon application to the superior court within and for the county where the bank issuing the stock has its principal place of business. For this and other purposes of this section, the examination last previously made under the direction of the commissioner shall be prima facie evidence of the value of the assets, the amount of liabilities and the value of the stock, but this presumption shall not prevent any other valuation by agreement or upon evidence presented in court.

      (c) A stockholder who has received value for his stock, as hereinbefore provided, shall surrender the stock to the corporation. Thereupon, the board of directors or trustees shall provide either for the cancellation of the stock or for the issuance of a certificate in exchange and the sale of the new stock at an amount not less than that paid to the dissenting stockholder on account of the stock so exchanged.

                                   PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

Statutory Provisions. The Vermont Business Corporation Act, codified at Title 11A of the Vermont Statutes Annotated ("VBCA"), permits a corporation to indemnify a director, officer, employee or agent of the corporation against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in that capacity if: (1) the indemnitee conducted himself or herself in good faith, (2) the indemnitee reasonably believed that his or her conduct, in an official capacity with the corporation, was in the best interests of the corporation and, in all other cases, the conduct was at least not opposed to its best interests, and (3) in a proceeding brought by a governmental entity, the indemnitee had no reasonable cause to believe his or her conduct was unlawful, and the indemnitee is not finally found to have engaged in a reckless or intentional unlawful act. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre is not, of itself, determinative that the indemnitee did not meet the standard of conduct necessary for indemnification.

Notwithstanding the foregoing, a corporation may not indemnify a person if he or she was adjudged liable: (a) to the corporation in a proceeding by or in the right of a corporation, or (b) on the basis that a personal benefit was improperly received by the individual in a proceeding charging improper personal benefit to the individual. In addition, the VBCA provides that, unless limited in a corporation's charter, a corporation shall indemnify its directors and officers who are wholly successful, on the merits or otherwise, in the defense of any proceeding to which they are parties by reason of their service in those capacities, against reasonable expenses incurred in connection with the proceeding. The Amended and Restated Articles of Association of Union Bankshares, Inc. do not contain any such limitation on the statutory right to indemnification.

Charter Provisions. The VBCA permits the charter of a Vermont corporation to include a provision eliminating or limiting the liability of a director to the corporation or its shareholders for money damages for any action taken, or any failure to take any action, solely as a director, based on a failure to discharge his or her duties, except for (i) the amount of a financial benefit received by a director to which the director is not entitled; (ii) an intentional or reckless infliction of harm on the corporation or the shareholders; (iii) voting for or assenting to an unlawful distribution or
(iv) an intentional or reckless criminal act. The Amended and Restated Articles of Association of Union Bankshares, Inc. do contain such a liability limitation.

By-Law Provisions. The By-Laws of Union Bankshares, Inc. contain the following provisions regarding indemnification of directors, officers, employees and agents:

                        INDEMNIFICATION AND INSURANCE
                        -----------------------------

            Section 1. Indemnification Policy. The Corporation shall indemnify its directors, and, by affirmative vote of a majority of its directors, may indemnify its officers, employees and agents, against any liability incurred by any of them in their capacity as such, to the full extent permitted by the laws of Vermont, in accordance with the following provisions.

            Section 2. Third Party Suits. The Corporation shall indemnify any director and may indemnify any other person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (other than by action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a pleas of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

            Section 3. Derivative Actions. The Corporation shall indemnify any director and may indemnify any other person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

            Section 4. Payment in Advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article VIII.

            Section 5. Non-exclusivity. The indemnification provided by this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall insure to the benefit of the heirs, executors and administrators of such person.

            Section 6. Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VIII.

Directors' and Officers' Liability Insurance. As permitted by the VBCA, Union Bankshares, Inc. maintains directors' and officers' liability insurance in amounts and on terms which the Board of Directors deems reasonable. In the ordinary course of business, the Union Bankshares Board of Directors regularly reviews the scope and adequacy of such insurance coverage.

Item 21.  Exhibits and Financial Statement Schedules

(a)  The following exhibits are filed herewith:

EXHIBIT
NUMBER                                DESCRIPTION
- -------                               -----------

2.1 -- Affiliation Agreement, dated as of February 16, 1999, by and between Union Bankshares, Inc. and Citizens Savings Bank and Trust Company, attached as Appendix A to the Joint Proxy Statement/Prospectus included in Part I of this Registration Statement.

2.2 -- Form of Agreement and Plan of Merger by and between Union Interim Bank and Citizens Savings Bank and Trust Company, and joined in by Union Bankshares, Inc., attached as Appendix B to the Joint Proxy Statement/Prospectus included in Part I of this Registration Statement.


3.1 --      Amended and Restated Articles of Association of Union
            Bankshares, Inc. (as of May 7, 1997).*

3.2 -- Amendment filed May 19, 1998 to Amended and Restated Articles of Association of Union Bankshares, Inc., adding new sections 8 and 9.*

3.3 --      By-laws of Union Bankshares, Inc., as amended.*

5.1 -- Opinion of Primmer & Piper, P.C. (with respect to the validity of the Common Stock to be issued hereunder).**


8.1 -- Opinion of A.M. Peisch & Co. addressed to Union (with respect to certain tax matters).*

8.2 -- Opinion of A.M. Peisch & Co. addressed to Citizens (with respect to certain tax matters).*


10.1 -- Union Bankshares, Inc. Shareholder Agreement, dated as of February 16, 1999, among Union Bankshares, Inc., Citizens Savings Bank and Trust Company, and certain shareholders of Citizens Savings Bank and Trust Company named therein.*

10.2 -- Citizens Savings Bank and Trust Company Shareholder Agreement, dated as of February 16, 1999, among Citizens Savings Bank and Trust Company, Union Bankshares, Inc., and certain shareholders of Union Bankshares, Inc. named therein.*

10.3 -- Stock Registration Agreement, dated as of February 16, 1999, among Union Bankshares, Inc., Genevieve L. Hovey, individually and as

            Trustee of the Genevieve L. Hovey Trust (U.A. dated 8/22/89), and Franklin G. Hovey, II, individually.*

10.4 -- 1998 Incentive Stock Option Plan of Union Bankshares, Inc. and Subsidiary.*

10.5 --     Form of Union Bankshares, Inc. Deferred Compensation Plan and
            Agreement.*

23.1 -- Consent of HAS Associates, Inc. (included in Appendix D to the Joint Proxy Statement/Prospectus included in Part I of this Registration Statement).*

23.2 -- Consent of Bank Analysis Center, Inc. (included in Appendix C to the Joint Proxy Statement/Prospectus included in Part I of this Registration Statement).*

23.3 -- Consent of Primmer & Piper, P.C. (included in Exhibit 5.1 to this Registration Statement).**


23.4 -- Consent of A.M. Peisch & Co. (included in Exhibits 8.1 and 8.2 to this Registration Statement).*


23.5 --     Consent of A.M. Peisch & Co. (with respect to Union Bankshares,
            Inc.)**

23.6 -- Consent of A.M. Peisch & Co. (with respect to Citizens Savings Bank and Trust Company).**

23.7 -- Consent of William T. Costa, designee for appointment to the Board of Directors of Union Bankshares, Inc.*

23.8 -- Consent of Franklin G. Hovey, II, designee for appointment to the Board of Directors of Union Bankshares, Inc.*

23.9 -- Consent of Jerry S. Rowe, designee for appointment to the Board of Directors of Union Bankshares, Inc.*

24.1 --     Power of Attorney.*


99.1 -- Form of Proxy for Special Meeting of Shareholders of Union Bankshares, Inc.*

99.2 -- Form of Proxy for Special Meeting of Shareholders of Citizens Savings Bank and Trust Company.*


- -------------------
*     Previously filed.
**    Replaces previously filed exhibit.


(b) No separate financial statement schedules are filed as exhibits to this Registration Statement. All information required in such schedules is contained in the financial statements and related notes attached to the Joint Proxy
Statement/Prospectus included in Part I of this Registration Statement.

(c) No separate fairness opinions are filed as exhibits to this Registration Statement. Both such opinions are attached as annexes to the Joint Proxy Statement/Prospectus included in Part I of this Registration Statement.

Item 22.  Undertakings

(a)   The undersigned registrant hereby undertakes as follows:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)   The undersigned registrant hereby undertakes that every prospectus
(i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Sections 10(a)(3) of the Securities Act and is used in connection with the offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                 SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Morrisville, State of Vermont, on September 28, 1999.


                                       UNION BANKSHARES, INC.



                                       By: /s/ Kenneth D. Gibbons
                                           ----------------------
                                               Kenneth D. Gibbons, President
                                                and Chief Executive Officer


Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Form S-4 Registration Statement has been signed by the following persons in the capacities indicated on the 28th day of September, 1999.


Signature                   Title
- ---------                   -----


/s/ Kenneth D. Gibbons      President,
- -------------------------   Chief Executive Officer
Kenneth D. Gibbons          and Director


/s/ Cynthia D. Borck*       Vice President and Director
- -------------------------
Cynthia D. Borck


/s/ Marsha A. Mongeon*      Vice President, Chief Financial Officer and
- -------------------------   Treasurer (Principal Financial and Accounting
Marsha A. Mongeon           Officer)


/s/ Oscar E. Churchill*     Director
- -------------------------
Oscar E. Churchill


/s/ Peter M. Haslam*        Director
- -------------------------
Peter M. Haslam


/s/ William F. Kinney*      Director
- -------------------------
William F. Kinney

Signature                   Title
- ---------                   -----


/s/ Richard C. Marron*      Director
- -------------------------
Richard C. Marron


/s/ Robert P. Rollins*      Director
- -------------------------
Robert P. Rollins


/s/ Richard C. Sargent*     Director
- -------------------------
Richard C. Sargent


/s/ Walter M. Sargent*      Director
- -------------------------
Walter M. Sargent


W. Arlen Smith *            Director
- -------------------------
W. Arlen Smith

[FN]
- --------------------
* By Kenneth D. Gibbons, attorney-in-fact, pursuant to Power of Attorney dated as of June 16, 1999 (Exhibit 24.1 to this Registration Statement).